                                                File Pursuant To Rule 424(b)(3)
                                                    Registration No. 333-93507


                         MEGABANK FINANCIAL CORPORATION

                         SPECIAL MEETING OF SHAREHOLDERS

Dear Shareholder:

         On behalf of the Board of Directors and Management of MegaBank Financial Corporation ("MegaBank"), I cordially invite you to attend a Special Meeting of Shareholders to be held on March 2, 2000 at 9:00 a.m., local time at MegaBank's offices located at 8100 Arapahoe Road, Englewood, Colorado.

         At the special meeting you will be asked to vote on the proposed merger of Compass Acquisition, Inc., a wholly-owned subsidiary of Compass Bancshares, Inc. ("Compass"), with and into MegaBank. If the merger is completed, Compass will issue (1) 3,370,000 shares of Compass common stock to the shareholders of MegaBank and (2) up to 150,000 shares of Compass common stock to the members of Osage 3734 LLC, 1996 Newton LLC and Nagrom LLC, affiliates of MegaBank.

         YOU ARE NOT BEING ASKED TO VOTE ON THE ACQUISITIONS OF OSAGE 3734 LLC, 1996 NEWTON LLC AND NAGROM LLC BY COMPASS. HOWEVER, THE ACQUISITIONS OF OSAGE 3734 LLC, 1996 NEWTON LLC AND NAGROM LLC WILL NOT OCCUR IF THE MEGABANK MERGER IS NOT APPROVED.

         THE BOARD OF DIRECTORS OF MEGABANK HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF MEGABANK AND ITS SHAREHOLDERS AND HAS APPROVED THE MERGER AGREEMENT. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER AND MERGER AGREEMENT AT THE SPECIAL MEETING.

         The accompanying document provides you with detailed information about the proposed merger. In addition, you may obtain information about Compass and MegaBank from documents filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully before you decide how you wish to vote.

         Whether or not you plan to attend the Special Meeting, please complete and mail the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the MegaBank merger and the related merger agreement. If you fail to return your card, the effect will be a vote against the foregoing matters. YOUR VOTE IS VERY IMPORTANT.

         On behalf of the Board of Directors, I thank you for your support and urge you to vote "for" approval and adoption of the MegaBank merger and the related merger agreement.

                                          Very truly yours,



                                          Thomas R. Kowalski
                                          Chairman of the Board

                         MEGABANK FINANCIAL CORPORATION
          8100 EAST ARAPAHOE ROAD, SUITE 214, ENGLEWOOD, COLORADO 80112


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MARCH 2, 2000


To the Shareholders of MegaBank Financial Corporation:

     A Special Meeting of the holders of common stock of MegaBank Financial Corporation, a Colorado corporation ("MegaBank"), will be held at 9:00 a.m. local time, on March 2, 2000, at the corporate offices of MegaBank located at 8100 East Arapahoe Road, Englewood, Colorado 80112. At the Special Meeting, the holders of MegaBank common stock will consider and vote upon:

     1. A proposal to approve and adopt the Agreement and Plan of Merger (the "Merger Agreement") dated as of November 4, 1999, as amended, by and among Compass Bancshares, Inc., a Delaware corporation ("Compass"), Compass Acquisition, Inc., a Colorado corporation and wholly owned subsidiary of Compass ("Merger Sub"), and MegaBank, providing for, among other things, the merger ("Merger") of Merger Sub with and into MegaBank and, in connection therewith, the receipt by the holders of MegaBank common stock of shares of Compass common stock; and

     2. Such other business as may properly come before the Special Meeting or any adjournments thereof.

     The Board of Directors of MegaBank has fixed the close of business on January 14, 2000 as the record date for determining which shareholders are entitled to notice of, and to vote at, the Special Meeting or any adjournments thereof. Complete lists of such shareholders will be available for examination at the offices of MegaBank during normal business hours by any holder of MegaBank common stock, for any purpose relevant to the Special Meeting, beginning January 26, 2000.

     THE BOARD OF DIRECTORS OF MEGABANK UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AND THE RELATED MERGER AGREEMENT. The affirmative vote of the holders of two-thirds of the outstanding shares of MegaBank common stock entitled to vote thereon is required to approve the Merger and the Merger Agreement. If you fail to vote, the effect will be a vote against the Merger and the Merger Agreement.

     Holders of MegaBank common stock, even if they expect to be present at the Special Meeting, are requested to sign, vote and date the enclosed proxy and return it promptly in the enclosed envelope. Any shareholder giving a proxy has the power to revoke it at any time prior to the Special Meeting. Shareholders who are present at the Special Meeting may withdraw their proxies and vote in person.

                                 By order of the Board of Directors,



                                 Susan A. Putland
                                 Corporate Secretary


Englewood, Colorado
January 21, 2000


            DATED JANUARY 21, 2000 AND FIRST MAILED TO SHAREHOLDERS
                         ON OR ABOUT JANUARY 28, 2000.

MEGABANK FINANCIAL CORPORATION                          COMPASS BANCSHARES, INC.
       PROXY STATEMENT                                         PROSPECTUS



                  This document is being sent to you by the Board of Directors of MegaBank Financial Corporation. The Board is asking for proxies to be voted at the Special Meeting of shareholders to be held at 9:00 a.m. local time, on Thursday, March 2, 2000 at the offices of MegaBank at 8100 Arapahoe Road, Englewood, Colorado 80112.

                  At the Special Meeting, you will vote on the merger of MegaBank and Compass Bancshares. In the merger, MegaBank shareholders will get a total of 3,370,000 shares of Compass common stock in exchange for their shares of MegaBank common stock. This means that for each share of MegaBank stock you own, you will get approximately 0.426 shares of Compass common stock. After the merger, MegaBank will be subsidiary of Compass.

                  Compass common stock and MegaBank common stock are publicly traded in the over-the-counter market and quoted on the Nasdaq National Market System. Compass' trading symbol is "CBSS" and MegaBank's trading symbol is "MBFC."



            CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 9.



NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS EITHER APPROVED OR DISAPPROVED OF THE COMPASS COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF COMPASS COMMON STOCK OFFERED BY THIS DOCUMENT ARE NOT SAVINGS ACCOUNTS OR BANK DEPOSITS, ARE NOT OBLIGATIONS OF OR GUARANTEED BY ANY BANKING OR NON-BANKING AFFILIATE OF COMPASS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

      DATED JANUARY 21, 2000 AND FIRST MAILED TO SHAREHOLDERS ON OR ABOUT
                               JANUARY 28, 2000.

                                TABLE OF CONTENTS


WHERE YOU CAN FIND MORE INFORMATION................................            1
SUMMARY............................................................            2
SELECTED FINANCIAL DATA............................................            6
MARKET PRICES......................................................            8
RISK FACTORS.......................................................            9
THE MEGABANK SPECIAL MEETING.......................................           10
    General........................................................           10
    Matters to be Considered.......................................           10
    Record Date; Shares Entitled to Vote; Quorum...................           10
    Votes Required; Voting and Revocation of Proxies,
      Effect of Abstention;  Non-Votes.............................           10
    Solicitation of Proxies........................................           10
MERGER WITH MEGABANK...............................................           11
    General........................................................           11
    Background and Reasons for the Merger..........................           12
    Opinion of Advisors............................................           13
      Financial Opinion of Hovde Financial, Inc....................           13
      Financial Opinion of Howe Barnes Investments, Inc............           16
    Operations after the Merger....................................           19
    Other Terms and Conditions.....................................           19
    Modification of Structure......................................           22
    No Solicitation................................................           22
    Empire Title & Escrow Corporation..............................           23
    Exercise of Convertible Securities.............................           23
    Additional Agreements..........................................           23
      Voting Agreement and Irrevocable Proxy.......................           23
      Employment Agreements........................................           23
      Pooling Transfer Restrictions Agreements.....................           23
      LLC Merger Agreements........................................           24
    Business Pending Effective Time................................           24
    Amendment......................................................           24
    Termination....................................................           24
    Exchange of Shares.............................................           26
    Dissenters' Rights.............................................           26
    Federal Income Tax Consequences................................           27
    Accounting Treatment...........................................           28
GOVERNMENT APPROVALS...............................................           29
SUPERVISION AND REGULATION.........................................           29
    General........................................................           29
    Compass........................................................           29
    The Subsidiary Banks...........................................           31
    Other..........................................................           32
DESCRIPTION OF COMPASS COMMON AND PREFERRED STOCK..................           33
    Compass Common Stock...........................................           33
      Dividends....................................................           33
      Preemptive Rights............................................           33
      Voting Rights................................................           33
      Liquidation..................................................           34
    Compass Preferred Stock........................................           34
COMPARISON OF RIGHTS OF SHAREHOLDERS OF MEGABANK AND COMPASS.......           34
    Charter and Bylaw Provisions Affecting Compass Stock...........           34
    Certain Differences Between the Corporation Laws of
        Colorado and Delaware and Corresponding Charter
        and Bylaw Provisions.......................................           34
      Merger.......................................................           34
      Appraisal Rights.............................................           35
      Special Meetings.............................................           36
      Actions Without a Meeting....................................           36
      Election of Directors........................................           36
      Voting on Other Matters......................................           36
      Preemptive Rights............................................           36
      Dividends And Repurchases Of Shares..........................           37
      Liquidation Rights...........................................           37
      Limitation Of Liability and Indemnification..................           37
      Removal Of Directors.........................................           38
      Inspection of Books and Records..............................           38
      Antitakeover Provisions......................................           38
RESALE OF COMPASS STOCK............................................           39
INFORMATION ABOUT COMPASS..........................................           39
    Incorporation of Certain Documents by Reference................           39
    Interests of Certain Persons...................................           39
    Recent Developments............................................           39
INFORMATION ABOUT MEGABANK.........................................           40
    Services, Employees and Loans..................................           40
    Competition....................................................           40
    Properties.....................................................           40
    Legal Proceedings..............................................           42
    Beneficial Ownership of MegaBank Common Stock
      by MegaBank Management and Principal Shareholders............           42
    Management's Discussion and Analysis of Financial
      Condition and Results of Operations of MegaBank..............           43
    Results of Operations..........................................           44
      Net Interest Income..........................................           44
      Other Income.................................................           47
      Other Expenses...............................................           48
      Federal Income Tax...........................................           48
    Financial Condition............................................           48
      Loan Portfolio Composition...................................           48
      Loan Maturities..............................................           49
      Nonperforming Loans..........................................           50
      Analysis of Allowance for Loan Losses........................           51
      Investments..................................................           53
      Investment Maturities and Yield..............................           54
      Deposits.....................................................           54
      FHLB Borrowings..............................................           56
    Capital Resources..............................................           56
    Liquidity......................................................           57
      Sources of Liquidity.........................................           57
      Asset/Liability Management...................................           57
    Effects of Inflation and Changing Prices.......................           58
    Year 2000 Compliance...........................................           59
    Interests of Certain Persons...................................           59
      LLC Mergers..................................................           59
      Employment Agreements........................................           60
      Indemnification..............................................           60
RELATIONSHIPS WITH INDEPENDENT ACCOUNTANTS.........................           60
EXPERTS............................................................           61
LEGAL OPINIONS.....................................................           61
INDEMNIFICATION....................................................           61
OTHER MATTERS......................................................           61

Appendix I    Agreement and Plan of Merger between Compass and MegaBank dated
              November 4, 1999, as amended

Appendix II   Opinion of Hovde Financial, Inc.

Appendix III  Opinion of Howe Barnes Investments, Inc.

                       WHERE YOU CAN FIND MORE INFORMATION

         Compass and MegaBank file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that the companies file at the Commission's public reference room in Washington, D.C. at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms.

         Compass' and MegaBank's public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the Commission at "http://www.sec.gov."

         Compass has filed the registration statement to register with the Commission the shares of Compass common stock to be issued to MegaBank shareholders in the merger. This document is a part of the registration statement and constitutes a prospectus of Compass and a proxy statement of MegaBank for the Special Meeting.

         Compass common stock and MegaBank common stock are traded on the Nasdaq Stock Market under the symbols "CBSS" and "MBFC," respectively. Documents filed by Compass and MegaBank also can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         As allowed by Commission rules, this document does not contain all the information that shareholders can find in the registration statement or the exhibits to the registration statement.

         The Commission allows Compass to "incorporate by reference" information into this document, which means that Compass can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in the document. This document incorporates by reference other documents which are listed below that Compass has previously filed with the Commission. The documents contain important information about its business and financial condition that is not included in or delivered with this document.

         Compass Filings (File No. 0-6032):

         - Compass' Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

         - Compass' Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

         -        Compass' Current Report on Form 8-K dated March 25, 1999;

         -        Compass' Current Report on Form 8-K dated August 23, 1999;

         - Compass' Proxy Statement dated March 30, 1999, relating to its annual meeting of shareholders held on April 26, 1999; and

         - The description of Compass common stock contained in its Proxy Statement dated April 16, 1982 relating to its Annual Meeting held May 17, 1982.

         Compass incorporates by reference additional documents that it might file with the Commission between the date of this document and the date of the Special Meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

         Compass has supplied all information contained or incorporated by reference in this document relating to Compass and MegaBank has supplied all information contained in this document relating to MegaBank.

         COPIES OF ANY OF THE DOCUMENTS INCORPORATED BY REFERENCE BY COMPASS (EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED THEREIN) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST FROM ED BILEK AT 15 SOUTH 20TH STREET, BIRMINGHAM, ALABAMA 35233 (TELEPHONE NO. (205) 558-5740). TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY THURSDAY, FEBRUARY 17, 2000.

         You should rely only on the information contained or incorporated by reference in this document in determining how to vote your shares at the Special Meeting. Compass and MegaBank have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated January 21, 2000. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to shareholders nor the issuance of Compass' common stock in the merger shall create any implication to the contrary.


                                       1
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                                     SUMMARY

         This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the Appendices, and the other documents we have referred you to. For more information about Compass and MegaBank, see "WHERE YOU CAN FIND MORE INFORMATION."


                              PARTIES TO THE MERGER

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COMPASS BANCSHARES, INC......................  Compass is a Delaware corporation which was organized in 1970.  It is a bank holding company registered with the Board of Governors of the
                                               Federal Reserve System under the Bank Holding Company Act.  Most of
                                               Compass' revenues are from its bank subsidiaries located in Alabama,
                                               Texas, Florida and Arizona.

                                               On September 30, 1999, Compass and its subsidiaries had consolidated assets of $17.7 billion, consolidated deposits of $12.7 billion, and total shareholders' equity of $1.2 billion.  SEE "WHERE YOU CAN FIND MORE
                                               INFORMATION"; "SELECTED FINANCIAL DATA"; AND "INFORMATION ABOUT COMPASS."

                                               Compass' main offices are at 15 South 20th Street, Birmingham, Alabama
                                               35233, and its telephone number is 205/933-3000.

MEGABANK FINANCIAL CORPORATION...............  MegaBank is a Colorado corporation which was organized in 1984.  It is a unitary savings and loan holding company under the Home Owners' Loan
                                               Act.  MegaBank owns a unitary thrift which was originally chartered in
                                               1983 and converted to a federal savings bank in 1998.  The majority of
                                               MegaBank's revenues are generated from this thrift.

                                               On September 30, 1999, MegaBank had total assets of $298.0 million, total deposits of $238.0 million, and total shareholders' equity of $33.1 million.  SEE "WHERE YOU CAN FIND MORE INFORMATION"; "SELECTED FINANCIAL
                                               DATA"; AND "INFORMATION ABOUT MEGABANK."

                                               MegaBank's main offices are at 8100 East Arapahoe Road, Suite 214,
                                               Englewood, Colorado 80112, and its telephone number is 303/740-2265.

                                                                          THE SPECIAL MEETING

WHEN AND WHERE...............................  The Special Meeting of the shareholders of MegaBank will be held on
                                               Thursday, March 2, 2000, at 9:00 a.m. local time, at 8100 Arapahoe Road,
                                               Englewood, Colorado 80112.   SEE "THE MEGABANK SPECIAL MEETING."

WHY.........................................   The purpose of the Special Meeting is to vote on:

                                               (1)  the merger in which MegaBank will become a subsidiary of Compass and you will receive shares of Compass common stock in exchange for your shares of MegaBank common stock; and

                                               (2)  any other business brought up at the Special Meeting.

                                               SEE "THE MEGABANK SPECIAL MEETING" AND "MERGER WITH MEGABANK."
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VOTE REQUIRED...............................   Two-thirds of MegaBank shares must vote to approve the merger of MegaBank and Compass.  Compass shareholders do not have to approve the merger.
                                               SEE "THE MEGABANK SPECIAL MEETING."

SHARES ENTITLED TO VOTE.....................   Only record holders at the close of business on January 14, 2000 will get notice of and be allowed to vote at the Special Meeting.  On the record date, there were 7,769,709 shares of MegaBank common stock outstanding, not including shares issuable upon exercise of options or warrants or shares issuable to the former shareholders of Empire Title &
                                               Escrow Corporation.

OWNERSHIP OF MANAGEMENT.....................   Certain directors and executive officers and other affiliates of MegaBank have agreed to vote in favor of the MegaBank merger agreement and the
                                               MegaBank merger.  In total, 4,474,607 shares, or 57.6% of the outstanding stock, have agreed to vote in favor of the MegaBank merger agreement and the MegaBank merger. SEE "SUMMARY -- VOTE REQUIRED" AND "MERGER WITH
                                               MEGABANK -- GENERAL."

                                                                          MERGER WITH MEGABANK

EFFECTS OF THE MERGER.......................   In the merger, you will get shares of Compass common stock in exchange for your shares of MegaBank common stock.  After the merger, MegaBank will be a subsidiary of Compass.  The officers and directors of MegaBank after the merger will be appointed by Compass.  SEE "MERGER WITH MEGABANK
                                               -- GENERAL."

WHAT YOU WILL GET...........................   If the merger is completed, MegaBank shareholders will get a total of
                                               3,370,000 shares of Compass common stock.

                                               On the record date, there were 7,904,209 shares of MegaBank common stock outstanding, on a fully diluted basis. This amount includes:

                                               (1)        7,769,709 shares of MegaBank common stock issued and outstanding;

                                               (2)        97,000 shares of MegaBank common stock issuable upon
                                                          exercise of options or warrants; and

                                               (3)        approximately 37,500 shares of MegaBank common stock reserved to be issued to the former shareholders of Empire Title & Escrow
                                                          Corporation.

                                               This means for each share of MegaBank common stock you own, you will get approximately 0.426 shares of Compass common stock.

                                               The completion of the merger depends on a number of conditions being
WHEN WILL THE MERGER HAPPEN.................   met.  No matter what, the merger will not happen before April 1, 2000.
                                               SEE "MERGER WITH MEGABANK -- OTHER TERMS AND CONDITIONS."

OUR REASONS FOR THE MERGER..................   MegaBank's Board of Directors believes the merger gives you the opportunity to acquire an interest in a larger, more diversified financial institution, whose shares are more liquid and which does not depend mainly on the economic conditions in Colorado. SEE "MERGER WITH
                                               MEGABANK -- BACKGROUND AND REASONS FOR THE MERGER."

OUR RECOMMENDATION..........................   MegaBank's Board of Directors believes the terms of the merger are fair and in your best interests and has unanimously approved the merger agreement and the merger. THE MEGABANK BOARD OF DIRECTORS UNANIMOUSLY
                                               RECOMMENDS THAT YOU VOTE FOR THE MEGABANK MERGER AGREEMENT AND THE
                                               MEGABANK MERGER.  SEE "MERGER WITH MEGABANK -- BACKGROUND AND REASONS FOR
                                               THE MERGER."
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OPINION OF FINANCIAL ADVISORS..............    MegaBank retained Hovde Financial, Inc. and Howe Barnes Investments, Inc.
                                               as its financial advisors in connection with the MegaBank merger agreement to evaluate the financial terms of the MegaBank merger.  Hovde and Howe Barnes delivered opinions to the MegaBank Board of Directors that the consideration to be received by you in the merger is fair from a financial point of view.  Copies of Hovde's and Howe Barnes' opinions are attached to this document as Appendices II and III and are incorporated by reference.  SEE "MERGER WITH MEGABANK -- FINANCIAL OPINION OF
                                               MEGABANK'S FINANCIAL ADVISORS."

REGULATORY MATTERS.........................    To complete the merger, Compass must receive approvals from the Federal
                                               Reserve System under the Bank Holding Company Act and the Colorado
                                               Division of Banking.  SEE "MERGER WITH MEGABANK -- OTHER TERMS AND
                                               CONDITIONS."

TERMINATION................................    MegaBank and Compass can agree at any time to terminate the merger agreement without completing the merger even if MegaBank's shareholders have approved it.  Under certain circumstances, either Compass or
                                               MegaBank may unilaterally terminate the merger agreement.  If the merger agreement is terminated because MegaBank violates the exclusivity provisions of the merger agreement or because it receives another proposal and, as a result, does not consummate the merger, MegaBank must pay Compass a fee of $4,000,000. SEE "MERGER WITH MEGABANK --
                                               TERMINATION."

INTERESTS OF CERTAIN PERSONS IN THE MERGER.    You should be aware that MegaBank officers, directors and employees may have interests in the merger that are different from, or in addition to, yours.

                                               In connection with the completion of the merger of MegaBank, Compass will acquire Osage 3734 LLC, 1996 Newton LLC and Nagrom LLC. Each of the
                                               LLCs leases space to MegaBank or its subsidiaries. Certain members of the LLCs are also executive officers and directors of MegaBank. In the acquisitions, the members of the LLCs will receive shares of Compass common stock. It is a condition to the completion of the merger that
                                               Compass also acquire the LLCs. SEE "INFORMATION ABOUT MEGABANK
                                               --INTERESTS OF CERTAIN PERSONS."

                                               In addition, for five years after the merger, Compass will indemnify the officers, directors and employees of MegaBank for all liabilities arising before the merger to the maximum extent permitted by Compass'
                                               Certificate of Incorporation and Bylaws. SEE APPENDIX I.

ACCOUNTING TREATMENT.......................    Compass and MegaBank intend that the merger will qualify as a
                                               "pooling-of-interests" for accounting and financial reporting purposes.  SEE "MERGER WITH MEGABANK -- ACCOUNTING TREATMENT."

DISSENTERS' RIGHTS.........................    Under Colorado law, you do not have rights to dissent from the merger.
                                               SEE "MERGER WITH MEGABANK -- DISSENTERS' RIGHTS."
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                                        4

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FEDERAL INCOME TAX  CONSEQUENCES...........    The exchange of shares will be tax-free to you for federal income tax purposes, except for taxes payable on any cash you receive instead of fractional shares.

                                               TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE
                                               MEGABANK MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR SITUATION. YOU
                                               ARE URGED TO CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE
                                               TAX CONSEQUENCES OF THE MERGER TO YOU.

                                               The merger will not be completed if Compass and MegaBank do not receive an opinion that the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section
                                               368(a) of the Internal Revenue Code. SEE "MERGER WITH MEGABANK --FEDERAL
                                               INCOME TAX CONSEQUENCES."

                                                                         ADDITIONAL AGREEMENTS

EMPLOYMENT AGREEMENTS......................    Compass Bank, a subsidiary of Compass, and Thomas R. Kowalski, Chairman of the Board of MegaBank, entered into an employment agreement which will become effective upon completion of the merger.  Under the employment agreement, Mr. Kowalski will serve as a senior officer of Compass Bank for three years beginning at the effective time of the merger.  Mr.
                                               Kowalski's annual base salary will be $175,000 with merit increases based upon performance.  Mr. Kowalski will also receive benefits available to
                                               Compass Bank employees of equal title and base salary.  The employment agreement also contains noncompetition and confidentiality provisions.
                                               SEE "MERGER WITH MEGABANK -- ADDITIONAL AGREEMENTS."

                                               Larry Olsen, President of MegaBank, and certain other employees of
                                               MegaBank and its subsidiaries also entered into employment agreements which will become effective upon completion of the merger. The employment agreements are for two years starting at the effective time of the merger and each contains noncompetition and confidentiality provisions. Raymond L. Anilionis entered into a consulting agreement with Compass Bank which will become effective upon completion of the merger. The consulting agreement is for one year and contains noncompetition and confidentiality provisions. SEE "MERGER WITH MEGABANK
                                               -- ADDITIONAL AGREEMENTS."

POOLING TRANSFER RESTRICTIONS AGREEMENTS...    Certain principal shareholders of MegaBank entered into Pooling Transfer
                                               Restrictions Agreements in which they have agreed:

                                               (1)   not to transfer any of their shares of MegaBank common stock 30 days before the merger;

                                               (2)   not to transfer any shares of Compass common stock they receive in the merger until financial results covering at least 30 days of post-merger combined operations of MegaBank and Compass are published; and

                                               (3)   not to transfer Compass common stock except in compliance with the applicable provisions of the Securities Act of 1933 and the
                                                     Securities Exchange Act of 1934.  SEE "MERGER WITH MEGABANK --
                                                     ADDITIONAL AGREEMENTS."

                             SELECTED FINANCIAL DATA

           The following table summarizes, where indicated, certain pro forma financial data for Compass, giving effect to the acquisition of MegaBank assuming that the merger had been effective at the beginning of 1994. The historical data of MegaBank as of and for the years ended December 31, 1998, 1997, 1996, 1995, and 1994 is derived from the audited financial statements of MegaBank. The historical data of Compass as of and for the years ended December 31, 1998, 1997, 1996, 1995, and 1994 is derived from the audited financial statements of Compass. The historical data of Compass and MegaBank as of and for the nine months ended September 30, 1999, is derived from the unaudited financial statements of Compass and MegaBank, respectively. In the opinion of management of Compass and MegaBank, all adjustments considered necessary for a fair presentation have been included in the unaudited interim data. The pro forma income information does not necessarily indicate the results of operations had the proposed transaction occurred at the beginning of 1994, nor does it necessarily indicate the results of future operations. This information should be read with the historical consolidated financial statements and the related notes included or incorporated by reference in this document.

                                                          (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
                             AS OF AND FOR
                            THE NINE MONTHS
                                 ENDED                      AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                             SEPTEMBER 30,    -------------------------------------------------------------------
                                  1999            1998          1997          1996          1995          1994
                            ---------------   -------------------------------------------------------------------
TOTAL ASSETS
  Compass                     $17,681,373     $17,288,908   $14,900,748   $13,724,190   $12,374,866   $10,944,505
  MegaBank                        297,972         230,819       157,880       118,929       102,076        62,649

TOTAL DEPOSITS
  Compass                      12,744,515      12,013,446    10,907,162    10,933,002     9,592,063     8,665,378
  MegaBank                        237,968         189,879       141,878       104,661        90,192        53,843

LONG-TERM DEBT
  Compass                       2,251,061       2,045,980     1,430,253       734,012       623,192       516,822
  MegaBank                              0               0             0         2,628         3,000             0

TOTAL SHAREHOLDERS'
EQUITY
  Compass                       1,202,669       1,196,141     1,068,019       952,509       873,479       734,629
  MegaBank                         33,068          27,391        11,578         8,827         6,393         4,617

NET INTEREST INCOME
  Compass                         476,247         579,387       539,775       487,566       443,901       412,362
  MegaBank                         14,087          13,315        10,417         8,228         6,273         4,838

NET INCOME FROM
  CONTINUING OPERATIONS
  Compass                         161,716         180,880       166,242       146,334       132,567       118,598
  MegaBank                          4,279           3,805         2,834         2,420         1,647           854

NET INCOME
  PER COMMON SHARE FROM
  CONTINUING OPERATIONS (1)
  Compass
    Historical (3)                   1.41            1.60          1.48          1.32          1.20          1.08
    Pro forma                        1.41            1.58          1.46          1.30          1.18          1.06
  MegaBank
    Historical                       0.55            0.58          0.44          0.38          0.26          0.13
    Equivalent pro forma (2)         0.60            0.67          0.62          0.55          0.50          0.45

                                                           (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
                                AS OF AND FOR
                               THE NINE MONTHS
                                    ENDED                    AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                SEPTEMBER 30,      -----------------------------------------------------------
                                     1999            1998         1997         1996         1995         1994
                               -----------------   -----------------------------------------------------------
CASH DIVIDENDS PER
  COMMON SHARE
  Compass
    Historical (3)                   0.60             0.70         0.63         0.57         0.50         0.41
    Pro forma                        0.58             0.68         0.61         0.55         0.48         0.39
  MegaBank
    Historical                          0                0            0            0            0            0
    Equivalent pro forma (2)         0.25             0.29         0.26         0.23         0.21         0.17

SHAREHOLDERS' EQUITY
  (BOOK VALUE) PER
  COMMON
   SHARE
  Compass
    Historical (3)                  10.48            10.30         9.37         8.37         7.68         6.60
    Pro forma                       10.46            10.23         9.19         8.20         7.51         6.44
  MegaBank
    Historical                       4.26             3.60         1.80         1.38         1.00         0.72
    Equivalent pro forma (2)         4.46             4.36         3.92         3.49         3.20         2.75


WEIGHTED AVERAGE NUMBER
  OF SHARES OUTSTANDING
  Compass
    Historical (3)                113,309          111,295      110,163      108,908      109,402      109,005
    Pro forma                     116,679          114,665      113,533      112,278      112,772      112,375
  MegaBank
    Historical                      7,713            6,542        6,407        6,407        6,407        6,407

NUMBER OF COMMON
  SHARES OUTSTANDING
  AT END OF PERIOD
  Compass
    Historical                    113,650           75,567       73,757       48,903       48,703       48,473
    Pro forma                     117,020           77,814       76,004       50,401       50,201       49,971
  MegaBank
    Historical                      7,770            7,607        6,407        6,407        6,407        6,407


---------------------

         (1) Net income per common share from continuing operations represents basic earnings per share.

         (2) MegaBank's Equivalent Pro Forma per share amounts are computed by multiplying Compass' Pro Forma amounts by the exchange ratio of 0.42636.

         (3) For comparative purposes, data has been restated to reflect the three-for-two stock split effected in April 1997 and the three-for-two stock split effected in April 1999.

                                  MARKET PRICES

         Compass common stock and MegaBank common stock are traded in the national over-the-counter securities market. Since July 1984, Compass common stock has been quoted under the symbol "CBSS" on the Nasdaq National Market System. MegaBank common stock has been quoted on the Nasdaq National Market System under the symbol "MBFC" since November 1998.

         The following table shows the high and low sales prices and dividends declared for Compass common stock and MegaBank common stock reported through the Nasdaq National Market System published in The Wall Street Journal. The prices shown do not include retail mark-ups, mark-downs or commissions. All share values have been rounded to the nearest 1/8 of one dollar.

                                           COMPASS COMMON STOCK                      MEGABANK COMMON STOCK
                                  -------------------------------------     ---------------------------------------
                                                               DIVIDEND                                    DIVIDEND
   PERIOD                           HIGH            LOW        DECLARED        HIGH             LOW        DECLARED
   --------------------------     --------       ---------    ---------     ----------      -----------    --------
    1997
   First Quarter                   21 1/2          17 1/4        0.158          --              --            --
   Second Quarter                  24 7/8          19 1/2        0.158          --              --            --
   Third Quarter                   26 1/2          23            0.158          --              --            --
   Fourth Quarter                  31 1/8          24 3/4        0.158          --              --            --

    1998
   First Quarter                   35 1/2          27 5/8        0.175          --              --            --
   Second Quarter                  33 1/4          28            0.175          --              --            --
   Third Quarter                   31 5/8          22            0.175          --              --            --
   Fourth Quarter                  26 1/4          19 1/4        0.175        11 3/4           9 1/2          --

    1999
   First Quarter                   26              23            0.200         9 5/8           9              --
   Second Quarter                  30 1/2          23 5/8        0.200        10 1/2           9 1/4          --
   Third Quarter                   30 1/8          24 7/8        0.200        10 1/8           9 7/8          --
   Fourth Quarter                  28 1/16         20 11/16      0.200        12               9              --



         The following table shows the last reported sales price per share of Compass common stock and MegaBank common stock, as reported on the Nasdaq National Market System on November 4, 1999, the last business day before public announcement of the signing of the merger agreement and January 18, 2000, the latest practicable trading day before the mailing of this document:

                                 COMPASS COMMON STOCK          MEGABANK COMMON STOCK
                                 --------------------          ---------------------
November 4, 1999                        27 7/8                         11 3/8
January 18, 2000                        19 3/4                          8 11/16

         You should obtain current market quotations for Compass common stock since the market price of Compass common stock will continue to fluctuate between the date of this document and the date on which the merger is completed and afterwards.

                                  RISK FACTORS

         YOU WILL NO LONGER CONTROL MEGABANK. You currently control MegaBank because you have the right to elect the Board of Directors of MegaBank and vote on other matters affecting MegaBank. The merger will transfer control of MegaBank from you to Compass. When the merger occurs, you will become a shareholder of Compass. Because of this, you will no longer be able to control or influence the management policies of MegaBank's operations, and as a shareholder of Compass you will not be able to influence the management policies of Compass because you will hold a small percentage of the voting stock of Compass.

         COMPASS FACES SIGNIFICANT COMPETITION. Compass' bank subsidiaries compete with other banks on the basis of service, convenience and price. Because of regulatory changes and consumer demands, banks have experienced increased competition from other financial entities offering similar products. Competition from both bank and non-bank organizations will probably continue.

         CHANGES IN THE ECONOMY MAY AFFECT COMPASS' BUSINESS. General economic conditions impact the banking industry. The credit quality of Compass' loan portfolio reflects the general economic conditions where it does business. The continued financial success of Compass and its subsidiaries depends on things beyond Compass' control, like national and local economic conditions, the supply and demand for investable funds, interest rates and federal, state and local laws. Any deterioration in any of these conditions could have a material adverse effect on Compass' financial condition and results of operations, which would probably negatively affect the market price of Compass common stock. SEE "MARKET PRICES."

         COMPASS' CHARTER AND BYLAWS MAY MAKE HOSTILE TAKEOVERS MORE DIFFICULT. Compass' Restated Certificate of Incorporation and Bylaws contain provisions which may make Compass a less attractive target for acquisition by anyone who does not have the support of Compass' Board of Directors. These provisions include the requirement of a supermajority vote of shareholders or directors to approve certain business combinations and other corporate actions, a minimum price provision, several special procedural rules and a staggered Board of Directors. There is also a limitation that shareholder actions without a meeting may only be taken by unanimous written shareholder consent. MegaBank's Articles of Incorporation require a two-thirds vote by the shareholders and directors for the sale of all of the corporation's assets and the Colorado Business Corporation Act requires that shareholders may take action without a meeting only by unanimous written consent. SEE "COMPARISON OF RIGHTS OF SHAREHOLDERS OF MEGABANK AND COMPASS -- CHARTER AND BYLAW PROVISIONS AFFECTING COMPASS COMMON STOCK."

         COMPASS MAY HAVE DIFFICULTY COMBINING THE OPERATIONS OF ACQUIRED ENTITIES WITH COMPASS' OWN OPERATIONS. Because the markets and industries in which Compass operates are highly competitive, and because of the inherent uncertainties associated with the integration of an acquired company, there can be no assurance that Compass will be able to realize fully the strategic objectives and operating efficiencies in all of its acquisitions, including MegaBank. In addition, Compass may lose key personnel, either from the acquired entities or from itself, as a result of acquisitions. These factors could contribute to the benefits expected from acquisitions not being achieved within expected time frames or not being achieved at all.

         THE SHARES YOU GET MAY BE WORTH LESS THAN THEY ARE TODAY. The precise value of the merger consideration to be paid to MegaBank's shareholders will not be known at the time of the special meeting. The merger agreement provides that 3,370,000 shares of Compass common stock will be issued in the merger in exchange for the shares of MegaBank common stock. This amount is fixed and will not be adjusted to reflect any changes in the value of either MegaBank or Compass common stock between the date of the merger agreement and the effective time of the merger. In addition, the value of the Compass common stock will fluctuate prior to the effective time of the merger and may be higher or lower than on the date of the merger agreement or the date of the special meeting.

         SEE "SUPERVISION AND REGULATION" for a description of the regulatory considerations relating to the ownership of Compass common stock.

                          THE MEGABANK SPECIAL MEETING


GENERAL

         MegaBank Financial Corporation, a Colorado corporation ("MegaBank"), is sending you this document to provide you with information concerning the Agreement and Plan of Merger dated as of November 4, 1999, as amended, by and among Compass Bancshares, Inc. ("Compass"), Compass Acquisition, Inc., a Colorado corporation and wholly owned subsidiary of Compass ("Merger Sub"), and MegaBank (the "Merger Agreement") and the merger of Merger Sub with and into MegaBank (the "Merger") and to solicit your proxy for use at the Special
Meeting to be held on March 2, 2000 at the time and place set forth in the accompanying notice and at any adjournments thereof.

MATTERS TO BE CONSIDERED

         At the Special Meeting, the shareholders of MegaBank will consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger. THE MEGABANK BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT HOLDERS OF MEGABANK COMMON STOCK VOTE FOR THE MERGER AGREEMENT AND THE MERGER. SEE "MERGER WITH MEGABANK -- BACKGROUND AND REASONS FOR THE MERGER."

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM

         The MegaBank Board of Directors has fixed the close of business on January 14, 2000 as the record date ("Record Date") for determining holders entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 7,769,709 shares of MegaBank common stock, no par value per share ("MegaBank Common Stock"), issued and outstanding, each of which entitled its holder to one vote. The presence, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of MegaBank Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business at the Special Meeting.

VOTES REQUIRED; VOTING AND REVOCATION OF PROXIES; EFFECT OF ABSTENTION;
NON-VOTES

         The affirmative vote of the holders of two-thirds of the outstanding shares of MegaBank Common Stock is required for approval of the Merger and the Merger Agreement. Any shareholder giving a proxy has the right to revoke it at any time prior to the Special Meeting by signing another proxy with a later date or giving notice of such revocation to the Secretary of MegaBank at or prior to the Special Meeting.

         Votes cast by proxy or in person at the Special Meeting will be tabulated by the election inspectors appointed for the meeting and the election inspectors will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. The failure to submit a proxy or to vote at the Special Meeting will have the same effect as a vote against the Merger and the Merger Agreement.

         THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF MEGABANK. ACCORDINGLY, HOLDERS OF MEGABANK COMMON STOCK ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS DOCUMENT, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

SOLICITATION OF PROXIES

         Proxies will be solicited by mail, and may also be solicited personally, by telephone, facsimile transmission or other means by the directors, officers and employees of MegaBank, with no special or extra compensation therefor, although such officers, directors and employees may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of soliciting material to the beneficial owners of MegaBank Common Stock held of record by such persons, and MegaBank may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses that they incur in that regard. Expenses incurred in connection with the Merger, including those attributable to the solicitation of proxies, will be paid by the party to the Merger Agreement incurring the expense.

                              MERGER WITH MEGABANK

         The following information relating to the Merger is not intended to be a complete description of all information relating to the Merger and is qualified in its entirety by reference to more detailed information contained elsewhere in this document, including the Appendices hereto and the documents referred to herein or incorporated herein by reference. A copy of the Merger Agreement is included as Appendix I, and is incorporated herein by reference. All shareholders of MegaBank are urged to read the Merger Agreement in its entirety.

GENERAL

         The Merger Agreement provides for the merger of Merger Sub with and into MegaBank in accordance with the terms and conditions of the Merger Agreement. MegaBank will be the surviving entity in the Merger and the separate existence of Merger Sub will cease. After the effective time of the Merger (the "Effective Time"), the officers and directors of Merger Sub will be the officers and directors of the surviving entity.

         The Merger Agreement provides that each share of MegaBank Common Stock, issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive the consideration payable as set forth below ("Merger Consideration") to the holder of record thereof, without interest thereon, upon surrender of the certificate representing such share. For the purposes of determining the number of shares issued and outstanding, the number of shares issued and outstanding shall be increased by the number of shares that may be acquired upon exercise or conversion of any warrant, option, convertible debenture or other security entitling the holder thereof to acquire shares which is in effect or outstanding prior to the Effective Time, and shall include, without limitation, shares issuable in respect of a merger agreement ("Empire Merger Agreement") between MegaBank and Empire Title & Escrow Corporation ("Empire") and its stockholders upon consummation of the Merger. SEE "MERGER WITH MEGABANK -- EMPIRE TITLE & ESCROW CORPORATION."

         As Merger Consideration, Compass shall issue to the holders of the shares an aggregate of 3,370,000 shares of the common stock of Compass, par value $2.00 per share ("Compass Common Stock").

           On the Record Date, there were 7,904,209 shares of MegaBank Common Stock outstanding, on a fully diluted basis. This amount includes (1) 7,769,709 shares of MegaBank Common Stock issued and outstanding; (2) 97,000 shares of MegaBank Common Stock issuable prior to consummation of the Merger upon exercise of options or warrants; and (3) approximately 37,500 shares of MegaBank Common Stock reserved to be issued to former shareholders of Empire upon consummation of the Merger. SEE "MERGER WITH MEGABANK -- EMPIRE TITLE & ESCROW CORPORATION."

         Assuming that there will be 7,904,209 shares of MegaBank Common Stock issued and outstanding immediately prior to the Effective Time and the satisfaction of all conditions to closing, each shareholder of MegaBank will be entitled to receive approximately 0.426 shares of Compass Common Stock for each share of MegaBank Common Stock.

         Compass will not issue fractional shares of Compass Common Stock, but instead will pay cash to any shareholder otherwise entitled to receive a fractional share. Such cash payment shall be based on the average of the closing sale price for Compass Common Stock as reported by the Nasdaq National Market System for the twenty days of trading preceding the fifth trading day prior to the Effective Time (the "Average Closing Price").

         The Merger Agreement also provides that the Merger Consideration, consisting of shares of Compass Common Stock, shall be adjusted to give effect to any stock dividends or splits with respect to Compass Common Stock where the record date or payment date occurs prior to the Effective Time. SEE APPENDIX I.

         The shares of capital stock of Merger Sub issued and outstanding immediately before the Effective Time shall be converted into 7,769,709 shares of common stock of the surviving corporation.

         The Merger must be approved by the affirmative vote of the holders of two-thirds of the outstanding shares of MegaBank Common Stock entitled to vote thereon. Certain directors and officers and other affiliates of MegaBank (and their affiliates) owning or otherwise controlling the right to vote 4,474,607 shares of MegaBank Common Stock, comprising approximately 57.6% of the total shares of MegaBank Common Stock issued and outstanding as of the Record Date, have agreed, pursuant to a Voting Agreement and Irrevocable Proxy ("Voting Agreement"), to vote their shares in favor of the Merger. SEE "SUMMARY -- VOTES REQUIRED"; "MERGER WITH MEGABANK -- OTHER TERMS AND CONDITIONS"; AND APPENDIX I.

         Merger Sub has 1,000 shares of common stock issued and outstanding, all of which are owned and held by Compass. Subject to the satisfaction or waiver of all of the conditions to the parties' obligations to effect the Merger, Compass, as sole shareholder of Merger Sub, will approve the Merger Agreement in the manner prescribed by the Colorado Business Corporation Act ("CBCA"). SEE "SUMMARY -- VOTES REQUIRED."

         The Merger will be effected as soon as practicable following the receipt of all necessary regulatory approvals and the satisfaction of all conditions to the consummation of the Merger; provided, however, that the Effective Time shall not occur prior to April 1, 2000. At the Effective Time, by operation of law, holders of MegaBank Common Stock will become owners of Compass Common Stock and will no longer be owners of MegaBank Common Stock. After the Effective Time, all certificates for MegaBank Common Stock will represent the right to receive Compass Common Stock pursuant to the Merger Agreement, but otherwise will be null and void after such date. SEE APPENDIX I.

BACKGROUND AND REASONS FOR THE MERGER

         During the normal course of its business, MegaBank has received inquiries regarding its willingness to consider an acquisition by, or affiliation with, larger financial institutions. Consistent with its fiduciary obligations to its shareholders, MegaBank has considered such inquiries and evaluated them for the level and form of consideration proposed, the seriousness and specificity which has been conveyed to MegaBank in terms of consideration, the expected future operation of MegaBank, and other considerations and factors deemed relevant by MegaBank, in formulating its business plan with the intent to provide maximum value to its shareholders by enhancing its franchise as the pre-eminent independent bank serving the Denver metropolitan area. The Board of Directors of MegaBank consistently evaluates the cost of providing the increasingly broad array of financial products and alternative delivery channels to remain competitive in the marketplace, while continuing to deliver excellent service to its customers and providing exceptional returns to its shareholders. In considering a possible business combination, MegaBank's Board of Directors retained Hovde Financial, Inc. ("Hovde") to assist and advise it in exploring such a transaction and to issue a fairness opinion with respect to such transaction and Howe Barnes Investments, Inc. ("Howe Barnes") to issue a fairness opinion with respect to such transaction.

         As the nature of banking has become increasingly competitive, larger organizations have demonstrated a willingness to pay a premium for attractive franchises in high-growth markets such as Denver. As a result, in September 1999 MegaBank approached Compass and provided them information, pursuant to a confidentiality agreement, regarding MegaBank. As a result of this initial contact, MegaBank and Compass commenced extensive negotiations in September 1999.

         In evaluating whether to affiliate with Compass, MegaBank considered the value of Compass Common Stock; competitive conditions in the market served by MegaBank; MegaBank's ability to provide, on a cost-effective basis, the ever-increasing and broadening array of financial services products demanded by customers; the fact that Compass Common Stock is widely-traded, thereby representing a more liquid investment than MegaBank's Common Stock; the appreciation in the price of Compass Common Stock over the past ten years; and Compass' dividend history. In addition, MegaBank believed that affiliating with Compass, a larger financial institution with significantly greater resources and expertise, offered expansion opportunities and financial products and services not otherwise available to MegaBank and its customers which would better enable MegaBank to compete. MegaBank and its Board of Directors determined that MegaBank's competitive position and the value of its stock could best be enhanced through affiliation with Compass.

         Following arm's-length negotiations between representatives of Compass and MegaBank, Compass and MegaBank entered into the Merger Agreement. The aggregate price to be paid to holders of MegaBank Common Stock resulted from negotiations which considered the historical earnings and dividends of Compass and MegaBank; the potential growth in MegaBank's market and earnings, both as an independent entity and as a part of a larger organization such as Compass; MegaBank's asset quality; and the effect of the Merger on the shareholders, customers, and employees of MegaBank.

         For the reasons set forth above, MegaBank's Board of Directors unanimously approved the Merger Agreement and the Merger and recommends approval of the Merger Agreement and the Merger by MegaBank's shareholders.

         Subject to satisfaction of certain conditions contained in the Merger Agreement, MegaBank's Board of Directors believes the Merger to be fair and in the best interest of MegaBank's shareholders. MEGABANK'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE MEGABANK SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER and has authorized consummation thereof, subject to approval of MegaBank's shareholders, federal and state bank regulators and the satisfaction of certain other conditions.

OPINION OF ADVISORS

         FINANCIAL OPINION OF HOVDE FINANCIAL, INC.

         The full text of the Hovde Financial, Inc. Fairness Opinion (the "Hovde Fairness Opinion"), which sets forth, among other things, assumptions made, matters considered and qualifications and limitations on the review undertaken, is attached hereto as Appendix II and is incorporated herein by reference. Hovde has confirmed its opinion by delivery of an updated written opinion to the Board of Directors of MegaBank dated December 23, 1999. MegaBank's shareholders are urged to read the Hovde Fairness Opinion in its entirety. The Hovde Fairness Opinion, which was directed to the MegaBank Board of Directors, addresses only the fairness to the shareholders of MegaBank, from a financial point of view, of the Merger Consideration, and does not constitute a recommendation to any MegaBank shareholder as to how such shareholder should vote with respect to the Merger. The Hovde Fairness Opinion was rendered to MegaBank's Board of Directors for its consideration in determining whether to approve the Merger Agreement. The following summary of the Hovde Fairness Opinion is qualified in its entirety by reference to the full text of the Hovde Fairness Opinion.

         No limitations were imposed by MegaBank on the scope of Hovde's investigation or the procedures to be followed by Hovde in rendering the Hovde Fairness Opinion. Hovde did not make any recommendation to MegaBank's Board of Directors as to the form or amount of consideration to be paid by Compass to MegaBank in connection with the Merger, both of which were determined through arm's-length negotiations between the parties. In arriving at its opinion, Hovde did not ascribe a specific range of values to Compass or MegaBank, but rather made its determination as to the fairness, from a financial point of view, of the Merger Consideration, on the basis of the financial and comparative analyses described below. Hovde was not requested to opine as to, and the Hovde Fairness Opinion does not address, MegaBank's underlying business decision to proceed with or effect the Merger.

          During the course of the engagement, Hovde reviewed and analyzed material bearing upon the financial and operating condition of Compass and MegaBank and material prepared in connection with the Merger, including the following: the Merger Agreement; certain publicly available information concerning Compass and MegaBank, including, as applicable: Compass' and MegaBank's audited consolidated financial statements for each of the years ended December 31, 1998, 1997, and 1996 and the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999; documents filed with the Commission, the Federal Deposit Insurance Corporation, the Federal Reserve and other state or other regulatory agencies, as applicable and/or appropriate, for the aforementioned three-year period and for the quarterly periods ended March 31, 1999, June 30, 1999 and September 30, 1999, respectively; as applicable, recent internal reports and/or financial projections regarding Compass and MegaBank; the nature and terms of recent sale and merger transactions involving thrifts and thrift holding companies that Hovde considered relevant; and financial and other information provided to Hovde by the managements of Compass and MegaBank.

          In rendering the Hovde Fairness Opinion, Hovde assumed and relied upon the accuracy and completeness of the financial and other information provided to it by MegaBank or Compass without assuming any responsibility for independent verification of such information and further relied upon the assurances of the managements of Compass and MegaBank that they were not aware of any facts or circumstances that would make such information, provided by them, inaccurate or misleading. With respect to financial statements and/or projections to the extent such were provided by Compass and MegaBank, Hovde assumed that such financial statements and/or projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the respective managements of Compass and MegaBank. Hovde assumed that the Merger will be accounted for using the pooling-of-interests method of accounting. In rendering the Hovde Fairness Opinion, Hovde did not conduct a physical inspection of the properties and facilities of Compass or MegaBank and did not make or obtain any evaluations or appraisals of the assets or liabilities of Compass or MegaBank. In addition, Hovde noted that it is not an expert in the evaluation of loan portfolios or allowances for loan, lease or real estate owned losses, and it assumed that the allowances for loan, lease and real estate owned losses (as currently stated or as adjusted for in connection with the Merger or otherwise) provided to it by MegaBank and used by it in its analysis and in rendering its Hovde Fairness Opinion were in the aggregate adequate to cover all such losses. The Hovde Fairness Opinion was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date the Hovde Fairness Opinion.

         The following is a summary of the analyses Hovde performed in rendering the Hovde Fairness Opinion. In connection with the preparation and delivery of the Hovde Fairness Opinion to the Board of Directors of MegaBank, Hovde performed a variety of financial and comparative analyses, as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Hovde did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Hovde made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Hovde. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses did not purport to be appraisals or to reflect the prices at which businesses may actually be sold.

         Merger Value Analysis. Hovde calculated the price-to-tangible book, price-to-earnings multiple, and deposit premium paid, (defined as the merger value less the tangible book value of MegaBank, divided by MegaBank's core deposits), in the Merger using September 30, 1999 financial data for MegaBank and the trading value of Compass Common Stock as of the close of trading on November 16, 1999. This analysis yielded an aggregate merger value of $94,149,375, a price-to-tangible book value multiple of 309.2%, a price-to-last twelve months' earnings multiple of 17.9x and a deposit premium of 33.3%.

         Comparable Company Analysis - Compass. Using publicly available information, Hovde compared the financial performance and stock market valuation of Compass with the following selected banking institutions with assets between $10 and $40 billion (the "Comparable Bank Group") deemed relevant by Hovde: TCF Financial (MN), Colonial BancGroup (AL), Commerce Bancshares (MO), Synovus (GA), North Fork Bancorp (NY), Associated (WI), Pacific Century (HI), Hibernia (LA), BancWest (HI), Old Kent (MI), First Tennessee (TN), AmSouth (AL), M&T Bank (NY), M&I Corp (WI), Huntington Bancshares (OH), Northern Trust (IL), Fifth Third
(OH), Union Planters (TN), UnionBanCal (CA), Summit (NJ), Comerica (MI), Firstar
(WI), BB&T (NC) and Regions (AL). Indications of such financial performance and stock market valuation included profitability (return on average assets and return on average equity for the latest twelve month period ended September 30, 1999, of 1.24% and 17.83%, respectively, for Compass and averages of 1.46% and 17.61%, respectively, for the Comparable Bank Group); the ratio of tangible equity to tangible assets (5.69% for Compass and an average of 7.05% for the Comparable Bank Group); the ratio of non-performing assets to total assets (0.42% for Compass and an average of 0.57% for the Comparable Bank Group); current stock price to earnings for the latest twelve month period ended September 30, 1999 (15.3x for Compass and an average of 17.6x for the Comparable Bank Group); and current stock price to tangible book value as of September 30, 1999 (298.1% for Compass and an average of 404.4% for the Comparable Bank Group).

         Because of the inherent differences in the businesses, operations, financial conditions and prospects of MegaBank, Compass and the companies included in the Comparable Bank Group, Hovde believed that a purely quantitative comparable company analysis would not be particularly meaningful in the context of the Merger. Hovde believed that the appropriate use of a comparable company analysis in this instance would involve qualitative judgments concerning the differences between MegaBank and the companies included in the Comparable Bank Group which would affect the trading values of the comparable companies.

         Comparable Transaction Analysis. Using publicly available information, Hovde reviewed certain terms and financial characteristics, including historical price-to-earnings ratio, the price-to-tangible book ratio, and the deposit premium paid in prior thrift institution merger or acquisition transactions. The first comparable group ("Comparable Group One") included nationwide thrift transactions announced since January 1, 1999 with sellers with assets between $100 million and $1 billion that earned over 1.00% on total assets. Comparable Group One included 13 transactions. The average price-to-last twelve month earnings for Comparable Group One was 21.7x, and ranged from 13.7x to 29.3x. The average price-to-tangible book value for Comparable Group One was 204.2%, and ranged from 101.6% to 375.4%. The average deposit premium for Comparable Group One was 19.0%, and ranged from 2.9% to 35.5%.

         The second comparable group ("Comparable Group Two") included thrift transactions announced since January 1, 1998 with sellers located in the Midwestern and Western United States with assets between $100 million and $1 billion. Comparable Group Two included 19 transactions. The average price-to-last twelve month earnings for Comparable Group Two was 25.8x, and ranged from 11.5x to 51.3x. The average price-to-tangible book value for Comparable Group Two was 168.0%, and ranged from 106.2% to 285.0%. The average deposit premium for Comparable Group Two was 12.2%, and ranged from 1.8% to 32.8%.

         Because the reasons for and circumstances surrounding each of the transactions analyzed were so diverse and because of the inherent differences in the businesses, operations, financial conditions and prospects of MegaBank, Compass and the companies included in Comparable Group One and Comparable Group Two, Hovde believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of rendering the fairness opinion. Hovde believed that the appropriate use of a comparable transaction analysis in this instance would involve qualitative judgments concerning the differences between the characteristics of these transactions and the Merger which would affect the acquisition values of the acquired companies and MegaBank.

         Discounted Terminal Value Analysis. Hovde estimated the present value of the MegaBank Common Stock by assuming a range of discount rates from 13% to 15% and an 15% annual growth rate in earnings through 2004, starting with earnings of $5.50 million in 1999. In arriving at the value of MegaBank's Common Stock, Hovde assumed an earnings growth rate of 3.0% from 2005 into perpetuity. This terminal value was then discounted, along with yearly cash flows for 1999 through 2004, to arrive at the present value for MegaBank's Common Stock. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of MegaBank Common Stock. This analysis and its underlying assumptions yielded a range of value for MegaBank's shares of approximately $8.88 to $10.86 per share, compared to a total Merger Consideration of $12.09 per share.

Hovde is a nationally recognized investment banking firm. Hovde, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, competitive biddings, private placements and valuations for corporate and other purposes. Pursuant to a letter agreement dated August 25, 1999 and executed by MegaBank on August 27, 1999, between MegaBank and Hovde (the "Hovde Agreement"), MegaBank engaged Hovde to advise it with respect to a potential business combination (the "Transaction") with Compass and, in the event a Transaction was consummated with Compass, agreed to pay to Hovde a fee in an amount equal to $750,000; provided, however, that if the Purchase Consideration, (as defined in the Hovde Agreement), is between $11.00 and $11.99 per share, the fee shall equal 1.4% of the Purchase Consideration; if the Purchase Consideration is between $12.00 and $12.99 per share, the fee shall equal 1.5% of the Purchase Consideration; if the Purchase Consideration is between $13.00 and $13.99 per share, the fee shall equal 1.6% of the Purchase Consideration; and if the Purchase Consideration is greater than $13.99 per share, the fee shall equal 1.7% of the Purchase Consideration. The Hovde Agreement also provides for MegaBank to indemnify Hovde and its affiliates against certain liabilities to which it may become subject to as a result of its services to MegaBank under the Hovde Agreement, including liabilities under securities laws, as well as other specified conditions.

         FINANCIAL OPINION OF HOWE BARNES INVESTMENTS, INC.

         On November 4, 1999, Howe Barnes rendered an opinion to MegaBank's Board of Directors that, as of the date of such opinion and based upon the matters set forth in such opinion, the Merger Consideration was fair, from a financial point of view, to the holders of MegaBank Common Stock. Howe Barnes has confirmed its November 4, 1999 opinion by delivery of an updated written opinion to the Board of Directors dated December 23, 1999 stating that, as of the date hereof and based on the matters set forth in such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of MegaBank Common Stock.

         The full text of Howe Barnes' opinion, which sets forth assumptions made, procedures followed, matters considered, and limits on the review undertaken by Howe Barnes, is attached as Appendix III and is incorporated herein by reference. The description of the Howe Barnes opinion set forth in this document is qualified in its entirety by reference to the full text of such opinion. MegaBank shareholders are urged to read the Howe Barnes opinion in its entirety.

         Howe Barnes' opinion as expressed herein is limited to the fairness, from a financial point of view, of the Merger Consideration to the holders of MegaBank Common Stock and does not address MegaBank's underlying business decision to proceed with the Merger, nor does it express an opinion as to the prices at which shares of Compass Common Stock issued in the Merger may trade if and when they are issued or at any future time. The opinion is directed only to the Merger Consideration in the Merger and does not constitute a recommendation to any holder of MegaBank Common Stock as to how such holder should vote with respect to the Merger Agreement at any meeting of holders of MegaBank Common Stock.

         Howe Barnes, as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities, and valuations for other purposes. The MegaBank Board of Directors selected Howe Barnes on the basis of its familiarity with the financial services industry, its qualifications, ability, previous experience, and its reputation with respect to such matters.

         For purposes of its opinion dated the date hereof, in connection with its review of the proposed transaction with Compass, Howe Barnes, among other things:

(1) participated in discussions with representatives of MegaBank concerning MegaBank's financial condition, businesses, assets, earnings, prospects, and senior management's views as to its future financial performance;

(2)      reviewed the Merger Agreement and the specific terms of the Merger;

(3) reviewed certain publicly available financial statements, both audited (where available) and unaudited, and related financial information of MegaBank and Compass, including those included in their respective Annual Reports on Form 10-K and Form 10-KSB and the respective Quarterly Reports on Form 10-Q and Form 10-QSB for the periods ended March 31, 1999, June 30, 1999, and September 30, 1999;

(4) discussed and reviewed certain aspects of the past and current business operations, financial condition, and future prospects of MegaBank with certain members of management;

(5) reviewed reported market prices and historical trading activity of MegaBank and Compass Common Stock;

(6) reviewed certain aspects of the financial performance of MegaBank and Compass and compared such financial performance of MegaBank and Compass, together with stock market data relating to MegaBank and Compass Common Stock, with similar data available for certain other financial institutions and certain of their publicly traded securities; and

(7) reviewed the financial terms, to the extent publicly available, of certain recent business combinations involving other financial institutions.

         In conducting its review and rendering its opinion, Howe Barnes assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to Howe Barnes by MegaBank, Compass, and their respective representatives, and of the publicly available information that was reviewed by Howe Barnes. Howe Barnes is not an expert in the evaluation of allowances for loan losses and has not independently verified such allowances, and has relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of MegaBank and Compass at September 30, 1999 are adequate to cover such losses and complied fully with applicable law, regulatory policy, and sound banking practice as of the date of such financial statements. Howe Barnes was not retained to and did not conduct a physical inspection of any of the properties or facilities of MegaBank or Compass, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of MegaBank or Compass, was not furnished with any such evaluation or appraisal, and did not review any individual credit files. Howe Barnes' opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof.

         The following is a brief summary of the analyses presented by Howe Barnes to MegaBank's Board of Directors in connection with Howe Barnes' written opinion.

         Comparable Company Analysis. Howe Barnes calculated, reviewed, and compared selected publicly-available financial data and ratios (at or for the twelve months ended September 30, 1999) and trading multiples (as of November 4,
1999) for Compass to the corresponding ratios and multiples of publicly-traded bank holding companies with total assets between $10 and $30 billion (the "Compass Peer Group") consisting of AmSouth (AL), Associated (WI), BancWest
(HI), Colonial BancGroup (AL), Commerce Bancshares (MO), First Security (UT), First Tennessee (TN), Hibernia (LA), Huntington Bancshares (OH), M&T Bank (NY), M&I Corp (WI), North Fork Bancorp (NY), Old Kent (MI), Pacific Century (HI), Popular (PR), Synovus (GA), TCF Financial (MN), and Zions (UT). The companies in the Compass Peer Group are similar in size to Compass, and operate in an economic, geographic, and demographic environment that Howe Barnes deemed to be similar to the environment in which Compass operates. Comparative financial statistics were reviewed and particular attention was given to the one-year period leading up to the date of the fairness opinion.

         The financial performance and trading multiples used in comparing Compass to the Compass Peer Group averages were:

                                                                   PEER
                                                 COMPASS           GROUP
                                                 -------           -----
Last Twelve Months Return on Average Assets        1.17%           1.26%

Last Twelve Months Return on Average Equity       16.87%          16.26%

PRICE TO:
Book Value                                         2.63x           2.95x
Tangible Book Value                                3.08x           3.58x
Last Twelve Months Earnings per Share             15.84x          18.25x
1999 Est. Earnings per Share                      14.58x          16.61x
2000 Est. Earnings per Share                      13.06x          14.66x

         Howe Barnes used earnings estimates as published by the Institutional Brokers Estimate System ("IBES"), where available, for the companies comprising the Compass Peer Group. IBES is a data service which monitors and publishes a compilation of earnings estimates produced by selected research analysts on companies of interest to investors. Where IBES estimates were not available, Howe Barnes used consensus earnings estimates from alternate publicly-recognized earnings estimate services.

         Comparable Transaction Analysis. As part of its analyses, the first comparable transaction group reviewed by Howe Barnes consisted of eight completed or pending comparable mergers and acquisitions of savings institutions headquartered throughout the United States announced within the past thirteen months (from October 15, 1998 to November 4, 1999) in which total assets of the acquired company were in the approximate range of $200 million to $400 million.

         For each transaction for which data was available, Howe Barnes calculated the multiple of the offer value to the acquired company's: (i) earnings per share ("EPS") for the twelve months preceding ("LTM"); (ii) premium to core deposits; (iii) book value per share; (iv) tangible book value per share; and (v) assets. Howe Barnes compared these multiples with the corresponding multiples for the Merger, valuing the Merger Consideration at $93.9 million or $12.09 per share. In calculating the multiples for the Merger, Howe Barnes used MegaBank's EPS for the twelve months ended September 30, 1999, and book value per share, tangible book value per share and core deposits as of September 30, 1999.

                         PRICE/       CORE        PRICE/        PRICE/
                         LTM EPS     DEPOSIT       BOOK      TANGIBLE BOOK     PRICE/
                          RATIO      PREMIUM      VALUE          VALUE         ASSETS
                           (X)         (%)          (%)           (%)           (%)
                         -------     -------      ------     -------------     ------
   High:                  30.63       32.32       297.92        360.62         32.86
   Low:                   16.65        2.62       106.20        106.20         14.95
   Mean:                  26.01       15.24       181.88        192.91         20.90
   Median:                26.61       14.94       175.82        180.81         20.23

MERGER
  CONSIDERATION FOR       17.27       29.64       284.08        308.51         31.53
   MEGABANK:

         The second comparable transaction group reviewed by Howe Barnes consisted of 19 completed or pending comparable mergers and acquisitions of banks and savings institutions headquartered throughout the United States announced within the past thirteen months (from October 6, 1998 to November 4, 1999) in which total assets of the acquired company were in the approximate range of $200 million to $400 million, tangible equity to tangible assets were greater than 8.00%, and returns on average assets were greater than 1.00%.

                        PRICE/        CORE        PRICE/        PRICE/
                        LTM EPS      DEPOSIT       BOOK      TANGIBLE BOOK    PRICE/
                         RATIO       PREMIUM      VALUE         VALUE         ASSETS
                          (X)          (%)         (%)           (%)           (%)
                        -------      -------      ------     -------------    ------
   High:                 34.44        39.37       428.14        428.14         38.58
   Low:                  12.55         9.02       133.24        133.24         16.14
   Mean:                 21.61        26.26       288.38        297.27         29.70
   Median:               21.76        27.29       297.92        305.73         30.61

MERGER
  CONSIDERATION FOR      17.27        29.64       284.08        308.51         31.53
   MEGABANK:

         No company or transaction used in the above analyses as a comparison is identical to MegaBank, Compass, or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial operating characteristics, including, among other things, differences in revenue composition and earnings performance among the companies, and other facts that could affect the public trading value of the companies to which they are being compared.

         Discounted Cash Flow Analysis. Using discounted cash flow analysis, Howe Barnes estimated the future dividend streams that MegaBank could produce over the period from January 1, 2000 through December 31, 2004, assuming annual asset growth rates between 12.00% and 15.00% and further assuming MegaBank performs in accordance with recent historical trends and the future outlook of MegaBank management. Howe Barnes calculated terminal values as a perpetuity with an asset growth rate of 3.0%. The dividend streams and terminal value were discounted to present values as of December 31, 1999, using discount rates ranging from 12.00% to 15.00% which reflect different assumptions regarding the required rates of return to holders and prospective buyers of MegaBank Common Stock. The range of present values of MegaBank resulting from this analysis was $72.6 million to $82.4 million compared to the $93.9 million of Merger Consideration.

         The foregoing is a summary of the material financial analyses performed by Howe Barnes and presented to the MegaBank Board of Directors, but does not purport to be a complete description of the analyses performed by Howe Barnes. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Furthermore, in arriving at its opinion, Howe Barnes did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Howe Barnes' opinion. The ranges of valuations resulting from any particular analysis described above should not be taken to be Howe Barnes' view of the actual value of MegaBank, or the current or future trading price for Compass Common Stock.

         In performing its analyses, Howe Barnes made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of MegaBank and Compass. The analyses performed by Howe Barnes are not necessarily indicative of actual values of future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Howe Barnes' analysis of the fairness of the Merger Consideration, from a financial point of view, to the holders of MegaBank Common Stock. The analyses do not purport to be appraisals or to reflect the prices at which a company or its securities may actually be bought or sold.

         Pursuant to the terms of a letter agreement dated October 12, 1999, MegaBank agreed to pay Howe Barnes $100,000 for rendering its opinion. In addition, MegaBank agreed to indemnify Howe Barnes against certain liabilities arising out of its engagement, including liabilities under the federal securities laws. Howe Barnes acted as lead manager for MegaBank in its initial public offering of common stock in November of 1998. In addition, in the ordinary course of its business, Howe Barnes acts as a market maker, buying and selling MegaBank Common Stock for its own account and for the accounts of customers.

OPERATIONS AFTER THE MERGER

         Compass and MegaBank intend that following consummation of the Merger, MegaBank's wholly-owned subsidiary, MegaBank (the "Bank") through one or more transactions, will merge with and into Compass Bank ("Subsequent Merger"). Following the Subsequent Merger, the separate existence of the Bank will cease, and Compass Bank will continue as the surviving entity.

OTHER TERMS AND CONDITIONS

         The Merger Agreement contains a number of terms, conditions, representations and covenants which must be satisfied as of the Effective Time, including, but not limited to, the following:

         (1) The receipt of regulatory approvals which approvals shall not have imposed any condition or requirement which in the reasonable judgment of Compass would adversely impact the economic or business benefits of the transactions contemplated by the Merger Agreement or otherwise would in the judgment of Compass be so burdensome as to render inadvisable the consummation of the Merger, and the expiration of any applicable waiting periods with respect thereto. SEE "GOVERNMENT APPROVALS";

         (2) The closing of the Merger will not violate any injunction, order or decree of any court or governmental body having competent jurisdiction;

         (3) The approval of the Merger Agreement by MegaBank's shareholders entitled to vote at the Special Meeting;

         (4) The registration statement covering the Compass Common Stock to be issued in the Merger shall be effective under the Securities Act of 1933, as amended ("Securities Act"), and any applicable state securities or blue sky laws and no stop order suspending the effectiveness of the registration statement shall be in effect and no proceedings for such purpose, or any proceedings under the Commission or applicable state securities authorities rules with respect to the transaction contemplated hereby, shall be pending before or threatened by the Commission or any applicable state securities or blue sky authorities;

         (5) The shares of Compass Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance;

         (6) All representations and warranties of MegaBank and Compass shall be true and correct in all material respects as of the date of the Merger Agreement and at and as of the Effective Time;

         (7) MegaBank and Compass shall have performed in all material respects all obligations and agreements and in all material respects complied with all covenants and conditions contained in the Merger Agreement to be performed or complied with by them prior to the Effective Time;

         (8) There shall not have occurred a material adverse effect with respect to MegaBank or its subsidiaries, or Compass;

         (9) The directors of MegaBank and its subsidiaries shall have delivered to Compass an instrument dated the Effective Time releasing MegaBank and its subsidiaries from any and all claims of such directors (except as to their deposits and accounts and as to rights of indemnification pursuant to the Merger Agreement, the Articles of Incorporation, Association or Bylaws of MegaBank and its subsidiaries) and shall have delivered to Compass their resignations as directors of MegaBank and its subsidiaries;

         (10) The executive officers of MegaBank and its subsidiaries shall have delivered to Compass an instrument dated the Effective Time releasing MegaBank and its subsidiaries from any and all claims of such executive officers (except as to deposits and accounts and accrued compensation permitted by their respective agreements with MegaBank or its subsidiaries and to the rights of indemnification pursuant to the Merger Agreement, the Articles of Incorporation, Association or Bylaws of MegaBank and its subsidiaries);

         (11) Compass and MegaBank shall have received the opinions of counsel to MegaBank, Compass and Merger Sub acceptable to them;

         (12) Compass shall have received a letter from Arthur Andersen, LLP dated as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment if closed and consummated in accordance with the Merger Agreement;

         (13) The aggregate amount of all MegaBank indebtedness (excluding deposits) shall not exceed $50,000,000;

         (14) Compass shall have received from holders of MegaBank Common Stock receiving at least 50% of the total Merger Consideration a representation that they have no present plan or intention to sell or otherwise dispose of shares of MegaBank Common Stock prior to and in connection with the Merger to MegaBank or any party related to MegaBank or Compass and shares of Compass Common Stock received pursuant to the Merger to Compass or any party related to Compass;

         (15) Compass and MegaBank shall have received an opinion of counsel that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); SEE "SUMMARY -- FEDERAL INCOME TAX CONSEQUENCES" AND "MERGER WITH MEGABANK -- FEDERAL INCOME TAX CONSEQUENCES";

         (16) Compass shall have determined in its sole reasonable judgment that certain liabilities and obligations of MegaBank do not have a material adverse effect;

         (17) All software, firmware, hardware, equipment, microprocessing chips and other data processing devices and services (both as a recipient and as a provider), capabilities and facilities utilized by, and material to the business operations or financial condition of, MegaBank and its subsidiaries shall have been able to record and process all calendar dates since the date of the Merger Agreement correctly and shall have been able to communicate with other applicable systems in a manner that resolves any ambiguities as to century in a properly defined manner;

         (18) All critical third parties of MegaBank and its subsidiaries and Compass are Year 2000 Compliant (as defined in the Merger Agreement) in all material respects;

         (19) The transactions contemplated by those certain Agreements and Plans of Merger between Nagrom LLC, Osage 3734 LLC and 1996 Newton LLC, respectively, and Compass shall have been consummated simultaneously with the Merger;

         (20) Certain real estate subsidiaries of MegaBank shall not have commenced any operations or acquired any assets;

         (21) The Consulting Agreement dated March 3, 1997 between First Fidelity Service Corp. and the Bank shall have been terminated without cost to MegaBank or its subsidiaries;

         (22) The Amended and Restated Stock Purchase Agreement by and among MegaBank, Thomas R. Kowalski, the Ryan R. Kowalski Trust, the Realtek Company Employee's Profit Sharing Plan and Trust, Thomas Investment Partnership and Orchard Valley Financial Corporation dated as of December 4, 1997 and as further amended on September 1, 1998 shall have been terminated without cost to MegaBank or its subsidiaries;

         (23) The Key Man Life Insurance Policy in the amount of $3,000,000 on the life of Thomas R. Kowalski shall have been cancelled;

         (24) MegaBank and its subsidiaries shall have accrued and paid all professional fees incurred in connection with the Merger and all change of control payments to employees of Empire prior to the Effective Time;

         (25) United General Title Insurance Company ("United") shall have consented to the change of controlling interest in Empire and waived its right to terminate that certain Title Policy

                  Issuing Agreement ("United Agreement") dated March 1, 1999 between United and Empire to the extent such consent and waiver is required under the United Agreement;

         (26) MegaBank shall have obtained all necessary consents to continue access to information maintained by Colorado Record Data, LLC;

         (27) MegaBank or Empire shall have obtained clarification from First American Title Insurance Company ("First American") under the Underwriting Agreement dated July 1, 1995 to the effect that the amount of fees Empire shall remit to First American is 15% of the total amount of fees for First American title policies issued through Empire's offices;

         (28) Section 3.3 of the Empire Merger Agreement shall have been amended to provide that such Section 3.3 shall terminate as of the Effective Time;

         (29) MegaBank shall have received immediately prior to the filing of the registration statement, the opinions of Hovde and Howe Barnes to the effect that the Merger and the Merger Consideration to be received by the shareholders of MegaBank in connection with the Merger is fair to such shareholders from a financial point of view;

         (30) All warrants, options, rights, convertible debentures or other securities entitling the holder thereof to acquire MegaBank Common Stock shall have been exercised or converted, or shall have expired, lapsed or terminated, prior to the Effective Time;

         (31) MegaBank and its subsidiaries shall have delivered to the directors and executive officers of MegaBank and its subsidiaries an instrument dated the Effective Time releasing such directors from any and all claims of MegaBank and its subsidiaries (except as to indebtedness or other contractual liabilities); provided, however, that such releases shall not release an action against such directors and executive officers by Compass or Merger Sub in connection with the transactions contemplated by the Merger Agreement; and

         (32) Compass and MegaBank shall have received certificates of the other as to certain items described above.

         Any condition to the consummation of the Merger may be waived in writing by the party to the Merger Agreement entitled to the benefit of such condition. SEE APPENDIX I.

MODIFICATION OF STRUCTURE

         Compass may elect with the prior written consent of MegaBank (such consent not to be unreasonably withheld), subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated by the Merger Agreement so long as
(1) there are no adverse federal income tax consequences to the shareholders of MegaBank as a result of the modifications, (2) the consideration to be paid to the shareholders of MegaBank under the Merger Agreement is not thereby changed in kind or reduced in amount solely because of such modification, (3) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals, and (4) such modification will not adversely affect the rights, privileges and performances of the Company Subordinated Debentures (as defined in the Merger Agreement). SEE APPENDIX I.

NO SOLICITATION

         MegaBank has agreed under Section 6.6 of the Merger Agreement not to solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to any offer to acquire MegaBank or its subsidiaries. In addition, MegaBank shall immediately cease any such discussions or negotiations conducted prior to the date of the Merger Agreement and shall promptly advise Compass following the receipt by MegaBank or any of its subsidiaries of any such proposal. However, the Board of Directors of MegaBank is not prohibited from furnishing information to, or entering into discussions, negotiations or an agreement with, any person or entity that makes an unsolicited proposal if the Board, after consultation with and based upon the written opinion of outside counsel, concludes in good faith that such action is necessary for the Board of Directors of MegaBank to comply with its fiduciary duties to its shareholders under applicable law.

         If MegaBank violates its obligations set forth in Section 6.6 of the Merger Agreement and the Merger Agreement is terminated, MegaBank must pay to Compass an aggregate termination fee of $4,000,000 in cash at the time of such termination. SEE APPENDIX I.

EMPIRE TITLE & ESCROW CORPORATION

         On April 1, 1999, MegaBank acquired Empire pursuant the Empire Merger Agreement. The Empire Merger Agreement provides that for three years following the closing of the Empire merger, the stockholders of Empire are eligible to receive certain earnout amounts (the "Earnout") if Empire achieves certain goals set forth in the Empire Merger Agreement. The Empire Merger Agreement provides that upon the occurrence of a Change of Control (as defined in the Empire Merger Agreement), the stockholders shall be entitled to receive payment of the Earnout for the period in which such Change of Control occurs and all subsequent periods, without regard to the actual earnings of Empire. The Merger will constitute a Change of Control and, as a result, the stockholders of Empire will be entitled to receive the Earnout upon consummation of the Merger. The Earnout is payable by MegaBank to the stockholders of Empire, 50% in cash and 50% in MegaBank Common Stock.

EXERCISE OF CONVERTIBLE SECURITIES

         MegaBank has agreed under Section 6.15 of the Merger Agreement to use its best efforts to cause all outstanding warrants, options, rights, or convertible debentures to be exercised or converted in full prior to the Effective Time. SEE APPENDIX I.

ADDITIONAL AGREEMENTS

         VOTING AGREEMENT AND IRREVOCABLE PROXY. Certain directors and officers and other affiliates of MegaBank (and their affiliates) owning or otherwise controlling the right to vote 4,474,607 shares of MegaBank Common Stock, comprising approximately 57.6% of the total shares of MegaBank Common Stock issued and outstanding as of the Record Date, have agreed, pursuant to the Voting Agreement, to vote their shares in favor of the Merger.

         EMPLOYMENT AGREEMENTS. Compass Bank, a subsidiary of Compass, and Thomas R. Kowalski, Chairman of the Board of MegaBank, entered into an employment agreement which will become effective upon completion of the Merger. Under the employment agreement, Mr. Kowalski will serve as a senior officer of Compass Bank for three years beginning at the Effective Time of the Merger. Mr. Kowalski's annual base salary will be $175,000 with merit increases based upon performance. Mr. Kowalski will also receive benefits available to Compass Bank employees of equal title and base salary. The agreement also contains noncompetition and confidentiality provisions.

         Larry Olsen, President of MegaBank, and certain other employees of MegaBank and its subsidiaries also entered into employment agreements which will become effective upon completion of the Merger. The employment agreements are for two years starting at the Effective Time of the Merger and each contains noncompetition and confidentiality provisions. Raymond L. Anilionis entered into a consulting agreement with Compass Bank which will become effective upon completion of the Merger. The consulting agreement is for one year and contains noncompetition and confidentiality provisions.

         POOLING TRANSFER RESTRICTIONS AGREEMENTS. The directors, executive officers and certain principal shareholders of MegaBank have entered into Pooling Transfer Restrictions Agreements with Compass and MegaBank pursuant to which they have agreed, among other things, (1) not to transfer any of their respective shares of MegaBank Common Stock within 30 days prior to the Effective Time, (2) not to transfer any shares of Compass Common Stock acquired by them in the Merger until the publication of financial results covering at least 30 days of post-Merger combined operations of MegaBank and Compass, except for shareholder pledges to secure loans, provided the lender agrees to be bound by the terms of the Pooling Transfer Restrictions Agreement, and (3) not otherwise to transfer such Compass Common Stock except in compliance with the applicable provisions of the Securities Act and the Exchange Act of 1934, as amended ("Exchange Act"), and the respective rules and regulations thereunder.

         LLC MERGER AGREEMENTS. In addition to the Merger Agreement, Compass has entered into agreements and plans of merger (the "LLC Agreements") with each of Osage 3734 LLC, 1996 Newton LLC and Nagrom LLC, affiliates of MegaBank (collectively, the "LLCs"). It is a condition to the consummation of the Merger that the transactions contemplated by the LLC Agreements (the "LLC Mergers") shall be consummated simultaneously with the Merger. SEE "MERGER WITH MEGABANK -- OTHER TERMS AND CONDITIONS"; "INFORMATION WITH RESPECT TO MEGABANK -- INTERESTS OF CERTAIN PERSONS" AND APPENDIX I.

         The LLC Agreements provide for the merger of each LLC with and into a newly formed subsidiary of Compass ("LLC Merger Sub"). LLC Merger Sub will be the surviving entity in the LLC Mergers and the separate existences of the LLCs will cease. After the effective time of the LLC Mergers, the managers of LLC Merger Sub will be the managers of the surviving entity. Compass shall not be deemed a party to the LLC Mergers for purposes of the Colorado Limited Liability Company Act.

         The LLC Agreements provide that the membership interests of each LLC issued and outstanding immediately prior to the effective time of the LLC Mergers, shall, by virtue of the LLC Mergers and without any action on the part of the holder thereof, be converted into and represent the right to receive the consideration payable as set forth below ("LLC Merger Consideration") to the holder of record thereof, without interest thereon.

         As LLC Merger Consideration, Compass shall issue to the members of the LLCs, an aggregate number of shares of Compass Common Stock based on the members' equity in the LLCs as set forth on the LLCs' balance sheets dated as of the day preceding the closing (the "Closing Balance Sheets") and the fair market value of the LLCs' property and improvements as set forth on the Closing Balance Sheets. Notwithstanding the foregoing, the number of shares of Compass Common Stock to be issued to the all members of the LLCs pursuant to the LLC Agreements shall not exceed 150,000 in the aggregate. In the event the number of shares of Compass Common Stock to be issued pursuant to the LLC Agreements exceeds 150,000, then the number of shares of Compass Common Stock to be issued pursuant to the LLC Agreements shall be reduced on a pro rata basis among the recipients thereof so that the total number of shares of Compass Common Stock to be issued equals 150,000. SEE "INFORMATION ABOUT MEGABANK -- INTERESTS OF CERTAIN PERSONS."

BUSINESS PENDING EFFECTIVE TIME

         The Merger Agreement imposes certain limitations on the conduct of MegaBank's business pending consummation of the Merger. Among other things, MegaBank must conduct its businesses only in the ordinary course, consistent with prudent banking practices. SEE "MERGER WITH MEGABANK -- OTHER TERMS AND CONDITIONS"; AND APPENDIX I.

AMENDMENT

         The Merger Agreement may be amended or supplemented at any time, before or after the Special Meeting, by an instrument in writing duly executed by all the parties thereto. However, no change which reduces the Merger Consideration or materially and adversely affects the rights of MegaBank's shareholders can be made after the Special Meeting without the required approval of MegaBank's shareholders. SEE APPENDIX I.

TERMINATION

         The Merger Agreement may be terminated and the Merger may be abandoned at any time notwithstanding approval thereof by the shareholders of MegaBank, but prior to the Effective Time:

         (1) by mutual written consent duly authorized by the Boards of Directors of Compass and MegaBank;

         (2)      by Compass:

                  - if Compass learns or becomes aware of a state or series of facts or one or more breaches or inaccuracies of any representation or warranty of MegaBank contained in Article III of the Merger Agreement which constitutes a material adverse effect;

                  - pursuant to Section 6.10 of the Merger Agreement relating to environmental matters;

                  - if Compass learns or becomes aware of a state or series of facts or one or more breaches or inaccuracies of any representation or warranty with respect to Empire and/or its subsidiaries such that, in Compass' reasonable discretion, Compass or Empire and/or its or their subsidiaries may be subject to potential financial losses or potential liabilities in excess of $300,000 in the aggregate not including compensation payable to employees of Empire pursuant to certain employment agreements and the Empire Merger Agreement;

                  - if any of the conditions to closing contained in the Merger Agreement are not satisfied or waived in writing by Compass;

                  - if there shall have been a breach of Section 6.6 of the Merger Agreement regarding exclusivity; or

                  - if at anytime, MegaBank shall have failed to recommend to its shareholders that they approve the Merger Agreement and the Merger, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Compass;

         (3)      by Compass or MegaBank:

                  - if the Effective Time shall not have occurred on or before July 4, 2000 or such later date agreed to in writing by Compass and MegaBank;

                  - if any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have been final and nonappealable; or

                  - in the event one or more of the LLC Agreements are terminated; or

         (4)      by MegaBank:

                  - if any of the conditions to closing contained in the Merger Agreement are not satisfied or waived in writing by MegaBank;

                  - if MegaBank learns or becomes aware of a state or series of facts or one or more breaches or inaccuracies of any representation or warranty of Compass contained in Article IV of the Merger Agreement which constitutes a material adverse effect;

                  - in the event MegaBank enters into an agreement with respect to an acquisition proposal in accordance with the provisions of Section 6.6(b) of the Merger Agreement; or

                  - if at any time during the two business day period following the fifth trading day prior to the closing, if both of the following conditions are satisfied:

                           (1)      the Average Closing Price is less than
                                    $23.00; and

                           (2) (i) the number obtained by dividing the Average Closing Price by the last reported sale price per share of Compass Common Stock on November 4, 1999 shall be less than (ii) the number obtained by dividing the Average Index Value by the Index Value on November 4, 1999 and subtracting 0.15 from the quotient in this clause.

         For purposes hereof, "Average Index Value" means the average of the Index Values for the twenty days of trading preceding the fifth trading day prior to the Effective Time; "Index Value" on a given date means the Index Value of the Nasdaq Bank Index as published by Nasdaq.

         If MegaBank either (1) violates the exclusivity provision of the Merger Agreement and the Merger Agreement is thereby terminated, or (2) prior to termination of the Merger Agreement receives any acquisition proposal and the Merger Agreement is thereby terminated, then MegaBank shall pay to Compass an aggregate fee of $4,000,000 in cash at the time of such termination. SEE APPENDIX I.

EXCHANGE OF SHARES

         Prior to the Effective Time, and pursuant to an exchange agreement in the form attached as Exhibit B to the Merger Agreement (the "Exchange Agent Agreement"), Compass shall deposit with Continental Stock Transfer & Trust Company (the "Exchange Agent"), (1) the shares of Compass Common Stock required to effect the exchange of Compass Common Stock for MegaBank Common Stock, and
(2) cash in an aggregate amount estimated to be sufficient to make cash payments to MegaBank's shareholders in lieu of fractional shares of Compass Common Stock.

         Promptly after the Effective Time, the Exchange Agent will furnish each holder of record of MegaBank Common Stock as of the Effective Time with transmittal materials for use in exchanging certificates representing MegaBank Common Stock for certificates representing Compass Common Stock in accordance with the Exchange Agent Agreement. The transmittal materials will contain information and instructions with respect to the procedure for exchanging such certificates. The certificates for Compass Common Stock will be delivered to the persons entitled thereto within a reasonable time after delivery of MegaBank Common Stock certificates for exchange accompanied by the appropriate transmittal materials.

         Under the terms of the Merger Agreement, Compass will not issue certificates representing fractional shares of Compass Common Stock, and in lieu thereof shall pay cash to any holder of MegaBank Common Stock otherwise entitled to receive such fractional share. Such cash payment shall be based on the Average Closing Price. SEE "MERGER WITH MEGABANK -- FEDERAL INCOME TAX CONSEQUENCES" AND APPENDIX I.

         Former shareholders of MegaBank shall be entitled to vote after the Effective Time at any meeting of Compass shareholders the number shares of Compass Common Stock into which their shares are converted, regardless of whether such shareholders have exchanged their certificates. Immediately after the Effective Time, shareholders of MegaBank shall be entitled to dividends with respect to shares of Compass Common Stock received by them in the Merger, provided that, no dividend will be disbursed with respect to the shares of Compass Common Stock until the holder's shares of MegaBank Common Stock are surrendered in exchange therefor.

         Upon the Effective Time of the Merger, former MegaBank shareholders will cease to have any rights as shareholders of MegaBank, and MegaBank's shareholders shall have only the right to receive the Merger Consideration specified in the Merger Agreement. SEE "MERGER WITH MEGABANK -- DISSENTERS' RIGHTS."

DISSENTERS' RIGHTS

         Shareholders of a corporation that is proposing to merge or consolidate with another entity are sometimes entitled under relevant state laws to appraisal or dissenters' rights in connection with the proposed transaction depending on the circumstances. These rights generally confer on shareholders who oppose a merger or the consideration to be received in a merger the right to receive, in lieu of the consideration being offered in the merger, the fair value for their shares as determined in a judicial appraisal proceeding. SEE "COMPARISON OF RIGHTS OF SHAREHOLDERS OF MEGABANK AND COMPASS."

         MegaBank shareholders are not entitled to appraisal or dissenters' rights under Colorado law in connection with the Merger because MegaBank Common Stock was listed on the Nasdaq National Market on the Record Date and the Compass Common Stock that MegaBank shareholders will be entitled to receive in the Merger will be listed on the Nasdaq National Market upon completion of the Merger.

FEDERAL INCOME TAX CONSEQUENCES

         The following sets forth the opinion of Locke Liddell & Sapp LLP ("Locke Liddell & Sapp"), counsel to Compass, based upon current law, as to certain federal income tax consequences of the Merger to Compass, Merger Sub, MegaBank and holders of MegaBank Common Stock, assuming the Merger is consummated as contemplated herein.

         This discussion is based upon existing provisions of the Code, applicable U.S. Treasury regulations promulgated or proposed thereunder, administrative rulings by the Internal Revenue Service (the "IRS") and judicial authority as of the date hereof, all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion. This discussion assumes the holders of MegaBank Common Stock hold their MegaBank Common Stock as capital assets within the meaning of Section 1221 of the Code. This discussion is based upon certain assumptions discussed below, including that certain representations will be made by Compass, Merger Sub, MegaBank, certain MegaBank shareholders and others as appropriate. If any of these representations cannot be made or are inaccurate, the tax consequences of the Merger could differ from those described herein. This discussion does not address all aspects of income taxation that may be relevant to any particular holder of MegaBank Common Stock in light of such holder's specific circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws (for example, foreign persons, dealers in securities, banks and other financial institutions, insurance companies, tax-exempt organizations, holders who acquired MegaBank Common Stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan and persons holding MegaBank Common Stock as part of a straddle or conversion transaction), and it does not discuss any aspect of state, local, foreign or other tax law. No ruling has been (or will be) sought from the IRS as to the anticipated tax consequences of the Merger.

         THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. HOLDERS OF MEGABANK COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISERS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

         Based upon the foregoing, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, Compass, Merger Sub and MegaBank will each be a party to the reorganization within the meaning of Section 368(b) of the Code and, accordingly, the Merger will result in the following federal income tax consequences:

         1. Compass, Merger Sub and MegaBank will not recognize any gain or loss as a result of the Merger;

         2. No gain or loss will be recognized by holders of MegaBank Common Stock who exchange their MegaBank Common Stock solely for Compass Common Stock;

         3. Any cash received by a holder of MegaBank Common Stock in lieu of a fractional share of Compass Common Stock in the Merger will be treated as received in exchange for such fractional share and not as a dividend. As a result, a holder of MegaBank Common Stock generally will recognize a capital gain or loss with respect to the cash payment received in lieu of a fractional share equal to the difference between the cash received and the portion of the MegaBank shareholder's basis in MegaBank Common Stock allocable to such fractional share, unless such payment, under each such MegaBank shareholder's particular facts and circumstances, is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the Code. Such gain or loss will be long-term capital gain or loss to the extent that the MegaBank Common Stock allocable to such fractional share was held for more than one year as of the Effective Time of the Merger;

         4. Each holder's aggregate tax basis in the Compass Common Stock received in the Merger will equal his or her aggregate tax basis in the MegaBank Common Stock exchanged therefore, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received; and

         5. The holding period of the Compass Common Stock received in the Merger will include the holding period of the MegaBank Common Stock exchanged therefore.

         It is a condition to the consummation of the Merger that Compass and MegaBank receive the above opinions at the Effective Time of the Merger. These opinions will not bind the IRS or the courts, and there can be no assurance that the IRS or the courts will not take a contrary position. The opinions of Locke Liddell & Sapp will be expressly based and conditioned upon customary limitations set forth therein and upon the accuracy of certain assumptions and the receipt of and the truth and accuracy of certain representations made at the Effective Time of the Merger to such counsel by Compass, Merger Sub, MegaBank, certain MegaBank shareholders and others as appropriate. SEE "MERGER WITH MEGABANK -- OTHER TERMS AND CONDITIONS."

ACCOUNTING TREATMENT

         Compass expects to account for the Merger using the "pooling-of-interests" method of accounting. Compass and MegaBank have received a letter from Compass' independent public accountants which will be updated as of the Effective Time, to the effect that, based on information provided to its independent public accountants and assuming that the Merger is consummated in accordance with the terms of the Merger Agreement, the Merger will qualify for pooling-of-interests accounting treatment. Under this accounting method, at the Effective Time, MegaBank's assets and liabilities will be added at their recorded book values to those of Compass, and its shareholders' equity will be added to Compass' consolidated balance sheet. SEE "SELECTED FINANCIAL DATA" AND "MERGER WITH MEGABANK -- OTHER TERMS AND CONDITIONS."

                              GOVERNMENT APPROVALS

         Consummation of the Merger is subject to approval by the shareholders of MegaBank, the receipt by Compass of required regulatory approvals from the Federal Reserve under the Bank Holding Company Act of 1956, as amended, ("BHC Act") and the Colorado Division of Banking (the "Division of Banking"), and the satisfaction or waiver of a number of other conditions. In addition, consummation of the Subsequent Merger of the Bank into Compass Bank is subject to approval by the Federal Reserve, the Alabama Superintendent of Banks (the "Superintendent"), the Division of Banking and the Office of Thrift Supervision.

         Applications under the BHC Act and the Colorado Banking Code of 1957 for the Merger were filed by Compass with the Federal Reserve and the Division of Banking on November 30, 1999. An application under the Bank Merger Act for the Subsequent Merger was also filed on December 15, 1999 with the Federal Reserve, the Superintendent, the Division of Banking and the FDIC. The Merger and the Subsequent Merger cannot be consummated until the expiration of a 15 to 30 day waiting period following such approval during which the Justice Department, pursuant to the BHC Act and the Bank Merger Act, may bring an action opposing the Merger and the Subsequent Merger.

         No Justice Department objection or adverse action is anticipated with respect to the Merger or the Subsequent Merger.

         Article 6.4 of the Colorado Banking Code of 1957 allows out-of-state bank holding companies to acquire thrift holding companies that own or control depository institutions located within Colorado. SEE "MERGER WITH MEGABANK -- TERMINATION" AND "SUPERVISION AND REGULATION."

                           SUPERVISION AND REGULATION

GENERAL

         Bank holding companies and banks are regulated extensively under both federal and state law. Compass is subject to regulation by the Federal Reserve and its bank subsidiaries (the "Subsidiary Banks") are subject to regulation by the Federal Reserve and the Federal Deposit Insurance Corporation ("FDIC") and the appropriate state banking departments. Compass' Subsidiary Banks are Compass Bank, an Alabama state bank headquartered in Birmingham, Alabama, and Central Bank of the South, an Alabama state bank headquartered in Anniston, Alabama. Compass' wholly-owned commercial bank subsidiaries conduct a general, full-service commercial and consumer banking business in Alabama, Texas, Florida and Arizona. Compass Bank also is engaged in the investment, trust and equipment leasing businesses, and other bank operating activities. Central Bank of the South primarily serves as a controlled disbursement facility for commercial deposit customers of Compass Bank. The deposits of each of the Subsidiary Banks are insured by the FDIC. Although the various laws and regulations which apply to Compass and its Subsidiary Banks are intended to insure safe and sound banking practices, they are mainly intended to benefit depositors and the federal deposit insurance fund, not the shareholders of Compass. The following discussion highlights certain laws and regulations affecting Compass and the Subsidiary Banks and should be read in conjunction with the more detailed information incorporated by reference herein. SEE "WHERE YOU CAN FIND MORE INFORMATION."

COMPASS

         Compass is a bank holding company within the meaning of the BHC Act and is registered as such with the Federal Reserve. As a bank holding company, Compass is required to file with the Federal Reserve an annual report and such additional information as the Federal Reserve may require pursuant to the BHC Act. The Federal Reserve may also make examinations of Compass and each of its subsidiaries. Under the BHC Act, bank holding companies are prohibited, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company engaging in activities other than banking or managing or controlling banks or furnishing services to or performing services for their banking subsidiaries. However, the BHC Act authorizes the Federal Reserve to permit bank holding companies to engage in, and to acquire or retain shares of companies that engage in, activities which the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

         The BHC Act requires a bank holding company to obtain the prior approval of the Federal Reserve before it may acquire substantially all of the assets of any bank or ownership or control of any voting shares of any bank if, after such acquisition, it would own or control, directly or indirectly, more than 5% of the voting shares of any such bank. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Interstate Act") permits bank holding companies to acquire banks located in any state without regard to whether the transaction is prohibited under any state law (except that states may establish the minimum age of their local banks (up to a maximum of 5 years) subject to interstate acquisition of out-of-state bank holding companies).

         The Federal Reserve Act generally imposes certain limitations on extensions of credit and other transactions by and between banks which are members of the Federal Reserve and other affiliates (which includes any holding company of which such bank is a subsidiary and any other non-bank subsidiary of such holding company). Further, federal law prohibits a bank holding company and its subsidiaries from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property, or the furnishing of services.

         The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") enacted major regulatory reforms, stronger capital standards for savings associations and stronger civil and criminal enforcement provisions. FIRREA allows the acquisition of healthy and failed savings associations by bank holding companies and imposes no interstate barriers on such bank holding company acquisitions. With certain qualifications, FIRREA also allows bank holding companies to merge acquired savings and loans into their existing commercial bank subsidiaries. FIRREA also provides that a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (1) the default of a commonly controlled FDIC-insured depository institution, or (2) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default.

         In December of 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was enacted. This act recapitalized the Bank Insurance Fund ("BIF"), of which the Subsidiary Banks are members, substantially revised statutory provisions, including capital standards, restricted certain powers of state banks, gave regulators the authority to limit officer and director compensation and required holding companies to guarantee the capital compliance of their banks in certain instances. Among other things, FDICIA requires the federal banking agencies to take "prompt corrective action" with respect to banks that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized" and "critically undercapitalized", as defined by regulations adopted by the Federal Reserve, the FDIC and the other federal depository institution regulatory agencies. A depository institution is well capitalized if it significantly exceeds the minimum level required by regulation for each relevant capital measure, adequately capitalized if it meets such measure, undercapitalized if it fails to meet any such measure, significantly undercapitalized if it is significantly below such measure and critically undercapitalized if it fails to meet any critical capital level set forth in the regulations. The critical capital level must be a level of tangible equity capital equal to not less than 2% of total tangible assets and not more than 65% of the minimum leverage ratio to be prescribed by regulation (except to the extent that 2% would be higher than such 65% level). An institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

         If a depository institution fails to meet regulatory capital requirements, the regulatory agencies can require submission and funding of a capital restoration plan by the institution, place limits on its activities, require the raising of additional capital and, ultimately, require the appointment of a conservator or receiver for the institution. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. If the controlling bank holding company fails to fulfill its obligations under FDICIA and files (or has filed against it) a petition under the Federal Bankruptcy Code, the FDIC's claim may be entitled to a priority in such bankruptcy proceeding over third party creditors of the bank holding company.

         An insured depository institution may not pay management fees to any person having control of the institution nor may an institution, except under certain circumstances and with prior regulatory approval, make any capital distribution (including the payment of dividends) if, after making such payment or distribution, the institution would be undercapitalized. FDICIA also restricts the acceptance of brokered deposits by insured depository institutions and contains a number of consumer banking provisions, including disclosure requirements and substantive contractual limitations with respect to deposit accounts.

         At September 30, 1999, the Subsidiary Banks were "well capitalized", and were not subject to any of the foregoing restrictions, including, without limitation, those relating to brokered deposits. If the Subsequent Merger was consummated as of September 30, 1999, Compass Bank would have been well-capitalized. The Subsidiary Banks do not rely upon brokered deposits as a primary source of deposit funding, although such deposits are sold through the Correspondent and Investment Services Division of Compass Bank.

         FDICIA contains numerous other provisions, including reporting requirements, termination of the "too big to fail" doctrine except in special cases, limitations on the FDIC's payment of deposits at foreign branches and revised regulatory standards for, among other things, real estate lending and capital adequacy. In addition, FDICIA required the FDIC to establish a system of risk-based assessments for federal deposit insurance, by which banks that pose a greater risk of loss to the FDIC (based on their capital levels and the FDIC's level of supervisory concern) pay a higher insurance assessment.

         The Deposit Insurance Funds Act of 1996 (the "Funds Act"), which became effective October 8, 1996, required the FDIC to impose a special assessment on institutions holding deposits subject to assessment by the Savings Association Insurance Fund ("SAIF"). Although the Subsidiary Banks are members of BIF, they hold deposits subject to assessment by SAIF as a result of acquisitions of SAIF deposits or SAIF-insured institutions. Compass' deposit liability under the Funds Act was $7.2 million based upon $1.1 billion of SAIF deposits, after certain discounts and exemptions.

         The Gramm-Leach-Bliley Act ("GLBA"), which was enacted on November 12, 1999, among other things, expands the BHC Act framework to permit bank holding companies with subsidiary banks meeting certain capital and management requirements to elect to become "financial holding companies." Beginning March, 2000, financial holding companies may engage in a full range of financial activities, including not only banking, insurance and securities activities, but also merchant banking and additional activities determined to be "financial in nature." The GLBA also provides that the list of permissible activities will be expanded as necessary for a financial holding company to keep abreast of competitive and technological change.

         Although it preserves the Federal Reserve as the umbrella supervisor of financial holding companies, the GLBA adopts an administrative approach to regulation that defers to the actions and paperwork requirements of the "functional" regulators of insurers, broker-dealers, investment companies, and banks. Thus, the various state and federal regulators of a financial holding company's operating subsidiaries would retain their jurisdiction and authority over such operating entities. As the umbrella supervisor, however, the Federal Reserve has the potential to affect the operations and activities of financial holding companies' subsidiaries through its power over the financial holding company parent. In addition, the GLBA contains numerous trigger points related to legal noncompliance and other serious problems affecting bank affiliates that could lead to direct Federal Reserve involvement and to the possible exercise of remedial authority affecting both financial holding companies and their affiliated operating companies.

THE SUBSIDIARY BANKS

         In general, federal and state banking laws and regulations govern all areas of the operations of the Subsidiary Banks, including reserves, loans, mortgages, capital, issuances of securities, payment of dividends and establishment of branches. Federal and state bank regulatory agencies also have the general authority to limit the dividends paid by insured banks and bank holding companies if such payments may be deemed to constitute an unsafe and unsound practice. Federal and state banking agencies also have authority to impose penalties, initiate civil and administrative actions and take other steps intended to prevent banks from engaging in unsafe or unsound practices.

         Compass Bank and Central Bank of the South are both organized under the laws of the State of Alabama. Compass Bank is a member of the Federal Reserve System. Compass Bank and Central Bank of the South are supervised, regulated and regularly examined by the Alabama State Banking Department and Compass Bank is also regulated and examined by the Federal Reserve. The Subsidiary Banks, as participants in the BIF and the SAIF of the FDIC, are subject to the provisions of the Federal Deposit Insurance Act and to examination by and regulations of the FDIC.

         The Subsidiary Banks are governed by Alabama laws restricting the declaration and payment of dividends to 90% of annual net income until its surplus funds equal at least 20% of capital stock. Compass Bank has surplus in excess of this amount. As members of the Federal Reserve System, Compass Bank is also subject to dividend limitations imposed by the Federal Reserve that are similar to those applicable to national banks.

         Federal law further provides that no insured depository institution may make any capital distribution (which would include a cash dividend) if, after making the distribution, the institution would not satisfy one or more of its minimum capital requirements. Moreover, the federal bank regulatory agencies also have the general authority to limit the dividends paid by insured banks if such payments may be deemed to constitute an unsafe and unsound practice. Insured banks are prohibited from paying dividends on its capital stock while in default in the payment of any assessment due to the FDIC except in those cases where the amount of the assessment is in dispute and the insured bank has deposited satisfactory security for the payment thereof.

         The Community Reinvestment Act of 1977 ("CRA") and the regulations of the Federal Reserve implementing that act are intended to encourage regulated financial institutions to help meet the credit needs of their local community or communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of such financial institutions. The CRA and such regulations provide that the appropriate regulatory authority will assess the records of regulated financial institutions in satisfying their continuing and affirmative obligations to help meet the credit needs of their local communities as part of their regulatory examination of the institution. The results of such examinations are made public and are taken into account upon the filing of any application to establish a domestic branch, to merge or to acquire the assets or assume the liabilities of a bank. In the case of a bank holding company, the CRA performance record of the banks involved in the transaction are reviewed in connection with the filing of an application to acquire ownership or control of shares or assets of a bank or to merge with any other bank holding company. An unsatisfactory record can substantially delay or block the transaction.

OTHER

         Other legislative and regulatory proposals regarding changes in banking, and the regulation of banks, thrifts and other financial institutions, are being considered by the executive branch of the Federal government, Congress and various state governments, including Alabama, Arizona and Florida. Certain of these proposals, if adopted, could significantly change the regulations of banks and the financial services industry. It cannot be predicted whether any of these proposals will be adopted or, if adopted, how these proposals will affect Compass or the Subsidiary Banks.

         The Correspondent and Investment Services Division of Compass Bank is treated as a municipal securities dealer and a government securities dealer for purposes of the federal securities laws and, therefore, is subject to certain reporting requirements and regulatory controls by the Commission, the United States Department of the Treasury and the Federal Reserve. Compass Brokerage, Inc., a wholly-owned subsidiary of Compass Bank, offers discount brokerage services and is registered with the Commission and the National Association of Securities Dealers, Inc. The subsidiary is subject to certain reporting requirements and regulatory control by these agencies. Compass Bancshares Insurance, Inc., a wholly-owned subsidiary of Compass Bank, is a licensed insurance agent or broker for various insurance companies. Such insurance subsidiary and its licensed agents are subject to reporting and licensing regulations of the Alabama Insurance Commission and various other states. Albrecht & Associates, Inc., a wholly-owned subsidiary of Compass Bank, is a financial advisor specializing in the divestment of oil and gas properties and is subject to examination by the Superintendent.

         References under the heading "SUPERVISION AND REGULATION" to applicable statutes are brief summaries of portions thereof, do not purport to be complete and are qualified in their entirety by reference to such statutes.

                DESCRIPTION OF COMPASS COMMON AND PREFERRED STOCK

         The following summary of the terms and provisions of the Compass Common Stock does not purport to be complete and is qualified in its entirety by reference to Compass' Restated Certificate of Incorporation and the Certificates of Amendment thereto, which include the express terms of the Compass Common Stock and the Compass Preferred Stock. Such Certificates are incorporated by reference to the registration statement of which this document is a part.

COMPASS COMMON STOCK

         Compass is incorporated under the Delaware General Corporation Law ("GCL"). Compass is authorized to issue 200,000,000 shares of Compass Common Stock, of which 113,662,563 shares were issued and outstanding on November 30, 1999. Compass' Board of Directors may at any time, without additional approval of the holders of Compass Common Stock, issue additional authorized but previously unissued shares of Compass Common Stock.

         DIVIDENDS

         Holders of Compass Common Stock are entitled to receive dividends ratably when, as and if declared by Compass' Board of Directors from assets legally available therefor, after payment of all dividends on preferred stock, if any is outstanding. Under the GCL, Compass may pay dividends out of surplus or net profits for the fiscal year in which declared and/or for the preceding fiscal year, even if its surplus accounts are in a deficit position. Dividends paid by its Subsidiary Banks are the primary source of funds available to Compass for payment of dividends to its shareholders and for other needs. Compass' Board of Directors intends to maintain its present policy of paying regular quarterly cash dividends. The declaration and amount of future dividends will depend on circumstances existing at the time, including Compass' earnings, financial condition and capital requirements, as well as regulatory limitations and such other factors as Compass' Board of Directors deems relevant. SEE "COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF MEGABANK AND COMPASS -- DIVIDENDS"; "SELECTED FINANCIAL DATA."

         Compass' principal assets and sources of income consist of investments in its operating subsidiaries, which are separate and distinct legal entities. Federal and state banking regulations applicable to Compass and its banking subsidiaries require minimum levels of capital which limit the amounts available for payment of dividends. The Subsidiary Banks are governed by Alabama laws restricting the declaration and payment of dividends to 90% of annual net income until its surplus funds equal at least 20% of capital stock. As of the date of this document, Compass Bank has surplus in excess of this amount. As a member of the Federal Reserve System, Compass Bank is also subject to dividend limitations imposed by the Federal Reserve that are similar to those applicable to national banks. SEE "WHERE YOU CAN FIND MORE INFORMATION"; "MERGER WITH MEGABANK -- BACKGROUND AND REASONS FOR THE MERGER"; "RISK FACTORS"; "SELECTED FINANCIAL DATA"; "MARKET PRICES"; "COMPARISON OF RIGHTS OF SHAREHOLDERS OF MEGABANK AND COMPASS -- DIVIDENDS"; AND "INFORMATION ABOUT COMPASS."

         PREEMPTIVE RIGHTS

         The holders of Compass Common Stock do not have preemptive rights to subscribe for a proportionate share of any additional securities issued by Compass before such securities are offered to others. The absence of preemptive rights increases Compass' flexibility to issue additional shares of Compass Common Stock in connection with acquisitions, employee benefit plans and for other purposes, without affording the holders of Compass Common Stock a right to subscribe for their proportionate share of those additional securities. Any further issuance of Compass Common Stock after the Effective Time may reduce former MegaBank's shareholders' proportionate interest in Compass.

         VOTING RIGHTS

         The holders of Compass Common Stock are entitled to one vote per share on all matters presented to shareholders. Holders of Compass Common Stock are not entitled to cumulate their votes in the election of directors. Cumulative voting rights, if provided for, entitle shareholders to a number of votes equal to the product of the number of shares held and the number of directors to be elected and allow shareholders to distribute such votes among any number of nominees for director or cast such votes entirely for one director. Cumulative voting rights tend to enhance the voting power of minority shareholders. SEE "COMPARISON OF RIGHTS OF SHAREHOLDERS OF MEGABANK AND COMPASS -- ELECTION OF DIRECTORS."

         LIQUIDATION

         Upon liquidation, dissolution or the winding up of the affairs of Compass, holders of Compass Common Stock are entitled to receive their pro rata portion of the remaining assets of Compass after the holders of Compass Preferred Stock have been paid in full any sums to which they may be entitled.

COMPASS PREFERRED STOCK

         Compass has authorized 25,000,000 shares of $.10 par value preferred stock. The preferred stock is issuable in one or more series and Compass' Board of Directors, subject to certain limitations, is authorized to fix the number of shares, dividend rate, liquidation prices, redemption, conversion, voting rights, and other terms. Compass' Board of Directors may issue preferred stock without approval of the holders of Compass Common Stock. As of December 17, 1999, no shares of Compass preferred stock were issued and outstanding. SEE "MERGER WITH MEGABANK"; "RISK FACTORS" AND "COMPARISON OF RIGHTS OF SHAREHOLDERS OF MEGABANK AND COMPASS -- DIVIDENDS."


                             COMPARISON OF RIGHTS OF
                      SHAREHOLDERS OF MEGABANK AND COMPASS

CHARTER AND BYLAW PROVISIONS AFFECTING COMPASS STOCK

         Compass' Certificate of Incorporation and Bylaws contain several provisions which may make Compass a less attractive target for an acquisition of control by anyone who does not have the support of Compass' Board of Directors. Such provisions include, among other things, the requirement of a supermajority vote of shareholders or directors to approve certain business combinations and other corporation actions, a minimum price provision, several special procedural rules, a staggered Board of Directors, and the limitation that shareholder actions without a meeting may only be taken by unanimous written shareholder consent. MegaBank's Articles of Incorporation require a two-thirds vote by each of the shareholders and directors for the sale of all of the corporation's assets and the CBCA requires that shareholders may take action without a meeting only by unanimous written consent.

         The foregoing summary is qualified in its entirety by reference to Compass' Certificate of Incorporation and Bylaws, which are available upon written request from Compass and which are on file with the Commission, and to the Articles of Incorporation and Bylaws of MegaBank, which are available upon request from MegaBank and are on file with the Commission. SEE "WHERE YOU CAN FIND MORE INFORMATION" AND "RISK FACTORS."

         In addition to the foregoing differences between MegaBank's and Compass' charters, as a result of the Merger, MegaBank's shareholders, whose rights are governed by the CBCA, will become shareholders of Compass, and their rights as shareholders will then be governed primarily by the GCL.

CERTAIN DIFFERENCES BETWEEN THE CORPORATION LAWS OF COLORADO AND DELAWARE AND CORRESPONDING CHARTER AND BYLAW PROVISIONS

         Certain differences between the GCL and the CBCA, as well as a description of the corresponding provisions contained in Compass' and MegaBank's respective charter and bylaws, as such differences may affect the rights of shareholders, are set forth below. The following summary does not purport to be complete and is qualified in its entirety to the provisions of the CBCA and the GCL and applicable charter and bylaw provisions.

         MERGER

         The GCL generally permits a merger to become effective without the approval of the surviving corporation's shareholders if the certificate of incorporation of the surviving corporation does not change following the merger, the amount of the surviving corporation's common stock to be issued or delivered under the plan of merger does not exceed 20% of the total shares of outstanding voting stock immediately prior to the acquisition, and the board of directors of the surviving corporation adopts a resolution approving the plan of merger.

         The CBCA does not require a shareholder vote of the surviving corporation in a merger if the merger agreement does not amend the existing articles of incorporation, each shareholder of the surviving corporation whose shares were outstanding immediately before the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights, immediately after the merger, the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger or by the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20% the total number of shares of the surviving corporation outstanding immediately before the merger, and the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger either by the conversion of securities issued pursuant to the merger or by the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20% the total number of participating shares outstanding immediately before the merger.

         Where shareholder approval is required under Colorado law, and except as provided below, a merger must be approved by the holders of a majority of the shares entitled to vote thereon, unless any class of shares is entitled to vote thereon as a class in which event the merger shall be approved by the affirmative vote of the holders of a majority of the shares of each class entitled to vote as a class. Where shareholder approval is required under Delaware law, a merger can be approved by a majority vote of the outstanding shares of capital stock of each class entitled to vote thereon. Compass' Certificate of Incorporation requires supermajority approval by its Board of Directors and shareholders in certain cases, as described above.

         The CBCA provides that certain different requirements apply to corporations in existence on June 30, 1994 ("Existing Corporations"). Specifically, unless the articles of incorporation of an Existing Corporation otherwise provide, a merger must be approved by each voting group entitled to vote separately on the merger by two-thirds of all votes entitled to vote. SEE "RISK FACTORS" AND "COMPARISON OF RIGHTS OF SHAREHOLDERS OF MEGABANK AND COMPASS -- CHARTER AND BYLAW PROVISIONS AFFECTING COMPASS STOCK."

         APPRAISAL RIGHTS

         Under both Delaware and Colorado law, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights by which such shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transactions. Under both Delaware and Colorado law, such fair market value is determined exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation.

         The CBCA provides that dissenters' rights are not available (a) with respect to the sale of all or substantially all of the assets of the corporation or a merger if no vote of the shareholders is required to approve the transaction under Colorado law or (b) to shareholders of shares which either were listed on a national securities exchange registered under the Securities Exchange Act of 1934 or on the national market system of the National Association of Securities Dealers Automated System or were held of record by more than 2,000 holders if such shareholders receive only shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange registered under the Securities Exchange Act of 1934 or on the national market system of the National Association of Securities Dealers Automated Quotation System or held of record by more than 2,000 holders plus cash in lieu of fractional shares.

         Under Delaware law, appraisal rights are not available (a) with respect to the sale of all or substantially all of the assets of a corporation, (b) with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders if such shareholders receive only shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders, plus cash in lieu of fractional shares of such corporation, or (c) to shareholders of a corporation surviving a merger if no vote of the shareholders of the surviving corporation is required to approve the merger under Delaware law. SEE "MERGER WITH MEGABANK -- DISSENTERS' RIGHTS" AND APPENDIX II.

         SPECIAL MEETINGS

         Colorado law provides that special meetings of the shareholders may be called by a corporation's Board of Directors, the person or persons authorized by the bylaws or resolution of the Board of Directors to call such a meeting or by the record holders of at least 10% of all shares entitled to vote at the meetings. MegaBank's Bylaws provide that special meetings of the shareholders may be called by the President or by the Board of Directors, or by the record holders of at least 25% of all shares entitled to vote at the meetings.

         Shareholders of Delaware corporations do not have a right to call special meetings unless such right is conferred upon the shareholders in the corporation's Certificate of Incorporation or Bylaws. Compass' Certificate of Incorporation prohibits shareholders from calling special meetings. SEE "RISK FACTORS."

         ACTIONS WITHOUT A MEETING

         Colorado law and MegaBank's Bylaws provide that any action to be taken at a meeting of the shareholders may be taken without a meeting if a consent in writing is signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

         Delaware law provides that shareholders may take action without a meeting if a consent in writing to such action is signed by the shareholders having the minimum number of votes that would be necessary to take such action at a meeting, unless prohibited in the Certificate of Incorporation. Compass' Certificate of Incorporation prohibits shareholder action by written consent except where such action is taken unanimously. SEE "RISK FACTORS."

         ELECTION OF DIRECTORS

         Colorado law provides that a corporation's articles of incorporation may provide that shares otherwise entitled to vote cumulatively may not so vote. MegaBank's Articles of Incorporation do not allow cumulative voting in the election of directors. MegaBank's Bylaws also provide that by the unanimous vote of all the shareholders represented at a meeting, the secretary of the meeting may be authorized and instructed to cast a single ballot for one or more of all the directors to be elected. Holders of Compass Common Stock are not entitled to cumulate their votes in the election of directors. SEE "DESCRIPTION OF COMPASS COMMON AND PREFERRED STOCK -- VOTING RIGHTS."

         VOTING ON OTHER MATTERS

         Both Delaware and Colorado law also require that a sale of all or substantially all of the assets of a corporation be approved by a majority of the outstanding voting shares of the corporation transferring such assets, unless otherwise provided in the corporation's charter or bylaws. MegaBank's Articles of Incorporation require a two-thirds vote of the Board of Directors, as well as a two-thirds vote of shareholders in order to sell, lease, exchange, or convey all of its property and assets. Compass' Certificate of Incorporation does not provide for a different vote than that required by Delaware law.

         Both Colorado and Delaware law generally do not require class voting, except in certain transactions involving an amendment to the certificate of incorporation that adversely affects a specific class of shares or where the class of securities designates such a right.

         PREEMPTIVE RIGHTS

         Under Colorado law, shareholders of a corporation in existence on June 30, 1994 have a preemptive right to acquire unissued shares except to the extent the articles of incorporation limit or deny preemptive rights.

MegaBank's Articles of Incorporation provide that shareholders do not possess any preemptive rights. Shareholders of Compass do not possess such preemptive rights.

         DIVIDENDS AND REPURCHASES OF SHARES

         Colorado law dispenses with the concepts of par value of shares as well as statutory definitions of capital, surplus and the like. The concepts of par value, capital and surplus are retained under Delaware law. Colorado law permits a corporation to declare and pay dividends unless, after giving it effect, the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

         MegaBank's Bylaws allow the Board of Directors to, from time to time, in the manner permitted by the CBCA, declare, and the corporation to pay, dividends in cash, property, or its own shares.

         Delaware law permits a corporation to declare and pay dividends out of surplus or if there is no surplus, out of net profits for the fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having preference upon the distribution of assets. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if the capital of the corporation is not impaired and such redemption or repurchase would not impair the capital of the corporation.

         Holders of Compass Common Stock are entitled to receive dividends ratably when, as and if declared by Compass' Board of Directors from assets legally available therefor, after payment of all dividends on Preferred Stock, if any is outstanding.

         SEE "WHERE YOU CAN FIND MORE INFORMATION"; "SELECTED FINANCIAL DATA"; "MARKET PRICES"; AND "DESCRIPTION OF COMPASS COMMON AND PREFERRED STOCK."

         LIQUIDATION RIGHTS

         MegaBank's Bylaws provide that all outstanding shares of common stock are equally entitled to receive their pro rata portion of remaining assets upon liquidation.

         Upon liquidation, dissolution or the winding up of the affairs of Compass, holders of Compass Common Stock are entitled to receive their pro rata portion of the remaining assets of Compass after the holders of Compass Preferred Stock have been paid in full any sums to which they may be entitled.

         LIMITATION OF LIABILITY AND INDEMNIFICATION

         Delaware and Colorado have similar laws respecting indemnification by a corporation of its officers, directors, employees and other agents. The laws of both states also permit, with certain exceptions, a corporation to adopt a provision in its articles of incorporation or certificate of incorporation, as the case may be, eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty. There are nonetheless certain differences between the laws of the two states respecting indemnification and limitation of liability.

         MegaBank's Articles of Incorporation eliminate the liability of directors to the corporation to the fullest extent permissible under Colorado law. Colorado law does not permit the elimination of monetary liability where such liability is based on breaches of the director's duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, in the case of conduct in an official capacity with the corporation, acts or omissions not in the best interests of the corporation, and in all other cases, acts or omissions contrary to the best interests of the corporation, receipt of an improper personal benefit, or liability for improper distributions, loans or guarantees.

      MegaBank's Articles of Incorporation and Bylaws authorize indemnification of officers, directors and others to the fullest extent permitted by Colorado law.

      Under Compass' Certificate of Incorporation, a director will not be liable to Compass or its shareholders for monetary damages for any breach of fiduciary duty as a director, except (1) for breach of a director's duty of loyalty, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) unlawful payment of dividend or unlawful stock purchase or redemption, or (4) any transaction from which the director derived an improper personal benefit. Compass' Certificate of Incorporation authorizes indemnification of officers, directors and others to the fullest extent permitted by Delaware law.

      Both Colorado and Delaware law require indemnification when the individual has defended successfully the action on the merits or otherwise.

      Expenses incurred by an officer or director in defending an action may be paid in advance, under Colorado law and Delaware law, if such director or officer undertakes to repay such amounts if it is ultimately determined that he or she is not entitled to indemnification. In addition, the laws of both states authorize a corporation's purchase of indemnity insurance for the benefit of its officers, directors, employees and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy. SEE "WHERE YOU CAN FIND MORE INFORMATION."

      REMOVAL OF DIRECTORS

      A director of a Colorado corporation that does not have a staggered board of directors or cumulative voting may be removed with or without cause with the approval of a majority of the outstanding shares entitled to vote at an election of directors. In the case of a Colorado corporation having cumulative voting, if less than the entire board is to be removed, a director may not be removed if the number of shares voted against such removal would be sufficient to elect the director under cumulative voting. MegaBank does not have a staggered board or cumulative voting.

      A majority of shareholders of a Delaware corporation may remove a director with or without cause, unless the directors are classified and elected for staggered terms, in which case, directors may be removed only for cause. Compass' Certificate of Incorporation provides that the directors are classified and elected for staggered terms, and any such removal must be for cause after a supermajority vote (80%) of the shareholders.

      INSPECTION OF BOOKS AND RECORDS

      Under Colorado law, a shareholder is entitled to inspect and copy, during regular business hours at the corporation's principal office, the records of the corporation, if the shareholder gives the corporation written demand at least five business days before the date on which the shareholder wishes to inspect and copy such records. Under Delaware law, a shareholder has such right upon written demand stating the purpose of such inspection.

      ANTITAKEOVER PROVISIONS

      Delaware has enacted antitakeover legislation. Compass has opted out of such provisions as provided by the GCL. Certain provisions of Compass' Certificate of Incorporation and Bylaws limiting a takeover without the support of its Board of Directors are described in "COMPARISON OF RIGHTS OF SHAREHOLDERS OF WESTERN BANCSHARES AND COMPASS -- CHARTER AND BYLAW PROVISIONS AFFECTING COMPASS STOCK." Colorado has not enacted similar legislation.

      Although certain of the specific differences between the voting and other rights of MegaBank's shareholders and Compass' shareholders are discussed above, the foregoing summary is not intended to be a complete statement of the comparative rights of such shareholders under Colorado and Delaware law, or the rights of such persons under the respective charters and Bylaws of Compass and MegaBank. Nor is the identification of certain specific differences meant to indicate that other differences do not exist. The foregoing summary is qualified in its entirety by reference to the particular requirements of the CBCA and the GCL, and the specific provisions of

Compass' Certificate of Incorporation and Bylaws, and MegaBank's Articles of Incorporation and Bylaws, as amended.

                           RESALE OF COMPASS STOCK

      The Compass Common Stock to be issued to holders of MegaBank Common Stock upon consummation of the merger will be freely transferable under the Securities Act, except for shares issued to any person who may be an "affiliate" of MegaBank within the meaning of Rule 145 under the Securities Act. Such affiliates are not permitted to transfer any Compass Common Stock except in compliance with the Securities Act and the rules and regulations thereunder. Such affiliates have already delivered to Compass a written agreement providing that each such affiliate will not (1) sell, pledge, transfer or otherwise dispose of any of such affiliate's MegaBank Common Stock within 30 days prior to the effective time of the merger; (2) sell, pledge, transfer or otherwise dispose of any shares of Compass Common Stock until the publication of financial results covering at least 30 days of post-merger combined operations of MegaBank and Compass, except for pledges by such affiliates of all or part of such affiliate's Compass Common Stock acquired in the merger, provided the lender agrees to be bound by the terms of such written agreement; or (3) transfer any Compass Common Stock except in compliance with Rule 145 promulgated by the Commission under the Securities Act and any new requirements imposed by the Commission or the Financial Accounting Standards Board for Compass' accounting of the Merger as a pooling of interests. SEE "SUMMARY -- ACCOUNTING TREATMENT"; "MERGER WITH MEGABANK -- ACCOUNTING TREATMENT"; AND APPENDIX I.

      It is a condition to Compass' obligations to consummate the Merger that holders of shares of MegaBank Common Stock that will be entitled to receive at least 50% of the aggregate Merger Consideration have represented to Compass that they have no plan or intention to sell or otherwise dispose of (1) shares of MegaBank prior to and in connection with the merger to MegaBank or any party related to MegaBank or Compass and (2) the shares of Compass Common Stock received in the Merger to Compass or any party related to Compass. SEE "MERGER WITH MEGABANK -- OTHER TERMS AND CONDITIONS."

                          INFORMATION ABOUT COMPASS

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      Certain documents filed by and relating to Compass, including Compass' Annual Report on Form 10-K for the year ended December 31, 1998 and Compass' Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, are incorporated herein by reference. SEE "WHERE YOU CAN FIND MORE INFORMATION."

INTERESTS OF CERTAIN PERSONS

      No director or executive officer of Compass has any material direct or indirect financial interest in MegaBank or the Merger, except as a director, executive officer or shareholder of Compass or its subsidiaries.

RECENT DEVELOPMENTS

      Compass' strategy for growth includes strengthening its presence in core markets, expanding into contiguous markets and broadening its product offerings.

      In July, 1999, Compass entered into an agreement to acquire Western Bancshares of Albuquerque, Inc. ("Western") located in Albuquerque, New Mexico. On September 30, 1999, Western had total assets of $304.8 million, total deposits of $245.9 million, and total shareholders' equity of $34.7 million. Western has nine full-service branches and one motor bank branch location. The shareholders of Western approved the merger at a special meeting held on December 15, 1999. The merger was completed in January, 2000.

                          INFORMATION ABOUT MEGABANK

SERVICES, EMPLOYEES AND LOANS

      MegaBank was founded in 1984 by its Chairman and Chief Executive Officer, Thomas R. Kowalski, with the objective of building a banking franchise in the Denver, Colorado metropolitan area that would deliver a broad based package of products and services to businesses and individuals. The Bank was organized in 1983. Since the advent of branch banking in Colorado in 1993, the Bank has opened eight additional banking locations throughout the Denver area, for a total of nine locations.

      Since inception, the Bank has specialized its lending practice in the residential construction industry. Mr. Kowalski has extensive experience in the home building industry and has expanded the Bank's lending practice to date such that the Bank is a leading originator of land development and residential construction loans to small-and medium-sized homebuilders. Currently, the Bank can finance a builder or developer from the acquisition and development loan process, including assistance with special district financing, through the construction loan phase. During the three years ended December 31, 1998, 1997 and 1996, the Bank originated over $715 million in total loans. While some of these loans remain on MegaBank's balance sheet, most have been repaid, refinanced or participated out to other financial institutions.

      As of September 30, 1999, MegaBank and its subsidiaries had 194 employees of which 166 were full time employees. Management considers its relationship with the employees to be good.

      MegaBank has the ability to provide a broad range of commercial and retail lending services. However, the vast majority of the Bank's loans are residential construction loans. MegaBank follows a uniform credit policy which sets forth underwriting and loan administration criteria, including levels of loan commitment, loan types, credit criteria, concentration limits, loan administration, loan review and grading and related matters. In addition, MegaBank provides ongoing loan officer training and review, obtains outside independent loan reviews, operates a centralized processing, underwriting and servicing center for consumer loans and manages problem assets centrally. At September 30, 1999, substantially all loans outstanding were to customers within MegaBank's market area.

COMPETITION

      MegaBank faces a high degree of competition. In its marketplace, there are numerous small banks and several larger national and regional financial banking groups. MegaBank also competes with insurance companies, savings and loan associations, credit unions, leasing companies, mortgage companies, and other financial service providers. Many of the banks and other financial institutions with which MegaBank competes have capital resources and legal lending limits substantially in excess of the capital resources and legal lending limits of MegaBank.

      MegaBank competes for loans and deposits principally based on the range and quality of services provided, interest rates, loan fees and office locations. MegaBank actively solicits deposit customers and competes by offering them high quality customer service and a complete product line. Over the past few years, competition has increased as a result of changes in Colorado banking laws that permit statewide branching and allow out-of-state holding companies to acquire Colorado-based financial institutions. MegaBank believes its customer service, broad product line and banking franchise enable it to compete in its market area.

      MegaBank will also face significant competition from other financial institutions in any potential acquisitions. Many of these competitors have substantially greater resources than MegaBank as well as the ability to issue marketable equity securities that can be used as part of the purchase price.

PROPERTIES

      The principal offices of both MegaBank and the Bank are located in a three-story building at 8100 East Arapahoe Road, Englewood, Colorado, and its telephone number is (303) 740-2265. The Bank maintains eight other full service banking facilities in the Denver metropolitan area. The Bank also leases a building for its central processing center for the Bank and its branch system. Information concerning these properties, as of September 30, 1999, is presented in the following table:

                                                          APPROXIMATE
   DESCRIPTION AND           YEAR            OWNED OR       SQUARE
      ADDRESS               OPENED           LEASED (1)     FOOTAGE
      -------               ------           ----------     -------
Principal offices            1983             Leased       22,300
8100 E. Arapahoe Road
Englewood, CO

Processing center            1999             Leased       6,390
3734 Osage Street
Denver, CO

Branch Offices:
North                        1995             Owned        3,000
4988 Federal Boulevard
Denver, CO

Monaco                       1996             Owned        3,000
777 S. Monaco Parkway
Denver, CO

South Broadway               1997             Owned        3,000
4600 South Broadway
Englewood, CO

West Highland                1997             Leased       2,600
3804 W. 32nd Avenue
Denver, CO

Greenwood Village            1985             Leased       850
6300 S. Syracuse
Englewood, CO

Lower Downtown ("LoDo")      1993             Leased       3,400
1401 17th Street
Denver, CO

Northglenn                   1998             Owned        5,200
480 E. 120th Avenue
Northglenn, CO

Westminster                  1999             Owned        5,200
7377 Federal Boulevard
Westminster, CO

Other:
Northland Shopping Center    (2)              Owned        32,000
88th and Washington Street
Thornton, CO


-------------
(1) All of the leased properties are leased from affiliated entities with the exception of the Greenwood Village and LoDo branches. See "Merger with MegaBank -- Additional Agreements."

(2) Site originally purchased in 1998 for future branch but the future of the space is currently unknown.


LEGAL PROCEEDINGS

      MegaBank and its subsidiaries are from time to time parties to various legal actions arising in the normal course of business. Management believes that there is no proceeding threatened or pending against MegaBank or any of its subsidiaries which, if determined adversely, would have a material adverse effect on the financial condition or results of operations of MegaBank.

BENEFICIAL OWNERSHIP OF MEGABANK COMMON STOCK BY MEGABANK MANAGEMENT AND PRINCIPAL SHAREHOLDERS

      At the close of business on the Record Date, directors and executive officers of MegaBank (nine persons) and their affiliates beneficially owned and were entitled to vote approximately 3,768,107 shares of MegaBank Common Stock, which represented approximately 48.5% of the shares of MegaBank Common Stock outstanding on that date. Each of those directors and executive officers has indicated his or her present intention to vote, or cause to be voted, the shares of MegaBank Common Stock owned by him or her for the proposal to approve the Merger Agreement and the Merger including the related issuance of shares of Compass Common Stock.

      The following table sets forth certain information regarding beneficial ownership of MegaBank Common Stock, as of January 21, 2000, by (i) each shareholder known by MegaBank to be the beneficial owner of more than 5% of the outstanding MegaBank Common Stock, (ii) each director of MegaBank and certain executive officers, and (iii) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such owners, management believes that the shareholders listed below have sole investment and voting power with respect to their shares.


                                       SHARES
                                     BENEFICIALLY        PERCENTAGE
BENEFICIAL OWNER                        OWNED             OF CLASS
----------------                     ------------        ----------
Thomas R. Kowalski                      2,970,192 (1)      38.2%
8100 East Arapahoe Road
Englewood, Colorado 80112

Ryan R. Kowalski                           76,890 (2)       1.0%
8100 East Arapahoe Road
Englewood, Colorado 80112

Raymond L. Anilionis                      642,780 (3)       8.3%
9034 East Easter Place, Suite 202
Englewood, Colorado 80112

Warren P. Cohen                           707,500 (4)       9.1%
595 South Broadway, Suite 200
Denver, Colorado 80209

Realtek Company Employees' Profit         614,820 (5)       7.9%
Sharing Plan and Trust
8100 East Arapahoe Road,
Suite 214
Englewood, Colorado  80112

Vernon J. Purdy                           468,750           6.0%
1900 East Girard, Suite 509
Englewood, Colorado  80110

                                         SHARES
                                       BENEFICIALLY     PERCENTAGE
BENEFICIAL OWNER                          OWNED          OF CLASS
----------------                          -----         ----------
Larry A. Olsen                           151,590          2.0%
8100 East Arapahoe Road
Englewood, Colorado  80112

Susan A. Putland                             545             *
8100 East Arapahoe Road
Englewood, Colorado  80112

Hiram J. Welton                            1,000             *
8100 East Arapahoe Road
Englewood, Colorado  80112

Dr. Donald B. Brown                           --            --
4545 East Ninth Avenue
Denver, Colorado 80220

William F. Sievers                         2,000             *
26 West Dry Creek
Circle, Suite 750
Littleton, Colorado 80120

Roger L. Morgan                               --            --
1615 Country Club Road
Ft. Collins, Colorado 80524

All executive officers and
directors as a group (nine
persons)                               3,768,107         48.5%


------------
      (1) Of this amount, 1,343,232 shares are owned directly, and all other shares are owned indirectly through entities or persons controlled by Mr. Kowalski.

      (2) Ryan R. Kowalski owns 76,890 shares through the Ryan R. Kowalski Trust, however Mr. Kowalski disclaims beneficial ownership of such securities. Since Thomas R. Kowalski is the trustee of the Ryan R. Kowalski Trust, these shares are included in the ownership of Thomas
            R. Kowalski in the table.

      (3) Of this amount, 399,000 shares are owned by Mr. Anilionis directly, and all other shares are owned by entities controlled by Mr. Anilionis.

      (4) Of this amount, 455,473 shares are owned by Mr. Cohen directly, and all other shares are owned by an entity controlled by Mr.
            Cohen.

      (5) Due to Thomas R. Kowalski's significant beneficial ownership of the named entity, these shares are included in the ownership of Thomas
            R. Kowalski in the table.

      *     Less than 1.0%

      The persons listed above will receive the same Merger Consideration described in "Merger with MegaBank-General" as the other MegaBank shareholders for each share of MegaBank Common Stock held at the Effective Time. Certain of the persons listed above have ownership interests in Osage 3734 LLC, 1996 Newton LLC and Nagrom LLC, which will be acquired by Compass in connection with the Merger. SEE "THE MERGER -- INTERESTS OF CERTAIN PERSONS."

      Directors and executive officers and other affiliates of MegaBank (and their affiliates) owning or otherwise controlling 4,474,607 shares of MegaBank Common Stock, comprising approximately 57.6% of the total shares of MegaBank Common Stock issued and outstanding as of the Record Date, have agreed to vote their shares in favor of the Merger Agreement and the Merger. SEE "SUMMARY - VOTE REQUIRED" AND "THE MERGER -- GENERAL."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MEGABANK

      The following discussion provides certain information regarding the financial condition and results of operations of MegaBank. This discussion should be read in conjunction with MegaBank's Consolidated Financial

Statements and Notes to Consolidated Financial Statements presented elsewhere in this document. SEE "INDEX TO MEGABANK CONSOLIDATED FINANCIAL STATEMENTS."

      Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate," "believe," "estimate," or "continue," or comparable words. In addition, all statements other than statements of historical facts that address activities that MegaBank expects or anticipates will or may occur in the future are forward-looking statements. Actual results may vary materially from those anticipated by management due to a variety of reasons including those listed under "RISK FACTORS."

RESULTS OF OPERATIONS

      NET INTEREST INCOME. MegaBank's net income is derived primarily from net interest income. Net interest income is the difference between interest income, principally from loans, investment securities and funds sold, and interest expense, principally on customer deposits. Changes in net interest income result from changes in volume, net interest spread and net interest margin. Volume refers to the average dollar levels of interest-earning assets and interest-bearing liabilities. Net interest spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities. Net interest margin refers to net interest income divided by average interest-earning assets and is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities.

      The following tables set forth the average balances, net interest income and expense and average yields and rates for MegaBank's earning assets and interest-bearing liabilities for the indicated periods on a tax-equivalent basis assuming a 34% tax rate.

                                                                          AS AND FOR NINE MONTHS ENDED SEPTEMBER 30,
                                                        ---------------------------------------------------------------------------
                                                                       1999                                       1998
                                                        ---------------------------------------------------------------------------
                                                                     INTEREST      AVERAGE                     INTEREST    AVERAGE
                                                         AVERAGE      EARNED        YIELD         AVERAGE        EARNED      YIELD
                                                         BALANCE      OR PAID      OR COST        BALANCE       OR PAID     OR COST
                                                        ---------    ---------     -------       ---------     ---------   --------
                                                                                    (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS
    Investment securities:
       Taxable                                          $   8,293    $     460       7.40%       $   6,524     $     317      6.48%
       Tax exempt (tax equivalent)                          9,542          944      13.19%           8,402           850     13.49%
    Funds sold and interest-bearing deposits                1,654           61       4.92%          10,815           430      5.30%
    Loans (1)                                             218,536       19,321      11.79%         142,481        13,448     12.58%
    Allowance for loan losses                              (2,915)          --         --           (2,243)           --        --
                                                        ---------    ---------       ----        ---------     ---------      ----
                  Total interest-earning assets         $ 235,110    $  20,786      11.79%       $ 165,979     $  15,045     12.09%
                                                        =========    =========       ====        =========     =========      ====
INTEREST-BEARING LIABILITIES
    Interest-bearing deposits:
       Demand, interest-bearing                         $  72,890    $   2,010       3.68%       $  67,185     $   2,290      4.54%
       Savings                                              6,860          113       2.20%           5,088           127      3.33%
       Certificates of deposit:
         Under $100,000                                    44,749        1,781       5.31%          30,040         1,299      5.77%
         $100,000 and over                                 34,285        1,400       5.44%          10,762           448      5.55%
                                                        ---------    ---------       ----        ---------     ---------      ----
                  Total interest-bearing deposits         158,784        5,304       4.45%         113,075         4,164      4.91%
    Advances from the Federal Home Loan
        Bank and federal funds purchased (3)                6,336          247       5.20%       $   1,177            82      9.29%
    Notes payable/Trust preferred securities(4)            12,000          812       9.02%          10,333           707      9.12%
    Repurchase agreements                                     493           15       4.06%             766            30      5.22%
                                                        ---------    ---------       ----        ---------     ---------      ----
                  Total interest-bearing liabilities    $ 177,613    $   6,378       4.79%       $ 125,351     $   4,983      5.30%
                                                        =========    =========       ====        =========     =========      ====

    Net interest income (tax equivalent)                             $  14,408                                 $  10,062
                                                                     =========                                 =========

    Net interest margin (2)                                                          8.17%                                    8.08%
    Net interest spread                                                              7.00%                                    6.79%
Ratio of average interest-bearing liabilities
    to average interest-earning assets                                              75.54%                                   75.52%



                                                                                   YEAR ENDED DECEMBER 31,
                                                         --------------------------------------------------------------------
                                                                     1998                              1997
                                                         --------------------------------------------------------------------
                                                                    INTEREST     AVERAGE               INTEREST      AVERAGE
                                                         AVERAGE     EARNED       YIELD    AVERAGE      EARNED        YIELD
                                                         BALANCE     OR PAID     OR COST   BALANCE      OR PAID      OR COST
                                                        ---------    ---------   -------   ---------   ---------     -------
                                                                               (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS
    Investment securities:
       Taxable                                          $   5,290    $     318     6.02%   $   4,486   $     286       6.38%
       Tax exempt (tax equivalent)                          8,347        1,126    13.49%       6,667         897      13.45%
    Funds sold and interest-bearing deposits               11,502          643     5.59%      12,876         699       5.43%
    Loans (1)                                             150,951       18,464    12.23%     109,167      13,806      12.65%
    Allowance for loan losses                              (2,318)          --       --       (1,446)         --         --
                                                        ---------    ---------     ----    ---------   ---------       ----
                  Total interest-earning assets         $ 173,772    $  20,551    11.83%   $ 131,750   $  15,688      11.91%
                                                        =========    =========     ====    =========   =========       ====
INTEREST-BEARING LIABILITIES
    Interest-bearing deposits:
       Demand, interest-bearing                         $  68,948    $   3,039     4.41%   $  53,370   $   2,453       4.60%
       Savings                                              5,488          170     3.10%       4,775         160       3.35%
       Certificates of deposit:
         Under $100,000                                    32,098        1,850     5.76%      25,295       1,444       5.71%
         $100,000 and over                                 12,354          683     5.52%       9,749         578       5.93%
                                                        ---------    ---------     ----    ---------   ---------       ----
                  Total interest-bearing deposits         118,888        5,742     4.83%      93,189       4,635       4.97%
    Advances from the Federal Home Loan
        Bank and federal funds purchased (3)                1,094           99     9.05%       2,281         152       6.66%
    Notes payable/Trust preferred securities(4)            11,167          978     8.76%       2,250         179       7.96%
    Repurchase agreements                                     693           35     5.05%          --          --         --
                                                        ---------    ---------     ----    ---------   ---------       ----
                  Total interest-bearing liabilities    $ 131,842    $   6,854     5.20%   $  97,720   $   4,966       5.08%
                                                        =========    =========     ====    =========   =========       ====

    Net interest income (tax equivalent)                             $  13,697             $  10,722
                                                                     =========             =========

    Net interest margin (2)                                                        7.88%                               8.14%
    Net interest spread                                                            6.63%                               6.83%
Ratio of average interest-bearing liabilities
    to average interest-earning assets                                            75.87%                              74.17%


(1) Loans are net of unearned discount. Nonaccrual loans are included in average loans outstanding. Loan fees are included in interest income as follows: September 30, 1999 - $3,187,351; September 30, 1998 - $2,085,668;
     December 31, 1998 - $3,566,820; December 31, 1997 - $2,723,678.

(2) Net interest margin is net interest income divided by average total earning assets.

(3) Includes a one-time prepayment penalty incurred on the early retirement of FHLB advances which management determined was advantageous to MegaBank compared to the cost of such funds.

(4) Interest earned or paid includes interest paid to MegaBank on the common securities held.

      Net interest income on a tax equivalent basis was $14.4 million for the nine months ended September 30, 1999, an increase of $4.3 million from $10.1 million for the same period in 1998. Interest income for the nine months ended September 30, 1999 and 1998 was $20.5 million and $14.8 million, respectively. The increases were due to higher balances of interest earning assets resulting from internal growth.

      Net interest income, on a tax-equivalent basis, was $13.7 million for the year ended December 31, 1998, an increase of $3.0 million from $10.7 million in 1997. Interest income increased $4.9 million to $20.6 million in 1998 from $15.7 million in 1997. A significant component of interest earned on loans consists of loan fees. Because the majority of the construction loans are real estate loans with terms of one year or less, any decrease in real estate loan production can be expected to have an adverse effect on loan fees. See "Loan Maturities." This increase resulted primarily from an increase of $42.0 million in average interest-earning assets to $173.8 million in 1998 from $131.8 million in 1997. The majority of the asset growth was due to growth in the loan portfolio. Average loans increased $68.1 million or 45.1% to $219.1 for the nine months ended September 30, 1999 from $151.0 million for the year ended December 31, 1998 and $41.8 million or 38.28% from $109.2 million in 1997, due primarily to MegaBank's continuing growth. The change in the relative mix of interest-earning assets other than loans was due primarily to MegaBank's objective of maximizing its yield on funds not used for loans, including investing in double tax exempt securities. The average yield on interest-earning assets decreased to 11.76% for the nine months ended September 30, 1999 from 11.83% in 1998 and 11.91% in 1997 on a tax equivalent basis.

      Interest expense for the nine months ended September 30, 1999 was $6.4 million compared to $5.0 million for the same period in 1998. Additional interest bearing deposits contributed to the increase in interest expense. Interest expense increased $1.9 million to $6.9 million in 1998 from $5.0 million in 1997. A $15.6 million increase in interest-bearing demand deposits accounted for $0.6 million of the increase. These deposits increased due to MegaBank's growth, including the addition of new branches in 1998 and 1999. Changes in the relative mix of average interest-bearing liabilities included a $1.2 million decrease in advances from the FHLB. The cost of interest-bearing liabilities for the nine months ended September 30, 1999 was 4.79% and for the years ended December 31, 1998 and 1997 was 5.20% and 5.08%, respectively, and, when combined with noninterest-bearing deposits, the cost of funds was 3.67% for the nine months ended September 30, 1999 compared to 3.86% in 1998 and 3.72% in 1997. The net interest margin, on a tax-equivalent basis, increased to 8.15% for the nine months ended September 30, 1999 due to an increase in the prime lending rate. The net interest margin decreased to 7.88% in 1998 from 8.14% in 1997, primarily as a result of lower interest earning asset yields and a higher cost of funds.

      The following table illustrates, for the periods indicated, the changes in MegaBank's net interest income (on a tax-equivalent basis) due to changes in volume and changes in interest rates. Changes in net interest income due to both volume and rate have been allocated to volume and rate in proportion to the relationship of the absolute dollar amounts of the change in each.



                                                 NINE MONTHS ENDED SEPTEMBER
                                                  30, 1999 COMPARED TO 1998
                                                 ---------------------------
                                                   INCREASE (DECREASE) IN
                                                     NET INTEREST INCOME
                                                      DUE TO CHANGE IN
                                                 ---------------------------
                                                 VOLUME     RATE     TOTAL
                                                 ------    ------    ------
                                                    (DOLLARS IN THOUSANDS)

Interest-earning assets:
    Interest-earning securities
   Taxable                                      $   98    $ 131    $   229
   Tax exempt (tax equivalent)                     113      (19)        94
   Funds sold                                     (338)    (117)       455
   Loans                                         6,757     (884)     5,873
                                                ------    -----    -------
          Total interest-earning assets          6,630     (889)     5,741
                                                ------    -----    -------

Interest-bearing liabilities:
   Demand, interest bearing                        157     (437)      (280)
   Savings                                          29      (43)       (14)
   Certificates of deposit:
       Under $100,000                              585     (103)       482
       $100,000 and over                           961       (9)       952
   Advances from the Federal Home
       Loan Bank and federal funds purchased       201      (36)       165
 Notes payable/Trust preferred securities          113       (8)       105
   Repurchase agreement                             (8)      (7)       (15)
                                                ------    -----    -------
      Total interest-bearing liabilities         2,038     (643)     1,395
                                                ------    -----    -------
      Net increase (decrease) in net interest
           income (tax equivalent)              $4,592    $(246)   $ 4,346
                                                ======    ======   =======

                                                             YEAR ENDED DECEMBER 31,      YEAR ENDED DECEMBER 31,
                                                             1998 COMPARED TO 1997         1997 COMPARED TO 1996
                                                          --------------------------     --------------------------
                                                            INCREASE (DECREASE) IN        INCREASE (DECREASE) IN
                                                              NET INTEREST INCOME           NET INTEREST INCOME
                                                               DUE TO CHANGE IN                DUE TO CHANGE IN
                                                          --------------------------      -------------------------
                                                          VOLUME     RATE      TOTAL      VOLUME     RATE     TOTAL
                                                          ------    ------     -----      ------    ------   ------
                                                                         (DOLLARS IN THOUSANDS)
Interest-earning assets:
    Interest-earning securities
   Taxable                                                $   48      $( 16)   $  32      $(168)     $(33)     $(201)
   Tax exempt (tax equivalent)                               227          2      229        523         0        523
   Funds sold                                                (77)        22      (55)       511       (27)       484
   Loans                                                   5,111       (453)   4,658      3,661      (265)     3,396
                                                          ------      -----    ------     ------     -----     ------
          Total interest-earning assets                    5,309       (445)   4,864      4,527      (325)     4,202
                                                          ------      -----    ------     ------     -----     ------

Interest-bearing liabilities:
   Demand, interest bearing                                  687       (101)     586        707        29        736
   Savings                                                    22        (12)      10        (22)       (4)       (26)
   Certificates of deposit:
       Under $100,000                                        392         14      406        894        28        922
       $100,000 and over                                     144        (39)     105        170        39        209
   Advances from the Federal Home
       Loan Bank and federal funds purchased                (107)        54      (53)        34        21         55
 Notes payable/Trust preferred securities                    722         77      799       (113)       51        (61)
   Repurchase agreement                                       35          0       35        ---       ---        ---
                                                          ------      -----    ------     ------     -----     ------
            Total interest-bearing liabilities             1,895         (7)   1,888      1,670       164      1,835
                                                          ------      -----    ------     ------     -----     ------
            Net increase (decrease) in net
                 income (tax equivalent)                  $3,414      $(438)   $2,976     $2,857     $(490)    $2,367
                                                          ======      ======   ======     ======     ======    ======

OTHER INCOME. The following table sets forth MegaBank's other income for the indicated periods.




                                          NINE MONTHS ENDED
                                             SEPTEMBER 30,                YEAR ENDED DECEMBER 31,
                                          -----------------               -----------------------
                                           1999       1998                    1998     1997
                                           ----       ----                    ----     ----
                                            (IN THOUSANDS)                   (IN THOUSANDS)
Title Fees                                $1,872      $ --                    $ --     $ --
Service charges                              398       106                     144       68
Bank charges                                 363       285                     394      267
Building rent                                 73        79                     118      130
Gain on sale of investment securities        135        25                      46      341
Other                                        436       201                     291      190
                                          ------      ----                    ----     ----
        Total other income                $3,277      $696                    $993     $996
                                          ======      ====                    ====     ====


      Other income generated for the nine months ended September 30, 1999 increased to approximately $3.3 million as compared to $696,000 for the same period in 1998. Most of the increase was attributed to additional fee income as a result of an increase in service charges and title fees from Empire. In addition, MegaBank received compensation for relinquishing its rights to the ticker symbol "MFC" for its Trust Preferred Securities, which now trade under the symbol "MFC.PR.A."

      Other income for the year ended December 31, 1998 compared to 1997 decreased slightly due primarily to recognition of gain following the sale of investment securities in 1997.

OTHER EXPENSES. The following table sets forth MegaBank's operating expenses for the indicated periods.

                                      NINE MONTHS ENDED                 YEAR ENDED,
                                        SEPTEMBER 30,                   DECEMBER 31
                                      ------------------             ------------------
                                      1999         1998              1998         1997
                                      ----         ----              ----         ----
                                        (IN THOUSANDS)                (IN THOUSANDS)
Salaries and employee benefits       $5,567       $3,183            $4,100      $3,135
Occupancy expense of premises          928           688               971         708
Furniture and equipment expense        524           337               447         342
Service fees                           142           173               252         135
Legal fees                             107            60                99         191
Indemnification and guarantee fees      --            --               350         329
Settlement with related company         --            --               355          --
Other expenses                       2,638         1,448             1,479       1,587
                                     -----         -----             -----       -----
     Total other expenses           $9,906        $5,889            $8,053      $6,427
                                    ======        ======            ======      ======



      During the nine months ended September 30, 1999 total operating expenses were $9.9 million compared to $5.9 million for the same period in 1998. The increase was primarily due to additional employee and occupancy expenses required by internal growth and additional expenses from Empire.

      During the year ended December 31, 1998 total operating expenses increased $1.7 million to $8.1 million from $6.4 million in 1997, with increases occurring among the various components of salaries and occupancy related expenses due to MegaBank's continued growth. MegaBank paid $350,000 in indemnification and guarantee fees in accordance with an Indemnification Agreement that terminated in February 1998 with the repayment of the underlying loan. MegaBank also reimbursed an entity related through common ownership $355,000 for its income tax liability incurred due to the involuntary sale of MegaBank's stock.

      FEDERAL INCOME TAX. MegaBank's consolidated income tax rate varies from statutory rates principally due to interest income from tax-exempt securities and loans. MegaBank recorded income tax expenses totaling $1.9 million in 1998 and $1.3 million in 1997.

FINANCIAL CONDITION

      LOAN PORTFOLIO COMPOSITION. The following table sets forth the composition of MegaBank's loan portfolio by type of loan at the dates indicated. Management believes that the balance sheet information as of the dates indicated should be read in conjunction with the average balance information in the tables above under "--Net Interest Income." As indicated above, MegaBank specializes its lending practice in the residential construction industry. Depending on life cycles of real estate development, balances of MegaBank's commercial loans and construction loans may fluctuate significantly. Therefore, the data below is not necessarily indicative of trends within a particular category.


                                             SEPTEMBER 30, 1999                             DECEMBER 31,
                                           ----------------------         ----------------------------------------------------
                                                                                    1998                          1997
                                                                          --------------------        ------------------------
                                           Amount            %             Amount           %          Amount              %
                                           ------           ---            ------         ----         ------             ----
                                          (DOLLARS IN THOUSANDS)                         (DOLLARS IN THOUSANDS)


Land development and construction       $ 193,928           77.9%      $ 136,243           72.9%      $  88,825           71.7%
Commercial                                 52,288           21.0          47,225           25.3          33,530           27.0
Installment and other                       8,331            3.4           7,910            4.2           4,710            3.8
Mortgage                                       --           --                --           --                --           --
Loans held for sale                            --           --                --           --                --           --
                                        ---------          -----       ---------          -----       ---------          -----
Total face amount of loans                254,547          102.3         191,378          102.4         127,065          102.5
Deferred loan fees, discounts
and costs, net                             (2,261)          (0.9)         (1,776)          (1.0)           (978)          (0.8)
                                        ---------          -----       ---------          -----       ---------          -----
Loans                                     252,286          101.4         189,602          101.4         126,087          101.7
Less allowance for loan losses             (3,382)          (1.4)         (2,610)          (1.4)         (2,083)          (1.7)
                                        ---------          -----       ---------          -----       ---------          -----
Net loans                               $ 248,904          100.0%      $ 186,992          100.0%      $ 124,004          100.0%
                                        =========          =====       =========          =====       =========          =====

      Loans as of September 30, 1999 were up $62.7 million compared to December 31, 1998 and loans as of December 31, 1998 were up $63.5 million compared to December 31, 1997, principally due to greater amounts of construction and commercial loans, which reflect MegaBank's growth discussed above. The weighted average interest rate of the loan portfolio at September 30, 1999 was 9.72%.

      MegaBank's two primary categories of loans, land development and construction loans and commercial loans, trended upward as indicated. At September 30, 1999, these loans as a group were $246.2 million compared to $183.5 million as of December 31, 1998.

      Installment loans increased slightly with a balance of $8.3 million at September 30, 1999 compared to $7.9 million as of December 31, 1998 and compared to $4.7 million as of December 31, 1997, again due to MegaBank's growth.

      Mortgage loans have comprised less than 1% of MegaBank's loan portfolio since year-end 1994. As discussed earlier, MegaBank primarily makes land development and residential construction loans rather than residential mortgage loans.

      Although the risk of non-payment exists for a variety of reasons with respect to all loans, certain other more specific risks are associated with each type of loan. Several risks are present in land development and construction loans, including economic conditions in the home building industry, fluctuating land values, the failure of the contractor to complete the work and the borrower's inability to repay. The primary risks of land loans include a general slowdown in the market resulting in fewer building permits and lower absorption of newly developed sites to major homebuilders, building moratoriums by municipalities, the general economy, and the fiscal condition of the developer. Risks associated with commercial loans are quality of the borrower's management and the impact of local economic factors. Installment loans also have risks associated in a single type of loan. Installment loans additionally face the risk of a borrower's unemployment as a result of deteriorating economic conditions as well as the personal circumstances of the borrower.

      MegaBank believes that its philosophy in extending credit is relatively conservative in nature, with a presumption that most credit should have both a primary and a secondary source of repayment, and that the primary source should generally be operating cash flows, while the secondary source should generally be disposition of collateral. MegaBank engages in limited unsecured lending, and generally requires personal guarantees of principals for business obligations. MegaBank practices a system of concurrence in the approval of commercial credit whereby the documented concurrence of the loan committee is obtained in addition to that of the recommending loan officer.

      At September 30, 1999, net loans totaled approximately 104.6% of total deposits and approximately 83.5% of total assets.

      LOAN MATURITIES. The following tables present, at September 30, 1999 and December 31, 1998 and 1997, loans by maturity in each major category of MegaBank's portfolio based on contractual repricing schedules. Actual maturities may differ from the contractual repricing maturities shown below as a result of renewals and prepayments. Loan renewals are evaluated in the same manner as new credit applications.

                                                                        SEPTEMBER 30, 1999
                                         -----------------------------------------------------------------------------
                                                                OVER ONE YEAR
                                                             THROUGH FIVE YEARS          OVER FIVE YEARS
                                         ONE YEAR        --------------------------  -------------------------
                                         OR LESS         FIXED RATE   FLOATING RATE  FIXED RATE  FLOATING RATE     TOTAL
                                         -------         ----------   -------------  ----------  -------------     -----
                                                                           (IN THOUSANDS)
Land development and construction       $ 192,930        $    954        $   --       $    44        $   --       $ 193,928
Commercial                                 37,119          12,722            --         2,447            --          52,288
Installment and other                       5,490           2,747            --            94            --           8,331
Mortgage                                       --              --            --            --            --              --
                                        ---------        --------        ------       -------        ------       ---------
       Total face amount of loans       $ 235,539        $ 16,423        $   --       $ 2,585        $   --       $ 254,547

Deferred loans fees                        (2,113)           (126)           --           (22)           --          (2,261)
                                        ---------        --------        ------       -------        ------       ---------
       Total loans                      $ 233,426        $ 16,297        $   --       $ 2,563        $   --       $ 252,286
                                        =========        ========        ======       =======        ======       =========


                                                                         DECEMBER 31, 1998
                                         -------------------------------------------------------------------------------
                                                                OVER ONE YEAR
                                                             THROUGH FIVE YEARS          OVER FIVE YEARS
                                         ONE YEAR        -------------------------  --------------------------
                                         OR LESS        FIXED RATE  FLOATING RATE  FIXED RATE   FLOATING RATE      TOTAL
                                         -------        ----------  -------------  ----------   -------------      -----
                                                                           (IN THOUSANDS)
Land development and construction       $ 132,583        $  2,307        $   --       $ 1,353        $   --       $ 136,243
Commercial                                 30,049          13,460           115         3,601            --          47,225
Installment and other                       4,469           3,354            --            87            --           7,910
Mortgage                                       --              --            --            --            --              --
                                        ---------        --------        ------       -------        ------       ---------
       Total face amount of loans       $ 167,101        $ 19,121        $  115       $ 5,041        $   --       $ 191,378
Deferred loans fees                        (1,551)           (178)           --           (47)           --          (1,776)
                                        ---------        --------        ------       -------        ------       ---------
       Total loans                      $ 165,550        $ 18,943        $  115       $ 4,994        $   --       $ 189,602
                                        =========        ========        ======       =======        ======       =========


                                                                     DECEMBER 31, 1997
                                         --------------------------------------------------------------------------------
                                                               OVER ONE YEAR
                                                             THROUGH FIVE YEARS          OVER FIVE YEARS
                                        ONE YEAR        ---------------------------  -------------------------
                                         OR LESS        FIXED RATE    FLOATING RATE  FIXED RATE  FLOATING RATE      TOTAL
                                         -------        ----------    -------------  ----------  -------------      -----
                                                                       (IN THOUSANDS)
Land development and construction       $  88,516        $    309        $   --       $    --        $   --       $  88,825
Commercial                                 24,504           7,823            --         1,203            --          33,530
Installment and other                       1,455           3,255            --            --            --           4,710
Mortgage                                       --              --            --            --            --              --
                                        ---------        --------        ------       -------        ------       ---------
        Total face amount of loans      $ 114,475        $ 11,387        $   --       $ 1,203        $   --       $ 127,065

Deferred loans fees                          (777)           (190)           --           (11)           --            (978)
                                        ---------        --------        ------       -------        ------       ---------
        Total loans                     $ 113,698        $ 11,197        $   --       $ 1,192        $   --       $ 126,087
                                        =========        ========        ======       =======        ======       =========

      NONPERFORMING LOANS. Nonperforming loans consist of loans 90 days or more delinquent and still accruing interest, nonaccrual loans and restructured loans. When, in the opinion of management, a reasonable doubt exists as to the collectibility of interest, regardless of the delinquency status of a loan, the accrual of interest income is discontinued and interest accrued during the current year is reversed through a charge to current year's earnings. While the loan is on nonaccrual status, interest income is recognized only upon receipt and then only if, in the judgment of management, there is no reasonable doubt as to the collectibility of the principal balance. Loans 90 days or more delinquent generally are changed to nonaccrual status unless the loan is in the process of collection and management determines that full collection of principal and accrued interest is probable.

      Restructured loans are those for which concessions, including the reduction of interest rates below a rate otherwise available to the borrower or the deferral of interest or principal, have been granted due to the borrower's weakened financial condition. Interest on restructured loans is accrued at the restructured rates when it is anticipated that no loss of original principal will occur. MegaBank did not have any restructured loans as of September 30, 1999, December 31, 1998 or December 31, 1997.

      The following table sets forth information concerning the nonperforming assets of MegaBank at the dates indicated:

                                               SEPTEMBER 30, 1999            DECEMBER 31,
                                             ----------------------     ---------------------
                                             (DOLLARS IN THOUSANDS)     1998             1997
                                             ----------------------     ----             ----
                                                                       (DOLLARS IN THOUSANDS)
Nonaccrual loans                                    $   2,079        $   3,388        $   1,604
Other loans 90 days past due                               --               --               --
Other real estate                                          --               --               --
                                                    ---------        ---------        ---------
Total nonperforming loans                           $   2,079        $   3,388        $   1,604
                                                    =========        =========        =========
Ratio of nonaccrual and other loans 90
      days past due to total loans                       0.82%            1.81%            1.27%
Ratio of nonperforming assets to total loans
      plus other real estate                             0.82             1.81             1.27
Ratio of nonperforming assets to total assets            0.70             1.47             1.02

      Of the amount of nonaccrual loans as of September 30, 1999 and December 31, 1998, approximately $1.2 million is the Bank's portion of five related loans totaling approximately $4.1 million, which are subject to a Chapter 11 bankruptcy proceeding. The loans were originated by the Bank and were made at various times during 1994, 1995 and 1997 in connection with a real estate development on which the developer had constructed a residential building assembly plant. The loans are secured by real estate, certificates of deposit, and two personal guarantees from the owners of the developer, as well as a guarantee by a related limited partnership.

      In addition to the above, the Bank has approximately $2.1 million of two loans totaling $2.8 million that were placed on nonaccrual status just prior to December 31, 1998. The loans were originated as acquisition and development loans and are secured by real estate and a personal residence. Foreclosure proceedings have been filed. Subsequent to December 31, 1998, one loan in the amount of $178,000 was paid off. During the quarter ended June 30, 1999, the loan was paid down to approximately $923,000 and the interest brought current. The loan matured July 31, 1999 and was placed back on non-accrual. The Bank has total principal outstanding of approximately $890,000 as of September 30, 1999. Subsequent to September 30, 1999, foreclosure proceedings were once again initiated.

      As of September 30, 1999, there was no significant balance of loans excluded from nonperforming loans set forth above, where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms and which may result in such loans becoming nonperforming.

      ANALYSIS OF ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses represents management's recognition of the risks of extending credit and its evaluation of the quality of the loan portfolio. The allowance is maintained at a level considered adequate to provide for anticipated loan losses based on management's assessment of various factors affecting the loan portfolio, including a review of problem loans, business conditions, historical loss experience, evaluation of the quality of the underlying collateral and holding and disposal costs. The allowance is increased by additional charges to operating income and reduced by loans charged off, net of recoveries.

      The following table sets forth information regarding changes in the allowance for loan losses of MegaBank for the periods indicated.

                                                                              YEAR ENDED DECEMBER 31,
                                         NINE MONTHS ENDED                   -----------------------
                                         SEPTEMBER 30, 1999                    1998            1997
                                       ---------------------                   ----            ----
                                       (DOLLARS IN THOUSANDS)                 (DOLLARS IN THOUSANDS)
Average total loans                           $ 218,536                      $ 150,951       $ 109,167
                                              =========                      =========       =========
Total loans at end of period                  $ 252,286                      $ 189,602       $ 126,087
                                              =========                      =========       =========
Allowance at beginning of year                $   2,610                      $   2,083       $   1,150
Charge-offs:
   Land development and construction                 --                             --              --
   Commercial and industrial                        (65)                            (2)             (1)
   Installment                                       --                             (8)             (7)
   Mortgage                                          --                             --              --
   Other                                             (4)                            --              (1)
                                              ---------                      ---------       ---------
          Total charge-offs                         (69)                           (10)             (9)
Recoveries:
   Land development and construction                 --                             --
                                                                                             ---------
   Commercial and industrial                         --                              3              --
   Installment                                        1                              4              62
   Mortgage                                          --                             --              --
   Other                                             --                             --              --
                                              ---------                      ---------       ---------
          Total recoveries                            1                              7              62
                                              ---------                      ---------       ---------


Net (charge-offs) recoveries                        (68)                            (3)             53
Provisions for loan losses                          840                            530             880
                                              ---------                      ---------       ---------
Allowance at end of period                    $   3,382                      $   2,610       $   2,083
                                              =========                      =========       =========

Ratio of net (charge-offs) recoveries
       to average total loans                      0.03%                          0.00%           0.05%
Allowance to total loans at end of period          1.34%                          1.38%           1.65%
Allowance to nonperforming loans                 162.67%                         77.04%         129.92%


      Net charge offs during the nine months ended September 30, 1999 totaled approximately $68,000 or .03% of average loans. Net charge offs during 1998 totaled approximately $3,000 or less than .01% of average loans compared to net recoveries of approximately $53,000 or .05% of average loans in 1997.

      MegaBank's lending personnel are responsible for continuous monitoring of the quality of loan portfolios. The loan portfolios are also monitored and examined by MegaBank loan review personnel. These reviews assist in the identification of potential and probable losses, and also in the determination of the level of the allowance for loan losses. The allowance for loan losses is based primarily on management's estimates of loan losses from the foregoing processes and historical experience. These estimates involve ongoing judgments and may be adjusted over time depending on economic conditions and changing historical experience.

      State and federal regulatory agencies, as an integral part of their examination process, review MegaBank's loans and its allowance for loan losses. Management believes that MegaBank's allowance for loan losses is adequate to cover anticipated losses. There can be no assurance, however, that management will not determine a need to increase the allowance for loan losses or that regulators, when reviewing MegaBank's loan portfolios in the future, will not require MegaBank to increase such allowance, either of which could adversely affect MegaBank's earnings. Further, there can be no assurance that MegaBank's actual loan losses will not exceed its allowance for loan losses.

      The following tables set forth an allocation of the allowance for loan losses by loan category as of the dates indicated. Portions of the allowance have been allocated to categories based on analysis of the status of particular loans; however, a portion of the allowance is utilized as a single unallocated allowance available for all loans. The allocation table should not be interpreted as an indication of the specific amounts, by loan classification, to be charged to the allowance. Management believes that the table may be a useful device for assessing the adequacy of the allowance as a whole. The table has been derived in part by applying historical loan loss ratios to both internally classified loans and the portfolio as a whole in determining the allocation of the loan losses attributable to each category of loans.

      When determining the adequacy of the allowance for loan losses, management considers changes in the size and character of the loan portfolio, changes in nonperforming and past due loans, historical loan loss experience, the existing risk of individual loans, concentrations of loans to specific borrowers or industries and current and projected economic conditions. The portion of the allowance that has not been identified by MegaBank as related to specific loan categories has been allocated to the individual loan categories on a pro rata basis for purposes of the following table only.

                                                                                            DECEMBER 31,
                                                                     ----------------------------------------------------------
                                            SEPTEMBER 30, 1999                   1998                       1997
                                       ---------------------------   ---------------------------  -----------------------------
                                                       LOANS IN                      LOANS IN                     LOANS IN
                                         AMOUNT OF   CATEGORY AS A    AMOUNT OF    CATEGORY AS A   AMOUNT OF    CATEGORY AS A
                                          GROSS      PERCENTAGE OF      GROSS      PERCENTAGE OF     GROSS       PERCENTAGE OF
                                       ALLOWANCE(1)   TOTAL LOANS    ALLOWANCE(1)   TOTAL LOANS   ALLOWANCE(1)    TOTAL LOANS
                                       ------------  -------------   ------------  -------------  ------------  ---------------
                                          (DOLLARS IN THOUSANDS)                       (DOLLARS IN THOUSANDS)

Land development and construction         $2,358          69.7%         $1,463          56.1%         $1,403          67.4%
Commercial and industrial                    934          27.6           1,058          40.5             598          28.7
Installment and other                         90           2.7              89           3.4              82           3.9
                                          ------         -----          ------         -----          ------         -----
   Total                                  $3,382         100.0%         $2,610         100.0%         $2,083         100.0%
                                          ======         =====          ======         =====          ======         =====


      (1) For purposes of this table only, the portion of the allowance that has not been identified by MegaBank as related to specific loan categories has been allocated to the individual loan categories on a pro rata basis.

      As of September 30, 1999, MegaBank increased its net loan reserve by $772,000 compared to December 31, 1998 as a result of increased loan growth. The total loan loss reserve at September 30, 1999 was $3.4 million or 1.34% of total loans and 162.67% of nonperforming assets.

      As of December 31, 1998, MegaBank increased its net loan loss reserve by $527,000 compared to December 31, 1997 due to the significant increase in loan production of $115 million over the amount originated in 1997. The total loan loss reserve at December 31, 1998 was $2.6 million or 1.38% of total loans and 77.04% of nonperforming assets. The majority of the loan loss reserve increase at December 31, 1998 compared to December 31, 1997 was included in the commercial category.

      INVESTMENTS. MegaBank's investment policy is designed to ensure liquidity for cash-flow requirements; to help manage interest rate risk; to ensure collateral is available for public deposits, Federal Home Loan Bank ("FHLB") advances and repurchase agreements; and to manage asset quality diversification. Investments are managed centrally to maximize compliance and effectiveness of overall investing activities. Ongoing review of the performance of the investment portfolio, market values, market conditions, current economic conditions, profitability, capital ratios, liquidity needs, collateral position with the FHLB and other matters related to investing activities is made.

      MegaBank's investment portfolio at September 30, 1999 was comprised of U.S. Treasury bonds and bills, corporate equity and debt securities, and general obligation and revenue municipal bonds. Although the municipal securities are non-rated and were privately placed, none of these investments are derivatives, structured notes or similar instruments that are classified as "High-Risk Securities" as defined by the Federal Financial Institutions Examinations Counsel. In accordance with the principles of the Financial Accounting Standards Board ("FASB") in its Statement of Financial Accounting Standards No. 115 ("FASB 115"), Accounting for Certain Investment in Debt and Equity Securities, all investments are accounted for as "Available for Sale."

      The following table sets forth the estimated market value of the available for sale securities and the amortized cost basis of held to maturity securities in MegaBank's investment portfolio by type at the dates indicated, with the exception of the trading account.

                                                                         DECEMBER 31,
                                                                         ------------
                                     SEPTEMBER 30, 1999               1998           1997
                                     ------------------               ----           ----
                                   (DOLLARS IN THOUSANDS)           (DOLLARS IN THOUSANDS)

U.S. Treasury securities                    $ 4,006                 $ 4,549         $ 4,774
Corporate debt securities                     1,852                   2,741              --
Corporate equity securities                   1,306                     405             454
Municipal securities (1)                     11,029                   7,982           8,403
                                            -------                 -------         -------
          Total                             $18,193                 $15,677         $13,631
                                            =======                 =======         =======

-----------
      (1) Exempt from both federal and state income taxation.


            INVESTMENT MATURITIES AND YIELD. The following table sets forth the estimated market value and approximate yield of the securities in the investment portfolio by type and maturity at September 30, 1999.


                                                                  SEPTEMBER 30, 1999
                                                                  ------------------
                 TYPE AND MATURITY                              AMOUNT           YIELD
                 -----------------                              ------           -----
                                                              (DOLLARS IN THOUSANDS)
            U.S. TREASURY SECURITIES:
               One year or less                            $ 1,506                6.21%
               Over one through five years                   2,500                4.61
               Over five through 10 years                       --                  --
               Over 10 years                                    --                  --
                                                           -------                ----
                  Total                                    $ 4,006                5.21%
                                                           =======                ====

            CORPORATE DEBT SECURITIES:
               One year or less                            $    --                  --
               Over one through five years                      --                  --
               Over five through 10 years                       --                  --
               Over 10 years                                 1,852                7.73
                                                           -------                ----
                  Total                                    $ 1,852                7.73%
                                                           =======                ====

            MUNICIPAL SECURITIES:
               One year or less                            $    --                  --
               Over one through five years                   1,113                9.05%
               Over five through 10 years                      638                9.00
               Over 10 years                                 9,278                8.61
                                                           -------                ----
                  Total                                    $11,029                8.68%
                                                           =======                ====

            TOTAL INVESTMENT IN SECURITIES:
               One year or less                            $ 1,506                6.21%
               Over one through five years                   3,613                5.98
               Over five through 10 years                      638                9.00
               Over 10 years                                11,130                8.46
                                                           -------                ----
                  Total                                    $16,887                7.75%
                                                           =======                ====


      DEPOSITS. MegaBank's primary source of funds has historically been customer deposits, and deposits have experienced significant growth in recent years with average deposits increasing to $209.0 million for the nine months ended September 30, 1999 from $157.3 million for the nine months ended September 30, 1998 and to $164.4 million for the year ended December 31, 1998 from $128.9 million for the year ended December 31, 1997. These increases are primarily a result of internal growth with the opening of one new branch in 1999, one new branch in 1998, and two branches in 1997. At September 30, 1999, noninterest-bearing deposits comprised 23.0% of total deposits. Management believes this ratio may decrease as the mix of deposits in new branches tend to be more interest-bearing rather than noninterest-bearing due to start up marketing activities.

      The following table presents the average balances for each major category of deposits and the weighted average interest rates paid for interest-bearing deposits for the period indicated.

                                                                                         YEAR ENDED DECEMBER 31,
                                                                                         -----------------------
                                                                                    1998                        1997
                                                   NINE MONTHS ENDED                ----                        ----
                                                   SEPTEMBER 30, 1999                      AVERAGE                   AVERAGE
                                                 AVERAGE       AVERAGE       AVERAGE      INTEREST       AVERAGE    INTEREST
                                                 BALANCE    INTEREST COST    BALANCE        COST         BALANCE       COST
                                                 -------    -------------    -------        ----         -------       ----
                                                 (DOLLARS IN THOUSANDS)                  (DOLLARS IN THOUSANDS)
Demand, interest-bearing                        $ 72,980         3.68%       $ 68,948        4.41%      $ 53,370       4.60%
Savings                                            6,860         2.20           5,488        3.10          4,775       3.35
Certificates of deposit under $100,000            44,749         5.31          32,098        5.76         25,295       5.71
Certificates of deposit $100,000 and over         34,285         5.44          12,354        5.52          9,749       5.93
                                                --------                     --------                   --------
   Total interest-bearing demand deposits        158,784         4.45         118,888        4.83         93,189       4.97


Noninterest-bearing demand deposit                50,178                        45,545                    35,683
                                                --------                      --------                  --------
        Total Deposits                          $208,962                      $164,433                  $128,872
                                                ========                      ========                  ========

      The decreases in average costs were due primarily to a lower interest rate environment.

      The following table sets forth the amount of certificates of deposits at their stated rates as of September 30, 1999:

                                                     (IN THOUSANDS)
                  3.99% or less                        $   1,218
                  4.00% to 4.99%                          10,309
                  5.00% to 5.99%                          83,788
                  6.00% and above                         10,744
                                                       ---------
                        Total                          $ 106,059
                                                       =========

                  Weighted average interest rate            5.36%


      At September 30, 1999, the scheduled maturities of certificates of deposit were are follows:

                                                  (IN THOUSANDS)
                  1999                             $   19,770
                  2000                                 80,352
                  2001                                  4,284
                  2002                                  1,422
                  2003                                    129
                  Thereafter                              102
                                                   -----------
                        Total                      $  106,059
                                                   ==========

      The following table sets forth the amount and maturity of certificates of deposit that had balances of more than $100,000 at September 30, 1999.

                   REMAINING MATURITY                 (IN THOUSANDS)
                 Less than three months                 $12,481
                 Three months up to six months            6,081
                 Six months up to one year               31,401
                 One year and over                        8,760
                       Total                            $58,723
                                                        =======

      FHLB BORROWINGS. The Bank is a member of the FHLB of Topeka, which is one of 12 regional FHLB's. The FHLB system functions as a central bank providing credit for members. As a member of the FHLB, the Bank is entitled to borrow funds from the FHLB and is required to own FHLB stock in an amount determined by a formula based upon the Bank's total assets and its FHLB borrowings. The Bank may use FHLB borrowings to supplement deposits as a source of funds. SEE "LIQUIDITY--ASSET/LIABILITY MANAGEMENT." Average FHLB borrowings for the nine months ended September 30, 1999 were $1.0 million (excluding $1.6 million average borrowings on the FHLB line of credit) compared to $409,000 for the year ended December 31, 1998 and compared to $2.0 million for the year ended December 31, 1997. At September 30, 1999, based on its FHLB stockholdings, the Bank's total available and unused borrowing capacity based on the Bank's current FHLB stockholdings was approximately $12.5 million, which was available through a line of credit and term advances. FHLB borrowings are collateralized by the Bank's FHLB stock, other investment securities and certain loans.

      A variety of borrowing terms and maturities can be chosen from the FHLB. Maturities available range generally from one day to 10 years. Interest rates can be either fixed or variable and prepayment options are available if desired. The FHLB offers both amortizing and nonamortizing advances. To date, FHLB stock has been redeemable at the preset price of $100 per share, but there can be no assurance that this will continue to be the case.

CAPITAL RESOURCES

      MegaBank monitors compliance with federal regulatory capital requirements, focusing primarily on risk-based capital guidelines. Under the risk-based capital method of capital measurement, the ratio computed is dependent upon the amount and composition of assets recorded on the balance sheet, and the amount and composition of off-balance sheet items, in addition to the level of capital.

      The following tables set forth MegaBank's capital ratios as of the indicated dates.

                                                                          CAPITAL RATIOS

                                                                           DECEMBER 31,       DECEMBER 31,
                                                SEPTEMBER 30, 1999             1998                1997
                                                ------------------       ---------------     ---------------
                                                AMOUNT      RATIO        AMOUNT    RATIO     AMOUNT    RATIO
                                                ------      -----        ------    -----     ------    -----
                                              (DOLLARS IN THOUSANDS)           (DOLLARS IN THOUSANDS)

Core (Tier 1) capital                           $33,299     11.48%     $ 28,410    12.53%   $ 12,579   8.02%
Core (Tier 1) capital minimum requirement (1)    11,605      4.00         9,069     4.00       4,707   3.00
                                                -------     -----      --------    -----    --------   ----
Excess                                          $21,694      7.48%      $19,341     8.53%    $ 7,872   5.02%
                                                =======     =====      ========    =====    ========   ====
Tangible capital                                $33,299     11.48%     $ 28,410    12.53%   $ 12,579   8.02%
Tangible capital minimum requirement (1)          4,352      1.50         3,401     1.50       2,354   1.50
                                                -------     -----      --------    -----    --------   ----
Excess                                          $28,947      9.98%     $ 25,009    11.03%   $ 10,225   6.52%
                                                =======     =====      ========    =====    ========   ====

Adjusted tangible assets                       $290,137                $226,731             $156,909
                                               ========                ========             ========

-----------------

      (1) Based on risk-based capital guidelines of the Office of Thrift Supervision, a savings association is required to maintain a Core (Tier 1) capital requirement of 4% of adjusted tangible assets and a tangible capital requirement of 1.5% of tangible assets.

                                                           RISK-BASED CAPITAL RATIOS

                                                                      DECEMBER 31,               DECEMBER 31,
                                 SEPTEMBER 30, 1999                       1998                       1997
                                --------------------              ------------------        ----------------------
                                AMOUNT         RATIO              AMOUNT       RATIO        AMOUNT           RATIO
                                ------         -----              ------       -----        ------           -----
                                                                             (DOLLARS IN THOUSANDS)

Total risk-based capital       $ 36,350       13.54%             $ 30,315      15.38%       $ 14,321         10.30%
Minimum requirement (1)          21,480        8.00                15,766       8.00          11,122          8.00
                               --------        ----              --------       ----        --------          ----
Excess                         $ 14,870        5.54%             $ 14,549       7.38%       $  3,199          2.30%
                               ========        ====              ========       ====        ========          ====

Total risk-based assets        $268,495                          $197,077                   $139,023
                               ========                          ========                   ========

-----------

      (1) Based on risk-based capital guidelines of the Office of Thrift Supervision, a savings association generally is required to maintain a total capital to risk-based assets ratio of 8%.

LIQUIDITY

      SOURCES OF LIQUIDITY. MegaBank manages its liquidity in order to satisfy cash flow requirements of depositors and borrowers and allow MegaBank to meet its own cash flow needs. MegaBank has two basic sources of liquidity. The first is its retail deposit market served by its banking offices. MegaBank has increased core deposits through growth of its existing deposits and through promotions directed at existing and potential customers. Average deposits increased by $44.5 million, or 27.1% in the nine months ended September 30, 1999 compared to December 31, 1998 and $35.6 million, or 27.6% in 1998 over 1997.

      The second source of MegaBank's liquidity is FHLB advances and the Bank's lines of credit. FHLB advances are used in the cash management function both to fund a portion of the investment portfolio and to manage the day-to-day fluctuations in liquidity resulting from needs of depositors and borrowers. At September 30, 1999, MegaBank had borrowed $11.2 million from the FHLB and its other lenders and had available $12.5 million of unused borrowing capacity from the FHLB and $11.8 million from its other lenders. During the third quarter of 1999, since interest rates were fluctuating, MegaBank elected to borrow short-term funds in addition to seeking additional deposits from customers and other sources. MegaBank anticipates that it will continue to rely primarily upon customer deposits, FHLB borrowings, other lending sources, loan repayments, loan sales and retained earnings to provide liquidity, and will use funds so provided primarily to make loans and to purchase investment securities.

      ASSET/LIABILITY MANAGEMENT. A principal function of asset/liability management is to coordinate the levels of interest-sensitive assets and liabilities to minimize net interest income fluctuations in times of fluctuating market interest rates. Interest-sensitive assets and liabilities are those that are subject to repricing in the near term, including both variable rate instruments and those fixed-rate instruments which are approaching maturity. Changes in net yield on interest-sensitive assets arise when interest rates on those assets (e.g. loans and investment securities) change in a different time period from that of interest rates on liabilities (e.g. time deposits). Changes in net yield on interest-sensitive assets also arise from changes in the mix and volumes of earning assets and interest-bearing liabilities.

      The following table sets forth the interest rate sensitivity of MegaBank's assets and liabilities as of September 30, 1999, and sets forth the repricing dates of MegaBank's interest-earning assets and interest-bearing liabilities as of that date, as well as MegaBank's interest rate sensitivity gap percentages for the periods presented. The table is based upon assumptions as to when assets and liabilities will reprice in a changing interest rate environment, and since such assumptions can be no more than estimates, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may, in fact, mature or reprice at different times and at different volumes than those estimated. Also, the renewal or repricing of certain assets and liabilities can be discretionary and subject to competitive and other pressures. Therefore, the following table does not and cannot necessarily indicate the actual future impact of general interest rate movements on MegaBank's net interest income.

                                                  ESTIMATED MATURITY OR REPRICING AT SEPTEMBER 30, 1999
                                                  -----------------------------------------------------
                                                            THREE MONTHS
                                               LESS THAN    TO LESS THAN     ONE TO       OVER
                                             THREE MONTHS     ONE YEAR     FIVE YEARS   FIVE YEARS     TOTAL
                                             ------------   ------------   ----------   ----------     -----
                                                                 (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Funds sold and interest-bearing deposits     $     83      $     --       $    --      $    --      $     83
  Investment securities available for sale          505         1,001         3,613       11,768        16,887
  Loans                                         229,256         4,170        16,297        2,562       252,285
                                               --------      --------       -------      -------      --------

  Total interest-earning assets                $229,844      $  5,171       $19,910      $14,330      $269,255
                                               ========      ========       =======      =======      ========

Interest-bearing liabilities:
  Deposits:
    Demand, interest-bearing                   $ 69,751      $     --       $    --      $    --      $ 69,751
    Savings                                       7,376            --            --           --         7,376
    Certificates of deposit
      under $100,000                              7,289        35,427         4,546           74        47,336
      $100,000 and over                          12,481        37,482         8,760           --        58,723

  Federal Home Loan Bank borrowings               7,500         1,000            --           --         8,500
  Federal funds purchased                         2,725            --            --           --         2,725
  Trust preferred securities                          0            --            --       12,000        12,000
  Repurchase agreements                             685            --            --           --           685
                                               --------      --------       -------      -------      --------

  Total interest-bearing liabilities           $107,807      $ 73,909       $13,306      $12,074      $207,096

Interest rate gap                              $122,037      $(68,738)      $ 6,604      $ 2,256      $ 62,159
                                               ========      ========       =======      =======      ========

Cumulative interest rate gap at
  December 31, 1998                            $122,037      $ 53,299       $59,903      $62,159
                                               ========      ========       =======      =======

Cumulative interest rate gap
  to total assets                                 40.96%        17.89%        20.10%        20.86%
                                               ========      ========       =======      =======

           Due to the volume of loans that reprice with changes in the prime lending rate and the volume of noninterest-bearing deposits, MegaBank has experienced a positive gap in assets and deposits that reprice or mature in less than three months. Of the total interest-earning assets at September 30, 1999, 85.4% reprice or mature in less than three months while 52.1% of all interest-bearing liabilities reprice or mature in that same time frame. The Bank's positive interest rate gaps indicate that the Bank's net income would increase in the event of rising interest rates and would decrease in the event of decreasing interest rates. In the highly unlikely event of an immediate, parallel and sustained shift of market interest rates of 200 basis points, management estimates that the Bank's net income during the 12 months ending December 31, 1999 would likely increase greater than 10% compared to the prior like 12-month period if interest rates rose by 200 basis points and likely fall by greater than 10% compared to the prior like 12-month period if rates fell of the same amount. These are good faith estimates assuming all other factors do not change materially, and, in management's belief, are not necessarily indicative of what actually could occur in the event of immediate interest rate increases or decreases of this magnitude. Management believes that it is highly unlikely that such changes would occur in a short time period. As interest-bearing assets and liabilities reprice at different time frames and proportions to market interest rate movements, various assumptions must be made based on historical relationships of these variables in reaching any conclusion. Since these correlations are based on competitive and market conditions, future results could, in management's belief, be materially different from the foregoing estimates.

EFFECTS OF INFLATION AND CHANGING PRICES

           Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than inflation. Although interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. Over short periods of time interest rates may not move in the same direction or magnitude as inflation.

YEAR 2000 COMPLIANCE

           The year 2000 issue results from the fact that many existing software application products, including products used by the Bank, its suppliers and customers, were designed to accommodate only a two-digit date value, which represents the year. For example, information relating to the year 1996 is stored in the system as "96." As a result, the year 1999 (i.e. "99") could be the maximum date value that these systems will be able to process accurately.

           As of the date of this document, MegaBank has not experienced any material disruption in any of its "mission critical" systems as a result of the year 2000 issue. However, no assurances can be given that MegaBank will not detect unanticipated year 2000 compliance problems of MegaBank, its suppliers or customers, which could have a material adverse impact on the operations of MegaBank. MegaBank has in place a business resumption contingency plan in the event of an unforeseen problem in its computer systems in accordance with Federal Financial Institutions Examination Council Guidelines.

           The above disclosure is a "YEAR 2000 READINESS DISCLOSURE" made with the intention to comply fully with the Year 2000 Information and Readiness Disclosure Act of 1998, Pub. L. No. 105-271, 112 Stat, 2386, signed into law October 19, 1998. All statements made herein shall be construed within the confines of that Act. To the extent that any reader of the above Year 2000 Readiness Disclosure is other than an investor or potential investor in the Company's -- or an affiliate's -- equity or debt securities, this disclosure is made for the SOLE PURPOSE of communicating or disclosing information aimed at correcting, helping to correct and/or avoiding Year 2000 failures."

INTERESTS OF CERTAIN PERSONS

           You should be aware that MegaBank officers, directors and employees may have interests in the Merger that are different from, or in addition to, yours.

           LLC MERGERS

             In connection with the consummation of the Merger, Compass will acquire Osage 3734 LLC, 1996 Newton LLC and Nagrom LLC. It is a condition to the completion of the merger that Compass also acquire the LLCs.

           Osage 3734 LLC, a Colorado limited liability company, leases space to the Bank for its new centralized processing center at 3734 Osage Street, Denver. Osage 3734 LLC is owned equally by KLA/4 Family Limited Partnership RLLLP, an entity controlled by Raymond L. Anilionis, Ryan R. Kowalski, Vice President and director of the Bank and director of MegaBank and son of Thomas R. Kowalski, and Respond Corp., an entity owned by Thomas R. Kowalski. Rent is approximately $48,000 per annum and incrementally increases to $60,000 for years five through ten under the terms of a ten-year triple net lease. The Board of Directors of MegaBank believes that the leasing terms are comparable to those that could be obtained from unaffiliated third parties.

           Nagrom LLC, a Colorado limited liability company, owns the building and land in which MegaBank's principal office is located. The Bank leases office space in the building. The lease began in 1995 and is for a period of 10 years. The rent for 1998 was approximately $334,000, and will increase 3.5% per year. The Board of Directors of MegaBank believes that the rates are comparable to those that could be obtained from unaffiliated third parties. Nagrom LLC is beneficially owned by Kowalski Capital LLC, a Colorado limited liability company (71.0%), Raymond L. Anilionis (13.0%), an officer and director of MegaBank, and MED Partnership, an entity controlled by Warren P. Cohen (16.0%), a director of the Bank. Kowalski Capital LLC is owned 95.0% by the Thomas R. Kowalski Irrevocable Trust. The beneficiaries of the trust are Ryan R. Kowalski (the adult son of Thomas R. Kowalski) and Ryan R. Kowalski's minor daughter. The remaining 5.0% of Kowalski Capital LLC is owned by Respond Corp., of which Thomas R. Kowalski is the sole shareholder.

           1996 Newton LLC, a Colorado limited liability company, leases space to the Bank for its branch at 32nd Avenue and Newton, Denver. 1996 Newton LLC is owned by Kowalski Capital LLC (50.0%), Raymond L. Anilionis (25.0%) and the Warren P. Cohen Beneficial Trust (25.0%). The lease commenced in May 1996 and runs for a period of ten years. Rent is approximately $31,000 per annum, and incrementally increases to $36,000 per year for the last five years of the lease. The Board of Directors of MegaBank believes that the rates are comparable to those that could be obtained from unaffiliated third parties. SEE "MERGER WITH MEGABANK -- ADDITIONAL AGREEMENTS."

           EMPLOYMENT AGREEMENTS

           Compass Bank and Thomas R. Kowalski, Chairman of the Board of MegaBank, entered into an employment agreement which will become effective upon completion of the merger. Under the employment agreement, Mr. Kowalski will serve as a senior officer of Compass Bank for three years beginning at the effective time of the merger. Mr. Kowalski's annual base salary will be $175,000 with merit increases based upon performance. Mr. Kowalski will also receive benefits available to Compass Bank employees of equal title and base salary. The employment agreement also contains noncompetition and confidentiality provisions.

           Larry Olsen, the President of MegaBank, and certain other employees of MegaBank and its subsidiaries also entered into employment agreements which will become effective upon completion of the Merger. The employment agreements are for two years starting at the effective time of the merger and each contains noncompetition and confidentiality provisions. Raymond L. Anilionis entered into a consulting agreement with Compass Bank which will become effective upon completion of the Merger. The consulting agreement is for one year and contains noncompetition and confidentiality provisions. SEE "MERGER WITH MEGABANK -- ADDITIONAL AGREEMENTS."

           INDEMNIFICATION

           In addition, after the Merger, and for five years after, Compass will indemnify the officers, directors and employees of MegaBank for all liabilities arising before the Merger to the maximum extent permitted. SEE APPENDIX I.

                   RELATIONSHIPS WITH INDEPENDENT ACCOUNTANTS

           Compass' Board of Directors appointed KPMG Peat Marwick LLP as independent auditors for Compass for the year ending December 31, 1998. KPMG Peat Marwick LLP served as Compass' independent auditors continuously from 1971 to August 1999. On August 16, 1999 Compass' Board of Directors appointed Arthur Andersen LLP as independent auditors for Compass.

           MegaBank's Board of Directors appointed Fortner, Bayens, Levkulich & Co., P.C., as independent auditors for MegaBank for the year ending December 31, 1999. Fortner, Bayens, Levkulich & Co., P.C has served as MegaBank's and the Bank's independent auditors continuously since 1989.

           Compass has been advised by Arthur Andersen LLP that Arthur Andersen LLP has no direct financial interest or any material indirect financial interest in Compass other than arising from that firm's employment as auditor for Compass.

           MegaBank has been advised by Fortner, Bayens, Levkulich & Co., P.C that Fortner, Bayens, Levkulich & Co., P.C has no direct financial interest or any material indirect financial interest in MegaBank other than arising from that firm's employment as auditor for MegaBank.

                                     EXPERTS

           The consolidated financial statements of Compass Bancshares, Inc. and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

           The consolidated financial statements of MegaBank Financial Corporation as of December 31, 1998 and 1997 and for each of the years then ended included in this document and elsewhere in the registration statement have been audited by Fortner, Bayens, Levkulich & Co., P.C., independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

           Jerry W. Powell, Esquire, General Counsel, Secretary and an employee of Compass, has rendered an opinion concerning the validity of the securities being offered pursuant to this document and certain other matters. As of October 31, 1999, Mr. Powell was the beneficial owner of an aggregate of approximately 154,433 shares of Compass Common Stock. Locke Liddell & Sapp has passed upon, among other things, certain federal income tax consequences of the Merger, and the receipt by Compass of its opinion as to such federal income tax consequences of the Merger is a condition to the closing of the Merger. Slivka Robinson Waters & O'Dorisio, P.C. and Locke Liddell & Sapp are also expected to render legal opinions as to certain matters acceptable to MegaBank and Compass, respectively.

                                 INDEMNIFICATION

           Compass' Bylaws contain provisions similar to those of Section 145 of the GCL, which authorize Compass to indemnify its officers, directors, employees and agents to the full extent permitted by law. SEE "COMPARISON OF RIGHTS OF SHAREHOLDERS OF MEGABANK AND COMPASS -- CERTAIN DIFFERENCES BETWEEN THE CORPORATION LAWS OF COLORADO AND THE CORPORATION LAWS OF DELAWARE AND CORRESPONDING CHARTER AND BYLAW PROVISIONS -- LIMITATION OF LIABILITY AND INDEMNIFICATION."

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Compass, Compass has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  OTHER MATTERS

           MegaBank's Board of Directors does not know of any matters to be presented at the Special Meeting other than those set forth above. If any other matters are properly brought before the Special Meeting or any adjournment thereof, the enclosed proxy will be voted in accordance with the recommendations of MegaBank's Board of Directors unless "Authority Withheld" is indicated in the appropriate box on the proxy.

                          INDEX TO FINANCIAL STATEMENTS
                                       OF
                         MEGABANK FINANCIAL CORPORATION


                                                                                 Page
                                                                                 ----
1.       Auditors' Report regarding the December 31, 1998 and 1997
         Consolidated Financial Statements                                        F-1

2.       Consolidated Balance Sheets as of December 31, 1998                      F-2

3.       Consolidated Statements of Income for the Years Ended
         December 31, 1998 and 1997                                               F-3

4.       Consolidated Statements of Comprehensive Income for the Years Ended
         December 31, 1998 and 1997                                               F-4

5.       Consolidated Statements of Shareholders' Equity for the Two
         Years Ended December 31, 1998                                            F-5

6.       Consolidated Statements of Cash Flows for the Years Ended
         December 31, 1998 and 1997                                               F-6

7.       Notes to Consolidated Financial Statements                               F-7

8.       Consolidated Balance Sheets (unaudited) as of September 30, 1999 and
         December 31, 1998                                                        F-28

9.       Consolidated Statements of Income and Comprehensive Income
         (unaudited) for the Three and Nine Months Ended
         September 30, 1999 and 1998                                              F-29

10.      Consolidated Statements of Cash Flows (unaudited) for the Nine Months
         Ended September 30, 1999 and 1998                                        F-30

11.      Notes to Consolidated Financial Statements (unaudited)                   F-31

INDEPENDENT AUDITORS' REPORT

Board of Directors
MegaBank Financial Corporation
Englewood, Colorado

      We have audited the consolidated balance sheet of MegaBank Financial Corporation and Subsidiaries as of December 31, 1998 and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the two years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MegaBank Financial Corporation and Subsidiaries at December 31, 1998 and the consolidated results of their operations and consolidated cash flows for each of the two years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                              /s/Fortner, Bayens, Levkulich and Co., P.C.


Denver, Colorado
February 19, 1999

                         MegaBank Financial Corporation
                           CONSOLIDATED BALANCE SHEET
                                December 31, 1998
                             (Amounts in thousands)

          ASSETS

Cash and due from banks                                                    $  10,326
Federal funds sold                                                             5,625
Other interest-bearing deposits                                                  128
                                                                           ---------
  Cash and cash equivalents                                                   16,079

Investment securities available for sale                                      15,677

Loans                                                                        189,602
Less allowance for loan losses                                                (2,610)
                                                                           ---------
                                                                             186,992

Federal Home Loan Bank stock, at cost                                            482
Bank premises, leasehold improvements
  and equipment, net                                                           8,846
Accrued interest receivable                                                    1,104
Deferred tax asset                                                               718
Trust preferred securities issuance costs, net                                   729
Other assets                                                                     192
                                                                           ---------
                                                                           $ 230,819
                                                                           =========

          LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
  Deposits                                                                 $ 189,879
  Securities sold under agreements to repurchase                                 443
  Income taxes payable                                                            71
  Accrued interest payable                                                       434
  Other liabilities                                                              601
                                                                           ---------
     Total liabilities                                                       191,428

Company obligated manditorily redeemable preferred securities of
  subsidiary trust holding solely Junior Subordinated Debentures              12,000

Commitments (notes I, J, and L)

Shareholders' equity
  Preferred stock; no par value, 10,000,000 shares authorized, none
    issued                                                                            --
  Common stock; no par value, 50,000,000 shares authorized,
    7,607,340 shares issued and outstanding                                   13,974
  Retained earnings                                                           13,383
  Accumulated other comprehensive income                                          34
                                                                           ---------
                                                                              27,391
                                                                           ---------
                                                                           $ 230,819
                                                                           =========


         The accompanying notes are an integral part of this statement.

                         MegaBank Financial Corporation
                        CONSOLIDATED STATEMENTS OF INCOME
                            Years ended December 31,
                  (Amounts in thousands, except per share data)

                                                            1998           1997
                                                           -------        -------
Interest income
  Loans, including fees                                    $18,464        $13,806
  Taxable investment securities                                318            286
  Nontaxable investment securities                             743            592
  Funds sold                                                   463            636
  Other interest                                               181             63
                                                           -------        -------
      Total interest income                                 20,169         15,383

Interest expense
  Deposits                                                   5,742          4,635
  Borrowed funds                                               134            152
  Trust preferred securities                                   959             --
  Notes payable                                                 19            179
                                                           -------        -------
      Total interest expense                                 6,854          4,966
                                                           -------        -------

      Net interest income                                   13,315         10,417

Provision for loan losses                                      530            880
                                                           -------        -------

Net interest income after provision for loan losses         12,785          9,537

Other income
  Service charges on deposit accounts                          538            335
  Gain on sale of investment securities                         46            341
  Other income                                                 409            320
                                                           -------        -------
      Total other income                                       993            996

Other expenses
  Salaries and employee benefits                             4,100          3,135
  Occupancy expenses of premises                               971            708
  Furniture and equipment expense                              447            342
  Service fees                                                 252            135
  Legal fees                                                    99            191
  Indemnification and guarantee fees (note L)                  350            329
  Settlement with related company (note L)                     355             --
  Other expenses                                             1,479          1,587
                                                           -------        -------
      Total other expenses                                   8,053          6,427
                                                           -------        -------

      Income before income taxes                             5,725          4,106

Income tax expense                                           1,920          1,272
                                                           -------        -------

NET INCOME                                                 $ 3,805        $ 2,834
                                                           =======        =======

Income per share
  Basic                                                    $  0.58        $  0.44
                                                           =======        =======
  Diluted                                                  $  0.58        $  0.44
                                                           =======        =======


        The accompanying notes are an integral part of these statements.

                         MegaBank Financial Corporation
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                            Years ended December 31,
                             (Amounts in thousands)


                                                   1998            1997
                                                 -------         -------
Net income                                       $ 3,805         $ 2,834

Other comprehensive income, net of tax:
  Unrealized gains (losses) on investment
    securities available for sale                     (5)            (83)
                                                 -------         -------

Other comprehensive income (loss)                     (5)            (83)
                                                 -------         -------

Comprehensive income                             $ 3,800         $ 2,751
                                                 =======         =======


        The accompanying notes are an integral part of these statements.

                         MegaBank Financial Corporation
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                        Two years ended December 31, 1998
                             (Amounts in thousands)


                                                                                  Accumulated
                                                                                    other
                                                    Common          Retained     comprehensive
                                                     stock          earnings         income            Total
                                                    --------        --------        --------         --------
Balance at January 1, 1997                          $  1,961        $  6,744        $    122         $  8,827

Net income                                                --           2,834              --            2,834

Other comprehensive income (loss)                         --              --             (83)             (83)
                                                    --------        --------        --------         --------

Balance at December 31, 1997                           1,961           9,578              39           11,578

Issuance of 1,200,000 shares of common
  stock initial public offering at $11 per
  share, less selling expenses of $1,187,000          12,013              --              --           12,013

Net income                                                --           3,805              --            3,805

Other comprehensive income (loss)                         --              --              (5)              (5)
                                                    --------        --------        --------         --------

Balance at December 31, 1998                        $ 13,974        $ 13,383        $     34         $ 27,391
                                                    ========        ========        ========         ========


         The accompanying notes are an integral part of this statement.

                         MegaBank Financial Corporation
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            Years ended December 31,
                             (Amounts in thousands)

                                                                                1998             1997
                                                                              --------         --------
Cash flows from operating activities
  Net income                                                                  $  3,805         $  2,834
  Adjustments to reconcile net income to net cash
   provided by operating activities
   Provision for loan losses                                                       530              880
   Depreciation and amortization of fixed assets                                   486              325
   Amortization of preferred securities issuance costs                              23               --
   Net discount accretion on investment securities                                 (13)             (29)
   Stock dividend                                                                  (32)             (16)
   Gain on sale of investment securities available for sale                        (46)            (341)
   Deferred income taxes                                                           (82)            (336)
  Changes in deferrals and accruals
   Accrued interest receivable                                                    (206)            (217)
   Accrued interest payable                                                        282               46
   Income taxes payable                                                            (61)              23
   Other, net                                                                     (174)             700
                                                                              --------         --------
      Net cash provided by operating activities                                  4,512            3,869

Cash flows from investing activities
  Purchase of securities available for sale                                     (4,482)          (6,214)
  Proceeds from maturities of securities available for sale                      1,250            3,160
  Proceeds from sales of securities available for sale                           1,158              495
  Net increase in loans                                                        (63,518)         (31,061)
  Expenditures for bank premises and equipment                                  (4,533)          (2,494)
                                                                              --------         --------
      Net cash used in investing activities                                    (70,125)         (36,114)

Cash flows from financing activities
  Net increase in deposits                                                      48,001           37,217
  Trust preferred securities issuance costs                                       (497)            (255)
  Decrease in Federal Home Loan Bank borrowings                                 (1,423)            (849)
  Increase in securities sold under repurchase agreements                          443               --
  Proceeds from issuance of trust preferred securities                          12,000               --
  Principal payments on notes payable                                           (2,000)            (628)
  Sale of common stock                                                          12,013               --
                                                                              --------         --------
      Net cash provided by financing activities                                 68,537           35,485
                                                                              --------         --------
Net increase in cash and cash equivalents                                        2,924            3,240

Cash and cash equivalents at beginning of year                                  13,155            9,915
                                                                              --------         --------

Cash and cash equivalents at end of year                                      $ 16,079         $ 13,155
                                                                              ========         ========

Supplemental disclosures of cash flow information Cash paid during the year for:
   Interest expense                                                           $  6,572         $  4,920
   Income taxes                                                                  2,062            1,499


        The accompanying notes are an integral part of these statements.

NOTE A - SUMMARY OF ACCOUNTING POLICIES

   NATURE OF OPERATIONS

     MegaBank Financial Corporation ("the Company") owns the shares of and acts as parent holding company for MegaBank ("the Bank") and MB Capital I. The Bank provides a full range of banking services to individual and corporate customers principally in the Denver metropolitan area. A majority of the Bank's loans are related to real estate (principally residential construction) and commercial activities. The Bank is subject to competition from other financial institutions for loans and deposit accounts. The Bank is also subject to regulation by certain governmental agencies and undergoes periodic examinations by those regulatory agencies. In connection with an offering of Cumulative Trust Preferred Securities in 1998, the Company formed MB Capital I, which is treated as a wholly owned subsidiary of the Company.

   BASIS OF FINANCIAL STATEMENT PRESENTATION

     The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

     Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties and assesses estimated future cash flows from borrowers' operations and the liquidation of loan collateral.

     Management believes that the allowance for loan losses is adequate. While management uses available information to recognize loan losses, changes in economic conditions may necessitate revisions in future years. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination.

   PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its subsidiaries, MegaBank and, in 1998, MB Capital I. All intercompany accounts and transactions have been eliminated in the consolidated financial statements.

   INVESTMENT SECURITIES

     Management determines the classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Bank has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.

     Debt securities not classified as held to maturity are classified as available for sale. Available for sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a component of retained earnings in shareholders' equity.

     The amortized cost of debt securities classified as held to maturity or available for sale is adjusted for amortization of premiums and accretion of discounts to maturity or, in the case of mortgage-backed securities, over the estimated life of the security. Such amortization and accretion is included as an adjustment to interest income from investments. Realized gains and losses and declines in value judged to be other-than-temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

   LOANS AND ALLOWANCE FOR LOAN LOSSES

     The accrual of interest on loans is discontinued when management believes that interest or principal may not be collectible or recoverable. Generally, loans that are 90 days past due as to interest, principal, or both; loans that are not 90 days past due but where the likelihood of collecting the interest, principal, or both within 90 days is unlikely; and loans which have been partially charged off will be placed on nonaccrual status. When placing a loan in nonaccrual status, interest accrued to date is generally reversed. When such a reversal is made, interest accrued during prior years is charged to the allowance for loan losses. All other interest reversed on nonaccrual loans is charged against current year interest income. Payments received on a loan on nonaccrual status are charged against the balance of the loan. A loan is returned to accrual status when principal and interest are no longer past due and collectibility is no longer doubtful. Restructured loans are those on which concessions in terms have been made as a result of deterioration in a borrower's financial condition. Interest on these loans is accrued under the new terms.

     Impaired loans are all specifically identified loans for which it is probable that the Company will not collect all amounts due according to the contractual terms of the loan agreement. Included in impaired loans are all nonaccrual and restructured loans. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate. As practical expedient, impairment may be measured based on the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance. The valuation allowance is a component of the allowance for loan losses. Any excess of the carrying value of impaired loans over amounts realized from the liquidation of collateral and other sources is charged to the allowance for loan losses.

     Loan origination fees, net of certain direct origination costs, are deferred and amortized on a basis that approximates level yield over the contractual lives of the underlying loans. In addition, fees for a commitment to originate or purchase loans are offset against direct loan origination costs incurred to make such commitments. The net amounts are deferred and, if the commitment is exercised, recognized over the life of the related loan as a yield adjustment or, if the commitment expires unexercised, recognized as income upon expiration of the commitment. When a loan is placed on nonaccrual status, no income is recognized on the unamortized balance of loan origination fees until the loan is returned to accrual status or is repaid.

     The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely or, with respect to consumer installment loans, according to an established delinquency schedule. The allowance is an amount that management believes will be adequate to absorb losses inherent in existing loans, leases and commitments to extend credit, based on evaluations of the collectibility and prior loss experience of loans, leases and commitments to extend credit. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific problem loans, leases and commitments, and current and anticipated economic conditions that may affect the borrowers' ability to pay. Recoveries realized on loans previously charged off are credited to the allowance for loan losses.

   LEASEHOLD IMPROVEMENTS AND EQUIPMENT

     Leasehold improvements and equipment are stated at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, principally on the straight-line method.

   TRUST PREFERRED SECURITIES ISSUANCE COSTS

      Direct costs incurred in connection with the issuance of Trust Preferred Securities have been capitalized. These costs are amortized on a straight-line basis through the maturity date of the securities.

   INCOME TAXES

     Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

   CASH AND CASH EQUIVALENTS

     For purposes of the Consolidated Statements of Cash Flows, cash and cash equivalents include cash and due from banks, other interest-bearing deposits and federal funds sold. Generally federal funds sold are held for one day.

   PER SHARE COMPUTATIONS

      Basic earnings per share is based on the weighted average number of common shares outstanding during each year. Share amounts have been adjusted to reflect a thirty-for-one common stock split which took place in September 1998. Diluted earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding during the year plus the common share equivalents related to outstanding stock options. Weighted average common shares outstanding and diluted shares deemed outstanding for 1998 and 1997 were as follows:

                                                                                 1998             1997
                                                                               ---------        ---------
          Weighted average common shares outstanding                           6,542,135        6,407,340
          Common share equivalents related to outstanding stock options           12,187               --
                                                                               ---------        ---------
                                                                               6,554,322        6,407,340
                                                                               =========        =========

   STOCK-BASED COMPENSATION

      The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, (APB 25) and related interpretations in accounting for any stock options issued to employees. Under APB 25, no compensation expense is recorded for any stock options for which the exercise price equals the market price of the underlying stock on the date of the grant. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123).

   RECENT ACCOUNTING PRONOUNCEMENTS

    COMPREHENSIVE INCOME

      The Company adopted Financial Accounting Standards Board Statement No. 130, Reporting Comprehensive Income, (SFAS No. 130), effective January 1, 1998. SFAS No. 130 establishes standards for reporting comprehensive income and its components (revenues, expenses, gains, and losses). Components of comprehensive income are net income and all other non-owner changes in equity. The statement requires an enterprise to classify items of other comprehensive income by their nature in the financial statements and to display the accumulated balance of other comprehensive income separately from other components of equity in the balance sheet. The only component of comprehensive income consists of net unrealized holding gains and losses on available for sale securities, less the related tax effects. Reclassification of financial statements for earlier periods, provided for comparative purposes, is required.

      The Company has disclosed comprehensive income in a separate income statement.

   OPERATING SEGMENTS

      The Company adopted Financial Accounting Standards Board Statement No. 131, Disclosures about Segments of an Enterprise and Related Information, (SFAS No. 131) effective January 1, 1998. This statement establishes standards for reporting information about segments in annual and interim financial statements. SFAS No. 131 introduces a new model for segment reporting called the "management approach". The management approach is based on the way the chief operating decision-maker organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure and any other in which management disaggregates a company. Based on the "management approach" model, the Company has determined that its business is comprised of a single operating segment and that SFAS No. 131 therefore has no impact on its financial statements.

    DERIVATIVE INSTRUMENTS

     In June 1998, the FASB issued Statement of Financial Accounting Standards
      No. 133, Accounting for Derivative Instruments and Hedging Activities, (SFAS No. 133). This statement requires the recognition of all derivative financial instruments as either assets or liabilities in the balance sheet and measurement of those instruments at fair value. The accounting for gains and losses associated with changes in the fair value of a derivative and the effect on the consolidated financial statements will depend on its hedge designation and whether the hedge is highly effective in achieving offsetting changes in the fair value or cash flows of the asset or liability hedged. Under the provisions of SFAS No. 133, the method that will be used for assessing the effectiveness of a hedging derivative, as well as the measurement approach for determining the ineffective aspects of the hedge, must be established at the inception of the hedge. The methods must be consistent with the entity's approach to managing risk.

     DERIVATIVE INSTRUMENTS (CONTINUED)

     SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999, with initial application as of the beginning of an entity's fiscal quarter. On that date, hedging relationships must be designated anew and documented pursuant to the provisions of this statement. Earlier application is encouraged, but is permitted only as of the beginning of any fiscal quarter beginning after June 15, 1999. Retroactive application to financial statements of prior periods is prohibited. The Company does not currently have any derivative instruments nor is it involved in hedging activities.

   RECLASSIFICATIONS

     Certain reclassifications have been made to the 1997 consolidated financial statements to conform with the presentation adopted in 1998.


NOTE B - INVESTMENT SECURITIES

   At December 31, 1998, the Company had securities with the following amortized cost and estimated fair market values (in thousands):

                                                            Gross             Gross        Estimated
                                          Amortized      unrealized        unrealized        market
                                             cost           gains            losses           value
                                           --------        --------         --------         --------
  Securities available for sale
   U.S. Treasury securities                $  4,497        $     52         $     --         $  4,549
   State and political subdivisions           7,891              91               --            7,982
   Corporate debt securities                  2,740             150             (149)           2,741
   Corporate equity securities                  495              --              (90)             405
                                           --------        --------         --------         --------

                                           $ 15,623        $    293         $   (239)        $ 15,677
                                           ========        ========         ========         ========

   The amortized cost and estimated market value of debt securities at December 31, 1998 by contractual maturity are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                                                                 Estimated
                                                   Amortized       market
                                                     cost           value
                                                    -------        -------
      Due in one year or less                       $ 2,998        $ 3,023
      Due after one year through five years           1,499          1,526
      Due after five years through ten years            636            638
      Due after ten years                             9,995         10,085
                                                    -------        -------
                                                    $15,128        $15,272
                                                    =======        =======

   Securities included in the accompanying balance sheet at December 31, 1998 with a carrying amount of $5,920,000 have been pledged as collateral for public deposits and for other purposes as required or permitted by law.

   Available for sale securities were sold in 1998 and 1997 and are summarized as follows (in thousands):

                                 1998        1997
                                 ----        ----
          Gains realized         $ 46        $341
          Losses realized          --          --
                                 ----        ----
                                 $ 46        $341
                                 ====        ====


NOTE C - LOANS AND ALLOWANCE FOR LOAN LOSSES


   The components of the loan portfolio at December 31, 1998 are summarized as follows (in thousands):

          Land development and construction        $ 136,243
          Commercial                                  47,225
          Installment and other                        7,910
                                                   ---------
                                                     191,378
          Less unearned loan fees                     (1,776)
                                                   ---------
                                                   $ 189,602
                                                   =========

   Transactions in the allowance for loan losses for 1998 and 1997 are as follows (in thousands):

                                                 1998            1997
                                              -------         -------
          Balance at beginning of year        $ 2,083         $ 1,150
          Provision for loan losses               530             880
          Recoveries                                7              62
          Loans charged off                       (10)             (9)
                                              -------         -------
          Balance at end of year              $ 2,610         $ 2,083
                                              =======         =======

   There were no accruing loans having payments delinquent more than ninety days at December 31, 1998 and 1997.

   Loans on which the accrual of interest has been discontinued or reduced amounted to $3,388,000 and $1,604,000 at December 31, 1998 and 1997,
   respectively.

   Information related to impaired loans is as follows (in thousands):

                                                                     1998          1997
                                                                    ------        ------
          Total impaired loans at end of year                       $3,388        $1,604
          Average impaired loans during the year                     1,529         1,600
          Allowance for loan loss relative to impaired loans           551            85

   No interest income was recognized during the periods that loans were deemed to be impaired. The Company is not committed to lend additional funds to debtors whose loans are impaired.

   No loans were transferred to foreclosed real estate in 1998 or 1997.

NOTE D - BANK PREMISES, LEASEHOLD IMPROVEMENTS AND EQUIPMENT

   At December 31, 1998, bank premises, leasehold improvements and equipment, less accumulated depreciation and amortization, consisted of the following (in thousands):

          Buildings and improvements                            $  4,761
          Leasehold improvements                                     450
          Equipment                                                3,205
          Land                                                     2,060
                                                                --------
                                                                  10,476

          Less accumulated depreciation and amortization          (1,630)
                                                                ========
                                                                $  8,846
                                                                ========

NOTE E - ACCRUED INTEREST RECEIVABLE


   Accrued interest receivable at December 31, 1998 is summarized as follows (in thousands):

          Loans                                                      $  868
          Investment securities and interest-bearing deposits           236
                                                                     ------
                                                                     $1,104
                                                                     ======

NOTE F - DEPOSITS

   Deposits are summarized at December 31, 1998 as follows (dollars in thousands):

                                                                                    Weighted
                                                                                    average
                                                                                    interest
                                                  Balance           Percent           rate
                                                 --------           ------           ------
          Demand, noninterest-bearing            $ 54,093            28.49%              --%
          NOW accounts                              7,992             4.21             3.21
          Money market deposit accounts            64,452            33.94             4.59
          Savings deposits                          6,271             3.30             3.10
          Certificates of deposit
            Under $100,000                         37,138            19.56             5.76
            $100,000 and over                      19,933            10.50             5.52
                                                 --------           ------           ------
                                                 $189,879           100.00%            3.49%
                                                 ========           ======           ======

   Interest expense on deposits for 1998 and 1997 is summarized as follows (in thousands):

                                                  1998            1997
                                                 ------          ------
          NOW accounts                           $  239          $  157
          Money market deposit accounts           2,800           2,296
          Savings deposits                          170             160
          Certificates of deposit
            Under $100,000                        1,850           1,444
            $100,000 and over                       683             578
                                                 ------          ------
                                                 $5,742          $4,635
                                                 ======          ======

   As of December 31, 1998, the Company has brokered deposits totaling
   $3,240,000.

   At December 31, 1998, the scheduled maturities of certificates of deposit are as follows (in thousands):

                                                             Year ending December 31,
                                                             ------------------------
             Rate                      1999      2000       2001       2002      2003      Thereafter     Total
        ---------------              -------    ------      ----      ------     ----      ----------    -------
        3.99% or less                $   745    $   --      $ --      $   --     $ --          $ --      $   745
        4.00% to 4.99%                 6,504       505         5          --        1            77        7,092
        5.00% to 5.99%                36,013     7,051        92          --        5            --       43,161
        6.00% to 6.99%                 2,338     1,599       567       1,380      118            71        6,073
                                     -------    ------      ----      ------     ----          ----      -------
                                     $45,600    $9,155      $664      $1,380     $124          $148      $57,071
                                     =======    ======      ====      ======     ====          ====      =======

NOTE G - BORROWING COMMITMENTS


   As of December 31, 1998, the Bank had lines of credit with Federal Home Loan Bank, Bankers' Bank of the West, and the Federal Reserve Bank of $9,000,000, $14,500,000, and $500,000, respectively. There were no advances outstanding on these lines of credit as of December 31, 1998.

NOTE H - COMPANY OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES

   In February 1998, MB Capital I, a special-purpose wholly-owned Delaware trust subsidiary of the Company, completed an offering of 1,200,000 shares (issue price of $10 per share) totaling $12.0 million of fixed-rate 8.75% Cumulative Trust Preferred Securities (Preferred Securities), which are guaranteed by the Company. MB Capital I invested the total proceeds it received in 8.75% Junior Subordinated Deferrable Interest Debentures (Debentures) issued by the Company. Interest paid on the Debentures will be distributed to the holders of the Preferred Securities. As a result, under current tax law, distributions to the holders of the Preferred Securities will be tax deductible by the Company. Distributions payable on the Preferred Securities are recorded as interest expense in the consolidated statements of income. These Debentures are unsecured and rank junior and are subordinate in right of payment to all senior debt of the Company.

   The distribution rate payable on the Preferred Securities is cumulative and payable quarterly in arrears and commenced on April 15, 1998. The Company has the right, subject to events of default, to defer payments of interest on the Debentures at any time by extending the interest payment period for a period not exceeding 20 consecutive quarters with respect to each deferral period, provided that no extension period may extend beyond the redemption or maturity date of the Debentures. The Preferred Securities are subject to mandatory redemption upon repayment of the Debentures. The Debentures mature on February 9, 2028, which may be shortened to not earlier than February 9, 2003, if certain conditions are met, or at any time upon the occurrence and continuation of certain changes in either the tax treatment or the capital treatment of MB Capital I, the Debentures or the Preferred Securities. The Company has the right to terminate MB Capital I and cause the Debentures to be distributed to the holders of the Capital Securities in liquidation of such trust, all subject to the Company having received prior approval of the Office of Thrift Supervision, if required.

NOTE I - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

   The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and stand-by letters of credit.

   Those instruments involve, to a varying degree, elements of credit risk in excess of the amount recognized in the statement of financial position. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

   The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and stand-by letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

   Financial instruments whose contract amounts represent credit risk as of December 31, 1998 are as follows (in thousands):

      Commitments to extend credit                   $99,761
      Stand-by letters of credit                      12,779

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon or be participated to other financial institutions, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit-worthiness on a case-by-case basis.

    The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

    Stand-by letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

NOTE J - LEASE COMMITMENTS

    Future minimum rental and lease payments under noncancellable operating leases for premises, expiring at various dates through 2006 are as follows (in thousands):

                                Year ending
                                December 31,
                                ------------
                                   1999                           $  476
                                   2000                              476
                                   2001                              474
                                   2002                              476
                                   2003                              469
                                   Thereafter                        751
                                                                  ------
                                                                  $3,122
                                                                  ======

    Total lease expense for all operating leases was $445,000 and $436,000 in 1998 and 1997, respectively.

NOTE K - INCOME TAXES

    The provision for income taxes for 1998 and 1997 consists of the following (in thousands):

                                                          1998        1997
                                                          ----        ----
        Current
          Federal                                        $1,749      $1,406
          State                                             253         202
                                                         ------      ------
                                                          2,002       1,608

        Deferred
          Federal                                           (71)       (299)
          State                                             (11)        (37)
                                                         ------    --------
                                                            (82)       (336)
                                                         ------    --------
                                                         $1,920      $1,272
                                                         ======      ======

    The effective income tax rate varies from the statutory federal rate because of several factors, the most significant being nontaxable interest income earned on obligations of state and municipalities. The following table reconciles the Company's effective tax rate to the statutory federal rate.


                                                                   1998                            1997
                                                           Amount         Percent           Amount      Percent
                                                           ------         -------           ------      -------
                                                                 (in thousands)               (in thousands)
    Tax expense at statutory rate                          $1,946          34.0%           $1,396         34.0%
    Increase (decrease) in taxes due to:
      Tax exempt municipal interest                          (235)         (4.1)             (187)        (4.5)
      State tax, net of federal tax effect                    167           2.9               122          3.0
       Other                                                   42            .7               (59)        (1.5)
                                                           ------          -----           ------         ----
          Total provision for income taxes                 $1,920          33.5%           $1,272         31.0%
                                                           ======          =====           ======         ====

    Deferred tax assets and liabilities are recorded based on the differences between financial statement and tax basis of assets and liabilities and the tax rates in effect when these differences are expected to reverse. Timing differences in the recognition of revenue and expense for tax and financial reporting purposes resulted in a deferred tax asset as of December 31, 1998 as follows (in thousands):

           Deferred tax assets
               Provision for loan losses                                                     $833
               Recognition of loan fees                                                        13
                                                                                             ----
                      Total deferred tax assets                                               846
           Deferred tax liabilities
               Depreciation                                                                   (86)
               Market value adjustment to investment securities
                 available for sale                                                           (20)
                Other                                                                         (22)
                                                                                             ----
               Total deferred tax liabilities                                                (128)
                                                                                             ----
               Net deferred tax asset                                                        $718
                                                                                             ====

NOTE L - RELATED PARTY TRANSACTIONS

    As discussed in note P, the Company, as of September 1, 1998, became a unitary thrift holding company, and as such, has the power to engage in activities not currently allowed under the Bank Holding Company Act. Orchard Valley Financial Corporation ("OVFC"), a bank holding company related to the Company through common ownership, was notified that it would either be required to reduce its ownership in the Company to less than 5% or the Company would be prevented from exercising its powers under its new regulations. OVFC agreed to reduce its ownership of the Company to under 5%. The Company paid OVFC $355,000 in 1998 to reimburse it for the income tax liability incurred due to the involuntary sale of the Company's stock.

    The Company has entered into certain loan participations with First State Bank of Hotchkiss, a financial institution related through common ownership. Approximate loan principal balances outstanding under these participations at December 31, 1998 are summarized as follows (in thousands):

                               Participations sold                                         $9,703
                               Participations purchased                                     1,346

    The Company has also sold loan participations to other related parties (shareholders, directors, family members, businesses related through common ownership). At December 31, 1998 the participations sold to related parties were approximately $4,018,000.

    The following is an analysis of loans that were made to shareholders, directors and executive officers of the Company, and to corporations and others associated with those individuals (in thousands):

                           Balance at January 1, 1998                                      $  553
                           New loans                                                        1,202
                           Repayments                                                        (450)
                                                                                           ------
                           Balance at December 31, 1998                                    $1,305
                                                                                           ======

    Certain officers, directors, and shareholders of the Company personally guaranteed a note payable which was repaid in 1998. In return for the guarantee, the Company agreed to indemnify the guarantors for all liabilities, costs or expenses relating to the guarantee and to provide additional compensation to the guarantors. The additional compensation has consisted of an aggregate fee equal to 1.5% of the outstanding balance of the loan on each anniversary date plus a performance bonus based on earnings of the Bank as specified in the agreement. Total fees paid to the guarantors were $350,000 and $329,000 in 1998 and 1997, respectively.

    In March 1997, the Company entered into a consulting agreement with a company owned by an individual who is an officer, director and shareholder of the Company. Payments by the Company under the agreement are $5,000 per month. The term of the agreement is for one year, but automatically renews unless explicitly terminated by either party.

NOTE M - EMPLOYEE BENEFITS

    Through June 30, 1998, the Bank had an IRA contribution plan available for all personnel who have been employed at least nine months. In 1998, the Board of Directors of the Bank approved the MegaBank 401(k) Savings Plan. The Plan was effective July 1, 1998. Employees who have completed three months of service, and meet other conditions, are eligible for the Plan. The Bank will match 50% of the first 6% of compensation which employees contribute to the Plan. The Bank's contributions to the Plan vest ratably over six years. The Plan replaces the IRA contribution plan. Contributions in 1998 and 1997 were $21,000 and $32,000, respectively.

NOTE N - FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following table presents estimated fair values of the Company's financial instruments as of December 31, 1998 (in thousands):

                                                                                   Carrying      Fair
                                                                                     Amount     Value
                                                                                     ------     -----
         Financial assets
           Cash and due from banks                                                 $ 10,326   $  10,326
           Federal funds sold                                                         5,625       5,625
           Other interest-bearing deposits                                              128         128
           Investment securities available for sale                                  15,667      15,667
           Federal Home Loan Bank stock                                                 482         482
           Loans, less allowance for loan losses                                    186,992     187,163
           Accrued interest receivable                                                1,104       1,104

         Financial liabilities
            Deposits
               Non-interest bearing                                                  54,092      54,092
               Interest bearing                                                     135,785     136,146

            Accrued interest payable                                                    434         434
            Short-term borrowings                                                       443         443
            Company obligated manditorily redeemable
              preferred securities of subsidiary trust holding
              solely Junior Subordinated Debentures                                  12,000      11,250

           Unrecognized financial instruments (net
             of contract amount)
               Commitments to extend credit                                          99,761      99,761
               Standby letters of credit                                             12,779      12,779

     The following summary presents the methodologies and assumptions used to estimate the fair value of the Company's financial instruments. The Company operates as a going concern and except for its investment portfolio, no active market exists for its financial instruments. Much of the information used to determine fair value is highly subjective and judgmental in nature and, therefore, the results may not be precise. The subjective factors include, among other things, estimates of cash flows, risk characteristics, credit quality and interest rates, all of which are subject to change. Since the fair value is estimated as of the date, the amounts which will actually be realized or paid upon settlement or maturity of the various financial instruments could be significantly different.

     CASH AND CASH EQUIVALENTS

         For these short-term instruments, the carrying amount approximates fair value.

     INVESTMENTS

         For securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. The carrying amount of accrued interest receivable approximates its fair value.

     LOANS

         The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. For variable rate loans, the carrying amount is a reasonable estimate of fair value. For loans where collection of principal is in doubt, an allowance for losses has been estimated. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of accrued interest approximates its fair value.

     DEPOSITS

         The fair value of demand deposits, savings accounts, NOW accounts, and certain money market deposits is the amount payable on demand at the reporting date (i.e. their carrying amount). The fair value of fixed maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

     SHORT-TERM BORROWINGS

         For short-term borrowings, the carrying amount is a reasonable estimate of fair value.

     LONG-TERM BORROWINGS

         The fair value of long-term borrowings is estimated by discounting the future cash flows using the current rate at which a similar loan could be financed.

     TRUST PREFERRED SECURITIES

         For Trust Preferred Securities, the fair value is determined based on the quoted market price.

     COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT AND LINES OF CREDIT

         The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparts. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit and lines of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparts at the reporting date.

NOTE O - EQUITY TRANSACTIONS AND AGREEMENTS

      AUTHORIZED CAPITAL AND REVERSE STOCK SPLIT

         Effective January 15, 1998, the Company increased its authorized capital stock to 50 million shares of Common Stock and authorized 10 million shares of Preferred Stock. The increase was made to provide for possible future needs of the Company. In 1998, the Company effected a thirty-for-one stock split. References in the accompanying financial statements to numbers of shares and per share amounts have been retroactively restated to reflect the stock split.

      STOCK PURCHASE AGREEMENT

         The Company has a Stock Purchase Agreement with certain of its shareholders. This agreement, as amended and restated, provides that upon the death of the Company's Chairman of the Board of Directors, the shareholders will have the option to require the Company to purchase a pro rata portion of their shares of the Company's stock to the extent the Company receives proceeds from a life insurance policy on the life of the Chairman. These shareholders currently hold an aggregate of 2,709,650 shares of common stock. Based on an amendment to the agreement in 1998, the purchase price of the common stock would be based on the greater of 80% of its average closing bid price on any recognized quotation system for a designated period or its appraised value. The Company has purchased a life insurance policy in the amount of $3,000,000 on the Chairman.

      STOCK INCENTIVE PLAN

         In August 1998, the Company adopted the 1998 Long-Term Incentive Plan (the "Incentive Plan"). The purpose of the Incentive Plan is to provide continuing incentives to the Company's and its subsidiaries' key employees, which may include officers and members of the Board of Directors. The Incentive Plan provides for an authorization of 500,000 shares of common stock for issuance thereunder. Under the Incentive Plan, the Company may grant to participants awards of stock options, restricted stock, stock appreciation rights, performance shares or any combination thereof.

         The Incentive Plan is administered by the Board of Directors or a Compensation Committee of the Board of Directors composed of at least two non-employee members. Subject to the terms of the Incentive Plan, the Board or Compensation Committee determines, among other matters, the persons to whom awards are granted and the terms of the awards.

         Under the stock option component of the Incentive Plan, the Company may grant both incentive stock options ("incentive stock options") intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and options which are not qualified as incentive stock options. Incentive stock options may not be granted at an exercise price of less than the fair market value of the common stock on the date of grant, while non-qualified stock options may be granted at any exercise price. The exercise price may be paid in cash, in shares of common stock (valued at fair market value at the date of exercise) or by a combination of such means of payment, as may be determined by the Board or Compensation Committee.

         Under the restricted component of the Incentive Plan, the Company may award shares of restricted stock upon payment of consideration as determined by the Board or Compensation Committee. Upon the award, a restriction period (not to exceed ten years) and/or performance goals may be set. Subject to the terms of each individual award, the recipient forfeits a restricted stock award upon termination of employment during the restriction period and any consideration paid by the participant is returned.

         An award of a stock appreciation right allows a recipient to receive a cash payment or shares of common stock to the extent of any appreciation in the book value or the fair market value of the common stock of the Company over a specified period of time. Stock appreciation rights may also be awarded in tandem with stock options, and recipients of such tandem awards may elect to exercise the award as a stock option or as a stock appreciation right.

         Under the performance share component of the Incentive Plan, recipients are awarded a specified number of shares of common stock of the Company subject to the recipient or the Company attaining specified performance goals as the Board or Compensation Committee may determine. The Board or Compensation Committee, under certain circumstances, may waive or modify performance criteria on existing performance share awards.

         The Incentive Plan will be discontinued in the event of the dissolution or liquidation of the Company or in the event of a reorganization (such as a merger, consolidation, or sale of substantially all of the assets of the Company) in which the Company is not the surviving or acquiring company, or in which the Company is or becomes a wholly-owned subsidiary of another company after the effective date of the reorganization and no plan or agreement respecting the reorganization is established which specifically provides for the continuation of the Incentive Plan and the change, conversion, or exchange of the common stock relating to existing awards under the Incentive Plan for securities of another corporation. Upon the dissolution of the Incentive Plan, all awards will become fully vested and all outstanding options and stock appreciation rights will become immediately exercisable by the holder thereof.

         On September 1, 1998, the Company granted options to purchase up to 108,500 shares of common stock to directors and employees of the Company, exercisable as follows:

                     Options                                                  Exercise price
                     granted                                                     per share
                     -------                                                     ---------
                     58,500                                                          $10
                     50,000                                                           11

         These options were issued at the completion of the Company's public stock offering.

         Of the 108,500 options issued, 15,000 were nonqualified stock options and 93,500 were incentive stock options. The exercise price of the options was the estimated fair market value of the Company's common stock as of the date granted. Options must be exercised within a ten-year period. Options to purchase shares of common stock are exercisable as follows:

                                                                                    Exercisable
                     On or after                                                      options
                     -----------                                                      -------
                  September 1, 2000                                                    10,000
                  September 1, 2001                                                    32,550
                  September 1, 2002                                                    65,950
                                                                                      -------
                                                                                      108,500
                                                                                      =======

         The Stock Incentive Plan is accounted for under APB Opinion No. 25 and related interpretations. Accordingly, no compensation cost is recognized for the Plan. Had compensation cost for the Plan been determined consistent with the fair value method of SFAS No. 123, the Company's net income and income per share for the year ended December 31, 1998 would not have been materially effected.

NOTE P - REGULATORY MATTERS

   The Company received permission from the Office of Thrift Supervision, Department of Treasury, to change its status to a savings and loan holding company within the meaning of the Home Owners' Loan Act of 1933 ("HOLA"), as amended. The Company was registered with the Office of Thrift Supervision ("OTS") and subject to OTS regulations, examinations, supervision and reporting requirements. In addition, the Bank received permission from the Office of Thrift Supervision to convert the Bank's charter from a state-chartered stock institution to a federal stock savings bank. Management believes that the Bank's balance sheet is currently more reflective of a thrift than a commercial bank, and that the flexibility and opportunities with a thrift charter are more in line with the long range plans of the Bank than those that are available under its present charter. The Company effected both of the conversions on September 1, 1998. In connection with its charter conversion, the Bank changed its name from MegaBank of Arapahoe to MegaBank.

   The Bank is subject to various regulatory capital requirements administered by the OTS. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets (as defined), and of Tier 1 (core) capital and tangible capital to adjusted total assets. Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

   The Bank is well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, institutions must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 (core) ratios as set forth in the table below as of December 31, 1998:

                                                                                                       To be well
                                                                                                    capitalized under
                                                                          For capital               prompt corrective
                                                     Actual             adequacy purposes           action provisions
                                               -----------------        ------------------          ------------------
                                               Amount      Ratio         Amount     Ratio           Amount       Ratio
                                               ------      -----         ------     -----           ------       -----
                                                                 (Amounts in thousands)
         Total risk-based capital
           (to risk-weighted assets)          $30,315     15.38%         $15,766    =>8.0%          $19,708     =>10.0%
         Tier 1 risk-based capital
           (to risk-weighted assets)           28,410     14.42%           7,883    =>4.0%           11,825      =>6.0%
         Core capital
           (to adjusted tangible assets)       28,410     12.53%           6,802    =>3.0%           11,337      =>5.0%
         Tangible capital
           (to tangible assets)                28,410     12.53%           3,401    =>1.5%              N/A        N/A

   Cash dividends paid to the Company by the Bank amounted to $1,000,000 in 1997. The Bank paid no dividends in 1998. The payment of dividends to the Company by the Bank is subject to various regulatory limitations.

NOTE Q - CONDENSED FINANCIAL STATEMENTS - PARENT COMPANY ONLY

   The following presents the condensed balance sheet as of December 31, 1998 and statements of income and cash flows for each of the two years in the period ended December 31, 1998 for MegaBank Financial Corporation:

                         MegaBank Financial Corporation
                                  BALANCE SHEET
                                December 31, 1998
                             (Amounts in thousands)

                             ASSETS
         Cash and interest bearing deposits                              $ 6,927
         Investment securities available for sale                          1,746
         Investment in bank subsidiary                                    28,872
         Investment in trust subsidiary                                      371
         Property and equipment                                            1,233
         Trust preferred securities issuance cost, net                       728
         Other assets                                                        153
                                                                         -------
               Total assets                                              $40,030
                                                                         =======

                     LIABILITIES AND
                   SHAREHOLDERS' EQUITY

         Accrued interest and other liabilities                          $   268
         Company obligated manditorily redeemable
           preferred securities of subsidiary trust holding
           solely Junior Subordinated Debentures                          12,371
         Shareholders' equity                                             27,391
                                                                         -------
               Total liabilities and shareholders' equity                $40,030
                                                                         =======

                         MegaBank Financial Corporation
                              STATEMENTS OF INCOME
                            Years ended December 31,
                             (Amounts in thousands)

                                                                  1998              1997
                                                                  ----              ----
    Income
      Dividends from subsidiary                                  $    --           $ 1,000
      Interest                                                       148                12
      Rental income from subsidiary                                  407               341
      Other rental income                                            121               137
      Gain on sale of investment securities                           34               341
      Miscellaneous income                                             6                --
                                                                 -------           -------
          Total income                                               716             1,831

    Expenses
      Interest                                                       981               179
      Occupancy and equipment expense                                513               362
      Other                                                          853               463
                                                                 -------           -------
          Total expenses                                           2,347             1,004
                                                                 -------           -------

    Income (loss) before income taxes and equity
      in undistributed net income of subsidiaries                 (1,631)              827

    Income tax benefit                                               605                64
                                                                 -------           -------
    Income (loss) before undistributed net
     income of subsidiaries                                       (1,026)              891
    Equity in undistributed net income of  subsidiaries            4,831             1,943
                                                                 -------           -------
    Net income                                                   $ 3,805           $ 2,834
                                                                 =======           =======

                         MegaBank Financial Corporation
                            STATEMENTS OF CASH FLOWS
                            Years ended December 31,
                             (Amounts in thousands)

                                                                                   1998                1997
                                                                                   ----                ----
    Cash flows from operating activities
      Net income                                                                 $  3,805           $  2,834
      Adjustments to reconcile net income to net cash provided
         by operating activities
          Depreciation                                                                 19                  3
          Amortization of preferred securities issuance costs                          23                 --
          Equity in undistributed net income of subsidiaries                       (4,831)            (1,942)
              Gain on sale of investment securities available for sale                (34)              (341)
          (Increase) decrease in other assets                                         (73)               (67)
          Increase (decrease) in accrued expenses and other liabilities               (62)               268
                                                                                 --------           --------
          Net cash provided by (used in) operating activities                      (1,153)               755

    Cash flows from investing activities
      Purchase of securities available for sale                                    (2,145)              (466)
      Proceeds for sales of securities available for sale                             661                495
      Investment in property and equipment                                         (1,250)                --
      Capital investment in bank subsidiary                                       (11,000)                --
      Investment in trust subsidiary                                                 (371)                --
                                                                                 --------           --------
          Net cash provided by (used in) investing activities                     (14,105)                29

    Cash flows from financing activities
      Preferred securities issuance costs                                            (495)              (255)
      Principal payments on note payable                                           (2,000)              (500)
      Proceeds from issuance of preferred securities                               12,371                 --
      Proceeds from sale of stock                                                  12,013                 --
                                                                                 --------           --------
          Net cash provided by (used in) financing activities                      21,889               (755)
                                                                                 --------           --------
    Net increase in cash                                                            6,631                 29

    Cash at beginning of year                                                         296                267
                                                                                 --------           --------
    Cash at end of year                                                          $  6,927           $    296
                                                                                 ========           ========

                 MEGABANK FINANCIAL CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                                    SEPTEMBER 30,       DECEMBER 31,
                                                                                        1999                1998
                                                                                        ----                ----
                                                                                     (UNAUDITED)

    ASSETS
        Cash and due from banks                                                       $  13,305           $  10,326
        Interest-bearing deposits                                                            83                 128
        Federal funds sold                                                                   --               5,625
                                                                                      ---------           ---------
           Cash and cash equivalents                                                     13,388              16,079

        Investment securities available for sale                                         17,268              15,677

        Loans                                                                           252,286             189,602
            Less allowance for loan losses                                               (3,382)             (2,610)
                                                                                      ---------           ---------
                                                                                        248,904             186,992
        Federal Home Loan Bank stock, at cost                                               925                 482
        Real estate held for investment                                                     524                  --
        Bank premises, leasehold improvements and equipment, net                         10,323               8,846
        Accrued interest receivable                                                       1,758               1,104
        Accounts receiveable                                                                120                  --
        Deferred tax asset                                                                  781                 718
        Preferred securities issuance costs, net                                            709                 729
        Goodwill                                                                          2,619                  --
        Other                                                                               653                 192
                                                                                      ---------           ---------
                      Total assets                                                    $ 297,972           $ 230,819
                                                                                      =========           =========

    LIABILITIES AND SHAREHOLDERS' EQUITY
        Liabilities
            Deposits
               Demand, non-interest bearing                                           $  54,782           $  54,093
               Demand, interest bearing                                                  69,751              72,444
               Savings                                                                    7,376               6,271
               Time                                                                     106,059              57,071
                                                                                      ---------           ---------
                      Total deposits                                                    237,968             189,879

            Federal Funds Borrowings                                                      2,725                  --
            Federal Home Loan Bank borrowings                                             8,500                  --
            Securities sold under agreement to repurchase                                   685                 443
            Income taxes payable                                                             74                  71
            Accrued interest payable                                                        796                 434
            Other                                                                         1,961                 601
                                                                                      ---------           ---------
                      Total liabilities                                                 252,709             191,428
            Company obligated manditorily redeemable preferred securities of
             subsidiary trust holding solely Junior Subordinated Debentures              12,000              12,000
            Minority interest in subsidiary                                                 195                  --
         Shareholders' equity
            Preferred stock; no par value, 10,000,000 shares authorized,
             none issued                                                                     --                  --
            Common stock; no par value, 50,000,000 shares authorized,
             7,769,709 and 7,607,340 shares issued and outstanding in 1999
             and 1998                                                                    15,473              13,974
            Retained earnings                                                            17,662              13,383
            Accumulated other comprehensive income                                          (67)                 34
                                                                                      ---------           ---------
                      Total shareholders' equity                                         33,068              27,391
                                                                                      ---------           ---------
                      Total liabilities and shareholders' equity                      $ 297,972           $ 230,819
                                                                                      =========           =========

        The accompanying notes are an integral part of these statements.

                 MEGABANK FINANCIAL CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             THREE MONTHS ENDED                      NINE MONTHS ENDED
                                                                SEPTEMBER 30,                          SEPTEMBER 30,
                                                           1999               1998                1999                1998
                                                           ----               ----                ----                ----
                                                                                    (UNAUDITED)
    Interest income
        Loans, including fees                          $     6,969        $     5,166         $    19,321         $    13,448
        Taxable investment securities                          210                 89                 460                 231
        Nontaxable investment securities                       240                187                 623                 561
        Funds sold                                               9                 74                  26                 381
        Other interest                                          26                 47                  35                 135
                                                       -----------        -----------         -----------         -----------
            Total interest income                            7,454              5,563              20,465              14,756

    Interest expense
        Deposits                                             2,000              1,499               5,304               4,164
        Borrowed funds                                         118                 28                 262                 112
        Trust preferred securities                             287                270                 812                 688
        Note payable                                            --                 --                  --                  19
                                                       -----------        -----------         -----------         -----------
            Total interest expense                           2,405              1,797               6,378               4,983
                                                       -----------        -----------         -----------         -----------
            Net interest income                              5,049              3,766              14,087               9,773
    Provision for loan losses                                  250                190                 840                 410
                                                       -----------        -----------         -----------         -----------
            Net interest income after provision
             for loan losses                                 4,799              3,576              13,247               9,363

    Other income
        Title fees                                             851                 --               1,872                  --
        Service charges on deposit accounts                    257                142                 745                 391
        Gain on sale of investment securities                  135                 --                 135                  25
        Other income                                           320                 92                 525                 280
                                                       -----------        -----------         -----------         -----------
            Total other income                               1,563                234               3,277                 696

    Other expenses
        Salaries and employee benefits                       2,273              1,279               5,567               3,183
        Occupancy expenses of premises                         330                301                 928                 688
        Furniture and equipment expense                        177                108                 524                 337
        Other expenses                                       1,154                501               2,887               1,681
                                                       -----------        -----------         -----------         -----------
            Total other expenses                             3,934              2,189               9,906               5,889
                                                       -----------        -----------         -----------         -----------
            Income before income taxes                       2,428              1,621               6,618               4,170
    Income tax expense                                         901                514               2,339               1,348
                                                       -----------        -----------         -----------         -----------
            Net income                                 $     1,527        $     1,107         $     4,279         $     2,822


    Other comprehensive income, net of tax
        Unrealized gains (losses) on investment
           securities available for sale                       173                (61)               (101)                (40)
                                                       -----------        -----------         -----------         -----------
    Comprehensive income                               $     1,700        $     1,046         $     4,178         $     2,782
                                                       ===========        ===========         ===========         ===========
    Income per share

            Basic earnings per share                   $       .20        $       .17         $       .55         $       .44
                                                       ===========        ===========         ===========         ===========
            Weighted average common shares
            outstanding                                  7,769,709          6,407,340           7,713,207           6,407,340
                                                       ===========        ===========         ===========         ===========

        The accompanying notes are an integral part of these statements.

                 MEGABANK FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                          NINE MONTHS ENDED
                                                                                            SEPTEMBER 30,
                                                                                        1999             1998
                                                                                        ----             ----
                                                                                             (UNAUDITED)
Cash flows from operating activities
    Net income                                                                        $  4,279         $  2,822
    Adjustments to reconcile net income to net cash provided by operating activities
        Provision for loan losses                                                          840              410
        Depreciation and amortization                                                      542              350
        Amortization of preferred securities issuance costs                                 20               16
        Gain on sale of investment securities available for sale                          (135)             (25)
        Net discount accretion on investment activities                                     --              (12)
        Federal Home Loan Bank stock dividend                                              (29)             (23)
        Amortization of goodwill                                                            49               --
        Deferred income taxes                                                               (2)            (126)
        Minority interest                                                                   61               --
    Changes in deferrals and accruals
        Interest receivable                                                               (654)            (278)
        Accounts receivable                                                               (122)              --
        Interest payable                                                                   362              247
        Income taxes payable                                                                 3               --
         Other, net                                                                      1,306              105
                                                                                      --------         --------
           Net cash provided by operating activities                                     6,520            3,486

Cash flows from investing activities
    Purchase of securities available for sale                                           (5,368)          (4,476)
    Purchase of Federal Home Loan Bank stock                                              (414)              --
    Proceeds from maturities of investment securities available for sale                 3,000            1,250
    Proceeds from sales of securities available for sale                                   750              616
    Acquisition of company under the purchase method of accounting,
        net of cash acquired                                                            (1,500)              --
    Net (increase) in loans                                                            (62,752)         (40,624)
    Expenditures for bank premises and equipment                                        (2,483)          (3,525)
                                                                                      --------         --------
           Net cash used in investing activities                                       (68,767)         (46,759)

Cash flows from financing activities
    Net increase in deposits                                                            48,089           47,016
    Net increase (decrease) in advances from Federal Home Loan Bank                     11,225           (1,423)
    Net increase in repurchase agreements                                                  242              556
    Proceeds from trust preferred securities                                                --           12,000
    Trust preferred securities issuance costs                                               --             (495)
    Principal payments on notes payable                                                     --           (2,000)
                                                                                      --------         --------
           Net cash provided by financing activities                                    59,556           55,654
                                                                                      --------         --------
Net increase (decrease) in cash and cash equivalents                                    (2,691)          12,381
Cash and cash equivalents at beginning of period                                        16,079           13,155
                                                                                      --------         --------
Cash and cash equivalents at end of period                                            $ 13,388         $ 25,536
                                                                                      ========         ========

Supplemental disclosures of cash flow information
  Cash paid year to date for:
        Interest expense                                                              $  6,016         $  4,735
        Income taxes                                                                     2,375            1,408

        The accompanying notes are an integral part of these statements.

                 MEGABANK FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               NINE MONTH PERIOD ENDED SEPTEMBER 30, 1999 AND 1998
                                   (UNAUDITED)

1.       UNAUDITED FINANCIAL STATEMENTS

         The accompanying unaudited interim financial statements have been prepared in accordance with the instructions for Form 10-QSB and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. All adjustments, that are in the opinion of management of a normal recurring nature necessary to a fair statement of results for the interim periods presented, have been made. The results of operations for such interim periods are not necessarily indicative of results of operations for a full year. The statements should be read in conjunction with the summary of significant accounting policies and notes to consolidated financial statements included in the Form 10-KSB for the year ended December 31, 1998.

         In the opinion of management, the accompanying financial statements contain all adjustments necessary to present fairly the financial position of the Company at September 30, 1999, and the results of operations and cash flows for the quarters and nine months ended September 30, 1999 and 1998.

         The consolidated financial statements include the accounts of the Company's respective subsidiaries. All material intercompany transactions have been eliminated.

2.       NATURE OF OPERATIONS

         MegaBank Financial Corporation (the "Company") was founded in 1984 with the objective of building a banking franchise in the Denver, Colorado metropolitan area that would deliver a broad based package of products and services to businesses and individuals. The Company's banking subsidiary, MegaBank (the "Bank"), was organized in 1983. Since the advent of branch banking in Colorado in 1993, the Bank has opened eight additional banking locations throughout the Denver area for a total of nine locations, with one more branch in the planning phase.

         On April 5, 1999, the Company purchased Empire Title and Escrow Corporation and subsequently merged it with MB Title Company. The consideration paid to the stockholders of Empire Title and Escrow Corporation consisted of the Company's common stock and cash. MB Title Company then changed its name to Empire Title and Escrow Corporation ("Empire"). The purchase price for Empire includes the potential for additional consideration based upon the future performance of Empire during the three years following the purchase (the "Post-Effective Time Consideration"). Empire provides a full range of title insurance products and services to the real estate community including homebuilders and real estate firms. Management expects that this acquisition will provide Empire the resources necessary to accelerate its expansion plans while continuing to provide services to the Colorado real estate community. This acquisition also allows the Company to offer a broader array of financial products and services to its customers. Empire operates as a subsidiary of the Company and accordingly, the accounts of the subsidiary are included in the consolidated financial statements of the Company.

3.       TRUST PREFERRED SECURITIES

         On February 9, 1998 the Company and its wholly-owned subsidiary, MB Capital I (the "Trust"), completed the sale of $12.0 million of 8.75% Cumulative Trust Preferred Securities of the Trust. Net proceeds were approximately $11.2 million after payment of sales commissions and other offering costs, and were invested in Junior Subordinated Debentures maturing February 9, 2028, issued by the Company to the Trust in connection with the public offering. Interest on the Junior Subordinated Debentures will be paid by the Company to the Trust, will be the sole revenues of the Trust and the source for distributions by the Trust to the holders of the Trust Preferred Securities.

         For financial reporting purposes, the Trust is treated as a subsidiary of the Company, and accordingly, the accounts of the Trust are included in the consolidated financial statements of the Company. The Trust Preferred Securities are presented as a separate line item in the consolidated balance sheet under the caption "Company obligated mandatorily redeemable preferred securities of subsidiary trust holding solely Junior Subordinated Debentures." For financial reporting purposes, the Company records distributions payable on the Trust Preferred Securities as interest expense in the consolidated statements of income.

         The Junior Subordinated Debentures are unsecured and rank junior and are subordinate to all senior debt of the Company and constitute a full and unconditional guarantee on a subordinated basis by the Company of the obligations of the Trust under the Preferred Securities.

                                   APPENDIX I

                                MERGER AGREEMENT

                    AMENDMENT TO AGREEMENT AND PLAN OF MERGER

         This Amendment to Agreement and Plan of Merger (this "Amendment") dated as of January 21, 2000 is entered into by and among Compass Bancshares, Inc. ("Compass"), Compass Acquisition, Inc. ("Compass Acquisition") and MegaBank Financial Corporation (the "Company").

         WHEREAS, Compass and the Company entered into an Agreement and Plan of Merger dated as of November 4, 1999 (the "Merger Agreement");

         WHEREAS, the Merger Agreement requires that a new subsidiary of Compass shall be merged with the Company with the Company being the surviving entity;

         WHEREAS, Compass Acquisition is such new subsidiary;

         WHEREAS, Section 8.3(b) of the Merger Agreement requires Compass and the Company to amend the Merger Agreement for the purpose of making Compass Acquisition a party thereto; and

         WHEREAS, the parties desire to otherwise amend the Merger Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                  1. Capitalized terms used herein and not defined herein shall have the meanings set forth in the Merger Agreement.

                  2. Upon execution of this Amendment, Compass Acquisition shall become a party to the Merger Agreement, shall be deemed to be Merger Sub as defined in the Merger Agreement, and shall succeed to the rights and become subject to the obligations of Merger Sub as provided in the Merger Agreement.

                  3. Section 1.6(a) of the Merger Agreement is hereby amended in its entirety to read in full as follows:

                  (a) Each share of the Company's common stock, no par value per share ("Company Common Stock" or "Shares"), issued and outstanding immediately prior to the Effective Time ("Common Shares Outstanding") shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive the consideration payable as set forth below (the "Merger Consideration") to the holder of record thereof, without interest thereon, upon surrender of the certificate representing such Share. For the purposes of determining the number of Common Shares Outstanding, the number of Shares issued and outstanding shall be increased by the number and class of Shares that may be acquired upon exercise or conversion of any warrant, option, convertible debenture or other security entitling the holder thereof to acquire Shares which is in effect or outstanding immediately prior to the Effective Time and shall include, without limitation, Shares issuable in respect of the Empire Merger Agreement (as defined in Section 10.13(g) hereof) due to the consummation of the Merger. At the Closing, the Company shall calculate and certify to Compass the Common Shares Outstanding.

                  4. Article II of the Merger Agreement is hereby amended in its entirety to read in full as follows:

                                   ARTICLE II.

                               EXCHANGE OF SHARES

                  SECTION 2.1 Exchange of Shares.

                  (a) At or prior to the Effective Time pursuant to an exchange agent agreement in substantially the form attached hereto as Exhibit B (the "Exchange Agreement"), Compass shall (i) deposit with Continental Stock Transfer and Trust Company (the "Exchange Agent") the shares of Compass Common Stock in the amounts provided in Section 1.6 to effect the exchange of Compass Common Stock for certificates formerly representing shares of Company Common Stock; and (ii) deposit or cause to be deposited with the Exchange Agent, prior to the Effective Time cash in an aggregate amount estimated to be sufficient to make the cash payments in lieu of fractional shares of Compass Common Stock pursuant to Section 1.6 hereof (such amount being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions jointly given by the Company and Compass, promptly make the payments in lieu of fractional shares out of the Exchange Fund upon surrender of Shares in accordance with Section 2.1(b) hereof. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

                  (b) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates which as of the Effective Time represented Shares (the "Certificates"), a form letter of transmittal approved by the Company and Compass (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor cash and Compass Common Stock in the amount provided in Section 1.6 hereof, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon surrender of the Certificate and no dividend will be disbursed with respect to the shares of Compass Common Stock until the holder's Shares are surrendered in exchange therefor. If payment or delivery of Compass Common Stock is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment and delivery of Compass Common Stock to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.1, each Certificate shall represent for all purposes the right to receive the Merger Consideration without any interest thereon.

                  (c) After the Effective Time, the stock transfer ledger of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company of the Shares which were outstanding immediately prior to such time of filing. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Article II.

                  (d) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be paid to Compass, and the holders of Shares not theretofore presented to the Exchange Agent shall look to Compass only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such shares.

                  5. Section 3.27 of the Merger Agreement is hereby amended in its entirety to read in full as follows:

                           SECTION 3.27 Dissenting Shareholders. No shareholder
                  of the Company is entitled to make written demand for payment of the fair value of such shareholder's Shares in the manner provided in Article 113 of the CBCA, so long as the Compass Common Stock constituting the Merger Consideration is listed on the national market system of the National Association of Securities Dealers Automated Quotation System or held of record by more than two thousand shareholders.

                  6. Section 7.2(g) of the Merger Agreement is hereby amended to read in its entirety as follows:

                  (g)      [INTENTIONALLY DELETED]

                  7. Exhibit B to the Merger Agreement is hereby amended in its entirety to read in full as Exhibit A attached hereto.

                  8. Exhibit J to the Merger Agreement is hereby amended in its entirety to read in full as Exhibit B attached hereto.

                  9. The execution of this Amendment shall not relieve Compass of its obligations under the Merger Agreement.

                  10. Except as herein provided, the terms of the Merger Agreement shall remain in full force and effect.

                  11. This Amendment may be executed in several counterparts, and by the parties on separate counterparts, and all such counterparts, when so executed and delivered, shall constitute but one and the same agreement.


                            [Signature Page Follows]

         IN WITNESS WHEREOF the parties have executed this Amendment as of the date first written above.


ATTEST:                                     COMPASS BANCSHARES, INC.



By: /s/ Daniel B. Graves                    By: /s/ Garrett R. Hegel
   -------------------------------             ---------------------------------
      Its: Assistant Secretary                     Its: Chief Financial Officer



ATTEST:                                     COMPASS ACQUISITION, INC.
                                            ------------------------------------


By: /s/ Daniel B. Graves                    By: /s/ Garrett R. Hegel
   -------------------------------             ---------------------------------
      Its: Assistant Secretary                     Its: President




ATTEST:                                     MEGABANK FINANCIAL
                                            CORPORATION


By: /s/ Susan A. Putland                    By: /s/ Thomas R. Kowalski
   -------------------------------             ---------------------------------
      Its: Vice President and                      Its: Chairman and Chief
           Secretary                                    Executive Officer

                                    EXHIBIT A

                                    EXHIBIT B

                            EXCHANGE AGENT AGREEMENT

         This Exchange Agent Agreement, dated as of _____, 2000, is made and entered into by and among Compass Bancshares, Inc., a Delaware corporation ("Compass"), _____________________, a Colorado corporation ("Merger Sub"), MegaBank Financial Corporation, a Colorado corporation ("Company"), and Continental Stock Transfer & Trust Company, a New York banking corporation ("Exchange Agent").

                                    PREAMBLE:

         Pursuant to the Agreement and Plan of Merger dated as of ________, 1999 ("Merger Agreement") among Compass, Merger Sub and the Company, the Company shall, at the Effective Time, be merged with Merger Sub. The name of the surviving corporation shall be MegaBank Financial Corporation ("Surviving Corporation").

         After the Effective Time, the outstanding shares of the Common Stock, no par value per share (including for this purpose any shares of Common Stock which can be acquired upon the exercise of any warrant, option, right, convertible debt instrument or other security pursuant to which shares of Common Stock may be obtained (collectively, "Derivative Securities")), of the Company ("Company Common Stock") shall solely represent, in the aggregate, the right to payment by Compass of total Merger Consideration of ______________ shares of Compass common stock, par value $2.00 per share ("Compass Common Stock") (or cash in lieu of fractional shares).

         The Company has requested Compass to designate the Exchange Agent in connection with the exchange (the "Exchange") of shares of Company Common Stock for shares of Compass Common Stock, subject to the terms and conditions hereof and of the Merger Agreement. The Exchange Agent will receive Company Common Stock delivered for exchange pursuant to the terms of the Merger Agreement, and will process such certificates representing Company Common Stock ("Certificates") and related documents. Compass desires that the Exchange Agent act in such capacity.

         NOW THEREFORE, in consideration of the premises and of the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Appointment of Exchange Agent. Continental Stock Transfer & Trust Company is hereby appointed as the Exchange Agent for payment of the Merger Consideration to shareholders of the Company. Such appointment shall be in accordance with the terms and conditions set forth herein.

2. Closing of Stock Transfer Books. At the Effective Time, the Company's stock transfer books will be closed and no transfers shall be permitted.

3. Duties of Exchange Agent. The Exchange Agent is authorized and directed to perform the following functions contemplated by the Merger Agreement and the Letters of Transmittal (defined below):

                  (a) Distribution of Letters of Transmittal. The Exchange Agent shall mail to the holders of record of Company Common Stock, by first class United States mail, postage prepaid, copies of Letters of Transmittal, including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 in substantially the form attached hereto as Exhibit A ("Letters of Transmittal"), and return envelopes to the Exchange Agent, at the earliest practicable time following the Effective Time. A form of Stock Assignment, Power of Attorney and Lost Stock Certificate Affidavit will be provided to the Exchange Agent for use by shareholders if necessary.

                  (b)      Acceptance of Certificates.

                  (i) The Exchange Agent will examine the Letters of Transmittal, Certificates and other documents and instruments delivered to the Exchange Agent by or on behalf of holders tendering Company Common Stock and shall determine whether (i) the Letters of Transmittal have been completed and executed properly, and are accompanied by proper evidence of authority, (ii) Certificates corresponding to the names of the registered holders, Certificate numbers and the number of shares represented thereby with the information set forth in the Company's shareholder and other records and which appear to be in negotiable, good delivery form, properly endorsed or accompanied by stock powers with transfer tax stamps or evidence of payment or exemption from transfer taxes affixed (where required), and (iii) signatures are guaranteed (where required), all in accordance with the terms and conditions of the Merger Agreement and the Letters of Transmittal. The Exchange Agent shall accept the executed Letters of Transmittal accompanied by Certificates which are surrendered in accordance with the provisions of the Merger Agreement. Such Certificates and Letters of Transmittal shall only be accepted by the Exchange Agent and eligible for payment hereunder if they have been properly executed and completed in accordance with the instructions contained in the Letters of Transmittal and, subject to the following sentence, if the person or persons surrendering such Certificates and Letters of Transmittal appear as a holder of record of the number of shares surrendered on the list of shareholders ("Shareholder List") supplied and certified to the Exchange Agent by the Company attached as Exhibit B hereto. In the event the Exchange Agent shall have any questions as to whether a Certificate and Letters of Transmittal have been properly executed and completed or whether the Certificates have been surrendered by the holder of record thereof, the Exchange Agent shall promptly refer such questions to Compass for resolution by Compass and the Exchange Agent shall be able to rely on the written instructions and decisions of any officer of Compass. Determination of all questions as to the proper completion or execution of the Letters of Transmittal or as to the proper form for transfer of the Certificates for Company Common Stock shall be made by Compass together with its attorneys, and such other persons as Compass shall designate, and such determinations shall be final and binding; provided, however, that the rejection by Compass of any Letters of Transmittal or Certificates deemed by Compass to be ineffective to transfer the Certificates shall not affect the right of any shareholder in or to his respective share of the Merger Consideration;

                  (ii) If any defect or irregularity appears to exist in connection with a purported tender, the Exchange Agent will notify promptly the persons by whom the tender was made and will return all documents delivered in connection therewith or take such action as is necessary or advisable to cause such defect or irregularity to be cured;

                  (iii) Tenders may be made only as set forth in the Letters of Transmittal;

                  (iv) Letters of Transmittal, and facsimiles thereof submitted to the Exchange Agent, shall be marked by the Exchange Agent's designated officers to show the date and time of receipt and their review and acceptance thereof;

                  (v) From time to time as requested by Compass, the Exchange Agent shall provide Compass with a list of shareholders who have properly tendered their Company Common Stock. In addition, the Exchange Agent shall inform Compass in writing of the number of shares of Company Common Stock which have been properly tendered and the number which have been improperly tendered to the Exchange Agent during the week then ended and on a cumulative basis through that day. The Exchange Agent shall provide Compass such other information concerning the Company Common Stock as it may reasonably request. Such communications should be sent to:

                            Compass Bancshares, Inc.
                              15 South 20th Street
                            Birmingham, Alabama 35233
                             Attn: Daniel B. Graves
                          Telephone No. (205) 933-3880

                  (c) Exchange Fund. In order to provide for payment of the Merger Consideration in accordance with the terms of the Merger Agreement, Compass, prior to the Effective Time, shall deposit or cause to be deposited with the Exchange Agent (i) a sufficient number of shares of Compass Common Stock pursuant to Section 1.6 of the Merger Agreement to exchange Compass Common Stock for Company Common Stock, and (ii) cash in an amount sufficient to make payments in lieu of fractional shares (the "Exchange Fund"). This Exchange Fund shall not be used for any purpose except as provided by this Agreement.

                  (d) Compass Common Stock. Merger Sub and the Company shall jointly advise the Exchange Agent as to the number of shares of Compass Common Stock to be distributed to each shareholder which shall be calculated by Merger Sub and the Company as follows:

                           (i) Company Common Stock. Each holder of Company
                  Common Stock shall receive Merger Consideration equal to ______ shares of Compass

                  Common Stock for each share of Company Common Stock held immediately prior to the Effective Time.

                           (ii) Fractional Shares. For each fractional share of
                  Compass Common Stock which would be delivered upon the surrender of Company Common Stock, each holder of Stock shall receive cash in an amount equal to the product of such fraction and $_____.

                           As soon as practicable after acceptance of properly executed Certificates and accompanying Letters of Transmittal in accordance with the terms of paragraph 3(b) hereof, the Exchange Agent shall issue and mail certificates representing shares of Compass Common Stock to the shareholder surrendering such certificates. The Exchange Agent shall promptly make the payments in lieu of fractional shares out of the Exchange Fund upon surrender of the Certificates.

                  (e) Other Duties of Exchange Agent.

                           (i) The Exchange Agent shall have no obligation to make payment for surrendered Certificates unless Compass shall have issued sufficient Compass Common Stock or caused such stock to be issued and shall have deposited or caused to be deposited in the Exchange Fund sufficient cash with which to pay all amounts due and payable for such shares.

                           (ii) The Exchange Agent shall be regarded as having made no representations or warranties as to the validity, sufficiency, value or genuineness of any Certificates or the shares of Company Common Stock represented thereby, and the Exchange Agent shall not be deemed to have made any representations as to the value of such shares.

                           (iii) The Exchange Agent may rely on and shall be protected in acting upon the written instructions of any officer of Compass or the Surviving Corporation with respect to any matter relating to its actions or duties hereunder; and the Exchange Agent shall be entitled to request further instructions from Compass or the Surviving Corporation, as appropriate, and to act in accordance therewith.

                           (iv) The Exchange Agent may consult attorneys satisfactory to the Exchange Agent (including, without limitation, attorneys for Compass or the Surviving Corporation) and the written advice and opinion of such attorneys shall constitute full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion.

                           (v) The Exchange Agent shall take all other actions which it or Compass deems necessary or appropriate under the terms of the Merger Agreement, the Letters of Transmittal and under the customs and practices normally applied to transactions of this type and appropriate to the proper transfer of the Company Common Stock and the proper maintenance of the Company's and Compass' shareholder books and records. Following payment in accordance with the terms hereof, the Exchange Agent shall forward to Compass all documents received by it in connection with tenders of Certificates (including Letters of Transmittal, telegrams, facsimile transmissions or letters representing tenders made without concurrent deposit of certificates) and the tendered Certificates prominently marked "CANCELLED" on the front thereof, via Federal Express or other means acceptable to Compass.

         4. Alteration of Instructions. The Exchange Agent shall follow and act upon any written amendments, modifications or supplements to these instructions and upon any further instructions from Compass or the Surviving Corporation in connection with the Merger Agreement or any of the transactions contemplated thereby, provided that such instructions do not cause a reduction in the amount or eliminate the opportunity of any shareholder to receive his or her portion of the Merger Consideration.

         5. Indemnification of Exchange Agent. Compass and the Surviving Corporation covenant and agree to indemnify the Exchange Agent and hold it harmless against any loss, liability or expense it may incur in the absence of negligence or bad faith on the part of the Exchange Agent arising out of or in connection with the administration of its duties hereunder, including but not limited to legal fees and other costs and expenses of defending or preparing to defend against any claim or liabilities in connection with this Agreement.

         6. Compensation for Services. Compass shall compensate the Exchange Agent for its services hereunder.

         7. Unclaimed Funds. Any moneys or certificates deposited hereunder which shall remain unclaimed by the holders of shares of Company Common Stock for a period of six (6) months following the Effective Time shall, upon written request of the Surviving Corporation, be returned to Compass, plus interest earned on the cash portion thereof and the shareholders of Certificates not theretofore presented to and accepted by the Exchange Agent shall look to Compass only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such Certificates.

         8. Investment of Exchange Fund. The Exchange Agent shall deposit portions of the Exchange Fund only as directed or consented to in writing by the Surviving Corporation.

         9. Amendment. Except as otherwise expressly provided herein, neither this Agreement nor any provision hereof may be amended, modified, waived, discharged or terminated except in a writing signed by all of the parties hereto prior to the Effective Time or by Compass and the Exchange Agent after the Effective Time; provided, however, that no amendment shall be made if such modification shall reduce the amount of or eliminate the opportunity of any shareholder to receive his share of the Merger Consideration contemplated by the Merger Agreement.

         10. Section Headings. The section headings used herein are for convenience of reference only and shall not define or limit the provisions of this Agreement.

         11. GOVERNING LAW. THIS AGREEMENT AND THE APPOINTMENT OF THE EXCHANGE AGENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND SHALL INURE TO THE BENEFIT OF AND BE BINDING UPON THE SUCCESSORS AND ASSIGNS OF THE PARTIES HERETO.

         12. Notices. Notices under this Agreement shall be deemed given if made in writing and sent via prepaid first-class United States mail, or by nationally recognized overnight courier, to:

         If to Compass:

                  Compass Bancshares, Inc.
                  15 South 20th Street
                  Birmingham, Alabama 35233
                  Attn:    Daniel B. Graves
                           Associate General Counsel

         If to the Exchange Agent:

                  Continental Stock Transfer & Trust Company
                  2 Broadway, 19th Floor
                  New York, New York 10004
                  Attn:    Steven G. Nelson
                           Chairman of the Board

         If to the Company prior to the Effective Time:

                  MegaBank Financial Corporation
                  8100 East Arapahoe Road, Suite 214
                  Englewood, Colorado 80112
                  Attn.:   Thomas R. Kowalski
                           Chairman and Chief Executive Officer

         If to Merger Sub or, following
         the Effective Time, the
         Surviving Corporation:

                  -------------------------
                  c/o Compass Bancshares, Inc.
                  15 South 20th Street
                  Birmingham, Alabama  35233
                  Attn:    Daniel B. Graves

         13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         14. Conflict. In the event the terms of this Agreement conflict with the terms and provisions of the Merger Agreement, the terms and provisions of the Merger Agreement shall be controlling.

         15. Defined Terms. Capitalized terms not defined herein have the meanings ascribed to them in the Merger Agreement.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized appointed officers on the date first written above.

                                 COMPASS BANCSHARES, INC.


                                 By: _____________________________________


                                 MEGABANK FINANCIAL CORPORATION


                                 By: _____________________________________


                                 CONTINENTAL STOCK TRANSFER & TRUST
                                 COMPANY


                                 By: _____________________________________


                                  ________________________________________


                                 By: _____________________________________


Exhibit A - Form of Letters of Transmittal
Exhibit B - Shareholder List

                                    EXHIBIT B

                                    EXHIBIT J





                                                  _____ __, 2000


Compass Bancshares, Inc.
15 South 20th Street
Birmingham, Alabama   35233

MegaBank Financial Corporation
8100 East Arapahoe Road, Suite 214
Englewood, Colorado   80112

The Shareholders of
MegaBank Financial Corporation

Gentlemen:

         We have acted as counsel to Compass Bancshares, Inc., a Delaware corporation ("Compass"), in connection with the planned merger (the "Merger ") of ___________, a Colorado corporation ("Merger Sub") and a wholly-owned first-tier subsidiary of Compass, with and into MegaBank Financial Corporation, a Colorado corporation ("MegaBank"), pursuant to an Agreement and Plan of Merger, dated as of November __, 1999, as amended, between Compass, Merger Sub and MegaBank (the "Merger Agreement"), pursuant to which the stockholders of MegaBank (the "Stockholders") will receive solely Compass Common Stock in exchange for their MegaBank Common Stock. This opinion is being rendered to the parties to whom this letter is addressed pursuant to Sections 7.1(f) of the Merger Agreement. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Merger Agreement.

         For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Merger Agreement, (ii) the Proxy Statement included in the Registration Statement and (iii) such other documents, records and instruments as we have deemed necessary or appropriate in order to enable us to render our opinion. In addition, in rendering our opinion, we have relied upon certain statements and representations made by certain Stockholders of MegaBank and certain officers of Compass, Merger Sub and MegaBank (the "Certified Representations") as well as statements and representations contained in the Merger Agreement, which we have neither investigated nor verified. We have assumed that all such statements and representations are true, correct, complete and not breached, and that no actions that are or would be inconsistent with such statements and representations have been or will be taken. We have also assumed that all representations made "to the knowledge of" any person or entity will be true, correct and complete as if made without such qualification.

         In addition, we have assumed that (i) the Merger will be consummated in accordance with the Merger Agreement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof), (ii) the Merger will qualify as a merger under the applicable laws of the State of Colorado, (iii) each of Compass, Merger Sub and MegaBank will comply with all reporting obligations with respect to the Merger required under the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations promulgated thereunder and (iv) the Merger Agreement and all of the documents and instruments referred to therein are valid and binding in accordance with their terms. Any inaccuracy in, or breach of, any of the aforementioned statements, representations and assumptions could adversely affect our opinion.

         Our opinion is based upon existing provisions of the Code, Treasury Regulations promulgated or proposed thereunder, and interpretations thereof by the Internal Revenue Service ("IRS") and the courts, all of which are subject to change with prospective or retroactive effect, and our opinion could be adversely affected or rendered obsolete by any such change. No ruling has been or will be sought from the IRS by Compass, Merger Sub or MegaBank as to the federal income tax consequences of any aspect of the Merger. The opinion expressed herein is not binding on the IRS or any court, and there can be no assurance that the IRS or a court of competent jurisdiction will not disagree with such opinion.

         Based upon and subject to the foregoing as well as the limitations set forth below, it is our opinion that (i) the Merger of Merger Sub with and into MegaBank will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) Compass, Merger Sub and MegaBank will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

         Accordingly, the Merger will have the following United States federal income tax consequences:

1. Compass, Merger Sub and MegaBank will not recognize any gain or loss as a result of the Merger;

2. No gain or loss will be recognized by holders of MegaBank Common Stock who exchange their MegaBank Common Stock solely for Compass Common Stock;

3. Any cash received by a holder of MegaBank Common Stock in lieu of a fractional share of Compass Common Stock in the Merger will be treated as received in exchange for such fractional share and not as a dividend. As a result, a holder of MegaBank Common Stock generally will recognize a capital gain or loss with respect to the cash payment received in lieu of a fractional share equal to the difference between the cash received and the portion of the MegaBank shareholder's basis in MegaBank Common Stock allocable to such fractional share, unless such payment, under each such MegaBank shareholder's particular facts and circumstances, is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the Code. Such gain or loss will be long-term capital gain or loss to the extent that the MegaBank Common Stock allocable to such fractional share was held for more than one year as of the Effective Time of the Merger;

4. Each holder's aggregate tax basis in the Compass Common Stock received in the Merger will equal his or her aggregate tax basis in the MegaBank Common Stock exchanged therefore, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received; and

5. The holding period of the Compass Common Stock received in the Merger will include the holding period of the MegaBank Common Stock exchanged therefore.

         No opinion is expressed as to any matter not specifically addressed above. Specifically, no opinion is expressed as to the tax consequences of (i) the merger of an existing or to-be-formed wholly-owned subsidiary ("Merger Sub") of Compass with Nagrom LLC, a Colorado limited liability company ("Nagrom"), pursuant to that certain Agreement and Plan of Merger, dated as of November __, 1999, as amended, between Compass, Merger Sub and Nagrom, (ii) the merger of an existing or to-be-formed wholly-owned subsidiary ("Merger Sub") of Compass with 1996 Newton, L.L.C., a Colorado limited liability company ("Newton"), pursuant to that certain Agreement and Plan of Merger, dated as of November __, 1999, as amended, between Compass, Merger Sub and Newton and (iii) the merger of an existing or to-be-formed wholly-owned subsidiary ("Merger Sub") of Compass with Osage 3734, L.L.C., a Colorado limited liability company ("Osage"), pursuant to that certain Agreement and Plan of Merger, dated as of November __, 1999 as amended, between Compass, Merger Sub and Osage, the consummations of which are conditions precedent to the Merger. Also, no opinion is expressed as to the tax consequences of the Merger under any foreign, state or local tax law. Furthermore, our opinion is based on current federal income tax law and administrative practice, and we do not undertake to advise you as to any changes after the Effective Time of the Merger in federal income tax law or administrative practice that may affect our opinion. This opinion is being furnished only to you in connection with Merger and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.


                                        Very truly yours,

================================================================================






                          AGREEMENT AND PLAN OF MERGER


                                 BY AND BETWEEN


                            COMPASS BANCSHARES, INC.


                                       AND

                         MEGABANK FINANCIAL CORPORATION



                          Dated as of November 4, 1999



================================================================================


                                TABLE OF CONTENTS
ARTICLE I. THE MERGER..........................................................................................1
         SECTION 1.1       The Merger..........................................................................1
         SECTION 1.2       Effective Time......................................................................1
         SECTION 1.3       Certain Effects of the Merger.......................................................2
         SECTION 1.4       Articles of Incorporation and By-Laws...............................................2
         SECTION 1.5       Directors and Officers..............................................................2
         SECTION 1.6       Conversion of Shares................................................................2
         SECTION 1.7       Shareholders' Meeting...............................................................3
         SECTION 1.8       Registration of the Compass Common Stock............................................3
         SECTION 1.9       Tax Consequences....................................................................4
         SECTION 1.10      Closing.............................................................................4
         SECTION 1.11      Modification of Structure...........................................................5

ARTICLE II. DISSENTING SHARES; EXCHANGE OF SHARES..............................................................5
         SECTION 2.1       Dissenting Shares...................................................................5
         SECTION 2.2       Exchange of Shares..................................................................5

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................................................6
         SECTION 3.1       Organization and Qualification......................................................7
         SECTION 3.2       Company Capitalization..............................................................7
         SECTION 3.3       Subsidiary Capitalization; Other Securities.........................................7
         SECTION 3.4       Authority Relative to the Agreement.................................................8
         SECTION 3.5       No Violation........................................................................8
         SECTION 3.6       Consents and Approvals..............................................................9
         SECTION 3.7       Regulatory Reports..................................................................9
         SECTION 3.8       Securities Issuances................................................................9
         SECTION 3.9       Financial Statements................................................................9
         SECTION 3.10      Absence of Certain Changes.........................................................10
         SECTION 3.11      Company Indebtedness...............................................................12
         SECTION 3.12      Litigation.........................................................................12
         SECTION 3.13      Tax Matters........................................................................12
         SECTION 3.14      Employee Benefit Plans.............................................................13
         SECTION 3.15      Employment Matters.................................................................16
         SECTION 3.16      Leases, Contracts and Agreements...................................................16
         SECTION 3.17      Related Company Transactions.......................................................17
         SECTION 3.18      Compliance with Laws...............................................................17
         SECTION 3.19      Insurance..........................................................................17
         SECTION 3.20      Loans..............................................................................17
         SECTION 3.21      Fiduciary Responsibilities.........................................................17
         SECTION 3.22      Patents, Trademarks and Copyrights.................................................18
         SECTION 3.23      Environmental Compliance...........................................................18
         SECTION 3.24      Regulatory Actions.................................................................19



         SECTION 3.25      Title to Properties; Encumbrances..................................................19
         SECTION 3.26      Shareholder List...................................................................20
         SECTION 3.27      Dissenting Shareholders............................................................20
         SECTION 3.28      Takeover Laws......................................................................20
         SECTION 3.29      Employee Stock Options.............................................................20
         SECTION 3.30      Accounting Matters.................................................................20
         SECTION 3.31      Year 2000 Representation...........................................................20
         SECTION 3.32      Title Companies....................................................................21
         SECTION 3.33      Representations Not Misleading.....................................................21

ARTICLE IV. REPRESENTATIONS AND WARRANTIES....................................................................21
         SECTION 4.1       Organization and Authority.........................................................21
         SECTION 4.2       Authority Relative to Agreement....................................................21
         SECTION 4.3       Financial Reports..................................................................22
         SECTION 4.4       Capitalization.....................................................................23
         SECTION 4.5       Consents and Approvals.............................................................23
         SECTION 4.6       Availability of the Compass Common Stock...........................................23
         SECTION 4.7       Regulatory Actions.................................................................23
         SECTION 4.8       Takeover Laws......................................................................23
         SECTION 4.9       Accounting Matters.................................................................24
         SECTION 4.10      Representations Not Misleading.....................................................24
         SECTION 4.11      Litigation.........................................................................24
         SECTION 4.12      Absence of Certain Changes.........................................................24

ARTICLE V. COVENANTS OF THE COMPANY...........................................................................24
         SECTION 5.1       Affirmative Covenants of the Company...............................................24
         SECTION 5.2       Negative Covenants of the Company..................................................26

ARTICLE VI. ADDITIONAL AGREEMENTS.............................................................................28
         SECTION 6.1       Access To, and Information Concerning, Properties and Records......................28
         SECTION 6.2       Filing of Regulatory Approvals.....................................................28
         SECTION 6.3       Miscellaneous Agreements and Consents..............................................29
         SECTION 6.4       Company Indebtedness...............................................................29
         SECTION 6.5       Best Good Faith Efforts............................................................29
         SECTION 6.6       Exclusivity........................................................................29
         SECTION 6.7       Public Announcement................................................................30
         SECTION 6.8       Employee Benefit Plans.............................................................30
         SECTION 6.9       Merger of Bank.....................................................................31
         SECTION 6.10      Environmental Investigation; Right to Terminate Agreement..........................31
         SECTION 6.11      Proxies............................................................................33
         SECTION 6.12      Exchange Agreement.................................................................33
         SECTION 6.13      Year 2000 Investigation............................................................34
         SECTION 6.14      Director and Officer Indemnification...............................................34
         SECTION 6.15      Exercise of Convertible Securities.................................................35


         SECTION 6.16      Actions Respecting Debentures......................................................35
         SECTION 6.17      Publication of 30 Days of Post Combination Results.................................35
         SECTION 6.18      Notification of Related Party Transactions.........................................36

ARTICLE VII. CONDITIONS TO CONSUMMATION OF THE MERGER.........................................................36
         SECTION 7.1       Conditions to Each Party's Obligation to Effect the Merger.........................36
         SECTION 7.2       Conditions to the Obligations of Compass and Merger Sub
                           to Effect the Merger...............................................................37
         SECTION 7.3       Conditions to the Obligations of the Company to Effect the Merger..................39

ARTICLE VIII. TERMINATION; AMENDMENT; WAIVER..................................................................40
         SECTION 8.1       Termination........................................................................40
         SECTION 8.2       Effect of Termination..............................................................42
         SECTION 8.3       Amendment..........................................................................42
         SECTION 8.4       Extension; Waiver..................................................................42
         SECTION 8.5       Termination Fee....................................................................42

ARTICLE IX. SURVIVAL..........................................................................................42
         SECTION 9.1       Survival of Representations and Warranties.........................................42

ARTICLE X. MISCELLANEOUS......................................................................................43
         SECTION 10.1      Expenses...........................................................................43
         SECTION 10.2      Brokers and Finders................................................................43
         SECTION 10.3      Entire Agreement; Assignment.......................................................43
         SECTION 10.4      Further Assurances.................................................................43
         SECTION 10.5      Enforcement of the Agreement.......................................................44
         SECTION 10.6      Severability.......................................................................44
         SECTION 10.7      Notices............................................................................44
         SECTION 10.8      Governing Law......................................................................45
         SECTION 10.9      Descriptive Headings...............................................................45
         SECTION 10.10     Parties in Interest................................................................45
         SECTION 10.11     Counterparts.......................................................................45
         SECTION 10.12     Incorporation by References........................................................45
         SECTION 10.13     Certain Definitions................................................................45

ATTACHMENTS

         EXHIBITS

                  A.       Pooling Transfer Restrictions Agreement

                  B.       Exchange Agent Agreement

                  C.       Pooling of Interest Criteria

                  D.       Voting Agreement and Irrevocable Proxy

                  E.       Opinion of Counsel for the Company and the Bank

                  F.       Opinion of Counsel for Compass and Merger Sub

                  G.       Representations Certificate

                  H.       Release

                  I.       Release

                  J.       Tax Opinion


LIST OF SCHEDULES

Schedule 3.2               Company Capitalization

Schedule 3.3               Subsidiary Capitalization; List of Equity Ownership

Schedule 3.5 Violations of Law; Conflicts of Interest; Share Litigation; Termination of Existence

Schedule 3.6               Company Prior Consents

Schedule 3.7               Regulatory Reports

Schedule 3.10              Absence of Material Changes or Adverse Effects

Schedule 3.12              Company Legal Proceedings

Schedule 3.13              Tax Liabilities

Schedule 3.14(a)           Employee Welfare Benefit Plans

Schedule 3.14(b)           Employee Pension Benefit Plans

Schedule 3.14(c)           Deferred Compensation, Bonus and Stock Purchase Plans

Schedule 3.14(l) Additional Payments Due Under Deferred Compensation, Bonus, Employee Welfare Benefit Plans and Employee Pension Benefit Plans

Schedule 3.15              Employment Contracts and Collective Bargaining
                           Agreements

Schedule 3.16              Leases, Subleases, Contracts and Agreements;
                           Participations; Default of Contracts; Marketable
                           Title

Schedule 3.17              Related Company Transactions

Schedule 3.18              Compliance with Laws

Schedule 3.19              Insurance Policies

Schedule 3.20              Loans Exceeding Legal Lending Limit, Troubled Loans

Schedule 3.22              Patents, Trademarks and Copyrights

Schedule 3.23              Environmental Compliance

Schedule 3.24              Regulatory Actions; Agreements

Schedule 3.25              Title to Properties; Title Policies; Property

Schedule 3.29              Stock Option Plans

Schedule 4.2               Compass Prior Consents

Schedule 5.1(j)            List of Accounts and Safe Deposit Boxes

Schedule 5.1(k) List of Liabilities and Obligations of the Company and the Bank

Schedule 6.11              List of Proxy Holders Voting Affirmatively for the
                           Agreement

Schedule 10.13(f)          List of Officers with Knowledge

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of November 4, 1999, by and between Compass Bancshares, Inc. a Delaware corporation ("Compass"), and MegaBank Financial Corporation, a Colorado corporation ("Company").

         WHEREAS, Compass desires to affiliate with the Company and its wholly owned subsidiary, MegaBank, a federal savings bank (the "Bank"), and the Company and the Bank desire to affiliate with Compass in the manner provided in this Agreement;

         WHEREAS, Compass and the Company believe that the Merger (as defined herein) of the Company with a to-be-formed subsidiary ("Merger Sub") of Compass incorporated under the laws of the State of Colorado to be added as a party to this Agreement after the date hereof in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto is desirable and in the best interests of their respective institutions and shareholders;

         WHEREAS, Compass, Merger Sub and the Company intend the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder; and

         WHEREAS, the respective boards of directors of the Company and Compass have approved this Agreement and the proposed transactions substantially on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:


                                   ARTICLE I.

                                   THE MERGER

         SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the Colorado Business Corporation Act (the "CBCA"), Merger Sub shall be merged with and into the Company (the "Merger") as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VII hereof. Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Merger Sub shall cease. Compass shall not be deemed a party to the Merger for the purposes of Section 7-111-106 of the CBCA.

         SECTION 1.2 EFFECTIVE TIME. The Merger shall be consummated by the filing by the Colorado Secretary of State of Articles of Merger, in the form required by and executed in accordance with the relevant provisions of the CBCA, and by the issuance of a Certificate of Merger by the Secretary of State of Colorado. (The date of such issuance and filing or such other time and date as may be specified in the Articles and Certificate of Merger shall be the "Effective Time").

         SECTION 1.3 CERTAIN EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Article 7-111-106 of the CBCA.

         SECTION 1.4 ARTICLES OF INCORPORATION AND BY-LAWS. The Articles of Incorporation and the By-Laws of the Company, in each case as in effect at the Effective Time, shall be the Articles of Incorporation and By-Laws of the Surviving Corporation.

         SECTION 1.5 DIRECTORS AND OFFICERS. The directors and officers of Merger Sub at the Effective Time shall be the directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

         SECTION 1.6 CONVERSION OF SHARES.

         (a) Each share of the Company's common stock, no par value per share ("Company Common Stock" or "Shares"), issued and outstanding immediately prior to the Effective Time ("Common Shares Outstanding"), other than Dissenting Shares (as defined in Section 2.1), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive the consideration payable as set forth below (the "Merger Consideration") to the holder of record thereof, without interest thereon, upon surrender of the certificate representing such Share. For the purposes of determining the number of Common Shares Outstanding, the number of Shares issued and outstanding shall be increased by the number and class of Shares that may be acquired upon exercise or conversion of any warrant, option, convertible debenture or other security entitling the holder thereof to acquire Shares which is in effect or outstanding immediately prior to the Effective Time and shall include, without limitation, Shares issuable in respect of the Empire Merger Agreement (as defined in Section 10.13(g) hereof) due to the consummation of the Merger. At the Closing, the Company shall calculate and certify to Compass the Common Shares Outstanding.

         (b) Each holder of Company Common Stock shall receive for each share of Company Common Stock held immediately prior to the Effective Time Merger Consideration equal to the quotient of 3,370,000 shares of Compass Common Stock, par value $2.00 per share ("Compass Common Stock") divided by the Common Shares Outstanding. In no event, however, shall Compass be obligated to issue any more than 3,370,000 shares of Compass Common Stock in exchange for all Common Shares Outstanding. The ratio of the number of shares of Compass Common Stock to be exchanged for each Share, respectively, shall be adjusted appropriately to reflect any stock dividends or splits with respect to Compass Common Stock, where the record date or payment occurs prior to the Effective Time.

         (c) Compass will not issue any certificates for any fractional shares of Compass Common Stock otherwise issuable pursuant to the Merger. In lieu of issuing such fractional shares, Compass shall pay cash to any holder of Shares otherwise entitled to receive such fractional share. Such cash payment shall be based on the average of the closing sale price for

Compass Common Stock as reported by the NASDAQ National Market System for the twenty days of trading preceding the fifth trading day prior to the Effective Time ("Average Closing Price").

         (d) Each share of capital stock of Merger Sub issued and outstanding immediately before the Effective Time shall be converted into 7,769,709 shares of common stock of the Surviving Corporation.

         SECTION 1.7 SHAREHOLDERS' MEETING. The Company, acting through its Board of Directors, shall, in accordance with applicable law:

         (a) duly call, give notice of, convene and hold a meeting (the "Shareholders' Meeting") of its shareholders as soon as practicable after the Registration Statement (as defined herein) is declared effective by the Securities and Exchange Commission ("SEC") for the purpose of approving and adopting this Agreement;

         (b) require no greater than the minimum vote required by applicable law, or its Articles of Incorporation, if greater, of each class of the Shares in order to approve the Merger;

         (c) include in the Proxy Statement (defined in Section 1.8(a)) below) the unanimous recommendation of its Board of Directors that the shareholders of the Company vote in favor of the approval and adoption of this Agreement; and

         (d) use its best efforts to obtain the approval and adoption of the Merger by shareholders holding at least the minimum number of shares of each class of the shares entitled to vote at the Shareholders' Meeting to approve the Merger under applicable law or its Articles of Incorporation, if greater.

         SECTION 1.8 REGISTRATION OF THE COMPASS COMMON STOCK.

         (a) Compass shall prepare a registration statement on Form S-4 (the "Registration Statement") to be filed by Compass with the SEC under the Securities Act of 1933, as amended ("Securities Act"), covering the shares of Compass Common Stock to be issued to Company shareholders in the Merger, including the proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the "Proxy Statement"). The Company agrees to cooperate, and to cause its Subsidiaries to cooperate, with Compass, its counsel and its accountants, in the preparation of the Registration Statement and the Proxy Statement; and provided that the Company and its Subsidiaries have cooperated as required above, Compass agrees to file the Registration Statement with the SEC as promptly as reasonably practicable and shall use reasonable efforts to cause such filing to occur within 50 days after execution of this Agreement, subject to the receipt of all necessary information on the part of the Company for inclusion in the Registration Statement and Proxy Statement. Each of the Company and Compass agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Compass also agrees to use all reasonable efforts to obtain, prior to or at the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits and approvals required to carry out the Merger contemplated by this Agreement. The

Company agrees to furnish to Compass all information concerning the Company, its Subsidiaries, officers, directors and stockholders as may be requested in connection with the foregoing.

         (b) Each of the Company and Compass agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statement therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will not, at the date of mailing to the Company stockholders and at the time of the Shareholders' Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made will be false or misleading, with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of the Company and Compass further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading to promptly inform the party thereof and to take the necessary steps to correct the Proxy Statement.

         (c) Compass agrees to advise the Company promptly after Compass receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Compass Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose or of any request by the SEC for the amendment or supplement of the Registration Statement.

         (d) Within 30 days after the date hereof, the Company shall enter into and cause each Company shareholder who is an "affiliate" (as defined in SEC Rule
405) of the Company to enter into with Compass a written agreement in substantially the form of Exhibit A attached hereto.

         SECTION 1.9 TAX CONSEQUENCES. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and the parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

         SECTION 1.10 CLOSING. Upon the terms and subject to the conditions hereof, as soon as practicable after the vote of the shareholders of the Company in favor of the approval and adoption of this Agreement has been obtained, and the satisfaction or waiver, if permissible, of the conditions set forth in
Article VII hereof, the Company and Merger Sub shall execute and deliver the Articles of Merger as described in Section 1.2, and the parties hereto shall take all such other and further actions as may be required by law to make the Merger effective; provided, however, that the Effective Time shall not occur prior to April 1, 2000, unless otherwise agreed. Prior to the filing referred to in this Section, a closing (the "Closing") will be held at the office of Locke Liddell & Sapp LLP in Houston, Texas (or such other place as the parties may agree) for the purpose of confirming all of the foregoing.

         SECTION 1.11 MODIFICATION OF STRUCTURE. Notwithstanding any provision of this Agreement to the contrary, Compass may elect with the prior written consent of the Company (such consent not to be unreasonably withheld), subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no adverse federal income tax consequences to the shareholders of the Company as a result of such modification, (ii) the consideration to be paid to holders of Company Common Stock under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification, (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals, and (iv) adversely affect the rights, privileges, and preferences of the Company Subordinated Debentures (as defined herein).

                                  ARTICLE II.

                      DISSENTING SHARES; EXCHANGE OF SHARES

         SECTION 2.1 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted such Shares in favor of the Merger and who shall have delivered a written demand for payment of the fair value of such Shares within the time and in the manner provided in Article 113 of the CBCA (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration provided in Section 1.6 of this Agreement, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the CBCA. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration without any interest thereon.

         SECTION 2.2 EXCHANGE OF SHARES.

         (a) At or prior to the Effective Time pursuant to an exchange agent agreement in substantially the form attached hereto as Exhibit B (the "Exchange Agreement"), Compass shall (i) deposit with Continental Stock Transfer and Trust Company (the "Exchange Agent") the shares of Compass Common Stock in the amounts provided in Section 1.6 to effect the exchange of Compass Common Stock for certificates formerly representing shares of Company Common Stock; and (ii) deposit or cause to be deposited with the Exchange Agent, prior to the Effective Time cash in an aggregate amount estimated to be sufficient to make the cash payments in lieu of fractional shares of Compass Common Stock pursuant to
Section 1.6 hereof and to make the appropriate cash payments, if any, to holders of Dissenting Shares (such amounts being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions jointly given by the Company and Compass, promptly make the payments in lieu of fractional shares out of the Exchange Fund upon surrender of Shares in accordance with Section 2.2(b) hereof. Payments to dissenting shareholders shall be made as required by Article 113 of the CBCA. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

         (b) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates which as of the Effective Time represented Shares (the "Certificates"), a form letter of transmittal approved by the Company and Compass (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor cash and Compass Common Stock in the amount provided in Section 1.6 hereof, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon surrender of the Certificate and no dividend will be disbursed with respect to the shares of Compass Common Stock until the holder's Shares are surrendered in exchange therefor. If payment or delivery of Compass Common Stock is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment and delivery of Compass Common Stock to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.2, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon.

         (c) After the Effective Time, the stock transfer ledger of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company of the Shares which were outstanding immediately prior to such time of filing. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Article II.

         (d) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be paid to Compass, and the holders of Shares not theretofore presented to the Exchange Agent shall look to Compass only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such shares.

                                  ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby makes the representations and warranties set forth in this Article III to Compass. The Company has delivered to Compass the Schedules to this Agreement referred to in this Article III prior to the date hereof. The Company agrees at the Closing to provide

Compass and Merger Sub with supplemental Schedules reflecting any changes thereto between the date of such Schedules and the date of the Closing.

         SECTION 3.1 ORGANIZATION AND QUALIFICATION. The Company is a Colorado corporation and a unitary savings and loan holding company under the Home Owners' Loan Act, as amended, and is duly organized, validly existing and in good standing under the laws of the State of Colorado and all laws, rules, and regulations applicable to unitary savings and loan holding companies. The Bank is a federal savings bank, duly organized, validly existing and in good standing under the laws of the United States of America, and is not a member of the Federal Reserve System. Each of the Company and its Subsidiaries (as defined in
Section 10.13(a)) has all requisite corporate power and authority to carry on its business as now being conducted and to own, lease and operate its properties and assets as now owned, leased or operated. Except as set forth on Schedule 3.17, the Company does not own or control any Affiliate (as defined in Section 3.17) other than the Bank. True and correct copies of the Articles of Incorporation or Association, Bylaws and charter documents of the Company and its Subsidiaries, with all amendments thereto through the date of this Agreement, have been delivered by the Company to Compass. The Company's Subsidiaries are duly qualified or licensed to do business and are in good standing in the State of Colorado. The nature of the business of the Company and its Subsidiaries and their respective activities, as currently conducted, do not require them to be qualified to do business in any jurisdiction other than the State of Colorado.

         SECTION 3.2 COMPANY CAPITALIZATION. As of the date hereof, the authorized capital stock of the Company consists solely of (a) 50,000,000 shares of Company Common Stock, of which 7,769,709 shares are issued and outstanding, of which 99,000 shares are subject to option, and none of which are held in treasury, and (b) 10,000,000 shares of Preferred Stock, no par value per share, none of which are outstanding. Except as set forth on Schedule 3.2, there are no outstanding subscriptions, options, convertible securities, rights, warrants, calls, or other agreements or commitments of any kind issued or granted by, or binding upon, the Company or its Subsidiaries to purchase or otherwise acquire any security of or equity interest in the Company or its Subsidiaries. Except as set forth on Schedule 3.2, there are no outstanding subscriptions, options, rights, warrants, calls, convertible securities or other agreements or commitments obligating the Company to issue any shares of the Company, or to the knowledge of the Company, irrevocable proxies or any agreements restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the Shares that have been issued have been duly authorized, validly issued and are fully paid and non-assessable, and are free of preemptive rights. There are no restrictions applicable to the payment of dividends on the Shares except pursuant to the CBCA and applicable banking laws and regulations and all dividends declared prior to the date hereof have been paid.

         SECTION 3.3 SUBSIDIARY CAPITALIZATION; OTHER SECURITIES. All of the issued and outstanding shares of the capital stock of the Company's Subsidiaries
(i) are duly authorized, validly issued, fully paid and nonassessable, (ii) except as referred to in Schedule 3.3 are free and clear of any liens, claims, security interests and encumbrances of any kind, and (iii) there are no irrevocable proxies with respect to such shares and there are no outstanding or authorized subscriptions, options, warrants, calls, rights, or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of, or otherwise relating to any of such shares of capital stock to any person. Except as set forth on Schedule 3.3 hereto, the Company owns, directly, all of the issued and outstanding capital stock of its Subsidiaries. Set forth on Schedule 3.3 hereto is a list of all equity ownership by the Company or its Subsidiaries for the account of the Company or its Subsidiaries in any other person other than the Bank (the "Other Securities"). The Company or its Subsidiaries own each Other Security free and clear of any lien, encumbrance, security interest or charge. The Other Securities represent less than five percent of the outstanding equity securities of each such person. Neither Empire/MB Real Estate Corporation nor Empire/MB Land Company (the "Real Estate Subsidiaries") has commenced operations or has any assets other than its initial capitalization by the Company.

         SECTION 3.4 AUTHORITY RELATIVE TO THE AGREEMENT. The Company has full corporate power and authority, and, except for the approval by the Company's shareholders, no further proceedings on the part of the Company are necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby which have been duly and validly authorized by its Board of Directors. This Agreement has been duly executed and delivered by the Company and is a duly authorized, valid, legally binding and enforceable obligation of the Company, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such shareholder approvals and such approval of regulatory agencies and other governmental authorities having authority over the Company as may be required by statute or regulation. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation or breach of or default under the respective Articles of Incorporation or Association or By-Laws of the Company or its Subsidiaries.

         SECTION 3.5 NO VIOLATION. Except as set forth on Schedule 3.5, neither the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all of the transactions contemplated hereby, following the receipt of such approvals as may be required from the Company's shareholders, the SEC, the Office of Thrift Supervision ("OTS"), the Board of Governors of the Federal Reserve System ("FRB"), the Federal Deposit Insurance Corporation ("FDIC"), the Commissioner for the Colorado Division of Banking ("Commissioner") and the Alabama Superintendent of Banks ("Superintendent") and any required notification to the Colorado Division of Insurance ("Insurance Division") will
(i) violate (with or without the giving of notice or the passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to the Company or its Subsidiaries or (ii) be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any security interest, lien, charge or other encumbrance upon any property or assets of the Company or its Subsidiaries pursuant to, any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which the Company or its Subsidiaries is a party or by which any of their assets or properties are subject or bound. Except as set forth on Schedule 3.5, there are no proceedings pending or, to the knowledge of the Company or its Subsidiaries, threatened, against the Company, its Subsidiaries or involving the Shares, at law or in equity or before or by any foreign, federal, state, municipal or other governmental court, department, commission, board, bureau, agency, instrumentality or other person which may result in liability


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

to Compass or Merger Sub upon the consummation of the transactions contemplated hereby or which would prevent or delay such consummation. Except as set forth in
Schedule 3.5, or as contemplated hereby, the corporate existence, business organization, assets, licenses, permits, authorizations and contracts of the Company and its Subsidiaries will not be terminated or impaired by reason of the execution, delivery or performance by the Company of this Agreement or consummation by the Company of the transactions contemplated hereby, assuming the receipt of required shareholder and regulatory approvals.

         SECTION 3.6 CONSENTS AND APPROVALS. The Company's Board of Directors (at a meeting called and duly held) has unanimously determined that the Merger is fair to the Company's shareholders and has unanimously resolved to recommend approval and adoption of this Agreement by the Company's shareholders. Except as described in Schedule 3.6 hereto, no prior consent, approval or authorization of, or declaration, filing or registration with any person, domestic or foreign, is required of the Company in connection with the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby or the resulting change of control of its Subsidiaries, except the filing of the Articles of Merger under the CBCA, and such approvals as may be required from the SEC, the FRB, the OTS, the Superintendent, the Commissioner and holders of Shares under the CBCA and notification to the Insurance Division.

         SECTION 3.7 REGULATORY REPORTS. Except as set forth on Schedule 3.7, the Company and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the FRB, the OTS, the Commissioner, the FDIC, or any other regulatory authority having jurisdiction over any such persons, other than plans, reports or information listed on Schedule 3.7.

         SECTION 3.8 SECURITIES ISSUANCES. All issuances of securities by the Company and its Subsidiaries have been registered under the Securities Act, the Securities Act of the State of Colorado, and all other applicable laws or were exempt from any such registration requirements. The Company and its Subsidiaries have made all filings required to be made in compliance with the Exchange Act of 1934, as amended (the "Exchange Act"). None of the information contained in any filing by the Company or any Subsidiary is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleadings.

         SECTION 3.9 FINANCIAL STATEMENTS. The Company has provided Compass with a true and complete copy of the audited consolidated statement of financial position of the Company and its Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and changes in cash flows for the years ended December 31, 1998 and 1997, plus management prepared consolidating financial statements of the Company's Subsidiaries, and the consolidated statements of financial position of the Company and its Subsidiaries as of March 31 and June 30 1999 and the related consolidated statements of income, shareholders' equity and changes in cash flows for the three- and six- month periods ended March 31 and June 30, 1999, and promptly following their availability the Company will provide Compass with the Company's audited consolidated statement of financial position of the Company and its Subsidiaries as of December 31, 1999 and the related consolidated statements of income, shareholders' equity and changes in cash flow for the year ended December 31, 1999 (such consolidated statements of financial position and the related consolidated statements of income, shareholders' equity and changes in cash flows are collectively referred to herein as the "Consolidated Financial Statements"), plus all management prepared consolidating financial statements for its Subsidiaries (collectively, with the Consolidated Financial Statements and the notes and schedules thereto, referred to as the "Financial Statements"). Except as described in the notes to the Consolidated Financial Statements, the Consolidated Financial Statements, including the consolidated statement of financial position and the related consolidated statements of income, shareholders' equity and changes in cash flows (including the related notes thereto) of the Company and its Subsidiaries, fairly present the financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations and changes in consolidated financial position of the Company and its Subsidiaries for the periods then ended, in conformity with Generally Accepted Accounting Principles ("GAAP") applied on a basis consistent with prior periods (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and in the case of unaudited interim financial statements and management prepared consolidating financial statements, to the fact that they do not contain all of the footnote disclosures required by
GAAP), except as otherwise noted therein, and the accounting records underlying the Consolidated Financial Statements accurately and fairly reflect in all material respects the transactions of the Company and its Subsidiaries. As of their dates, the Consolidated Financial Statements conformed, or will conform when delivered, in all material respects with all applicable rules and regulations promulgated by the FRB, the OTS, the Commissioner, and the FDIC. Neither the Company nor its Subsidiaries have any liabilities or obligations of a type which should be included in or reflected on the Financial Statements if prepared in accordance with GAAP, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the Financial Statements. The Company will provide Compass with the unaudited consolidated and unconsolidated statements of financial position of the Company and its Subsidiaries as of the end of each month hereafter, prepared on a basis consistent with prior periods and promptly following their availability, the Company will provide Compass with the Thrift Financial Reports of its Subsidiaries for all periods ending after June 30, 1999. The Company and its Subsidiaries have no off balance sheet liabilities associated with financial derivative products or potential liabilities associated with financial derivative products.

         SECTION 3.10 ABSENCE OF CERTAIN CHANGES. Except as and to the extent set forth on Schedule 3.10, since June 30, 1999 (the "Balance Sheet Date") neither the Company nor any of its Subsidiaries has:

         (a) made any amendment to its Articles of Incorporation or Association or Bylaws or changed the character of its business in any material manner;

         (b) suffered any Material Adverse Effect (as defined in Section 10.13(b));

         (c) entered into any agreement, commitment or transaction except in the ordinary course of business and consistent with prudent banking practices;

         (d) except in the ordinary course of business and consistent with prudent banking practices, incurred, assumed or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise);

         (e) permitted or allowed any of its property or assets to be subject to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than statutory liens not yet delinquent) except in the ordinary course of business and consistent with prudent banking practices;

         (f) except in the ordinary course of business and consistent with prudent banking practices, canceled any debts, waived any claims or rights, or sold, transferred, or otherwise disposed of any of its properties or assets;

         (g) disposed of or permitted to lapse any rights to the use of any trademark, service mark, trade name or copyright, or disposed of or disclosed to any person other than its employees or agents, any trade secret not theretofore a matter of public knowledge;

         (h) except for regular salary increases granted in the ordinary course of business within the Company's or its Subsidiaries' 1999 budgets and consistent with prior practices, granted any increase in compensation or paid or agreed to pay or accrue any bonus, percentage compensation, service award, severance payment or like benefit to or for the credit of any director, officer, employee or agent, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan, program or agreement maintained by the Company or its Subsidiaries, for the directors, employees or former employees of the Company or its Subsidiaries ("Employee Benefit Plan");

         (i) directly or indirectly declared, set aside or paid any dividend or made any distribution in respect to its capital stock or redeemed, purchased or otherwise acquired, or arranged for the redemption, purchase or acquisition of, any shares of its capital stock or other of its securities, except for dividends paid to the Company by its Subsidiaries;

         (j) organized or acquired any capital stock or other equity securities or acquired any equity or ownership interest in any person (except through settlement of indebtedness, foreclosure, the exercise of creditors' remedies or in a fiduciary capacity, the ownership of which does not expose the Company or its Subsidiaries to any liability from the business, operations or liabilities of such person);

         (k) issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance or sale of or conversion into shares of its capital stock;

         (l) made any or acquiesced with any change in any accounting methods, principles or practices;

         (m) experienced any change in relations with customers or clients of the Company or its Subsidiaries which could have a Material Adverse Effect on the Company or its Subsidiaries;

         (n) except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment, other than in the ordinary course of business and consistent with prudent banking practices; or

         (o) agreed, whether in writing or otherwise, to take any action the performance of which would change the representations contained in this Section
3.10 in the future so that any such representation would not be true in all material respects as of the Closing.

         SECTION 3.11 COMPANY INDEBTEDNESS. The Company has delivered to Compass true and complete copies of all loan documents ("Company Loan Documents") related to indebtedness of the Company and its Subsidiaries, other than deposits ("Company Indebtedness"), and made available to Compass all material correspondence concerning the status of Company Indebtedness.

         SECTION 3.12 LITIGATION. Except as set forth on Schedule 3.12, there are no actions, suits, claims, investigations, reviews or other proceedings pending or, to the knowledge of the Company or its Subsidiaries, threatened against the Company or any of its Subsidiaries or involving any of their respective properties or assets, at law or in equity or before or by any foreign, federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or other instrumentality or person or any board of arbitration or similar entity ("Proceeding"). The Company will notify Compass immediately in writing of any Proceedings against the Company or its Subsidiaries other than mechanics liens arising in the ordinary course of business in respect of the loan assets of the Company and its Subsidiaries.

         SECTION 3.13 TAX MATTERS. The Company and its Subsidiaries have duly filed all tax returns that they were required to file (the "Filed Returns"). All such Filed Returns were correct and complete in all material respects. The Company and its Subsidiaries have paid, or have established adequate reserves for the payment of, all federal income taxes and all state and local income taxes and all franchise, property, sales, employment, foreign or other taxes required to be paid with respect to the periods covered by the Filed Returns. None of the Company or its Subsidiaries currently is the beneficiary of any extension of time within which to file any tax return. With respect to the periods for which returns have not yet been filed, the Company and its Subsidiaries have established adequate reserves determined in accordance with GAAP for the payment of all federal income taxes and all state and local income taxes and all franchise, property, sales, employment, foreign or other taxes. Except as described in Schedule 3.13, the Company and its Subsidiaries have no direct or indirect liability for the payment of federal income taxes, state and local income taxes, and franchise, property, sales, employment or other taxes in excess of amounts paid or reserves established. There are no liens for any taxes on any assets of the Company or its Subsidiaries except for liens for taxes not yet due or for taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP. Except as set forth on Schedule 3.13, the Company has not entered into any tax sharing agreement or other agreement regarding the allocation of the tax liability of the Company or the Bank or similar arrangement with its other Subsidiaries. Set forth on Schedule 3.13 are the dates of filing of all Filed Returns for all fiscal years since and including January 1, 1990 and any amendments thereto which relate to federal or state income or franchise taxes. Neither the Company nor its Subsidiaries have filed any Internal Revenue Service ("IRS") Forms 1139 (Application for Tentative Refund). Except as set forth on Schedule 3.13, there are no pending questions raised in writing by the IRS or other taxing authority for taxes or assessments of the Company or its Subsidiaries, nor are there any outstanding agreements or waivers extending the statutory period of limitation applicable to any tax assessment or deficiency against the Company or its Subsidiaries for any period. The Company and its Subsidiaries have withheld and paid over all taxes to the proper governmental authorities required to be so withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. The Company and its Subsidiaries are neither obligated to make any payments nor are they parties to any agreement that under certain circumstances could obligate them to make any payments that will not be deductible under Section 280G of the Code. Except as disclosed in
Schedule 3.13, the Company and its Subsidiaries have never agreed to make, nor is the Company or its Subsidiaries required to make, any adjustment under
Section 481(a) of the Code by reason of a change in the method of accounting or otherwise. The Company and its Subsidiaries have not, with regard to any assets held, acquired or to be acquired, filed a consent to the application of Section 341(f) of the Code. None of the Company and its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of the Company and its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or (ii) has any liability for the taxes of any person (other than any of the Company and its Subsidiaries) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. Neither the Company nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. For the purposes of this Agreement, the term "tax" shall include all federal, state, local and foreign taxes and related governmental charges and any interest or penalties payable in connection with the payment of taxes.

         SECTION 3.14 EMPLOYEE BENEFIT PLANS. With respect to all employee benefit plans and programs in which employees of the Company or its Subsidiaries participate the following are true and correct:

         (a) Schedule 3.14(a) lists each "employee welfare benefit plan" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by the Company or its Subsidiaries or any entity which is a member of a controlled group or affiliated service group with the Company or any of its Subsidiaries under ERISA Section 4001 or Section 414 of the Code (such Subsidiaries and entities collectively, "ERISA Affiliates") or to which the Company or ERISA Affiliates contribute or are required to contribute, including any multiemployer welfare plan (such employee welfare benefit plans being hereinafter collectively referred to as the "Welfare Benefit Plans") and sets forth (i) the amount of any liability of the Company or ERISA Affiliates for contributions more than thirty days past due with respect to each Welfare Benefit Plan as of the date hereof and as of the end of any subsequent month ending prior to the Closing and (ii) the annual cost attributable to each of the Welfare Benefit Plans; no Welfare Benefit Plan provides for continuing benefits or coverage for any participant, beneficiary or former employee after such participant's or former employee's termination of employment except as may be required by Section 4980B of the Code and Sections 601-608 of ERISA;

         (b) Schedule 3.14(b) lists each "employee pension benefit plan" (as defined in Section 3(2) of ERISA and not exempted under Section 4(b) or 201 of ERISA) maintained by the Company or an ERISA Affiliate or to which the Company or ERISA Affiliates contribute or are required to contribute, including any multiemployer plan (as defined in Section 3(37) of ERISA) (such employee pension benefit plans being hereinafter collectively referred to as the "Pension Benefit Plans");

         (c) Schedule 3.14(c) lists each deferred compensation plan, bonus plan, stock option plan, employee stock purchase plan, restricted stock, excess benefit plan, incentive compensation, stock bonus, cash bonus, severance pay, golden parachute, life insurance, all nonqualified deferred compensation arrangements, rabbi trusts, cafeteria plans, dependent care plans, all unfunded plans and any other employee benefit plans or programs, agreements, arrangements or commitments not required under a previous subsection to be listed (other than normal policies concerning holidays, vacations and salary continuation during short absences for illness or other reasons) maintained by the Company or ERISA Affiliates (referred to as ("Other Programs");

         (d) All of the Pension Benefit Plans and Welfare Benefit Plans and any related trust agreements or annuity contracts (or any other funding instruments) and all Other Programs comply currently, and have complied in the past, in all material respects, both as to form and operation, with the provisions of ERISA, the Code and with all other applicable laws, rules and regulations governing the establishment and operation of the Pension Benefit Plans, Welfare Benefit Plans and all Other Programs; all necessary governmental approvals relating to the establishment of the Pension Benefit Plans have been obtained; and with respect to each Pension Benefit Plan that is intended to be tax-qualified under Section 401(a) or 403(a) of the Code, a favorable determination letter as to the qualification under the Code of each such Pension Benefit Plan and each material amendment thereto has been issued by the Internal Revenue Service (and nothing has occurred since the date of the last such determination letter which resulted in, or is likely to result in the revocation of such determination);

         (e) Each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program has been administered in all material respects in compliance with the requirements of the Code, ERISA and all other applicable laws, and all reports and disclosures required by ERISA, the Code and any other applicable laws with respect to each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program have been timely filed;

         (f) Neither the Company, any Company Subsidiary nor any plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan has ever engaged in any transaction in violation of

Section 406 of ERISA (for which transaction no exemption exists under Section 408 of ERISA) or in any "prohibited transaction" as defined in Section 4975(c)(1) of the Code (for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code);

         (g) Neither the Company nor any ERISA Affiliate is, or has been within the past five years, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Pension Benefit Plan subject to the provisions of Title IV of ERISA, nor has the Company or any ERISA Affiliate maintained or participated in any employee pension benefit plan (defined in Section 3(2) of ERISA) subject to the provision of Title IV of ERISA. In addition, neither the Company nor any ERISA Affiliate (i) is a party to a collective bargaining agreement, (ii) has maintained or contributed to, or has participated in or agreed to participate in, a multiemployer plan (as defined in Section 3(37) of ERISA), or (iii) has made a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in
Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Section 4207 or 4208 of ERISA);

         (h) True and complete copies of each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program, related trust agreements or annuity contracts (or any other funding instruments), summary plan descriptions, the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Benefit Plan, the most recent application for a determination letter from the Internal Revenue Service with respect to each Pension Benefit Plan and Annual Reports on Form 5500 Series filed with any governmental agency for each Welfare Benefit Plan, Pension Benefit Plan and Other Program for the three most recent plan years, have been made available to Compass;

         (i) All Welfare Benefit Plans, Pension Benefit Plans, and Other Programs related trust agreements or annuity contracts (or any other funding instruments), are legally valid and binding and in full force and effect and there are no promised increases in benefits (whether expressed, implied, oral or written) under any of these plans nor any obligations, commitments or understandings to continue any of these plans, (whether expressed, implied, oral or written) except as required by Section 4980B of the Code and Sections 601-608 of ERISA;

         (j) There are no claims pending with respect to, or under, any Pension Benefit Plan, Welfare Benefit Plan or any Other Program, other than routine claims for plan benefits, and there are no disputes or litigation pending or, to the knowledge of Company and its Subsidiaries threatened, with respect to any such plans;

         (k) No action has been taken, nor has there been a failure to take any action that would subject any person or entity to any liability for any income, excise or other tax or penalty in connection with any Pension Benefit Plan, Welfare Benefit Plan or any Other Program, other than for income taxes due with respect to benefits paid; and

         (l) Except as otherwise set forth in Schedule 3.14(l), neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any payment to be made by the Company or any ERISA Affiliate (including, without limitation, severance, unemployment compensation, golden parachute (defined in Section 280G of the Code), or otherwise) becoming due to any employee, director or consultant, or (ii) increase any benefits otherwise payable under any Welfare Benefit Plan, Pension Benefit Plan, or any Other Program.

         SECTION 3.15 EMPLOYMENT MATTERS. Except as disclosed on Schedule 3.15, neither the Company nor any Company Subsidiary is a party to any oral or written contracts or agreements granting benefits or rights to employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency which requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board and no similar claims pending before any similar state, local or foreign agency. To the knowledge of the Company, there is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of the Company or any Company Subsidiary, nor of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any such employees. The Company and its Subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither the Company nor its Subsidiaries are engaged in any unfair labor practice.

         SECTION 3.16 LEASES, CONTRACTS AND AGREEMENTS. Schedule 3.16 sets forth an accurate and complete description of all leases, subleases, licenses, contracts and agreements to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound which obligate or may obligate the Company or any Company Subsidiary for an amount in excess of $50,000 per lease, sublease, license, contract or agreement over the entire term of any such agreement or any leases, subleases, licenses, contracts or agreements with a current term of one year or longer (the "Contracts"). The Company has made available to Compass true and correct copies of all Contracts. For the purposes of this Agreement, the Contracts shall be deemed not to include loans made by, repurchase agreements made by, spot foreign exchange transactions of, bankers acceptances of, agreements with Bank customers for trust services, or deposits by the Company or its Subsidiaries, but does include unfunded loan commitments and letters of credit issued by the Company or its Subsidiaries where the borrowers' total direct and indirect indebtedness to its Subsidiaries is in excess of $50,000. Except as set forth in Schedule 3.16, no participations or loans have been sold which have buy back, recourse or guaranty provisions which create contingent or direct liabilities of the Company or its Subsidiaries. All of the Contracts are legal, valid and binding obligations of the parties to the Contracts enforceable in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles, and are in full force and effect. Except as described in Schedule 3.16, all rent and other payments by the Company and its Subsidiaries under the Contracts are current, there are no existing defaults by the Company or its Subsidiaries under the Contracts and no termination, condition or other event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default. The Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests.

         SECTION 3.17 RELATED COMPANY TRANSACTIONS. Except as set forth on
Schedule 3.17, there are no agreements, instruments, commitments, extensions of credit, tax sharing or allocation agreements or other contractual agreements of any kind between or among the Company, whether on its own behalf or in its capacity as trustee or custodian for the funds of any employee benefit plan (as defined in ERISA), and any of its Affiliates (including its Subsidiaries). The term "Affiliate" as used in this Agreement means, with respect to any person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such person in question. For the purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

         SECTION 3.18 COMPLIANCE WITH LAWS. Except as set forth on Schedule 3.18, neither the Company nor any of its Subsidiaries is in default in respect to or is in violation of (i) any judgment, order, writ, injunction or decree of any court, or (ii) in any material respect, any statute, law, ordinance, rule, order or regulation of any governmental department, commission, board, bureau, agency or instrumentality, federal, state or local, including (for purposes of illustration and not limitation) capital and FRB reserve requirements, capital ratios and loan limitations of the OTS or the FDIC, and the consummation of the transactions contemplated by this Agreement will not constitute such a default or violation as to the Company or any of its Subsidiaries. The Company and its Subsidiaries have all permits, licenses, and franchises from governmental agencies required to conduct their businesses as they are now being conducted.

         SECTION 3.19 INSURANCE. The Company and its Subsidiaries have in effect the insurance coverage (including fidelity bonds) described in Schedule 3.19 and have had similar insurance in force for the last 5 years. There have been no claims under such bonds within the last 5 years and neither the Company nor its Subsidiaries is aware of any facts which would form the basis of a claim under such bonds. Neither the Company nor its Subsidiaries has any reason to believe that the existing fidelity coverage would not be renewed by its carrier on substantially the same terms. The Company has made available to Compass true and accurate copies of the policies and declaration pages evidencing such insurance coverage.

         SECTION 3.20 LOANS. Each loan reflected as an asset in the Financial Statements is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles; provided, however, that no representation or warranty is made as to the collectibility of such loans. The Company's Subsidiaries do not have in their portfolios any loan exceeding their legal lending limit, and except as disclosed on Schedule 3.20, the Company's Subsidiaries have no known significant delinquent, substandard, doubtful, loss, nonperforming or problem loans.

         SECTION 3.21 FIDUCIARY RESPONSIBILITIES. The Company and its Subsidiaries have performed in all material respects all of their respective duties as a trustee, custodian, guardian or as an escrow agent in a manner which complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.


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

         SECTION 3.22 PATENTS, TRADEMARKS AND COPYRIGHTS. Except as set forth in
Schedule 3.22, neither the Company nor its Subsidiaries require the use of any material patent, patent application, invention, process, trademark (whether registered or unregistered), trademark application, trade name, service mark, copyright, or any material trade secret for the business or operations of the Company or its Subsidiaries. The Company and its Subsidiaries own or are licensed or otherwise have the right to use the items listed in Schedule 3.22.

         SECTION 3.23 ENVIRONMENTAL COMPLIANCE. Except as set forth in Schedule 3.23:

         (a) The Company, its Subsidiaries and any Property owned or operated by any of them have been and are in compliance with all applicable Environmental Laws (as defined in Section 10.13(c)). There is no past or present event, condition or circumstance that could (1) interfere with the conduct of the business of the Company or its Subsidiaries in the manner now conducted relating to such entity's compliance with Environmental Laws, (2) constitute a violation of, or serve as the basis of liability pursuant to, any Environmental Law or (3) which could have a Material Adverse Effect upon the Company or any Company Subsidiary;

         (b) The Company, its Subsidiaries, and their Properties have not been, and are not now subject to any actual, or, to the knowledge of the Company or any Company Subsidiary, any potential or threatened Proceeding pursuant to any Environmental Law and neither the Company nor any Company Subsidiary has received any notice (whether from any regulatory body or private person) of any actual or alleged violation of, or liability pursuant to, any Environmental Law;

         (c) There is no Property for which the Company or any Company Subsidiary is or was required to obtain any permit, license, or other authorization under RCRA, FWPCA, TSCA, CAA, or any state or local counterparts to any of the foregoing.

         (d) Neither the Company nor any Company Subsidiary has generated any Hazardous Substances for which it was required under an Environmental Law to execute any hazardous waste disposal manifest;

         (e) There are no underground or above ground storage tanks on or under any Property nor any Hazardous Substances (except for asbestos containing material ("ACM")) at, in, on, under or emanating from any Property in any quantity or concentration exceeding any standard or limit established pursuant to any Environmental Law;

         (f) There is no ACM present in any Controlled Property except non-friable ACM which can be managed in place in compliance with Environmental Laws without air monitoring, removal or encapsulation and which is managed under and in compliance with an operations and maintenance program.

         (g) For purposes of this Section 3.23 and Section 6.10, "Property" includes (1) any property (whether real or personal) which the Company or any Company Subsidiary currently or in the past has leased, operated or owned or managed in any manner including without limitation any property acquired by foreclosure or deed in lieu thereof ("Controlled Property") and (2) property now held as security for a loan or other indebtedness by the

Company or any Company Subsidiary or property currently proposed as security for loans or other credit the Company or any Company Subsidiary is currently evaluating whether to extend or has committed to extend ("Collateral Property"). With respect to any Collateral Property, the representations of this Section
3.23 shall be limited to the knowledge of the Company. With respect to any Controlled Property formerly leased, operated, owned or managed by the Company or any Company Subsidiary, the representations of this Section 3.23 shall be construed to relate to conditions, events, facts or circumstances which existed, occurred or commenced prior to the latest date of any leasehold interest, operation, ownership or management of such Controlled Property by the Company or any Company Subsidiary.

         SECTION 3.24 REGULATORY ACTIONS. Except as set forth on Schedule 3.24, there are no actions or proceedings pending or, to the knowledge of the Company and its Subsidiaries, threatened against the Company or its Subsidiaries by or before the OTS, the FDIC, the Environmental Protection Agency, the Colorado Department of Health and Environment or any other nation or government, any state or political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Except as set forth on Schedule 3.24, neither the Company nor any of its Subsidiaries are subject to a formal or informal agreement, memorandum of understanding, enforcement action with or any type of financial assistance by any regulatory authority having jurisdiction over such entity. Neither the Company nor any of its Subsidiaries have taken or agreed to take any action or has knowledge of any fact or circumstance that would materially impede or delay receipt of any required regulatory approval. Except as set forth in Schedule 3.24, the Company and its Subsidiaries have not received or been made aware of any complaints or inquiries under the Community Reinvestment Act, the Fair Housing Act, the Equal Credit Opportunity Act or any other state or federal anti-discrimination fair lending law and, to the knowledge of the Company and its Subsidiaries, there is no fact or circumstance that would form the basis of any such complaint or inquiry.

         SECTION 3.25 TITLE TO PROPERTIES; ENCUMBRANCES. Except as set forth on
Schedule 3.25, in notes to the Financial Statements, or for such encumbrances arising by operation of law, the Company and each of its Subsidiaries has unencumbered, good, legal, and indefeasible title to all its properties and assets, real and personal, including, without limitation, all the properties and assets reflected in the Financial Statements except for those properties and assets disposed of for fair market value in the ordinary course of business and consistent with prudent banking practice since the date of the Financial Statements. Except as set forth on Schedule 3.25, the Company has a title policy in full force and effect from a title insurance company which, to the best of Company's knowledge, is solvent, insuring good and indefeasible title to all real property owned by the Company and its Subsidiaries in favor of the Company or its Subsidiaries, whichever is applicable. The Company has made available to Compass all of the files and information in the possession of the Company or its Subsidiaries concerning such properties, including any title exceptions which might affect indefeasible title or value of such property. The Company and its Subsidiaries each hold good and legal title or good and valid leasehold rights to all assets that are necessary for them to conduct their respective businesses as they are currently being conducted. Except as set forth on Schedule 3.25, the Company owns all furniture, equipment, art and other property used to transact business presently located on its premises. Except as set forth on Schedule 3.25, no Property has been deed recorded or otherwise


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


been identified in public records or should have been recorded or so identified as containing Hazardous Substances.

         SECTION 3.26 SHAREHOLDER LIST. The Company has provided to Compass prior to the date of this Agreement a list of the holders of Shares and the holders of any outstanding warrant, option, convertible debenture or other security entitling the holder thereof to acquire Shares as of September 30, 1999 containing the names, addresses and number of Shares or such other securities held of record, which is accurate in all respects as of such date, and the Company will promptly, and in any event prior to the mailing of the Proxy Statement, advise Compass of any significant changes thereto.

         SECTION 3.27 DISSENTING SHAREHOLDERS. The Company and the Bank, and their respective directors, have no knowledge of any plan or intention on the part of any Company shareholders to make written demand for payment of the fair value of such Shares in the manner provided in Article 113 of the CBCA.

         SECTION 3.28 TAKEOVER LAWS. This Agreement and the Merger contemplated hereby are not subject to the requirements of any "moratorium," "control share," "fair price," "affiliate transactions," "business combination" or other antitakeover laws and regulations of any state applicable to the Company or any of its Subsidiaries.

         SECTION 3.29 EMPLOYEE STOCK OPTIONS. Except as set forth on Schedule 3.29, there are no Company employee stock option plans or provisions in any other plan, program, or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Company Subsidiary.

         SECTION 3.30 ACCOUNTING MATTERS. Neither the Company nor any of its affiliates has taken or agreed to take any action that would prevent Compass from accounting for the business combination to be effected by the Merger as a pooling of interests, including, without limitation, any action inconsistent with the provisions of Exhibit C hereto.

         SECTION 3.31 YEAR 2000 REPRESENTATION. All software, firmware, hardware, equipment, microprocessing chips and other data processing devices and services (both as a recipient and as a provider), capabilities and facilities utilized by, and material to the business operations or financial condition of, the Company and its Subsidiaries are or will be able to record and process all calendar dates (whether before, in or after the year 2000) correctly and will be able to communicate with other applicable systems in a manner that resolves any ambiguities as to century in a properly defined manner (collectively, "Year 2000 Compliant"). The Company and its Subsidiaries have adequately assessed the Year 2000 Compliant status of all vendors, suppliers, service providers, customers and business partners or venturers ("Critical Third Parties") whose goods, services or business activities are material to the business operations or financial condition of the Company or its Subsidiaries. The Company and its Subsidiaries have developed adequate contingency plans to prevent material loss to or liability of the Company and its Subsidiaries in the event the Company's or its Subsidiaries' property or services or any Critical Third Party (or their respective critical suppliers, vendors, service providers, customers and business partners and venturers) fails to be Year 2000 Compliant. The Company has contingency plans for cash availability and liquidity sources.

         SECTION 3.32 TITLE COMPANIES. Each Subsidiary of the Company which is a title insurance or escrow company has (i) paid to its underwriters all premiums to which each underwriter is entitled, and (ii) complied in all material respects with all requirements set forth in the underwriting agreements to which such Subsidiary is a party, including without limitation, all underwriting and title examination guidelines. No Company Subsidiary which is a title insurance or escrow company has used escrow or trust funds as collateral for loans or for other corporate purposes.

         SECTION 3.33 REPRESENTATIONS NOT MISLEADING. No representation or warranty by the Company in this Agreement, or in any exhibit or schedule furnished to Compass or Merger Sub by the Company or its Subsidiaries under and pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

                                  ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES

                                   OF COMPASS

         Compass hereby makes the representations and warranties set forth in this Article IV to the Company. Compass has delivered to the Company the Schedules to this Agreement referred to in this Article IV prior to the date hereof. Compass agrees at the Closing to provide the Company with supplemental Schedules reflecting any changes thereto between the date of such Schedules and the date of Closing.

         SECTION 4.1 ORGANIZATION AND AUTHORITY.

         (a) Compass is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to conduct its business as now conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement.

         (b) Compass is a bank holding company under the Bank Holding Company Act of 1956, as amended, and in good standing under all laws, rules and regulations applicable to bank holding companies. Compass is duly qualified or licensed and in good standing in each jurisdiction which requires such qualification where it owns or leases properties or conducts business.

         SECTION 4.2 AUTHORITY RELATIVE TO AGREEMENT. Compass has full corporate power and authority and no further corporate proceedings on the part of Compass are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby, all of which have been duly and validly authorized by Compass' Board of Directors. This Agreement has been duly executed and delivered by Compass and is a duly authorized, valid, legally binding and enforceable obligation of Compass, subject to the effect of bankruptcy,


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


insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such shareholder approvals and such approval of regulatory agencies and other governmental authorities having authority over Compass as may be required by statute or regulation. Compass is not in violation of or default under its Certificate of Incorporation or By-Laws or any agreement, document or instrument under which Compass is obligated or bound, or any law, order, judgment, injunction, award, decree, statute, rule, ordinance or regulation applicable to Compass or any of its Subsidiaries, the violation or breach of which could have a Material Adverse Effect on Compass and its Subsidiaries taken as a whole. Except as set forth on Schedule 4.2, neither the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all the transactions contemplated hereby, following the receipt of such approvals as may be required from the SEC, the OTS, the FRB, the FDIC, the Commissioner and the Superintendent and any notification to the Insurance Division will (i) conflict with or result in any violation or breach of or default under its Certificate of Incorporation or Bylaws; (ii) violate (with or without the giving of notice or passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to Compass, or (iii) be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any security interest, lien, charge or other encumbrance upon any property or assets of Compass pursuant to, any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which Compass is a party or by which any of its assets or properties are bound. Except as set forth on Schedule 4.2, there are no proceedings pending or, to the knowledge of Compass, threatened, against Compass, at law or in equity or before any foreign, federal, state, municipal or other governmental court, department, commission, board, bureau, agency, instrumentality or other person which may result in liability to the Company or its Subsidiaries on the consummation of the transactions contemplated hereby or which would prevent or delay such consummation. Except as set forth in Schedule 4.2, or as contemplated hereby, the corporate existence, business, organization, assets, licenses, permits, authorizations and contracts of Compass will not be terminated or impaired by reason of the execution, delivery or performance by Compass of this Agreement or consummation by Compass of the transactions contemplated hereby, assuming receipt of the required regulatory approvals.

         SECTION 4.3 FINANCIAL REPORTS. Compass has previously furnished the Company a true and complete copy of (i) the 1998 Annual Report to Shareholders, which report (the "Compass 1998 Annual Report") includes, among other things, consolidated balance sheets of Compass and its Subsidiaries as of December 31, 1998 and 1997, the related consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 1998, 1997 and 1996 and
(ii) Compass' quarterly reports on Form 10-Q for the quarters ended March 31 and June 30, 1999 (the "Quarterly Reports") which reports include among other things unaudited balance sheets of Compass and its Subsidiaries as of March 31 and June 30, 1999 and 1998, respectively, and the related unaudited consolidated statements of income and cash flows for the three- and six-month periods ending March 31 and June 30, 1999 and 1998. The financial statements contained in the Compass 1998 Annual Report and such Quarterly Reports have been prepared in conformity with GAAP applied on a basis consistent with prior periods. The consolidated balance sheets of Compass and its Subsidiaries as of December 31, 1998 and

1997 contained in the Compass 1998 Annual Report fairly present the consolidated financial condition of Compass and its Subsidiaries as of the dates thereof, and the related consolidated statements of income, shareholders' equity and cash flows of Compass and its Subsidiaries contained therein fairly present the results of operations and cash flows thereof for the fiscal years then ended. The unaudited consolidated financial statements of Compass and its Subsidiaries as of March 31 and June 30, 1999 and 1998, contained in Compass' Quarterly Reports, fairly present the financial condition, the results of the operations and changes in cash flows thereof as of such dates and for the periods indicated. For the purposes of this Agreement, all financial statements referred to in this Section 4.3 shall be deemed to include any notes to such financial statements. Compass has made all filings required to be made in compliance with the Exchange Act. None of the information contained in the Compass 1998 Annual Report or Compass' Quarterly Reports is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 4.4 CAPITALIZATION. The shares of Compass Common Stock to be issued pursuant to this Agreement, when so issued, will be duly and validly authorized and issued, fully paid and nonassessable, and not issued in violation of any preemptive rights. As of July 31, 1999, Compass had 113,629,765 shares of common stock, $2.00 per share par value, issued and outstanding. None of the shares of Compass Common Stock to be issued pursuant to this Agreement will be subject to any lien, charge, encumbrance, claim, rights of others, mortgage, pledge or security interest, and none will be subject to any agreements or understandings among any persons with respect to the voting or transfer of such shares of Compass Common Stock except as contemplated hereby.

         SECTION 4.5 CONSENTS AND APPROVALS. No prior consent, approval or authorization of, or declaration, filing or registration with any person, domestic or foreign, is required of or by Compass in connection with the execution, delivery and performance by Compass of this Agreement and the transactions contemplated hereby or the resulting change in control of the Company and its Subsidiaries, except the filing of Articles of Merger under the CBCA and such approvals as may be required from the SEC, the FRB, the OTS, the Commissioner, the Superintendent and the FDIC and any notification to the Insurance Division.

         SECTION 4.6 AVAILABILITY OF THE COMPASS COMMON STOCK. Compass has available a sufficient number of authorized and unissued shares of Compass Common Stock to pay the Merger Consideration, and Compass will not take any action during the term of this Agreement that will cause it not to have a sufficient number of authorized and unissued shares of the Compass Common Stock to pay the Merger Consideration.

         SECTION 4.7 REGULATORY ACTIONS. Neither Compass nor any of its Subsidiaries have taken or agreed to take any action or has knowledge of any fact or circumstance that would materially impede or delay receipt of any required regulatory approval.

         SECTION 4.8 TAKEOVER LAWS. This Agreement and the Merger contemplated hereby are not subject to the requirements of any "moratorium," "control share," "fair price," "affiliate transactions," "business combination" or other antitakeover laws and regulations of any state applicable to Compass or any of its Subsidiaries.

         SECTION 4.9 ACCOUNTING MATTERS. Neither Compass nor any of its affiliates has taken or agreed to take any action that would prevent Compass from accounting for the business combination to be effected by the Merger as a pooling of interests, including, without limitation, any action inconsistent with the provisions of Exhibit C hereto.

         SECTION 4.10 REPRESENTATIONS NOT MISLEADING. No representation or warranty by Compass in this Agreement nor exhibit or schedule furnished to the Company under and pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

         SECTION 4.11 LITIGATION. There are no material Proceedings pending, or to the knowledge of Compass or its Subsidiaries, threatened against Compass or its Subsidiaries or involving any of their respective properties or assets which are required to be disclosed, but have not been so disclosed, in filings required to be made with the SEC pursuant to the Exchange Act.

         SECTION 4.12 ABSENCE OF CERTAIN CHANGES. Since June 30, 1999, no event has occurred or circumstances arisen that, individually, or taken together, with all other facts, circumstances and events, would have required a filing with the SEC pursuant to the Exchange Act which has not been so filed.

                                   ARTICLE V.

                            COVENANTS OF THE COMPANY

         SECTION 5.1 AFFIRMATIVE COVENANTS OF THE COMPANY. For so long as this Agreement is in effect, the Company shall, and shall use its best efforts to cause its Subsidiaries (collectively, the "Acquired Companies") to, from the date of this Agreement to the Closing, except as specifically contemplated by this Agreement:

         (a) operate and conduct the businesses of the Acquired Companies in the ordinary course of business and consistent with prudent banking practices;

         (b) preserve intact the Acquired Companies' corporate existence, business organization, assets, licenses, permits, authorizations, and business opportunities;

         (c) comply with all material contractual obligations applicable to the Acquired Companies' operations;

         (d) maintain all the Acquired Companies' properties in good repair, order and condition, reasonable wear and tear excepted, and maintain the insurance coverages described in Schedule 3.19 (which shall list all Property insured by such coverages) or obtain comparable insurance coverages from reputable insurers which, in respect to amounts, types and risks insured, are adequate for the business conducted by the Acquired Companies and consistent with the existing insurance coverages;

         (e) in good faith and in a timely manner (i) cooperate with Compass and Merger Sub in satisfying the conditions in this Agreement, (ii) assist Compass and Merger Sub in obtaining as promptly as possible all consents, approvals, authorizations and rulings, whether regulatory, corporate or otherwise, as are necessary for Compass and Merger Sub and the Company (or any of them) to carry out and consummate the transactions contemplated by this Agreement, including all consents, approvals and authorizations required by any agreement or understanding existing at the Closing between the Company and any governmental agency or other third party, (iii) furnish information concerning the Acquired Companies not previously provided to Compass required for inclusion in any filings or applications that may be necessary in that regard and (iv) perform all acts and execute and deliver all documents necessary to cause the transactions contemplated by this Agreement to be consummated at the earliest possible date;

         (f) timely file with the OTS, and the FDIC, all financial statements and other reports required to be so filed by any of the Acquired Companies and to the extent permitted by applicable law, promptly thereafter deliver to Compass copies of all financial statements and other reports required to be so filed;

         (g) comply in all material respects with all applicable laws and regulations, domestic and foreign;

         (h) promptly notify Compass upon obtaining knowledge of any default, event of default or condition with which the passage of time or giving of notice would constitute a default or an event of default under the Company Loan Documents and promptly notify and provide copies to Compass of any material written communications concerning the Company Loan Documents;

         (i) between the date of this Agreement and Closing, promptly give written notice to Compass upon obtaining knowledge of any event or fact that would cause any of the representations or warranties of the Company contained in or referred to in this Agreement to be untrue or misleading in any material respect;

         (j) deliver to Compass a list (Schedule 5.1(j)), dated as of the Effective Time, showing (i) the name of each bank or institution where the Acquired Companies have accounts or safe deposit boxes, (ii) the name(s) in which such accounts or boxes are held and (iii) the name of each person authorized to draw thereon or have access thereto;

         (k) deliver to Compass a list (Schedule 5.1(k)), dated as of the Effective Time, showing all liabilities and obligations of the Acquired Companies, except those arising in the ordinary course of their respective businesses, incurred since the Balance Sheet Date, certified by an officer of Company;

         (l) shall continue to have contingency plans for cash availability and liquidity sources;

         (m) promptly notify Compass of any material change or inaccuracies in any data previously given or made available to Compass or Merger Sub pursuant to this Agreement; and

         (n) provide access, to the extent that the Company or its Subsidiaries have the right to provide access, to any or all Property (as defined in Section 3.23) so as to enable Compass to physically inspect any structure or components of any structure on such Property, including without limitation surface and subsurface testing and analyses.

         SECTION 5.2 NEGATIVE COVENANTS OF THE COMPANY. Except with the prior written consent of Compass or as otherwise specifically permitted by this Agreement, the Company will not and will use its best efforts not to permit the Bank, or any other Subsidiary of the Company, to, from the date of this Agreement to the Closing: (a) make any amendment to its articles of incorporation or association or bylaws;

         (b) make any change in the methods used in allocating and charging costs, except as may be required by applicable law, regulation or GAAP and after notice to Compass;

         (c) make any change in the number of shares of the capital stock issued and outstanding, or issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance or sale of or conversion into shares of its capital stock;

         (d) contract to create any obligation or liability (absolute, accrued, contingent or otherwise) except in the ordinary course of business and consistent with prudent banking practices;

         (e) contract to create any mortgage, pledge, lien, security interest or encumbrances, restrictions, or charge of any kind (other than statutory liens for which the obligations secured thereby shall not become delinquent), except in the ordinary course of business and consistent with prudent banking practices;

         (f) cancel any debts, waive any claims or rights of value or sell, transfer, or otherwise dispose of any of its material properties or assets, except in the ordinary course of business and consistent with prudent banking practices;

         (g) sell any real estate owned as of the date of this Agreement or acquired thereafter, which real estate qualifies as "other real estate owned" under accounting principles applicable to it, except in the ordinary course of business and consistent with prudent banking practices and applicable banking laws and regulations;

         (h) dispose of or permit to lapse any rights to the use of any material trademark, service mark, trade name or copyright, or dispose of or disclose to any person other than its employees any material trade secret not theretofore a matter of public knowledge;

         (i) except as set forth on Schedule 3.10 and except for regular salary increases granted in the ordinary course of business within the Company or its Subsidiaries' 1999 budgets and consistent with prior practices, grant any increase in compensation or directors' fees, or pay or agree to pay or accrue any bonus or like benefit to or for the credit of any director, officer, employee or other person or enter into any employment, consulting or severance agreement or other agreement with any director, officer or employee, or adopt, amend or terminate any Employee Benefit Plan or change or modify the period of vesting or retirement age for any participant of such a plan;

         (j) declare, pay or set aside for payment any dividend or other distribution or payment in respect of shares of its capital stock, except for dividends from the Bank to the Company;

         (k) except through settlement of indebtedness, foreclosure, the exercise of creditors' remedies or in a fiduciary capacity, acquire the capital stock or other equity securities or interest of any person;

         (l) make any capital expenditure or a series of expenditures of a similar nature in excess of $100,000 in the aggregate;

         (m) make any income tax or franchise tax election or settle or compromise any federal, state, local or foreign income tax or franchise tax liability, or, except in the ordinary course of business consistent with prudent banking practices, make any other tax election or settle or compromise any other federal, state, local or foreign tax liability;

         (n) except for negotiations and discussions between the parties hereto relating to the transactions contemplated by this Agreement or as otherwise permitted hereunder, enter into any transaction, or enter into, modify or amend any contract or commitment other than in the ordinary course of business and consistent with prudent banking practices;

         (o) except as contemplated by this Agreement, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization or business combination of the Company or any of its Subsidiaries;

         (p) issue any certificates of deposit except in the ordinary course of business and in accordance with prudent banking practices;

         (q) make any investments except in the ordinary course of business and in accordance with prudent banking practices;

         (r) modify, amend, waive or extend either the Company Loan Documents or any rights under such agreements;

         (s) modify any outstanding loan, make any new loan, or acquire any loan participation, unless such modification, new loan, or participation is made in the ordinary course of business and in accordance with prudent banking practices;

         (t) sell or contract to sell any part of the Company's or its Subsidiaries' premises;

         (u) change any fiscal year or the length thereof;

         (v) take or agree to take any action that would prevent Compass from accounting for the business combination to be effected by the Merger as a pooling of interests, including, without limitation, any action inconsistent with the provisions of Exhibit C hereto;

         (w) prepay in whole or in part the Company Indebtedness;

         (x) commence operations or acquire any assets into the Real Estate Subsidiaries; or

         (y) enter into any agreement, understanding or commitment, written or oral, with any other person which is in any manner inconsistent with the obligations of the Company and its directors and its Subsidiaries under this Agreement or any related written agreement. Nothing contained in this Section
5.2 or in Section 5.1 is intended to influence the general management or overall operations of the Company or its Subsidiaries in a manner not permitted by applicable law and the provisions thereof shall automatically be reduced in compliance therewith.

                                  ARTICLE VI.

                              ADDITIONAL AGREEMENTS

         SECTION 6.1 ACCESS TO, AND INFORMATION CONCERNING, PROPERTIES AND RECORDS. During the pendency of the transactions contemplated hereby, the Company shall, to the extent permitted by law, give Compass, its legal counsel, accountants and other representatives full access, during normal business hours and upon reasonable advance notice, throughout the period prior to the Closing, to all of the Company's and its Subsidiaries' properties, books, contracts, commitments and records, permit Compass to make such inspections (including without limitation physical inspection of the surface and subsurface of any property thereof and any structure thereon) as they may require and furnish to Compass during such period all such information concerning the Company and its Subsidiaries and their affairs as Compass may reasonably request. All information disclosed by the Company to Compass which is confidential and is so identified to Compass as confidential shall be held confidential by Compass and its representatives, except to the extent counsel to Compass, in its reasonable opinion, has advised it such information is required to or should be disclosed in filings with regulatory agencies or governmental authorities or in proxy materials delivered to shareholders of the Company. In the event this Agreement is terminated pursuant to the provisions of Article VIII, upon the written request of the Company, Compass agrees to destroy or return to the Company all copies of such confidential information.

         SECTION 6.2 FILING OF REGULATORY APPROVALS. Compass and the Company shall use their reasonable efforts to file all notices and applications to the FRB, the OTS, the Superintendent, the Commissioner, the FDIC and the Insurance Division which Compass deems necessary or appropriate to complete the transactions contemplated herein, including the merger of the Bank and Compass Bank ("Compass Bank") on or before December 1, 1999. Compass will deliver to the Company and its counsel, and the Company will deliver to Compass and its counsel, copies of all non-confidential portions of any such applications.


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

         SECTION 6.3 MISCELLANEOUS AGREEMENTS AND CONSENTS. Subject to the terms and conditions of this Agreement, Compass and the Company agree to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date hereof, the transactions contemplated by this Agreement. Compass and the Company shall use their respective best efforts to obtain or cause to be obtained consents of all third parties and governmental and regulatory authorities necessary or desirable for the consummation of the transactions contemplated herein.

         SECTION 6.4 COMPANY INDEBTEDNESS. Prior to the Effective Time, the Company shall pay all regularly scheduled payments on all Company Indebtedness and shall cooperate with Compass in taking such actions as are reasonably appropriate or necessary in connection with the redemption, prepayment, modification, satisfaction or elimination of any outstanding indebtedness of the Company or its Subsidiaries with respect to which a consent is required to be obtained to effectuate the Merger and the transactions contemplated by this Agreement and has not been so obtained.

         SECTION 6.5 BEST GOOD FAITH EFFORTS. All parties hereto agree that the parties will use their best good faith efforts to secure all regulatory approvals necessary to consummate the Merger and other transactions provided herein and to satisfy the other conditions to Closing contained herein.

         SECTION 6.6 EXCLUSIVITY. (a) The Company agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents and advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Acquisition Proposal. It shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties. The Company shall promptly advise Compass following the receipt by the Company or any of its Subsidiaries of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and advise Compass of any developments with respect to such Acquisition Proposal immediately upon the occurrence thereof. For purposes of this Section 6.6 an "Acquisition Proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination or similar transaction involving the Company or its Subsidiaries or any proposal or offer to purchase or acquire in any manner all or a majority of the voting ownership, beneficial ownership or right to vote securities in, or a majority of the assets or deposits of the Company or any of its Subsidiaries, other than the transaction contemplated by this Agreement, provided, however, that nothing contained in this Section 6.6 shall prohibit the Board of Directors of the Company from furnishing information to, or entering into discussions, negotiations or an agreement with, any person or entity that makes an unsolicited Acquisition Proposal after the date hereof if, and only to the extent that the Board of Directors of the Company, after consultation with and based upon the written opinion of outside counsel, concludes in good faith that such action is necessary for the Board of Directors of the Company, to comply with its fiduciary duties to its shareholders under applicable law.


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

         (b) The Board of Directors of the Company shall not (i) withdraw or modify the approval or recommendation by such Board of Directors of this Agreement or the Merger, (ii) approve or recommend an Acquisition Proposal or
(iii) enter into any agreement with respect to any Acquisition Proposal, unless the Company receives an Acquisition Proposal and the Board of Directors of the Company concludes in good faith, after consultation with and based upon the written opinion of outside counsel, that in order to comply with its fiduciary duties to its shareholders under applicable law it is necessary for the Board of Directors to withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend such Acquisition Proposal or enter into an agreement with respect to such Acquisition Proposal. Notwithstanding anything contained in this Agreement to the contrary, any action by the Board of Directors permitted by this Section 6.6(b) shall not constitute a breach of this Agreement by the Company.

         SECTION 6.7 PUBLIC ANNOUNCEMENT. Subject to written advice of counsel with respect to legal requirements relating to public disclosure of matters related to the subject matter of this Agreement, the timing and content of any announcements, press releases or other public statements concerning the proposal contained herein will occur upon, and be determined by, the mutual consent of the Company and Compass.

         SECTION 6.8 EMPLOYEE BENEFIT PLANS. Compass presently intends that, after the Effective Time, Compass, the Company and its Subsidiaries will not make additional contributions to the employee benefit plans that were sponsored by the Company or an ERISA Affiliate immediately prior to the Effective Time. Compass agrees that the employees of the Company and its Subsidiaries who are retained as employees of Compass or Compass Bank will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Compass and its affiliates, in accordance with the respective terms of such plans and programs, and Compass shall take all actions necessary or appropriate to facilitate coverage of the Company's and its Subsidiaries' employees in such plans and programs from and after the Effective Time, subject to the following:

         (i) Employee Welfare Benefit Plans and Programs: Each employee of the Company and its Subsidiaries retained by Compass will be entitled to credit for prior service with the Company and its Subsidiaries for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (other than those described in subparagraph (ii) below and any stock option plans) sponsored by Compass to the extent the Company or any of its Subsidiaries sponsored a similar type of plan which the Company or Company Subsidiary employee participated in immediately prior to the Effective Time. To the extent permitted under Compass' existing insurance contracts, any waiting period and preexisting condition exclusion applicable to such plans and programs shall be waived with respect to any such Company or Company Subsidiary employee. For purposes of determining each Company or Company Subsidiary employee's benefit for the year in which the Merger occurs under the Compass vacation program, any vacation taken by a Company or Company Subsidiary employee preceding the Effective Time for the year in which the Merger occurs will be deducted from the total Compass vacation benefit available to such employee for such year. Compass agrees that for purposes of determining the number of vacation days available with respect to each Company employee for the year in which the Merger occurs, that the number of vacation days for such year shall be determined under the Company or its Subsidiaries vacation policies in effect as of January 1, 1999.

         (ii) Employee Pension Benefit Plans: Each Company and Company Subsidiary employee retained by Compass shall be entitled to credit for past service with the Company and its Subsidiaries for the purpose of satisfying any eligibility or vesting periods applicable to the Compass employee pension benefit plans which are subject to Sections 401(a) and 501(a) of the Code (including, without limitation, the Compass 401(k)/ESOP Plan). Notwithstanding the foregoing, Compass shall not grant any prior years of service credit to employees of the Company and its Subsidiaries with respect to any defined benefit pension plans sponsored (or contributed to) by Compass; instead, Company and Company Subsidiary employees shall be treated as newly hired employees of Compass as of the date following the Effective Time for purposes of determining eligibility, vesting and benefit accruals thereunder.

         The Company shall take such actions as may be necessary to terminate the 401(k) plan sponsored by the Company effective immediately prior to the Effective Time.

         SECTION 6.9 MERGER OF BANK. Compass presently intends to cause the Bank to merge into Compass Bank immediately after the Effective Time, and the Company agrees to cause the Bank and its other Subsidiaries to execute documents and take actions (conditioned on the Merger being effective) and otherwise cooperate with Compass during the time the Merger transaction is pending in order to facilitate such merger of the Bank into Compass Bank immediately after the Closing.

         SECTION 6.10 ENVIRONMENTAL INVESTIGATION; RIGHT TO TERMINATE AGREEMENT.

         (a) Compass and its consultants, agents and representatives, shall have the right to the same extent that the Company and its Subsidiaries have such right, but not the obligation or responsibility, to inspect any Controlled Property, upon reasonable advance notice, including, without limitation, for the purpose of conducting asbestos surveys and sampling, and other environmental assessments and investigations ("Environmental Inspections"). Compass' right to conduct Environmental Inspections shall include the right to sample and analyze air, sediment, soil and groundwater of any Controlled Property to the same extent that the Company or its Subsidiaries have such right. Compass may conduct such Environmental Inspections at any time subject to Section 6.10(d) below.

         (b) Using an approach and scope which is equivalent to the written environmental policies of Compass, a copy of which has been delivered to the Company, the Company and its Subsidiaries shall cause to be performed, and subsequently evaluate the results of, an environmental investigation of any Property acquired, leased, foreclosed, managed or controlled by the Company or its Subsidiaries, or in which the Company or its Subsidiaries acquires a security interest, in each case between the date hereof and the Closing Date, and the scope and results of which shall be acceptable to Compass in its sole reasonable discretion. The Company shall not be required to conform its commitment language to customers to the commitment language used by Compass, subject to the Company's compliance with the foregoing sentence.


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

         (c) Compass shall notify the Company of any Environmental Inspections of Controlled Property which it intends to conduct, and the Company may place reasonable restrictions on the time of such inspections. Upon Compass' notification to the Company of the Controlled Property upon which it intends to conduct such physical inspections, the Company and its Subsidiaries shall notify the owner of such Controlled Property and use their reasonable best efforts to secure access to such Controlled Property for Compass. Compass shall notify the Company on or prior to January 15, 2000 of any Controlled Properties that, in the sole discretion of Compass, are not acceptable and require further assessment, remediation, correction, or monitoring ("Environmental Response"). Compass shall order Phase I environmental reports within 15 days of the execution of this Agreement.

         (d) (1) With respect to any Controlled Property that Compass has notified the Company is not acceptable and requires Environmental Response, the Company shall promptly prepare a remediation plan acceptable to Compass, and use best efforts to obtain approval of such remediation plan by the Colorado Department of Public Health and Environment or any other appropriate governmental authority ("Environmental Regulatory Authority"), if approval is necessary, and implement the same on or prior to Closing.

                  (2) Notwithstanding the foregoing, and without limiting any rights of Compass to terminate this Agreement, the Company shall not be obligated to incur aggregate expenditures in excess of $500,000 in connection with Environmental Response, preparing and obtaining approval by the appropriate Environmental Regulatory Authority of remediation plans with respect to Controlled Properties (the "Aggregate Environmental Expense Limit"); provided, however, that the determination of the Aggregate Environmental Expense Limit shall include the aggregate expenses in connection with Environmental Response and preparing and obtaining approval by the appropriate Environmental Regulatory Authority of remediation plans with respect to Controlled Property (as defined under the Ancillary Agreements as defined herein), under this Agreement and the Ancillary Agreements.

         (e) Each party hereto agrees to indemnify and hold harmless the other party for any claims for damage to the Controlled Property or injury or death to persons in connection with any Environmental Inspection of the Controlled Property to the extent such damage, injury or death is directly attributable to the negligent actions or negligent omissions of such indemnifying party. Compass shall have no liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection. If this Agreement is terminated, then except as otherwise required by law, Compass shall have no obligation to make any reports to any governmental authority of the results of any Environmental Inspection, but such reporting shall remain the responsibility of and within the discretion of the Company. Compass shall have no liability to the Company or its Subsidiaries for making any report of such results to any governmental authority.

         (f) Compass shall have the right to terminate this Agreement in the following circumstances:

                  (i) the factual substance of any warranties set forth in
Section 3.23 is not true and accurate irrespective of the knowledge or lack of knowledge of the Company, and losses, damages, Environmental Response costs, liabilities (INCLUDING WITHOUT LIMITATION STRICT LIABILITIES), fines, penalties, costs and expenses which might arise therefrom could reasonably be expected to exceed the Aggregate Environmental Expense Limit;

                           (ii) if the Environmental Inspection identifies any
past or present event, condition or circumstance that, based on the reasonable estimates of the environmental professionals referred to in this Section 6.10, may currently or in the future require expenditures by the Company or its Subsidiaries, in connection with (1) Environmental Response of any Controlled Property (including without limitation eventual removal of asbestos-containing material), (2) preparing and obtaining approval by the appropriate Environmental Regulatory Authority of remediation plans with respect to Controlled Properties, or (3) any violations of applicable Environmental Laws, which expenditures individually or in the aggregate may exceed the Aggregate Environmental Expense Limit;

                           (iii) Compass is not permitted to conduct an
Environmental Inspection of any currently Controlled Property and Property that becomes Controlled Property after the date hereof to the extent it deems appropriate, consistent with the provisions of Section 6.10(a);

                           (iv) If on or before Closing, for each Controlled
Property identified by Compass as unacceptable and requiring Environmental Response, the Company does not deliver to Compass written evidence acceptable to Compass that the Company has used best efforts to develop a remediation plan approved by the applicable Environmental Regulatory Authority, and implemented the same.

         (g) The Company agrees to make available to Compass and its consultants, agents and representatives all documents and other material relating to environmental conditions of the Property in its possession including, without limitation, the results of all other environmental inspections and surveys. The Company also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Compass and shall be entitled to certify the same in favor of Compass and its consultants, agents and representatives in such a manner which will entitle Compass to rely upon such reports and make all other data available to Compass and its consultants, agents and representatives. At the written request of the Company, Compass agrees to provide the Company with a copy of all environmental reports prepared by its consultants as a result of the Environmental Inspections.

         SECTION 6.11 PROXIES. The Company acknowledges that the persons listed in Schedule 6.11 have agreed that they will vote the Shares owned by them in favor of this Agreement and the transactions contemplated hereby, subject to required regulatory approvals, and that they will retain the right to vote such Shares during the term of this Agreement and have given Compass a proxy to vote such Shares in favor of the Merger if they should fail to do so, pursuant to a Voting Agreement and Irrevocable Proxy in substantially the form attached hereto as Exhibit D.

         SECTION 6.12 EXCHANGE AGREEMENT. Immediately prior to the Effective Time, the Company and Compass agree to enter into, and Compass agrees to cause Merger Sub to enter into, the Exchange Agreement with the Exchange Agent, or if the Exchange Agent refuses to serve as exchange agent, such other exchange agent as shall mutually agreed to by the Company and Compass.

         SECTION 6.13 YEAR 2000 INVESTIGATION.

         (a) Using an approach and scope which is equivalent to the Year 2000 risk management policies and procedures for Year 2000 credit exposure of Compass previously delivered to the Company ("Year 2000 Inspection"), the Company and its Subsidiaries shall cause to be performed, and subsequently evaluate the results of, a Year 2000 Inspection of issuers of municipal investment securities where the investment in the securities of any one issuer equals or exceeds $125,000, in each case between the date hereof and the Closing Date, and the scope and results of which shall be acceptable to Compass in its sole reasonable discretion.

         (b) The Company shall provide to Compass on or before December 15, 1999, its initial assessment of all municipal issuers and their appropriate contracting parties or providers subject to Year 2000 Inspections.

         (c) The Company shall use its best efforts to remediate any borrowers or municipal issuers which are assessed as high risk as a result of Year 2000 Inspections.

         (d) The Company agrees to (i) charge-off prior to the Effective Time securities with respect to municipal issuers, and (ii) add in, prior to the Effective Time, to the Company's and its Subsidiaries' loan loss reserves 110% of the collateral deficit for borrowers, as to each such issue or loan determined to be high risk and of uncertain collectibility and are not capable of remediation each as a result of Year 2000 Inspections. The borrowers and the amount of the collateral deficit for any such borrower shall be determined jointly between the Company and Compass, each party to be reasonable in its making a determination.

         (e) The Company has performed unit tests on deposit, loan, ACH, fund transfer, federal line, and telecom switches to determine their Year 2000 Compliant status and has taken remedial action or shall take remedial action as required by the results of such tests in a manner reasonably satisfactory to Compass.

         SECTION 6.14 DIRECTOR AND OFFICER INDEMNIFICATION.

         (a) Following the Effective Time and for a period of five years thereafter, Compass shall indemnify, defend, and hold harmless the present and former directors, officers and employees of the Company and its Subsidiaries (each, an "Indemnified Party") against all costs or expenses, including reasonable attorneys' fees, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, or investigative, arising out of actions or omissions accruing at or prior to the Effective Time) including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that the Company and its Subsidiaries are permitted to indemnify (and advance expenses to) its directors, officers and employees under the Company's and its Subsidiaries' Articles of Incorporation or Association, the Company's and the Subsidiaries' By-laws and indemnification agreements between the Company and any of its

Subsidiaries and their respective directors and officers, as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer's, director's, or employee's conduct complies with the standard set forth under the Company's Articles, the Company's and the Subsidiaries' By-laws, and other indemnification agreements between the Company or its Subsidiaries and their respective directors and officers shall be made by independent counsel (which shall not be counsel that provides material services to Compass, the Company or the person seeking indemnification hereunder) selected by Compass and reasonably acceptable to such officer or director or employee. The indemnification provisions currently contained in the Articles of Incorporation or Association, Bylaws and written agreements of the Company and its Subsidiaries shall not be amended after the date hereof.

         (b) Compass agrees that the Company and its Subsidiaries may obtain extended reporting coverage (otherwise known as "tail coverage") under the Company and its Subsidiaries' existing directors and officers liability policy or other similar coverage for two years; provided, however, that the premium expense for such coverage shall not exceed $30,000 in the aggregate over such two-year period.

         (c) Any Indemnified Party wishing to claim indemnification under
Section 6.14(a) upon learning of any action, claim, suit, proceeding or investigation described above shall promptly notice Compass thereof; provided, that the failure to so notify shall not affect the obligations of Compass under
Section 6.13(a) unless and to the extent that Compass is actually prejudiced as a result of such failure.

         (d) If Compass or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provisions shall be made so that the successors and assigns of Compass shall assume the obligations set forth in this Section 6.13.

         SECTION 6.15 EXERCISE OF CONVERTIBLE SECURITIES. The Company shall use its best efforts to cause each holder of outstanding warrants, options, rights, convertible debentures or other securities entitling the holder thereof to acquire Shares (collectively, the "Convertible Securities") to exercise or convert such Convertible Securities in full prior to the Effective Time.

         SECTION 6.16 ACTIONS RESPECTING DEBENTURES. Compass and the Company agree to take such actions as are necessary to satisfy the requirements of the Indenture relating to the MB Capital I 8.75% Junior Subordinated Debentures ("Company Subordinated Debentures") in the event of a business combination between the Company and Compass.

         SECTION 6.17 PUBLICATION OF 30 DAYS OF POST COMBINATION RESULTS. Compass shall publish at the earliest opportunity combined financial results of Compass and the Company covering the first 30 days after the Effective Time so as to permit Company Affiliates and Compass Affiliates to sell immediately after such publication shares of Compass Common Stock under the rules applicable to "pooling of interests" accounting treatment; provided, however, that Compass shall not be required to so publish financial results if the Effective Time occurs in the second month of any calendar quarter other than its regular quarterly press release.

         SECTION 6.18 NOTIFICATION OF RELATED PARTY TRANSACTIONS. The Company shall notify Compass in writing of, and provide Compass a reasonable opportunity to object to, the entering into any new transactions with Affiliates of the Company, other than origination of loans and the sale of loan participations to First State Bank of Hotchkiss each in the ordinary course of business and in accordance with prudent banking practices.

                                  ARTICLE VII.

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         SECTION 7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

         (a) the receipt of regulatory approvals which approvals shall not have imposed any condition or requirement which in the reasonable judgment of Compass would adversely impact the economic or business benefits of the transactions contemplated by this Agreement or otherwise would in the judgment of Compass be so burdensome as to render inadvisable the consummation of the Merger, and the expiration of any applicable waiting period with respect thereto;

         (b) the Closing will not violate any injunction, order or decree of any court or governmental body having competent jurisdiction;

         (c) the approval of the Merger by the Company's shareholders entitled to vote at the Shareholders' Meeting;

         (d) a registration statement covering the Compass Common Stock to be issued in the Merger shall be effective under the Securities Act and any applicable state securities or "blue sky" acts and no stop order suspending the effectiveness of such registration statement shall be in effect and no proceedings for such purpose, or any proceedings under the SEC or applicable state securities authorities rules with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC or any applicable state securities or blue sky authorities;

         (e) the shares of Compass Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance; and

         (f) Compass and the Company shall have received an opinion of counsel from counsel to Compass in substantially the form attached hereto as Exhibit J to the effect that on the basis of certain facts, representations, and opinions set forth in such opinion that the Merger will qualify as a reorganization under
Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of Compass, Merger Sub, the Company and others.

         SECTION 7.2 CONDITIONS TO THE OBLIGATIONS OF COMPASS AND MERGER SUB TO EFFECT THE MERGER. The obligations of Compass and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

         (a) all representations and warranties of the Company shall be true and correct in all material respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing;

         (b) the Company shall have performed in all material respects all obligations and agreements and in all material respects complied with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to the Effective Time;

         (c) there shall not have occurred a Material Adverse Effect with respect to the Company or its Subsidiaries;

         (d) the directors of the Company and its Subsidiaries shall have delivered to Compass an instrument in the form of Exhibit H attached hereto dated the Effective Time releasing the Company and its Subsidiaries from any and all claims of such directors (except as to their deposits and accounts, and as to their rights of indemnification pursuant to the Articles of Incorporation, Association or Bylaws of the Company and the Bank) and shall have delivered to Compass their resignations as directors of the Company and its Subsidiaries;

         (e) the executive officers of the Company and its Subsidiaries shall have delivered to Compass an instrument in the form of Exhibit H attached hereto dated the Effective Time releasing the Company and its Subsidiaries from any and all claims of such officers (except as to deposits and accounts and accrued compensation permitted by their respective agreements with the Company or its Subsidiaries and as to their rights of indemnification pursuant to the Articles of Incorporation, Association or Bylaws of the Company and the Bank);

         (f) Compass shall have received the opinions of counsel to the Company acceptable to it as to the matters set forth on Exhibit D attached hereto;

         (g) the holders of no more than the lesser of (i) 10% of the Shares or
(ii) such number of Shares that shall not disqualify the Merger for pooling-of-interest accounting treatment, shall have demanded or be entitled to demand payment of the fair value of their shares as dissenting shareholders;

         (h) Compass shall have received a letter from Arthur Andersen, LLP, dated as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment if closed and consummated in accordance with this Agreement;

         (i) the aggregate principal amount of all Company Indebtedness shall not exceed $50,000,000;

         (j) Compass shall have received from holders of the Company's capital stock receiving at least 50% of the total Merger Consideration a representation that they have no plan or intention to sell or otherwise dispose of (i) shares of the Company prior to and in connection with the Merger to the Company or any party related to the Company or Compass and (ii) shares of Compass Common Stock received pursuant to the Merger to Compass or any party related to Compass.

         (k) Compass shall have determined, in its sole reasonable judgment, that the liabilities and obligations set forth on Schedule 5.1(k) do not have a Material Adverse Effect;

         (l) all warrants, options, rights, convertible debentures or other securities entitling the holder thereof to acquire Shares shall have been exercised or converted, or shall have expired, lapsed or terminated, prior to the Effective Time;

         (m) all software, firmware, hardware, equipment, microprocessing chips and other data processing devices and services (both as a recipient and as a provider), capabilities and facilities utilized by, and material to the business operations or financial condition of, the Company and its Subsidiaries shall have been able to record and process all calendar dates since the date of this Agreement correctly and shall have been able to communicate with other applicable systems in a manner that resolves any ambiguities as to century in a properly defined manner;

         (n) all Critical Third Parties of the Company and its Subsidiaries are Year 2000 Compliant in all material respects;

         (o) the transactions contemplated by those certain Agreements and Plans of Merger of even date herewith between Nagrom LLC, Osage 3734 LLC and 1996 Newton LLC, respectively, and Compass ("Ancillary Agreements") shall have been simultaneously consummated herewith;

         (p) The Real Estate Subsidiaries shall not have commenced any operations or acquired any assets;

         (q) that certain Consulting Agreement dated March 3, 1997 between First Fidelity Service Corp. and the Bank shall have been terminated without cost to the Company or its Subsidiaries;

         (r) that certain Amended and Restated Stock Purchase Agreement by and among the Company, Thomas R. Kowalski, the Ryan R. Kowalski Trust, the Realtek Company Profit Sharing Plan and Trust, Thomas Investment Partnership and Orchard Valley Financial Corporation dated as of December 4, 1997 and as further amended on September 1, 1998 shall have been terminated without cost to the Company or its Subsidiaries;

         (s) the Key Man Life Insurance Policy in the amount of $3,000,000 on the life of Thomas R. Kowalski shall have been cancelled;

         (t) the Company and its Subsidiaries shall have accrued and paid all professional fees incurred in connection with this transaction and all change of control payments to employees of Empire Title and Escrow Corporation ("Empire") prior to the Effective Time;

         (u) United General Title Insurance Company ("United") shall have consented to the change of controlling interest in Empire and waived its right to terminate that certain Title Policy Issuing Agreement ("United Agreement") dated March 1, 1999 between United and Empire to the extent such consent and waiver is required under the United Agreement;

         (v) the Company shall have obtained all necessary consents to continue access to information maintained by Colorado Record Data, LLC;

         (w) The Company or Empire shall have obtained clarification from First American Title Insurance Company ("First American") under the Underwriting Agreement dated July 1, 1995 to the effect that the amount of fees Empire shall remit to First American is 15% of the total amount of fees for First American title policies issued through Empire's offices;

         (x) Section 3.3 of the Empire Merger Agreement shall have been amended to provide that such Section 3.3 shall terminate as of the Effective Time; and

         (y) Compass shall have received certificates dated the Closing executed by the Chairman of the Board of the Company and by the Chairman of the Board of its Subsidiaries, and the Secretary or Cashier of the Company and its Subsidiaries, respectively, certifying in such reasonable detail as Compass may reasonably request, to the effect described in Sections 7.2(a), (b), (c), (g),
(i), (l) and (p).

         SECTION 7.3 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY TO EFFECT THE MERGER. The obligations of the Company to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

         (a) all representations and warranties of Compass shall be true and correct in all material respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing;

         (b) Compass and Merger Sub shall have performed in all material respects all obligations and agreements and in all material respects complied with all covenants and conditions contained in this Agreement to be performed or complied with by either of them prior to the Effective Time; and

         (c) the Company shall have received the opinion of counsel to Compass and Merger Sub acceptable to it, as to the matters set forth on Exhibit E attached hereto;

         (d) the Company and its Subsidiaries shall have delivered to the directors and executive officers of the Company and its Subsidiaries an instrument in the form of Exhibit I attached hereto dated the Effective Time releasing such directors from any and all claims of the Company and its Subsidiaries (except as to indebtedness or other contractual liabilities); provided, however, that such releases shall not release an action against such directors by Compass or Merger Sub in connection with the transactions contemplated by this Agreement;

         (e) the Company shall have received certificates dated the Closing, executed by an appropriate officers of Compass and Merger Sub, respectively, certifying, in such detail as the Company may reasonably request, to the effect described in Sections 7.3(a) and (b);

         (f) there shall not have occurred a Material Adverse Effect with respect to Compass; and

         (g) the Company shall have received immediately prior to the filing of the Registration Statement, the opinion of Hovde Financial, Inc. and Howe Barnes Investment, Inc. to the effect that the Merger and the Merger Consideration to be received by the shareholders of the Company in connection with the Merger is fair to such shareholders from a financial point of view.

                                 ARTICLE VIII.

                         TERMINATION; AMENDMENT; WAIVER

         SECTION 8.1 TERMINATION. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time notwithstanding approval thereof by the shareholders of the Company, but prior to the Effective Time:

         (a) by mutual written consent duly authorized by the Boards of Directors of Compass and the Company;

         (b) by Compass (i) if Compass learns or becomes aware of a state or series of facts or one or more breaches or inaccuracies of any representation or warranty of the Company contained in Article III which constitutes a Material Adverse Effect, (ii) pursuant to Section 6.10, (iii) if Compass learns or becomes aware of a state or series of facts or one or more breaches or inaccuracies of any representation or warranty with respect to Empire Title and Escrow Corporation and/or its Subsidiaries such that, in Compass' reasonable discretion, Compass or Empire Title and Escrow Corporation and/or its or their Subsidiaries may be subject to potential financial losses or potential liabilities in excess of $300,000 in the aggregate; provided, however, that any such losses or liabilities shall not include for these purposes compensation payable to employees of Empire pursuant to those certain Employment Agreements dated April 5, 1999 and additional merger consideration payable to shareholders of Empire pursuant to the Empire Merger Agreement; or (iv) if any of the conditions to Closing contained in Section 7.1 or 7.2 are not satisfied or waived in writing by Compass;

         (c) by the Company if the conditions to Closing contained in Section
7.1 or 7.3 are not satisfied or waived in writing by the Company;

         (d) by Compass or the Company if the Effective Time shall not have occurred on or before the expiration of eight months from the date of this Agreement or such later date agreed to in writing by Compass and the Company;

         (e) by Compass or the Company if any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have been final and nonappealable;

         (f) by Compass or the Company in the event one or more of the Ancillary Agreements are terminated;

         (g) by the Company if the Company learns or becomes aware of a state or series of facts or one or more breaches or inaccuracies of any representation or warranty of Compass contained in Article IV which constitutes a Material Adverse Effect;

         (h) by the Company in the event the Company enters into an agreement with respect to an Acquisition Proposal in accordance with the provisions of
Section 6.6(b) of this Agreement; provided, however, that the Company may only terminate this Agreement pursuant to this subsection (h) if it simultaneously with such termination delivers to Compass the termination fee provided for in
Section 8.5 hereof;

         (i) by Compass (a) if there shall have been a breach of Section 6.6 hereof, or (b) if at anytime, the Company shall have failed to make its recommendation referred to in Section 1.7 hereof, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Compass; or

         (j) by the Company at any time during the two business day period following the fifth trading day prior to the Closing, if both of the following conditions are satisfied:

                  (1) the Average Closing Price is less than $23.00; and

                  (2) (i) the number obtained by dividing the Average Closing Price by the Starting Price shall be less than (ii) the number obtained by dividing the Average Index Value by the Index Value on the Starting Date and subtracting 0.15 from the quotient in this clause 2(ii).

                  For purposes of this Section 8.1(f), the following terms shall have the meanings indicated:

                  "Average Index Value" means the average of the Index Values for the twenty days of trading preceding the fifth trading day prior to the Effective Time.

                  "Index Value" on a given date means the Index Value of the NASDAQ Index Banks as published by NASDAQ.

                  "Starting Date" means November 4, 1999.

                  "Starting Price" shall mean the last reported sale price per share of Compass Common Stock on the Starting Date, as reported by NASDAQ/National Market System.

         SECTION 8.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, other than the provisions of Sections 6.1 (as it pertains to confidentiality), 6.10, 8.2, 8.5,
10.1 and 10.8 of this Agreement. Nothing contained in this Section 8.2 shall relieve any party from liability for any breach of this Agreement.

         SECTION 8.3 AMENDMENT.

         (a) To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Board of Directors of the Company, Compass and, if required, Merger Sub at any time before or after adoption of this Agreement by the shareholders of the Company but, after any submission of this Agreement to such shareholders for approval, no amendment shall be made which reduces the Merger Consideration or which materially and adversely affects the rights of the Company's shareholders hereunder without any required approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

         (b) The parties hereto hereby agree to enter into an amendment of this Agreement for the purpose of adding Merger Sub as a party hereto, which amendment shall be made prior to any submission of this Agreement to shareholders of the Company for their approval. As a condition to the Company's entry into such an amendment, Merger Sub shall deliver to the Company a certificate in substantially the form of Exhibit G attached hereto.

         SECTION 8.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

         SECTION 8.5 TERMINATION FEE. If the Company either (x) violates its obligations set forth in Section 6.6 hereof and this Agreement is terminated pursuant to Section 8.1(i)(a), or (y) prior to termination of this Agreement receives any Acquisition Proposal and this Agreement is thereafter terminated pursuant to Sections 8.1(h) or 8.1(i) as a result of receipt of such Acquisition Proposal, then the Company shall pay to Compass an aggregate fee of $4,000,000 in cash at the time of such termination.

                                  ARTICLE IX.

                                    SURVIVAL

         SECTION 9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The parties hereto agree that all of their respective representations and warranties contained in this Agreement shall not survive after the Effective Time.

                                   ARTICLE X.

                                  MISCELLANEOUS

         SECTION 10.1 EXPENSES. (a) All costs and expenses incurred in connection with the transactions contemplated by this Agreement, including without limitation, attorneys' fees, accountants' fees, other professional fees and costs related to expenses of officers and directors of the Company and its Subsidiaries, shall be paid by the party incurring such costs and expenses. Each party hereto hereby agrees to and shall indemnify the other parties hereto against any liability arising from any such fee or payment incurred by such party.

         (b) In recognition of the significant expenditure of management time and resources and substantial out-of-pocket expenses incurred by Compass and its Affiliates in connection with the negotiation of this Agreement and the investigation of the transactions contemplated hereby, and in light of the difficulty in calculating the value of such management time, resources and other expenses, the Company agrees to pay Compass in the event that the Company's shareholders do not approve the Merger and there is no Acquisition Proposal, $200,000 in cash; provided, however, that the Company shall not be required to make payment under this Section 10.1(b) if the Company is required to pay a termination fee pursuant to Section 8.5. In the event that each of the conditions to Closing contained in Sections 7.1 and 7.2 are fully satisfied and Compass fails to consummate the Merger, Compass shall pay to the Company an amount equal to $200,000.

         SECTION 10.2 BROKERS AND FINDERS. Other than Hovde Financial, Inc. and Howe Barnes Investments, Inc. which have been engaged by the Company, all negotiations on behalf of Compass and the Company relating to this Agreement and the transactions contemplated by this Agreement have been carried on by the parties hereto and their respective agents directly without the intervention of any other person in such manner as to give rise to any claim against Compass, Merger Sub, the Company or its Subsidiaries for financial advisory fees, brokerage or commission fees, finder's fees or other like payment in connection with the consummation of the transactions contemplated hereby.

         SECTION 10.3 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise, provided that Compass may assign its rights and obligations or those of Merger Sub to any direct or indirect, wholly-owned, subsidiary of Compass, but no such assignment shall relieve Compass of its obligations hereunder.

         SECTION 10.4 FURTHER ASSURANCES. From time to time as and when requested by Compass or its successors or assigns, the Company, the officers and directors of the Company, or its Subsidiaries, shall execute and deliver such further agreements, documents, deeds, certificates and other instruments and shall take or cause to be taken such other actions, including those as shall be necessary to vest or perfect in or to confirm of record or otherwise the Company's or its Subsidiaries' title to and possession of, all of their respective property, interests, assets, rights, privileges, immunities, powers, franchises and authority, as shall be reasonably necessary or advisable to carry out the purposes of and effect the transactions contemplated by this Agreement.

         SECTION 10.5 ENFORCEMENT OF THE AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

         SECTION 10.6 SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         SECTION 10.7 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered if in person, by cable, telegram or telex or by telecopy, or five business days after mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:


         if to Compass or Merger Sub:

                  Charles E. McMahen
                  Vice Chairman
                  Compass Bank
                  24 Greenway Plaza
                  Houston, Texas 77046
                  Telecopy No.: (713) 993-8535

                  Daniel B. Graves
                  Associate General Counsel
                  Compass Bancshares, Inc.
                  15 South 20th Street
                  Birmingham, Alabama 35233
                  Telecopy No.:  (205) 933-3043

         with a copy to:

                  Annette L. Tripp
                  Locke Liddell & Sapp LLP
                  3400 Chase Tower, 600 Travis
                  Houston, Texas 77002
                  Telecopy No.:  (713) 223-3717
         if to the Company:

                  Thomas R. Kowalski
                  MegaBank Financial Corporation
                  8100 East Arapahoe Road, Suite 214
                  Englewood, Colorado 80112
                  Telecopy No.:  (303) 741-4473

         with a copy to:

                  Ernest J. Panasci
                  Slivka Robinson Waters & O'Dorisio, A Professional Corporation 1099 18th Street, Suite 2600
                  Denver, Colorado 80202-1926
                  Telecopy No: (303) 297-2750

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

         SECTION 10.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         SECTION 10.9 DESCRIPTIVE HEADINGS. The descriptive headings are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         SECTION 10.10 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION 10.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         SECTION 10.12 INCORPORATION BY REFERENCES. Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth at the point referred to in the Agreement.

         SECTION 10.13 CERTAIN DEFINITIONS.

         (a) "Subsidiary" or "Subsidiaries" shall mean, when used with reference to an entity, any corporation, fifty percent of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture, business trust, or other enterprise in which any entity has, directly or indirectly, any equity interest.

         (b) "Material Adverse Effect" shall mean any material adverse circumstance, event or series of events or circumstances with respect to the financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business or results of operations of the Company and its Subsidiaries taken as a whole (or when the reference is to Compass, to Compass and its Subsidiaries, taken as a whole).

         (c) "Environmental Laws" shall mean all federal, state and local laws, ordinances, rules, common law, regulations, guidance documents, directives, and decisions, interpretations and orders of courts or administrative agencies or authorities, relating to the release, threatened release, recycling, processing, use, handling, transportation treatment, storage, disposal, remediation, removal, inspection or monitoring of, or exposure to, Hazardous Substances or protection of human health or safety or the environment (including, without limitation, wildlife, air, surface water, ground water, land surface, and subsurface strata), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, as amended ("SARA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), Hazardous and Solid Waste Amendments of 1984, as amended ("HSWA"), the Hazardous Materials Transportation Act, as amended ("HMTA"), the Toxic Substances Control Act ("TSCA"), Occupational Safety and Health Act ("OSHA"), Federal Water Pollution Control Act, as amended ("FWPCA"), Clean Air Act ("CAA"), and any and all regulations promulgated pursuant to any of the foregoing, as amended.

         (d) "Hazardous Substances" shall mean those substances included within the statutory or regulatory definitions, listings or descriptions of "pollutant," "hazardous material," "contaminant," "toxic waste," "hazardous substance," "hazardous waste," "solid waste," or "regulated substance" pursuant to CERCLA, SARA, RCRA, HSWA, HMTA, TSCA, OSHA, and/or any other Environmental Laws, as amended, and shall include, without limitation, any material, waste or substance which is or contains explosives, radioactive materials, oil or any fraction thereof, asbestos, or formaldehyde. To the extent that the laws or regulations of the State of Colorado establish a meaning for "hazardous substance," "hazardous waste," "hazardous material," "solid waste," "pollutant," "contaminant," "regulated substance," or "toxic waste," which is broader than that specified in any of CERCLA, SARA, RCRA, HSWA, HMTA, TSCA, OSHA or any other Environmental Law such broader meaning shall apply.

         (e) "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, discarding or abandoning.

         (f) "Knowledge" or "known" -- An individual shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the truth or existence of such fact or other matter. A corporation or bank shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if any individual who is serving, or who has at any time served, as a director or officer serving in the capacities set forth on Schedule 10.13(f) hereto (or in any similar capacity) of the corporation or bank, has, or at any time had, knowledge of such fact or other matter.

         (g) "Empire Merger Agreement" shall mean that certain Agreement and Plan of Merger dated as of April 1, 1999 among the Company, MB Title Company, Empire Title and Escrow Corporation, John P. Dwyer, Jr., James A. Cimino, Brian
R. Gray, Linda J. Kelsey, Roger W. Smith, Jr., Gregory C. Erpelding and Lynn T. Cisneros.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.


ATTEST:                                           COMPASS BANCSHARES, INC.



By /s/ Daniel B. Graves                    By /s/ Garrett R. Hegel
  --------------------------------           ---------------------------------
Its: Assistant Secretary                   Its: Chief Financial Officer



ATTEST:                                    MEGABANK FINANCIAL CORPORATION



By /s/ Susan A. Putland                    By /s/ Thomas R. Kowalski
  --------------------------------           ---------------------------------
Its: Vice President and Secretary          Its Chairman, C.E.O.

                                  SCHEDULE 4.2

                             COMPASS PRIOR CONSENTS



                                      NONE

                                  SCHEDULE 4.2

                             COMPASS PRIOR CONSENTS



                                      NONE

                                    EXHIBIT A

                     POOLING TRANSFER RESTRICTIONS AGREEMENT
                     ---------------------------------------

         This Pooling Transfer Restrictions Agreement (this "Agreement") is executed and delivered this ____ day of _________, 1999 by and between Compass Bancshares, Inc. ("Compass"), MegaBank Financial Corporation (the "Company"), and the undersigned shareholder of the Company (the "Shareholder").

         WHEREAS, Compass and the Company entered into an Agreement and Plan of Merger dated _________, 1999 ("Merger Agreement") pursuant to which the Company will be merged with an existing or to-be-formed subsidiary of Compass (the "Merger"), and

         WHEREAS, Compass has required as a condition to entering into the Merger Agreement that the Company and the Shareholder and each other affiliate of the Company deliver to Compass an agreement in substantially the form hereof,

         NOW, THEREFORE, in consideration of Compass' agreement to enter into the Merger Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby agree as follows:

         1. The Shareholder agrees that he will not sell, pledge, transfer or otherwise dispose of any shares of the Company's common stock, no par value per share ("Company Common Stock"), within 30 days prior to the Effective Time (as defined in the Merger Agreement). The Shareholder further agrees that until the publication of financial results covering at least 30 days of post-Merger combined operations of the Company and Compass, he will not sell, pledge, transfer or otherwise dispose of any shares of the Compass Common Stock to be acquired by him in the Merger, except for pledges by the Shareholder of all or part of such Shareholder's Compass Common Stock acquired in the Merger to secure loans, provided the lender accepts any pledge of such Compass Common Stock subject to the terms of this Agreement. The Shareholder further agrees that he will not sell, pledge, transfer or otherwise dispose of any shares of the Compass Common Stock to be acquired by him in the Merger except in a manner which is consistent with any additional requirements for Compass' accounting for the Merger as a pooling of interests, including without limitation any new requirements imposed by the applicable provisions of the Securities Act of 1933 (the "Securities Act"), the Securities Exchange Act of 1934 (the "Exchange Act"), and the respective rules and regulations thereunder.

         2. The Shareholder further acknowledges and agrees that he will be subject to Rule 145 promulgated by the Securities and Exchange Commission under the Securities Act, and agrees not to transfer any Compass Common Stock received by him in the Merger except in compliance with the applicable provisions of the Securities Act, the Exchange Act, and the respective rules and regulations thereunder.

         3. The Shareholder agrees that the shares of Compass Common Stock to be issued to him in the Merger will bear a restrictive transfer legend in substantially the following form:

         The shares represented by this certificate are subject to a Pooling Transfer Restrictions Agreement dated _______ __, 1999 which restricts any sale or other transfer of such shares prior to the earlier to occur of (i) public release by Compass Bancshares, Inc. of 30 days of post-merger combined operations of MegaBank Financial Corporation and Compass Bancshares, Inc., or (ii) [insert due date of next Quarterly Report on Form 10-Q or Annual Report on Form 10-K that will contain required financial results.] The issuer will furnish to the record holder of this certificate, without charge, upon written request to the issuer at its principal place of business, a copy of the Pooling Transfer Restrictions Agreement.

Compass agrees to instruct its transfer agent to remove the restrictive legend from any certificates evidencing shares subject hereto promptly following the expiration of the transfer restrictions described in Section 1.

         4. The Company agrees and the Shareholder acknowledges and agrees that the Company will not permit the transfer of any shares of Company Common Stock by the Shareholder or any other Company affiliate within 30 days prior to the Effective Time.

         5. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the undersigned set his hand effective as of the day first written above.


                         COMPASS BANCSHARES, INC.


                         By:_________________________________
                         Name:_______________________________
                         Title:______________________________


                         MEGABANK FINANCIAL CORPORATION


                         By:_________________________________
                         Name:_______________________________
                         Title:______________________________


                         ____________________________________
                         Signature of Shareholder


                         ____________________________________
                         Printed Name of Shareholder

                                    EXHIBIT B


                            EXCHANGE AGENT AGREEMENT
                            ------------------------

         This Exchange Agent Agreement, dated as of _____, 2000, is made and entered into by and among Compass Bancshares, Inc., a Delaware corporation ("Compass"), _____________________, a Colorado corporation ("Merger Sub"), MegaBank Financial Corporation, a Colorado corporation ("Company"), and Continental Stock Transfer & Trust Company, a New York banking corporation ("Exchange Agent").

                                    PREAMBLE:

         Pursuant to the Agreement and Plan of Merger dated as of ________, 1999 ("Merger Agreement") among Compass, Merger Sub and the Company, the Company shall, at the Effective Time, be merged with Merger Sub. The name of the surviving corporation shall be MegaBank Financial Corporation ("Surviving Corporation").

         After the Effective Time, the outstanding shares of the Common Stock, no par value per share (including for this purpose any shares of Common Stock which can be acquired upon the exercise of any warrant, option, right, convertible debt instrument or other security pursuant to which shares of Common Stock may be obtained (collectively, "Derivative Securities")), of the Company ("Company Common Stock") shall solely represent, in the aggregate, the right to payment by Compass of total Merger Consideration of ______________ shares of Compass common stock, par value $2.00 per share ("Compass Common Stock") (or cash in lieu of fractional shares), subject to the rights of qualified dissenting shareholders of the Company.

         The Company has requested Compass to designate the Exchange Agent in connection with the exchange (the "Exchange") of shares of Company Common Stock for shares of Compass Common Stock, subject to the terms and conditions hereof and of the Merger Agreement. The Exchange Agent will receive Company Common Stock delivered for exchange pursuant to the terms of the Merger Agreement, and will process such certificates representing Company Common Stock ("Certificates") and related documents. Compass desires that the Exchange Agent act in such capacity.

         NOW THEREFORE, in consideration of the premises and of the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

         1. APPOINTMENT OF EXCHANGE AGENT. Continental Stock Transfer & Trust Company is hereby appointed as the Exchange Agent for payment of the Merger Consideration to shareholders of the Company. Such appointment shall be in accordance with the terms and conditions set forth herein.

         2. CLOSING OF STOCK TRANSFER BOOKS. At the Effective Time, the Company's stock transfer books will be closed and no transfers shall be permitted.

         3. DUTIES OF EXCHANGE AGENT. The Exchange Agent is authorized and directed to perform the following functions contemplated by the Merger Agreement and the Letters of Transmittal (defined below):

                  (a) DISTRIBUTION OF LETTERS OF TRANSMITTAL. The Exchange Agent shall mail to the holders of record of Company Common Stock, by first class United States mail, postage prepaid, copies of Letters of Transmittal, including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 in substantially the form attached hereto as EXHIBIT A ("Letters of Transmittal"), and return envelopes to the Exchange Agent, at the earliest practicable time following the Effective Time. A form of Stock Assignment, Power of Attorney and Lost Stock Certificate Affidavit will be provided to the Exchange Agent for use by shareholders if necessary.

                  (b) ACCEPTANCE OF CERTIFICATES.

                  (i) The Exchange Agent will examine the Letters of Transmittal, Certificates and other documents and instruments delivered to the Exchange Agent by or on behalf of holders tendering Company Common Stock and shall determine whether (i) the Letters of Transmittal have been completed and executed properly, and are accompanied by proper evidence of authority, (ii) Certificates corresponding to the names of the registered holders, Certificate numbers and the number of shares represented thereby with the information set forth in the Company's shareholder and other records and which appear to be in negotiable, good delivery form, properly endorsed or accompanied by stock powers with transfer tax stamps or evidence of payment or exemption from transfer taxes affixed (where required), and (iii) signatures are guaranteed (where required), all in accordance with the terms and conditions of the Merger Agreement and the Letters of Transmittal. The Exchange Agent shall accept the executed Letters of Transmittal accompanied by Certificates which are surrendered in accordance with the provisions of the Merger Agreement. Such Certificates and Letters of Transmittal shall only be accepted by the Exchange Agent and eligible for payment hereunder if they have been properly executed and completed in accordance with the instructions contained in the Letters of Transmittal and, subject to the following sentence, if the person or persons surrendering such Certificates and Letters of Transmittal appear as a holder of record of the number of shares surrendered on the list of shareholders ("Shareholder List") supplied and certified to the Exchange Agent by the Company attached as EXHIBIT B hereto. In the event the Exchange Agent shall have any questions as to whether a Certificate and Letters of Transmittal have been properly executed and completed or whether the Certificates have been surrendered by the holder of record thereof, the Exchange Agent shall promptly refer such questions to Compass for resolution by Compass and the Exchange Agent shall be able to rely on the written instructions and decisions of any officer of Compass. Determination of all questions as to the proper completion or execution of the Letters of Transmittal or as to the proper form for transfer of the Certificates for Company Common Stock shall be made by Compass together with its attorneys, and such other persons as Compass shall designate, and such determinations shall be final and binding; provided, however, that the rejection by Compass of any Letters of Transmittal or Certificates deemed by Compass to be ineffective to transfer the Certificates shall not affect the right of any shareholder in or to his respective share of the Merger Consideration;

                  (ii) If any defect or irregularity appears to exist in connection with a purported tender, the Exchange Agent will notify promptly the persons by whom the tender was made and will return all documents delivered in connection therewith or take such action as is necessary or advisable to cause such defect or irregularity to be cured;

                  (iii)Tenders may be made only as set forth in the Letters of Transmittal;

                  (iv) Letters of Transmittal, and facsimiles thereof submitted to the Exchange Agent, shall be marked by the Exchange Agent's designated officers to show the date and time of receipt and their review and acceptance thereof;

                  (v) From time to time as requested by Compass, the Exchange Agent shall provide Compass with a list of shareholders who have properly tendered their Company Common Stock. In addition, the Exchange Agent shall inform Compass in writing of the number of shares of Company Common Stock which have been properly tendered and the number which have been improperly tendered to the Exchange Agent during the week then ended and on a cumulative basis through that day. The Exchange Agent shall provide Compass such other information concerning the Company Common Stock as it may reasonably request. Such communications should be sent to:

                                Compass Bancshares, Inc.
                                15 South 20th Street
                                Birmingham, Alabama 35233
                                Attn: Daniel B. Graves
                                Telephone No. (205) 933-3880

                  (c) EXCHANGE FUND. In order to provide for payment of the Merger Consideration in accordance with the terms of the Merger Agreement, Compass, prior to the Effective Time, shall deposit or cause to be deposited with the Exchange Agent (i) a sufficient number of shares of Compass Common Stock pursuant to Section 1.6 of the Merger Agreement to exchange Compass Common Stock for Company Common Stock,
         (ii) cash in an amount reasonably believed to be sufficient to make any required payments to dissenting shareholders, and (iii) cash in an amount sufficient to make payments in lieu of fractional shares (the "Exchange Fund"). This Exchange Fund shall not be used for any purpose except as provided by this Agreement.

                  (d) COMPASS COMMON STOCK. Merger Sub and the Company shall jointly advise the Exchange Agent as to the number of shares of Compass Common Stock to be distributed to each shareholder which shall be calculated by Merger Sub and the Company as follows:

                              (i) COMPANY COMMON STOCK. Each holder of Company
                  Common Stock shall receive Merger Consideration equal to ______ shares of Compass Common Stock for each share of Company Common Stock held immediately prior to the Effective Time.

                              (ii) FRACTIONAL SHARES. For each fractional share
                  of Compass Common Stock which would be delivered upon the surrender of Company Common Stock, each holder of Stock shall receive cash in an amount equal to the product of such fraction and $_____.

                              As soon as practicable after acceptance of properly executed Certificates and accompanying Letters of Transmittal in accordance with the terms of paragraph 3(b) hereof, the Exchange Agent shall issue and mail certificates representing shares of Compass Common Stock to the shareholder surrendering such certificates. The Exchange Agent shall promptly make the payments in lieu of fractional shares out of the Exchange Fund upon surrender of the Certificates.

                  (e) OTHER DUTIES OF EXCHANGE AGENT.

                           (i) The Exchange Agent shall have no obligation to make payment for surrendered Certificates unless Compass shall have issued sufficient Compass Common Stock or caused such stock to be issued and shall have deposited or caused to be deposited in the Exchange Fund sufficient cash with which to pay all amounts due and payable for such shares.

                           (ii) The Exchange Agent shall be regarded as having made no representations or warranties as to the validity, sufficiency, value or genuineness of any Certificates or the shares of Company Common Stock represented thereby, and the Exchange Agent shall not be deemed to have made any representations as to the value of such shares.

                           (iii) The Exchange Agent may rely on and shall be protected in acting upon the written instructions of any officer of Compass or the Surviving Corporation with respect to any matter relating to its actions or duties hereunder; and the Exchange

         Agent shall be entitled to request further instructions from Compass or the Surviving Corporation, as appropriate, and to act in accordance therewith.

                           (iv) The Exchange Agent may consult attorneys satisfactory to the Exchange Agent (including, without limitation, attorneys for Compass or the Surviving Corporation) and the written advice and opinion of such attorneys shall constitute full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion.

                           (v) The Exchange Agent shall take all other actions which it or Compass deems necessary or appropriate under the terms of the Merger Agreement, the Letters of Transmittal and under the customs and practices normally applied to transactions of this type and appropriate to the proper transfer of the Company Common Stock and the proper maintenance of the Company's and Compass' shareholder books and records. Following payment in accordance with the terms hereof, the Exchange Agent shall forward to Compass all documents received by it in connection with tenders of Certificates (including Letters of Transmittal, telegrams, facsimile transmissions or letters representing tenders made without concurrent deposit of certificates) and the tendered Certificates prominently marked "CANCELLED" on the front thereof, via Federal Express or other means acceptable to Compass.

         4. ALTERATION OF INSTRUCTIONS. The Exchange Agent shall follow and act upon any written amendments, modifications or supplements to these instructions and upon any further instructions from Compass or the Surviving Corporation in connection with the Merger Agreement or any of the transactions contemplated thereby, provided that such instructions do not cause a reduction in the amount or eliminate the opportunity of any shareholder to receive his or her portion of the Merger Consideration.

         5. INDEMNIFICATION OF EXCHANGE AGENT. Compass and the Surviving Corporation covenant and agree to indemnify the Exchange Agent and hold it harmless against any loss, liability or expense it may incur in the absence of negligence or bad faith on the part of the Exchange Agent arising out of or in connection with the administration of its duties hereunder, including but not limited to legal fees and other costs and expenses of defending or preparing to defend against any claim or liabilities in connection with this Agreement.

         6. COMPENSATION FOR SERVICES. Compass shall compensate the Exchange Agent for its services hereunder.

         7. PAYMENT OF AMOUNTS DUE DISSENTING SHAREHOLDERS. In the event that qualified dissenting shareholders of the Company exercise the rights afforded them under the Colorado Business Corporation Act, such shareholders may be entitled to payment of an amount other than the Merger Consideration. Any payment for shares other than the Merger Consideration will be paid only upon the written instructions of the Surviving Corporation out of the Exchange Fund.

The Exchange Agent may request and shall be provided additional funds from the Surviving Corporation in order to make any required payment to dissenting shareholders, and the Exchange Agent shall return to Compass any Merger Consideration which would have otherwise been payable to such persons. The Exchange Agent shall rely on the instructions of the Surviving Corporation as to all matters covered by this paragraph, including, without limitation, the time and amount of payment to dissenting shareholders.

         8. UNCLAIMED FUNDS. Any moneys or certificates deposited hereunder which shall remain unclaimed by the holders of shares of Company Common Stock for a period of six (6) months following the Effective Time shall, upon written request of the Surviving Corporation, be returned to Compass, plus interest earned on the cash portion thereof and the shareholders of Certificates not theretofore presented to and accepted by the Exchange Agent shall look to Compass only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such Certificates.

         9. INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall deposit portions of the Exchange Fund only as directed or consented to in writing by the Surviving Corporation.

         10. AMENDMENT. Except as otherwise expressly provided herein, neither this Agreement nor any provision hereof may be amended, modified, waived, discharged or terminated except in a writing signed by all of the parties hereto prior to the Effective Time or by Compass and the Exchange Agent after the Effective Time; provided, however, that no amendment shall be made if such modification shall reduce the amount of or eliminate the opportunity of any shareholder to receive his share of the Merger Consideration contemplated by the Merger Agreement.

         11. SECTION HEADINGS. The section headings used herein are for convenience of reference only and shall not define or limit the provisions of this Agreement.

         12. GOVERNING LAW. THIS AGREEMENT AND THE APPOINTMENT OF THE EXCHANGE AGENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND SHALL INURE TO THE BENEFIT OF AND BE BINDING UPON THE SUCCESSORS AND ASSIGNS OF THE PARTIES HERETO.

         13. NOTICES. Notices under this Agreement shall be deemed given if made in writing and sent via prepaid first-class United States mail, or by nationally recognized overnight courier, to:

         If to Compass:

                  Compass Bancshares, Inc.
                  15 South 20th Street
                  Birmingham, Alabama 35233
                  Attn:    Daniel B. Graves
                           Associate General Counsel

         If to the Exchange Agent:

                  Continental Stock Transfer & Trust Company
                  2 Broadway, 19th Floor
                  New York, New York 10004
                  Attn:    Steven G. Nelson
                           Chairman of the Board

         If to the Company prior
         to the Effective Time:

                  MegaBank Financial Corporation
                  8100 East Arapahoe Road, Suite 214
                  Englewood, Colorado 80112
                  Attn.:   Thomas R. Kowalski
                           Chairman and Chief Executive Officer

         If to Merger Sub or, following
         the Effective Time, the
         Surviving Corporation:

                  ____________________________
                  c/o Compass Bancshares, Inc.
                  15 South 20th Street
                  Birmingham, Alabama  35233
                  Attn: Daniel B. Graves

         14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         15. CONFLICT. In the event the terms of this Agreement conflict with the terms and provisions of the Merger Agreement, the terms and provisions of the Merger Agreement shall be controlling.

         16. DEFINED TERMS. Capitalized terms not defined herein have the meanings ascribed to them in the Merger Agreement.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized appointed officers on the date first written above.

                            COMPASS BANCSHARES, INC.


                                    By: _____________________________________

                                    MEGABANK FINANCIAL CORPORATION


                                    By: _____________________________________


                                    CONTINENTAL STOCK TRANSFER & TRUST
                                    COMPANY


                                    By: _____________________________________

                                    _________________________________________

                                    By: _____________________________________


Exhibit A - Form of Letters of Transmittal
Exhibit B - Shareholder List

                                   EXHIBIT A

                              LETTER OF TRANSMITTAL

          For Shares of Common Stock of MegaBank Financial Corporation
Delivered Pursuant to the Agreement and Plan of Merger dated as of _______, 1999

By Mail or Overnight Delivery Service to the Exchange Agent:   Continental Stock Transfer & Trust Company
                                                               2 Broadway, 19th Floor
                                                               New York, New York 10004
                                                               Attention: Reorganization Department



                        DESCRIPTION OF SHARES SURRENDERED
                        ---------------------------------
Gentlemen:

         I, as the registered holder of the below described Shares of MegaBank Financial Corporation ("Company") hereby surrender to Compass Bancshares, Inc. ("Compass"), such Shares pursuant to the Agreement and Plan of Merger dated as of ______________, as amended ("Merger Agreement"), by and between Compass, ______________________________ ("Merger Sub"), and the Company in exchange for
____ shares of Compass Common Stock for each Share so surrendered. I hereby acknowledge receipt of the Proxy Statement dated__________, 1999, which described the merger ("Merger") provided by the Merger Agreement.

         I represent and warrant to Compass and Merger Sub that I am the true and lawful owner of the Shares, and have full capacity, power and authority to exchange the Shares, free and clear of all liens, restrictions and encumbrances of any kind whatsoever, and the Shares will not be subject to any adverse claim. I understand that Continental Stock Transfer & Trust Company, as Exchange Agent for this exchange, may require additional documentation, and I agree, upon request, to execute and deliver any additional documents or instruments deemed by the Exchange Agent or Compass reasonably necessary to complete the exchange of the Shares.


--------------------------------------------------------------------------------------------------------------------------
    Name, Address and Social Security Number of Registered Holders                Certificate(s) Surrendered
                       (correct if wrong)
--------------------------------------------------------------------------------------------------------------------------

                                                                       Certificate Number(s)        Total Number of Shares
                                                                                                          Represented
                                                                                                       by Certificate(s)

                                                                       _____________________         ____________________
                                                                       _____________________         ____________________
                                                                       _____________________         ____________________




                                                                           Total Shares              ____________________


--------------------------------------------------------------------------------------------------------------------------




                    INSTRUCTIONS REGARDING ISSUANCE OF SHARES

         If you wish to have the shares of Compass Common Stock to be issued pursuant to the Merger Agreement in the name and at the address set forth above, please sign and date this letter in the space below

Signatures        ____________________                      Date_______________
                  ____________________                      Date_______________
Printed Name(s)   ____________________               TIN or SSN#_______________

Capacity (Full Title) ______________________
Address               ______________________
(Include Zip Code)    ______________________  Area Code and Telephone No.______

================================================================================

   NEW CERTIFICATES TO BE ISSUED IN A DIFFERENT NAME OR TO A DIFFERENT ADDRESS

         If you are entitled to receive shares of Compass Common Stock and wish to have certificates representing Compass Common Stock issued in a name or to an address other than the name or address shown on your Company stock certificates, please indicate the name and address of your assignee below ( You will be required to pay any transfer or other taxes required by reason of the payment and delivery of Compass Common Stock to such other person.) (Assignees must execute the Substitute W-9 enclosed):

                          Name and Address of Assignee
                          ----------------------------

Name:_______________________________  Taxpayer I.D. No. or
         (Type or print full name) Social Security No.:_____________________ Address:_______________________________________________________________________
City, State, Zip Code:_________________________________________________________

================================================================================

                  GUARANTEE OF SIGNATURES (See Instruction 1.)
                                          --------------------

Authorized Signature ______________________           Date_______________, 2000
Printed Name         ______________________
Title                ______________________ PLACE  MEDALLION  GUARANTY IN SPACE
BELOW Name of Firm   ______________________
Address  __________________________ Area Code and Telephone No.________________

================================================================================

================================================================================

    PLEASE COMPLETE SUBSTITUTE FORM W-9. IT IS THE LAST FORM IN THIS PACKAGE

================================================================================

                       LETTER OF TRANSMITTAL INSTRUCTIONS

         1. DELIVERY OF LETTER OF TRANSMITTAL AND CERTIFICATES; SIGNATURES; SIGNATURE GUARANTEES. Please send all certificates for Shares to the Exchange Agent (the "Exchange Agent"), with the Letter of Transmittal, or a facsimile thereof, fully completed and signed by you, the registered holder(s). Compass retains the right to require that a signature on the Letter of Transmittal and the Share certificates be guaranteed by a participant in a Securities Transfer Association recognized signature program. If Compass wishes to have your signature guaranteed, you will be notified by separate letter.

                  If certificates are registered in the name of a person other than you, the certificate(s) must be duly endorsed or accompanied by stock powers signed by the registered holder and the Letter of Transmittal. If the Letter of Transmittal is executed by an officer on behalf of a corporation or by an executor, administrator, trustee, guardian, attorney, agent or other person acting in a fiduciary or representative capacity, the Exchange Agent reserves the right to require that proper documentary evidence of the authority of the person executing the Letter of Transmittal. If your Shares are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates. If the tendered certificates are owned of record by two or more joint owners, each of you must sign the Letter of Transmittal. Questions regarding evidence of authority, requests for assistance or additional copies of the Letter of Transmittal may be referred to the Reorganization Department of the Exchange Agent, at (212) 509-4000, extension 535.

         THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND RISK. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS STRONGLY RECOMMENDED.

         2. ISSUANCE OF COMPASS COMMON STOCK AND PAYMENT FOR FRACTIONAL SHARES. You will receive the Compass Common Stock for your Shares only after receipt and acceptance by the Exchange Agent and Compass of all of the certificates representing your Shares, a properly completed and executed Letter of Transmittal, and any other required documents and upon processing of the documents by the Exchange Agent. In lieu of issuing fractional shares, Compass will pay to any Company shareholder entitled to receive a fractional share of Compass Common Stock, a cash payment based on a price of $_____ per share.

         3. TRANSFERS. If the certificate(s) representing the Shares transmitted hereby are registered in your name and the Letter of Transmittal is properly signed by you, no endorsements of certificates or separate stock powers are required. In all other cases, the certificate(s) representing the Shares transmitted hereby must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the certificate(s), and if required, signature(s) on such certificate(s) or stock power(s) must be guaranteed by an Eligible Institution.

         4. IRREGULARITIES. All questions as to the validity, form, eligibility, acceptance of and delivery of Shares and the issuance of Compass Common Stock and the payment of cash in lieu of fractional shares will be determined by Compass, which determination shall be final and binding. Compass reserves the absolute right to reject any or all tenders determined by Compass not to be in appropriate form or which would, in the opinion of Compass' counsel, be unlawful. Compass also reserves the absolute right in its sole discretion, to waive any of the conditions hereof, or any defect in any tender with respect to any particular Shares of any particular shareholder, and Compass' interpretations of the terms and conditions of the Merger Agreement and these instructions shall be final and binding. The Exchange Agent and Compass shall not be obligated to give notice of defects or irregularities in tenders, nor shall they incur any liability for failure to give any such notice. Tenders will be deemed not to have been made until all defects and irregularities have been cured or waived.

         5. Lost Certificates. If your share certificates are lost, contact the Exchange Agent in writing for further instructions.


                            IMPORTANT TAX INFORMATION

         Under the Federal income tax law, you are to provide Compass (as payer) with a correct taxpayer identification number on Substitute Form W-9 below. As the record owner of the Shares, you are required to give Compass your Social Security Number or Employer Identification Number. If the Shares are in more than one name or are not in the name of the actual owners, consult the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional guidelines on which number to report. If Compass is not provided with the correct taxpayer identification number, you may be subject to a $50 penalty imposed by the Internal Revenue Service. In addition, all payments that are made to you with respect to Shares (including any cash payable to you under the Merger Agreement in lieu of fractional shares) may be subject to backup withholding in which event Compass will be required to withhold 31% of any payments made to the shareholder.

         Exempt shareholders should complete the Substitute Form W-9 below and so indicate their exempt status by writing "exempt" across the face of the Substitute Form W-9. In order for a foreign individual to qualify as an exempt recipient, that shareholder must submit a statement, signed under penalties of perjury, attesting to that individual's exempt status. Such statements can be obtained from the Exchange Agent. See the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional information.

                            COMPASS BANCSHARES, INC.

                               SUBSTITUTE FORM W-9
                           Department of the Treasury
                                     Internal Revenue Service

Part 1 - PLEASE PROVIDE YOUR TAXPAYER IDENTIFICATION NUMBER IN THE BOX BELOW AND CERTIFY BY SIGNING AND DATING BELOW

                                           ------------------------------------
         Social Security Number or
         Employer Identification Number
                                           ------------------------------------


Part 2 - Check the following box if you are NOT subject to backup     ---------
         withholding under the provisions of Section 3406(a)(1)(C) of
         the Internal Revenue Code because (1) you have not been      ---------
         notified that you are subject to backup withholding as a result of failure to report all interest or dividends or (2) the Internal Revenue Service has notified you that you are no longer subject to backup withholding.

Part 3 - Check the following box if you are awaiting a Taxpayer       ---------
         Identification Number.
                                                                      ---------

        CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

By checking the box in Part 3, I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office, or (b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number within sixty (60) days, 31% of all reportable payments made to me thereafter will be withheld until I provide a number.

CERTIFICATION: UNDER THE PENALTIES OF PERJURY, I CERTIFY THAT THE
INFORMATION PROVIDED ON THIS FORM IS TRUE, CORRECT AND COMPLETE.

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Signature:___________________________________Date:_____________________________
PrintedName:_________________________________
Address:_____________________________________

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING
      OF 31% OF ANY PAYMENTS MADE TO YOU. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

--------------------------------------------------------------------------------

             GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                          NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payer.---Social Security numbers have nine digits separated by two hyphens: i.e. 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e. 00-0000000. The table below will help determine the number to give the payer.

-------------------------------------------------------       -----------------------------------------------------
                                Give the SOCIAL                                             Give the EMPLOYER
For this type of account:       SECURITY number               For this type of account:     IDENTIFICATION
                                of______                                                    number of______
-------------------------------------------------------       -----------------------------------------------------
1. An individual's account      The individual                9. A valid trust, estate,     The legal entity (Do
                                                                 or pension trust           not furnish the
2. Two or more individuals      The actual owner of                                         identifying number of
   (joint account)              the account or, if                                          the personal
                                combined funds, any one                                     representative or
                                of the individuals (1)                                      trustee unless the
                                                                                            legal entity itself is
                                                                                            not designated in the
3. Husband and wife (joint      The actual owner of                                         account title.) (5)
   account)                     the account or, if
                                joint funds, either
                                person(1)

4. Custodian account of a       The minor(2)                  10. Corporate account         The corporation
   minor (Uniform Gift to
   Minors Act)




5. Adult and minor (joint      The adult or, if the           11. Religious,                The organization
   account)                    minor is the only                  charitable, or
                               contributor, the                   educational
                               minor(1)                           organization
                                                                  account

                                                              12. Partnership account       The partnership
                                                                  held in the name
                                                                  of the business

6. Account in the name of      The ward, minor, or            13. Association, club, or     The organization
   guardian or committee for   incompetent person (3)             other tax-exempt
   designated ward, minor, or                                     organization
   incompetent person

7. a The usual revocable       The grantor-trustee(1)         14. A broker or registered    The broker or nominee
     savings trust account                                        nominee
     (grantor is also trustee)

   b So-called trust account   The actual owner(1)            15. Account with the          The public entity
     that is not a legal                                          Department of
     or valid trust                                               Agriculture
     under State law                                              in the name of a
                                                                  public entity (such
8. Sole proprietorship         The owner(4)                       as a State or local
   account                                                        government, school
                                                                  district, or prison)
                                                                  that receives
                                                                  agricultural
                                                                  program payments


(1) List first and circle the name of the person whose number you furnish.
(2) Circle the minor's name and furnish the minor's social security number.
(3) Circle the ward's, minor's or incompetent person's name and furnish such person's social security number.
(4) Show the name of the owner.
(5) List first and circle the name of the legal trust, estate, or pension trust.
Note: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

             GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                          NUMBER ON SUBSTITUTE FORM W-9
                                     Page 2


OBTAINING A NUMBER
If you don't have a taxpayer identification number or you don't know your number, obtain Form SS-5, Application for a Social Security Number Card, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number.

PAYEES EXEMPT FROM BACKUP WITHHOLDING
Payees specifically exempted from backup withholding on ALL payments include the following:

- A corporation.
- A financial institution.
- An organization exempt from tax under section 501(a), or an individual retirement plan.
- The United States or any agency or instrumentality thereof.
- A State, the District of Columbia, a possession of the United States, or any subdivision or instrumentality thereof.
- A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.
- An international organization or any agency, or instrumentality thereof.
- A registered dealer in securities or commodities registered in the U.S. or a possession of the U.S.
- A real estate investment trust.
- A common trust fund operated by a bank under section 584(a).
- An exempt charitable remainder trust, or a non-exempt trust described in section 4947(a)(1). o An entity registered at all times under the Investment Company Act of 1940.
- A foreign central bank of issue.
Payments of dividends and patronage dividends not generally subject to backup withholding include the following:
- Payments to nonresident aliens subject to withholding under section 1441.
- Payments to partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident partner.
- Payments of patronage dividends where the amount received is not paid in money.
- Payments made by certain foreign organizations.
- Payments made to a nominee.
Payments of interest not generally subject to backup withholding include the following:
- Payments of interest on obligations issued by individuals. Note: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer's trade or business and you have not provided your correct taxpayer identification number to the payer.
- Payments of tax-exempt interest (including exempt-interest dividends under section 852).
- Payments described in section 6049(b)(5) to nonresident aliens.
- Payments on tax-free covenant bonds under section 1451.
- Payments made by certain foreign organizations.
- Payments made to a nominee.

Exempt payees described above should file Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER. FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER. WRITE "EXEMPT" ON THE FACE OF THE FORM, AND RETURN IT TO THE PAYER. IF THE PAYMENTS ARE INTEREST, DIVIDENDS OR PATRONAGE DIVIDENDS, ALSO SIGN AND DATE THE FORM.

    Certain payments other than interest, dividends, and patronage dividends, that are not subject to information reporting are also not subject to backup withholding. For details, see the regulations under sections 6041, 6041A(a), 6045 and 6050A. Privacy Act Notice.--Section 6109 requires most recipients of dividend, interest or other payments to give taxpayer identification numbers to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes. Payers must be given the numbers whether or not recipients are required to file tax returns. Beginning January 1, 1993, payers must generally withhold 31% of taxable interest, dividend, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

PENALTIES
(1) Penalty for Failure to Furnish Taxpayer Identification Number.--If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.
(2) Failure to Report Certain Dividend and Interest Payments.--If you fail to include any portion of an includible payment for interest, dividends, or patronage dividends in gross income, such failure will be treated as being due to negligence and will be subject to a penalty of 5% on any portion of an under-payment attributable to that failure unless there is clear and convincing evidence to the contrary.
(3) Civil Penalty for False Information With Respect to Withholdings.--If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.
(4) Criminal Penalty for Falsifying Information.--Falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.
FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE

                                    EXHIBIT C

                          POOLING OF INTEREST CRITERIA
                          ----------------------------


ATTRIBUTES OF COMBINING ENTERPRISES
-----------------------------------

(a) Autonomy Condition. Each of the combining enterprises is autonomous and has not been a subsidiary or division of another enterprise within two years before the plan of combination is initiated.

(b) Independence Condition. Each of the combining enterprises is independent of the other combining enterprises.

MANNER OF COMBINING INTERESTS
-----------------------------

(c) One-Year Rule. The combination is effected in a single transaction or is completed in accordance with a specific plan within one year after the plan is initiated.

(d) Common-Stock-for-Common-Stock-Condition. An enterprise offers and issues only common stock with rights identical to those of the majority of its outstanding voting common stock in exchange for substantially all of the voting common stock interest of another enterprise at the date the plan of combination is consummated.

(e) Change-in-Equity-Interests Condition. None of the combining enterprises changes the equity interest of the voting common stock in contemplation of effecting the combination either within two years before the plan of combination is initiated or between the dates the combination is initiated and consummated; changes in contemplation of effecting the combination may include distributions to stockholders and additional issuances, exchanges, and retirements of securities.

(f) Treasury-Stock Condition. Each of the combining enterprises reacquires shares of voting common stock only for purposes other than business combinations, and no enterprise reacquires more than a normal number of shares between the dates the plan of combination is initiated and consummated.

(g) Proportionate-Interest Condition. The ratio of the interest of an individual common stockholder to those of other common stockholders in a combining enterprise remains the same as a result of the exchange of stock to effect the combination.

(h) Voting-Rights Condition. The voting rights to which the common stock ownership interests in the resulting combined enterprise are entitled are exercisable by the stockholders; the stockholders are neither deprived of nor restricted in exercising those rights for a period.

(i) Contingency Condition. The combination is resolved at the date the plan is consummated and no provisions of the plan relating to the issue of securities or other consideration are pending.

ABSENCE OF PLANNED TRANSACTIONS
-------------------------------

(j) The combined enterprise does not agree directly or indirectly to retire or reacquire all or part of the common stock issued to effect the combination.

(k) The combined enterprise does not enter into other financial arrangements for the benefit of the former stockholders of a combining enterprise, such as a guaranty of loans secured by stock issued in the combination, that in effect negates the exchange of equity securities.

(l) The combined enterprise does not intend or plan to dispose of a significant part of the assets of the combining enterprises within two years after the combination other than disposals in the ordinary course of business of the formerly separate enterprise and to eliminate duplicate facilities or excess capacity.

                                    EXHIBIT D

                     VOTING AGREEMENT AND IRREVOCABLE PROXY
                     --------------------------------------

                  This Voting Agreement and Irrevocable Proxy (this "Agreement") dated as of ________ __, 1999 is executed by and among MegaBank Financial Corporation, a Colorado corporation (the "Company"), Compass Bancshares, Inc., a Delaware corporation ("Compass"), and the other persons who are signatories hereto (referred to herein individually as a "Shareholder" and collectively as the "Shareholders").

                  WHEREAS, the Company and Compass have executed that certain Agreement and Plan of Merger dated as of _______ ___, 1999 (the "Merger Agreement") whereby the Company will merge with an existing or to-be-formed wholly-owned subsidiary of Compass (the "Merger"); and

                  WHEREAS, Section 6.11 of the Merger Agreement requires that the Company deliver to Compass the irrevocable proxies of the Shareholders; and

                  WHEREAS, Compass and the Company are relying on the irrevocable proxies in incurring expense in reviewing the Company's business, in preparing a proxy statement, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger;

                  NOW THEREFORE, the parties hereto agree as follows:

                  1. Each of the Shareholders hereby represents and warrants to Compass and the Company that they are the registered holders of and have the exclusive right to vote the shares of capital stock ("Stock") of the Company set forth below his name on the signature pages hereto. Each Shareholder hereby agrees to vote at the shareholders' meeting referred to in Section 1.7 of the Merger Agreement (the "Meeting") the shares of Stock set forth below his name on the signature pages hereto and all other shares of Stock such Shareholder owns of record as of the date of the Meeting and to direct the vote of all shares of Stock which the Shareholders own beneficially and have the power and authority to direct the voting thereof as of the date of the Meeting (the "Shares") in favor of approval of the Merger Agreement, and the other agreements and transactions contemplated thereby.

                  2. In order better to effect the provisions of Section 1, each Shareholder hereby revokes any previously executed proxies and hereby constitutes and appoints Compass (the "Proxy Holder"), with full power of substitution, his true and lawful proxy and attorney-in-fact to vote at the Meeting all of such Shareholder's Shares in favor of the authorization and approval of the Merger Agreement and the other agreements and transactions contemplated thereby, with such modifications to the Merger Agreement and the other agreements and transactions contemplated thereby as the parties thereto may make, in the event such Shareholder does not vote in favor of the authorization and approval of the Merger Agreement and the other agreements and transactions contemplated thereby; provided, however, that this proxy shall not apply with respect to any vote on the Merger Agreement, and the other agreements and transactions contemplated thereby, if the Merger Agreement shall have been modified so as to reduce the amount of consideration to be received by the Shareholders under the Merger Agreement in its present form.

                  3. Each Shareholder hereby covenants and agrees that until this Agreement is terminated in accordance with its terms, each Shareholder will not, and will not agree to, without the consent of Compass, directly or indirectly, sell, transfer, assign, pledge, hypothecate, cause to be redeemed or otherwise dispose of any of the Shares or grant any proxy or interest in or with respect to any such Shares or deposit such shares into a voting trust or enter into another voting agreement or arrangement with respect to such Shares except as contemplated by this Agreement, unless the Shareholder causes the transferee of such Shares to deliver to Compass an amendment to this Agreement whereby such transferee or other holder becomes bound by the terms of this Agreement.

                  4. This proxy shall be limited strictly to the power to vote the Shares in the manner set forth in Section 2 and shall not extend to any other matters.

                  5. The Shareholders acknowledge that Compass and the Company are relying on this Agreement in incurring expense in reviewing the Company's business, in preparing a proxy statement, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger and that the proxy granted hereby is coupled with an interest and is irrevocable to the full extent permitted by applicable law, including 7-107-302 of the Colorado Business Corporation Act. The Shareholders and the Company acknowledge that the performance of this Agreement is intended to benefit Compass.

                  6. The irrevocable proxy granted pursuant hereto shall continue in effect until the earlier to occur of (i) the termination of the Merger Agreement, as it may be amended or extended from time to time, or (ii) the consummation of the Merger. In no event shall this Agreement apply to shares of common stock, par value $2.00 per share, of Compass to be received by the Shareholders upon consummation of the Merger.

                  7. The vote of the Proxy Holder shall control in any conflict between its vote of the Shares and a vote by the Shareholders of the Shares and the Company agrees to recognize the vote of the Proxy Holder instead of the vote of the Shareholders in the event the Shareholders do not vote in favor of the approval of the Merger Agreement as set forth in Section 1 hereof.

                  8. This Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by the Company, Compass and the Shareholder.

                  9. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

                  10. This Agreement, together with the Merger Agreement and the agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.

                  11. All notices, requests, demands and other communications required or permitted hereby shall be in writing and shall be deemed to have been duly given if delivered by hand or mail, certified or registered mail (return receipt requested) with postage prepaid to the addresses of the parties hereto set forth on below their signature on the signature pages hereof or to such other address as any party may have furnished to the others in writing in accordance herewith.

                  12. This Agreement and the relations among the parties hereto arising from this Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.



                            [SIGNATURE PAGES FOLLOW]

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above written.


                                 MEGABANK FINANCIAL CORPORATION


                                 By:____________________________________
                                 Name:__________________________________
                                 Title:_________________________________

                                 Address:

                                 8100 East Arapahoe Road, Suite 214
                                 Englewood, Colorado 80112
                                 Attention: Thomas R. Kowalski



                                 COMPASS BANCSHARES, INC.



                                 By: ___________________________________
                                 Name: _________________________________
                                 Title: ________________________________

                                 Address:

                                 15 South 20th Street
                                 Birmingham, Alabama 35233
                                 Attention: Mr. Daniel B. Graves
                                            Associate General Counsel

                                      SHAREHOLDERS:


                                      _______________________________________
                                      _______________________________________

                                      Address: ______________________________
                                               ______________________________

                                      ____________ shares of Common Stock





                                      Pledgee: ______________________________

                                      Address: ______________________________
                                               ______________________________

                                      Loan No.:______________________________

                                    EXHIBIT E

                         OPINIONS REQUIRED FROM COUNSEL
                           TO THE COMPANY AND THE BANK
                           ---------------------------

         (i) the Company and its Subsidiaries, other than the Bank and MB Capital I are Colorado corporations and are duly organized, validly existing and in good standing under the laws of the State of Colorado. The Company is a savings and loan holding company under the Home Owners' Loan Act, as amended. The Bank is a federal savings bank, duly organized, validly existing and in good standing under the laws of the United States of America. MBCapital I is a Delaware statutory business trust. The Company and its Subsidiaries have all requisite corporate power and authority to carry on their business as we know them to be conducted and to own, lease and operate their properties and assets as now owned, leased or operated. The Company and its Subsidiaries are duly qualified and in good standing in Colorado;

         (ii) the Company has all requisite power and authority to execute and deliver the Agreement and any other agreements contemplated by the Agreement (collectively, the "Other Agreements") and to consummate the transactions contemplated thereby; all acts (corporate or otherwise) and other proceedings required to be taken by or on the part of the Company to execute and deliver the Agreement and the Other Agreements and to consummate the transactions contemplated therein have been duly and validly taken; and the Agreement and the Other Agreements have been duly executed and delivered by, and constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

         (iii) the authorized capital stock of the Company consists solely of 50,000,000 shares of Company Common Stock (as defined in the Agreement) of which _________ shares are issued and outstanding (__________ of which are held in the treasury) and 10,000,000 shares of Preferred Stock, none of which are issued and outstanding; the Company is the record holder of all of the issued and outstanding capital stock of the Company's Subsidiaries, other than MB Capital I, Empire Southeast LLC and Colorado Record Data, LLC; the Company is the record holder of all of the issued and outstanding common voting securities of MBCapital I; Empire is the record holder of 50% of the outstanding voting securities of Empire Southeast LLC and Colorado Record Data, LLC; all of the outstanding shares of the Company Common Stock are, to our knowledge, validly issued, and are fully paid and nonassessable and all of the capital stock of the Company's Subsidiaries is validly fully paid and nonassessable; and to the best of our knowledge, none of such stock was issued in violation of the preemptive rights of any person;

         (iv) to the best of our knowledge and except as set forth on Schedule
3.2 to the Agreement, there are no outstanding subscriptions, options, rights, warrants, calls, convertible securities, irrevocable proxies, or other agreements or commitments obligating the Company or its Subsidiaries to issue any shares of, restricting the transfer of, or otherwise relating to shares of their respective capital stock of any class;

         (v) the execution and delivery by the Company of the Agreement does not and the consummation of the transactions contemplated thereby will not contravene or violate any provision of or constitute a default under (a) the articles of incorporation or association or bylaws of the Company or its Subsidiaries, (b) to the best of our knowledge and except as disclosed in the Agreement, any note, license, instrument, mortgage, deed of trust, or other agreement or understanding, permit, authorization or contract, order, arbitration award, judgment or decree, or any other restriction of any kind or character known to us to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, the breach of which could reasonably be expected to have Material Adverse Effect on the Company and its Subsidiaries taken as a whole, and (c) to the best of our knowledge and except as disclosed in the Agreement, any law, regulation, rule, administrative regulation or decree of any court or any governmental agency or body whether domestic or foreign applicable to the Company or any of its Subsidiaries, or their respective assets or properties;

         (vi) except as disclosed in the Agreement and except for such consents, approvals, authorizations, actions or filings as have already been obtained by Compass or Merger Sub, no consent, approval, authorization, action or filing with any court, governmental agency or public body is required in connection with the execution, delivery and performance by the Company of the Agreement;

         (vii) except as set forth in Schedule 3.12 to the Agreement, to the best of our knowledge, neither the Company nor any of its Subsidiaries is a party to any Proceeding (as defined in the Agreement), nor to the best of our knowledge, is any Proceeding threatened against or affecting the Company or any of its Subsidiaries, which by the terms of the Agreement would required to be set forth in Schedule 3.12;

         (viii) to the best of our knowledge and except as set forth on Schedule
3.18 to the Agreement, neither the Company nor any of its Subsidiaries is in material default under any law or regulation, or under any order of any court, commission, board, bureau, agency or instrumentality wherever located; and

         (ix) upon consummation of the transactions contemplated by the Agreement in accordance with its terms and upon filing of the Articles of Merger relating to the Merger by the Secretary of State of Colorado, and upon filing by the Secretary of State of Colorado of a Certificate of Merger the Merger will have been legally consummated in accordance with the laws of the State of Colorado with the consequences specified in Section 7-111-106 of the Colorado Business Corporation Act.

                                    EXHIBIT F

                         OPINIONS REQUIRED FROM COUNSEL
                            TO COMPASS AND MERGER SUB
                            -------------------------

             (i) Compass is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Compass is a bank holding company under the Bank Holding Company Act of 1956, as amended. Merger Sub is a Colorado corporation, duly organized, validly existing and in good standing under the laws of the state of Colorado. Compass and Merger Sub have all requisite corporate power and authority to carry on their business as now being conducted and to own, lease and operate their properties as now owned, leased or operated. Compass and Merger Sub are duly qualified and in good standing in the respective states where such qualification is required;

             (ii) Compass and Merger Sub each have all requisite power and authority to execute and deliver the Agreement and to consummate the transactions contemplated thereby; all acts (corporate or otherwise) and other proceedings required to be taken by or on the part of Compass and Merger Sub (or either of them) to execute and deliver the Agreement and to consummate the transactions contemplated therein have been duly and validly taken; and the Agreement has been duly executed and delivered by, and constitutes the valid and binding obligation of each of Compass and Merger Sub enforceable against Compass and Merger Sub in accordance with its terms, subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

             (iii) the shares of Compass Common Stock to be issued pursuant to the Agreement are validly issued, fully paid and nonassessable; and, to the best of our knowledge and except as contemplated by the Agreement, the shares of Compass Common Stock issued pursuant to the Agreement are not subject to any agreements or understandings to which Compass is a party with respect to the voting or transfer of such shares, are not subject to any agreements or understandings among any other parties with respect to the voting or transfer of such shares, and have not been issued in violation of the preemptive rights of any person;

             (iv) the execution and delivery by Compass and Merger Sub of the Agreement does not and the consummation of the transactions contemplated thereby will not contravene or violate any provision of or constitute a default under
(a) the certificate of incorporation or bylaws of Compass or Merger Sub, (b) to the best of our knowledge and except as disclosed in the Agreement, any note, license, instrument, mortgage, deed of trust, or other agreement or understanding, permit, authorization or contract, order, arbitration award, judgment of decree, or any other restriction of any kind known to us to which Compass or Merger Sub is a party or by which Compass or Merger Sub or any of their assets or properties is bound, the breach or violation of which could have a material adverse effect on Compass and its Subsidiaries taken as a whole, and
(c) to the best of our knowledge and except as disclosed in the Agreement, any law, regulation, rule, administrative regulation or decree of any court or any governmental agency or body applicable to Compass or Merger Sub or their respective assets or properties;

         (v) except as disclosed in the Agreement and except for such consents, approvals, authorizations, actions or filings as have already been obtained, no consent, approval, authorization, action or filing with any court, governmental agency or public body is required in connection with the execution, delivery and performance by Compass and Merger Sub of the Agreement;

         (vi) to the best of our knowledge, neither Compass nor Merger Sub is in violation of or default under the respective Certificates of Incorporation or Bylaws of Compass or Merger Sub or any agreement, document or instrument under which Compass or Merger Sub is obligated or bound, or any law, order, judgment, or regulation applicable to Compass or Merger Sub or any of their Subsidiaries, the violation of which could have a material adverse effect on Compass and its Subsidiaries taken as a whole;

         (vii) the shares of Compass Common Stock to be issued pursuant to the Agreement have been registered under the Securities Act of 1933, as amended; and

         (viii) Except as set forth in the Schedules to the Agreement, to the best of our knowledge, neither Compass nor any of its Subsidiaries is a party to any Proceeding (as defined in the Agreement), nor to our knowledge is any Proceeding threatened against Compass or its Subsidiaries which is required to be disclosed, but has not been disclosed in filings required to be made with the SEC pursuant to the Exchange Act.

                                    EXHIBIT G
                                    ---------

                           REPRESENTATIONS CERTIFICATE

         ____________ ("Merger Sub") hereby represents and warrants to the Company as follows. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement and Plan of Merger dated _________________, 1999 by and between Compass Bancshares, Inc. and MegaBank Financial Corporation (the "Agreement").

         1. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and has all requisite corporate power and authority to conduct its business as now conducted, to own, lease and operate its properties and assets, as now owned, leased or operated and to enter into and carry out its obligations under the Agreement.

         2. Merger Sub has full corporate power and authority and no further corporate proceedings on the part of Merger Sub are necessary to execute and deliver the Amendment to Agreement and Plan of Merger dated ___________, 199_ ("Amendment") and to consummate the transactions contemplated thereby, all of which have been duly and validly authorized by Merger Sub's Board of Directors. The Amendment has been duly executed and delivered by Merger Sub and is a duly authorized, valid, legally binding and enforceable obligation of Merger Sub, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such shareholder approvals and such approval of regulatory agencies and other governmental authorities having authority over Merger Sub as may be required by statute or regulation. Except as set forth on the Schedule attached hereto, neither the execution, delivery nor performance of the Amendment in its entirety, nor the consummation of all the transactions contemplated thereby, following the receipt of such approvals as may be required from the SEC, the OTS, the FRB, the FDIC, and the Superintendent will violate (with or without the giving of notice or passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to Merger Sub.

         3. No representation or warranty by Merger Sub in the Amendment, nor any statement or exhibit furnished to the Company or the Bank under and pursuant to, or in anticipation of the Amendment, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         IN WITNESS WHEREOF, Merger Sub has executed this Certificate this _____ day of ____________, 1999.

                                   ______________________________________

                                   By:___________________________________
                                   Name:_________________________________
                                   Title:________________________________

                                    EXHIBIT H

                                RELEASE OF CLAIMS
                                -----------------

         THIS RELEASE OF CLAIMS ("Release") dated the __ day of ______, 2000, is executed and delivered by the person executing below to MEGABANK FINANCIAL CORPORATION, a Colorado corporation (the "Company"), MEGABANK, a federal savings bank, and EMPIRE TITLE AND ESCROW CORPORATION.

         WHEREAS, Compass Bancshares, Inc. ("Compass") is to acquire the Company pursuant to that certain Agreement and Plan of Merger dated as of _____________, 1999, by and between Compass and the Company, as amended (the "Agreement"), whereby the Company will be merged with a wholly-owned subsidiary of Compass; and

         WHEREAS, Compass has required as a condition to such acquisition that the undersigned execute and deliver this Release to confirm the absence of any claims by the undersigned against the Company or its subsidiaries, including the Bank ("Subsidiaries");

         NOW, THEREFORE, in consideration of the premises contained herein and ten dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees as follows:

         Section 1. RELEASE. The undersigned hereby RELEASES and FOREVER DISCHARGES the Company and its Subsidiaries from all manners of action, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, premises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever in law or in equity which the undersigned ever had, now has, or hereafter can, shall or may have against the Company or its Subsidiaries, in respect of any and all agreements and obligations incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof; provided, however, that the Company and its Subsidiaries shall not be released from any of their respective obligations or liabilities to the undersigned (i) in respect of accrued compensation permitted by any written agreement with the Company or its Subsidiaries which is attached hereto as EXHIBIT A or which has been scheduled and made part of the Agreement;
(ii) in connection with any indebtedness or contractual obligation or liability to the undersigned existing on the date hereof; and (iii) as to rights of indemnification pursuant to the Articles of Incorporation or Association of the Company and its Subsidiaries.

         Section 2. SUCCESSORS. This Release shall be binding upon the undersigned and his or her heirs, devisees, administrators, executors, personal representatives, successors and assigns and shall inure to the benefit of the Company and its Subsidiaries and their respective successors and assigns.

         Section 3. GOVERNING LAW. This Release shall be governed by and construed in accordance with the laws of the State of Colorado, without giving effect to Colorado principles of conflicts of law.

         Section 4. COUNTERPARTS. This Release may be executed in several counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

         Section 5. MODIFICATION. This Release may be modified only by a written instrument executed by the undersigned and the Company and its Subsidiaries.

         IN WITNESS WHEREOF, the undersigned has executed this Release effective as of the date first above written.


                                              __________________________________
                                              Signature


                                              __________________________________
                                              Printed Name


STATE OF COLORADO    Section
                     Section
COUNTY OF _______    Section


         This instrument was acknowledged before me on ________, 199_ by
____________________.




                                              __________________________________
                                              Notary Public in and for the
                                              State of Colorado


                                              __________________________________
                                              Notary's Name Typed or Printed


                                              My Commission Expires:____________

                                    EXHIBIT A
                                    ---------

                                    EXHIBIT I

                                RELEASE OF CLAIMS
                                -----------------


         THIS RELEASE OF CLAIMS ("Release") dated the ___ day of ____, 2000, is executed and delivered by MEGABANK FINANCIAL CORPORATION, a Colorado corporation (the "Company"), MEGABANK, a federal savings bank, and EMPIRE TITLE AND ESCROW CORPORATION, a Colorado corporation (collectively, the "Subsidiaries").

         WHEREAS, the persons listed on EXHIBIT A attached hereto and made a part hereof constitute the duly elected directors ("Directors") and executive officers ("Officers") of the Company and the Subsidiaries on the date hereof;

         WHEREAS, Compass Bancshares, Inc., a Delaware corporation ("Compass"), is to acquire the Company pursuant to that certain Agreement and Plan of Merger dated as of ______________, 1999 by and between Compass and the Company, as amended ("Agreement"), whereby the Company will be merged with a wholly-owned subsidiary of Compass; and

         WHEREAS, the Company has required as a condition to such acquisition that the Directors and Officers be released of any claims by the Company or its Subsidiaries against the Directors;

         NOW, THEREFORE, in consideration of the premises contained herein and ten dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and its Subsidiaries hereby agree as follows:

         Section 1. RELEASE. The Company and the Subsidiaries hereby RELEASE and FOREVER DISCHARGE the Directors and Officers from all manners of action, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, premises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever in law or in equity which the Company or the Subsidiaries ever had, now have, or hereafter can, shall or may have against the Directors and Officers, in respect of any and all agreements and obligations incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof; provided, however, that no Director or Officer shall be released from (i) any action arising from intentional fraud, deceit or willful misconduct in connection with the transactions contemplated by the Agreement or otherwise, or (ii) his or her obligations or liabilities to the Company or the Subsidiaries in connection with any indebtedness or any contractual obligation or liability of such Director or Officer to the Company or the Subsidiaries existing on the date hereof.

         Section 2. SUCCESSORS. This Release shall be binding upon the Company, and the Subsidiaries and their respective successors and assigns and shall inure to the benefit of the

Directors and Officers and their respective heirs, devisees, administrators, executors, successors and assigns.

         Section 3. GOVERNING LAW. This Release shall be governed by and construed in accordance with the laws of the State of Colorado, without giving effect to Colorado principles of conflicts of law.

         Section 4. COUNTERPARTS. This Release may be executed in several counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

         Section 5. MODIFICATION. This Release may be modified as to any Director or Officer only by a written instrument executed by the undersigned and such Director.

         IN WITNESS WHEREOF, the Company and the Subsidiaries have executed this Release effective as of the date first above written.


                                        MEGABANK FINANCIAL CORPORATION


                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________


                                        MEGABANK


                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________

                                        EMPIRE TITLE AND ESCROW
                                        CORPORATION


                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________

STATE OF COLORADO          Section
                           Section
COUNTY OF ________         Section


         This instrument was acknowledged before me on ________, 2000, by ____________________, the ______________ of MEGABANK FINANCIAL CORPORATION.



                                       _________________________________________
                                       Notary Public in and for the
                                       State of Colorado


                                       _________________________________________
                                       Notary's Name Typed or Printed


                                       My Commission Expires:___________________



STATE OF COLORADO          Section
                           Section
COUNTY OF ________         Section


         This instrument was acknowledged before me on ______, 2000 by ___________________, the __________________ of MEGABANK, a federal savings bank.



                                       _________________________________________
                                       Notary Public in and for the
                                       State of Colorado


                                       _________________________________________
                                       Notary's Name Typed or Printed


                                       My Commission Expires:___________________

STATE OF COLORADO          Section
                           Section
COUNTY OF ________         Section


         This instrument was acknowledged before me on ________, 2000 by ____________________, the ______________ of EMPIRE TITLE AND ESCROW CORPORATION.



                                       _________________________________________
                                       Notary Public in and for the
                                       State of Colorado


                                       _________________________________________
                                       Notary's Name Typed or Printed


                                       My Commission Expires:___________________

                                    EXHIBIT A
                                    ---------

                             Directors and Officers

                                    EXHIBIT J


                                 _____ __, 2000

Compass Bancshares, Inc.
15 South 20th Street
Birmingham, Alabama   35233

MegaBank Financial Corporation
8100 East Arapahoe Road, Suite 214
Englewood, Colorado   80112

The Shareholders of
 MegaBank Financial Corporation

Gentlemen:

         We have acted as counsel to Compass Bancshares, Inc., a Delaware corporation ("Compass"), in connection with the planned merger (the "Merger ") of ___________, a Colorado corporation ("Merger Sub") and a wholly-owned first-tier subsidiary of Compass, with and into MegaBank Financial Corporation, a Colorado corporation ("MegaBank"), pursuant to an Agreement and Plan of Merger, dated as of November __, 1999, as amended, between Compass, Merger Sub and MegaBank (the "Merger Agreement"), pursuant to which the stockholders of MegaBank (the "Stockholders") will receive solely Compass Common Stock in exchange for their MegaBank Common Stock. This opinion is being rendered to the parties to whom this letter is addressed pursuant to Sections 7.1(f) of the Merger Agreement. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Merger Agreement.

         For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Merger Agreement, (ii) the Proxy Statement included in the Registration Statement and (iii) such other documents, records and instruments as we have deemed necessary or appropriate in order to enable us to render our opinion. In addition, in rendering our opinion, we have relied upon certain statements and representations made by certain Stockholders of MegaBank and certain officers of Compass, Merger Sub and MegaBank (the "Certified Representations") as well as statements and representations contained in the Merger Agreement, which we have neither investigated nor verified. We have assumed that all such statements and representations are true, correct, complete and not breached, and that no actions that are or would be inconsistent with such statements and representations have been or will be taken. We have also assumed that all representations made "to the knowledge of" any person or entity will be true, correct and

Compass Bancshares, Inc.
______________, 2000
Page 2

complete as if made without such qualification.

         In addition, we have assumed that (i) the Merger will be consummated in accordance with the Merger Agreement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof), (ii) the Merger will qualify as a merger under the applicable laws of the State of Colorado, (iii) each of Compass, Merger Sub and MegaBank will comply with all reporting obligations with respect to the Merger required under the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations promulgated thereunder and (iv) the Merger Agreement and all of the documents and instruments referred to therein are valid and binding in accordance with their terms. Any inaccuracy in, or breach of, any of the aforementioned statements, representations and assumptions could adversely affect our opinion.

         Our opinion is based upon existing provisions of the Code, Treasury Regulations promulgated or proposed thereunder, and interpretations thereof by the Internal Revenue Service ("IRS") and the courts, all of which are subject to change with prospective or retroactive effect, and our opinion could be adversely affected or rendered obsolete by any such change. No ruling has been or will be sought from the IRS by Compass, Merger Sub or MegaBank as to the federal income tax consequences of any aspect of the Merger. The opinion expressed herein is not binding on the IRS or any court, and there can be no assurance that the IRS or a court of competent jurisdiction will not disagree with such opinion.

         Based upon and subject to the foregoing as well as the limitations set forth below, it is our opinion that (i) the Merger of Merger Sub with and into MegaBank will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) Compass, Merger Sub and MegaBank will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

         Accordingly, the Merger will have the following United States federal income tax consequences:

1. Compass, Merger Sub and MegaBank will not recognize any gain or loss as a result of the Merger;

2. No gain or loss will be recognized by holders of MegaBank Common Stock who exchange their MegaBank Common Stock solely for Compass Common Stock;

3. Any cash received by a holder of MegaBank Common Stock in lieu of a fractional share of Compass Common Stock in the Merger will be treated as received in

Compass Bancshares, Inc.
______________, 2000
Page 3

           exchange for such fractional share and not as a dividend. As a result, a holder of MegaBank Common Stock generally will recognize a capital gain or loss with respect to the cash payment received in lieu of a fractional share equal to the difference between the cash received and the portion of the MegaBank shareholder's basis in MegaBank Common Stock allocable to such fractional share, unless such payment, under each such MegaBank shareholder's particular facts and circumstances, is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the Code. Such gain or loss will be long-term capital gain or loss to the extent that the MegaBank Common Stock allocable to such fractional share was held for more than one year as of the Effective Time of the Merger;

4. Each holder's aggregate tax basis in the Compass Common Stock received in the Merger will equal his or her aggregate tax basis in the MegaBank Common Stock exchanged therefore, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received;

5. The holding period of the Compass Common Stock received in the Merger will include the holding period of the MegaBank Common Stock exchanged therefore; and

6. For a MegaBank shareholder who dissents from the Merger and receives solely cash in exchange for his or her MegaBank Common Stock, such cash will be treated as having been received by such shareholder as a distribution in redemption of his or her stock, subject to the provisions and limitations of Section 302 of the Code.

         No opinion is expressed as to any matter not specifically addressed above. Specifically, no opinion is expressed as to the tax consequences of (i) the merger of an existing or to-be-formed wholly-owned subsidiary ("Merger Sub") of Compass with Nagrom LLC, a Colorado limited liability company ("Nagrom"), pursuant to that certain Agreement and Plan of Merger, dated as of November __, 1999, as amended, between Compass, Merger Sub and Nagrom, (ii) the merger of an existing or to-be-formed wholly-owned subsidiary ("Merger Sub") of Compass with 1996 Newton, L.L.C., a Colorado limited liability company ("Newton"), pursuant to that certain Agreement and Plan of Merger, dated as of November __, 1999, as amended, between Compass, Merger Sub and Newton and (iii) the merger of an existing or to-be-formed wholly-owned subsidiary ("Merger Sub") of Compass with Osage 3734, L.L.C., a Colorado limited liability company ("Osage"), pursuant to that certain Agreement and Plan of Merger, dated as of November __, 1999 as amended, between Compass, Merger Sub and Osage, the consummations

Compass Bancshares, Inc.
______________, 2000
Page 4

of which are conditions precedent to the Merger. Also, no opinion is expressed as to the tax consequences of the Merger under any foreign, state or local tax law. Furthermore, our opinion is based on current federal income tax law and administrative practice, and we do not undertake to advise you as to any changes after the Effective Time of the Merger in federal income tax law or administrative practice that may affect our opinion. This opinion is being furnished only to you in connection with Merger and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

                                                Very truly yours,

                   =========================================
                                   APPENDIX II

                        OPINION OF HOVDE FINANCIAL, INC.
                   =========================================

                                                     December 23, 1999


Board of Directors
MegaBank Financial Corporation
8100 East Arapahoe Road
Englewood, CO  80112

Members of the Board:

         We have reviewed the Agreement and Plan of Reorganization (the "Agreement") and related exhibits and schedules dated as of the date hereof by and among Compass Bancshares, Inc. ("CBSS") and MegaBank Financial Corporation ("MegaBank"), pursuant to which, among other things, MegaBank will be merged with and into CBSS (the "Merger"). As is set forth in the Agreement, all of the issued and outstanding shares of MegaBank Common Stock shall be converted into the right to receive 3.4 million shares of CBSS Common Stock, subject to adjustment as provided for in the Agreement (the "Merger Consideration"). Capitalized terms used herein shall have the same meaning as in the Agreement, unless specifically stated otherwise.

         Hovde Financial, Inc. ("Hovde") specializes in providing investment banking and financial advisory services to commercial bank and thrift institutions. Our principals are experienced in the independent valuation of securities in connection with negotiated underwritings, subscription and community offerings, private placements, merger and acquisition transactions and recapitalizations. Pursuant to a Consulting Agreement dated August 25, 1999, between MegaBank and Hovde, Hovde was engaged to assist MegaBank in exploring various strategic options, including a potential affiliation of MegaBank with another financial institution. Therefore, we are familiar with MegaBank having acted as its financial advisor in connection with the proposed transaction, and having participated in the negotiations leading to the Agreement.

         During the course of our engagement, we reviewed and analyzed material bearing upon the financial and operating conditions of MegaBank and CBSS and material prepared in connection with the proposed transaction, including the following: the Agreement; certain publicly available information concerning MegaBank and CBSS, including consolidated financial statements for each for the three years ended December 31, 1998, respectively, as well as subsequent quarterly statements for the periods ended March 31, 1999, June 30, 1999 and September 30, 1999 for MegaBank and CBSS, respectively; the nature and terms of recent sale and merger transactions involving thrift and thrift holding companies that we consider relevant; historical and current market data for the common stock of MegaBank and CBSS; and financial and other publicly available information provided to us by the managements of MegaBank and CBSS.

Board of Directors
MegaBank Financial Corporation
December 23, 1999
Page Two

         In addition, we have conducted meetings with members of the senior management of MegaBank and CBSS for the purpose of reviewing the future prospects of both companies. We also took into account our assessment of general economic, market and financial conditions and our experience in other similar transactions as well as our overall knowledge of the thrift industry and our general experience in securities valuations.

         We have acted as financial advisor to MegaBank with respect to the proposed Merger and have received a fee from MegaBank for our services. We will also receive an additional fee if the proposed Merger is consummated. Please be advised that we have no other financial advisory or other relationships with MegaBank. In the ordinary course of their businesses, affiliates of Hovde may actively trade the debt and equity securities of CBSS for their own account and, accordingly, they may at any time hold long or short positions in such securities.

         In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the publicly available materials provided to us by MegaBank and CBSS, and in the discussions with management of MegaBank and CBSS.

         Based on the foregoing and our experience as investment bankers, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the shareholders of MegaBank in connection with the Merger as described in the Agreement is fair to such shareholders from a financial point of view.

                                   Sincerely,

                                   /s/ Hovde Financial, Inc.

                                   HOVDE FINANCIAL, INC.

                      =====================================

                                  APPENDIX III

                                   OPINION OF
                          HOWE BARNES INVESTMENTS, INC.

                      =====================================

December 23, 1999

Board of Directors
MegaBank Financial Corporation
8100 East Arapahoe Road
Englewood, Colorado  80112

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of MegaBank Financial Corporation ("MegaBank") of the consideration to be paid for the exchange of common shares in the merger (the "Merger") of MegaBank with Compass Bancshares, Inc. ("Compass"), pursuant to the Agreement and Plan of Merger, dated November 4, 1999 by and between MegaBank and Compass (the "Merger Agreement").

Pursuant to the Merger Agreement, MegaBank will merge with and into a newly-formed subsidiary of Compass, and MegaBank shall be the surviving corporation in the Merger. Each share of MegaBank common stock outstanding immediately prior to the effective time of the Merger will be converted into and exchanged for approximately 0.426 shares of Compass common stock (the "Consideration"). The maximum number of shares of Compass common stock to be issued as part of the Merger is 3,370,000 in exchange for all outstanding common stock of MegaBank. The terms of the Merger are more fully set forth in the Merger Agreement.

For purposes of this opinion and in connection with our review of the proposed transaction, we have, among other things:

      1. Participated in discussions with representatives of MegaBank concerning the company's financial condition, businesses, assets, earnings, prospects, and such senior management's views as to its future financial performance;

      2.    Reviewed the terms of the Merger Agreement;

      3. Reviewed certain publicly available financial statements, both audited (where available) and unaudited, and related financial information of MegaBank and Compass, including those included in their most recent respective Annual Reports on Form 10-K and Form 10-KSB and the respective Quarterly Reports on Form 10-Q and Form 10-QSB for the periods ended March 31, 1999, June 30, 1999, and September 30, 1999;

      4. Discussed and reviewed certain aspects of the past and current business operations, financial condition, and future prospects of MegaBank with certain members of management;

      5. Reviewed reported market prices and historical trading activity of MegaBank and Compass common stock;

      6. Reviewed certain aspects of the financial performance of MegaBank and Compass and compared such financial performance of MegaBank and Compass, together with stock market data relating to MegaBank and Compass common stock, with similar data available for certain other financial institutions and certain of their publicly traded securities; and

      7. Reviewed certain of the financial terms, to the extent publicly available, of certain recent business combinations involving other financial institutions.

We have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to us by MegaBank, Compass, and their respective representatives, and of the publicly available information that was reviewed by us. We are not experts in the evaluation of allowances for loan losses and have not independently verified such allowances, and have relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of MegaBank and Compass at September 30, 1999 are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We were not retained to and we did not conduct a physical inspection of any of the properties or facilities of MegaBank or Compass, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of MegaBank or Compass, were not furnished with any such evaluation or appraisal, and did not review any individual credit files. Our opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof.

Howe Barnes Investments, Inc. ("HBI"), as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities, and valuations for other purposes. In the ordinary course of our business HBI acts as a market maker, buying and selling the common stock of MegaBank for our own account and for the accounts of our customers. HBI acted as lead manager for MegaBank in its initial public offering of common stock in November of 1998. In rendering this fairness opinion, we have acted on behalf of the Board of Directors of MegaBank and will receive a fee for our services.

HBI's opinion as expressed herein is limited to the fairness, from a financial point of view, of the consideration to be received by holders of MegaBank common stock in the Merger and does not address MegaBank's underlying business decision to proceed with the Merger. We are not expressing any opinion herein as to the prices at which shares of Compass common stock issued in the Merger may trade if and when they are issued at any future time. We have been retained on behalf of the Board of Directors of MegaBank, and our opinion does not constitute a recommendation to any holder of MegaBank common stock as to how such holder should vote with respect to the Merger Agreement at any meeting of holders of MegaBank common stock.

Subject to the foregoing and based on our experience as investment bankers, our activities as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Consideration is fair, from a financial point of view, to the holders of MegaBank common stock.



                                     Sincerely,
                                     HOWE BARNES INVESTMENTS, INC.




                                     / s / DANIEL E. COUGHLIN
                                     -----------------------------------------
                                     Daniel E. Coughlin, Senior Vice President

PROXY                   MEGABANK FINANCIAL CORPORATION                    PROXY

                    PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

                                              March 2, 2000

         The undersigned hereby appoints Thomas R. Kowalski and Larry A. Olsen, with or without the other, proxies, with full power of substitution, to vote all shares of common stock that the undersigned is entitled to vote at the Special Meeting of the Shareholders of MegaBank Financial Corporation, to be held on Thursday, March 2, 2000, at 9:00 A.M. local time at the offices of MegaBank located at 8100 Arapahoe Road, Englewood, Colorado 80112, and at all adjournments thereof as follows:

         (1) Approval and adoption of the Agreement and Plan of Merger, dated as of November 4, 1999, as amended, by and among Compass Bancshares, Inc., Compass Acquisition, Inc., and MegaBank Financial Corporation.

                  |_|   For         |_|   Against          |_|   Abstain

         (2) In their discretion, upon any other business which may properly come before said meeting.

                  |_|   Authority Withheld

         This Proxy will be voted as you specify above. If no specification is made, the Proxy will be voted FOR proposal (1) above. Receipt of the Notice of Special Meeting of Shareholders and the Proxy Statement/Prospectus dated January 21, 2000 is hereby acknowledged.

         THIS PROXY IS SOLICITED BY THE MEGABANK FINANCIAL CORPORATION BOARD OF DIRECTORS.

         PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Please sign your name exactly as it appears below. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as it appears hereon. If held by a corporation, please sign in full corporate name by the president or other authorized officer. If held by a partnership, please sign in the partnership's name by an authorized partner or officer.

                          Dated_________________________________________ , 2000

                          ____________________________________________________
                          Signature
                          ____________________________________________________
                          Signature, if held jointly, or office or title held